Exhibit 99.1

February [●], 2025

Bit Digital, Inc.

Dear Bit Digital, Inc. Shareholder

On January [●], 2025, Bit Digital Inc. (‘Bit Digital”), announced plans to separate our wholly-owned subsidiary Bit Digital AI, Inc. and its consolidated subsidiaries (“Bit Digital AI”) from Bit Digital. The separation will occur by Bit Digital distributing to its shareholders, by way of an interim dividend, shares in White Fiber, Inc. (“White Fiber”), a recently incorporated Cayman Islands exempted company and wholly-owned subsidiary of the Company that will hold, directly or indirectly, Bit Digital AI, as well as its Canadian subsidiary, Enovum Data Centers Corp. (“Enovum”) (the “Spinoff”).

Following the Spinoff, Bit Digital will continue to own and operate the remaining business, namely, a sustainable platform for digital assets, including bitcoin mining and ethereum staking. The purpose of the Spinoff is to create two pure-play publicly traded companies, one focused on digital assets and the other on infrastructure services for artificial intelligence (AI) applications, including Enovum’s data centers. In order to achieve this structure, the board has authorized the Spinoff described herein.

The Spinoff will create two publicly traded companies, Bit Digital and White Fiber both with proven long-term strategies, sufficient scale and financial strength that we believe will be well positioned to lead in their respective industries. Bit Digital’s board of directors believes that separating Bit Digital AI from our remaining business is in the best interests of Bit Digital and our shareholders for a number of reasons, including:

●	Allowing each business to more effectively pursue its own operating priorities and strategies, and enabling each company to pursue unique opportunities for long-term growth and profitability.

●	Permitting each company to concentrate its financial resources on its own operations, with greater flexibility to invest capital at a time and in a manner appropriate for its distinct strategy and business needs.

●	Giving each publicly traded company direct access to capital markets.

●	Allowing investors to separately value Bit Digital and White Fiber based on each company’s separate analysis and investment identities, including their respective merits, strategy, revenue streams, return on investment, performance and business prospects.

Our board of directors also considered potential concerns when evaluating the Spinoff, including risks associated with creating a new public company, cost increases and one-time separation costs.

Our board of directors decided the potential benefits of the Spinoff significantly outweighed these possible risks. The board believes as two distinct publicly traded companies will be better positioned, both strategically and operationally, to grow and capitalize on strategic opportunities.

The separation will give our shareholders equity ownership in both Bit Digital and White Fiber and is intended to qualify as tax-free to our shareholders for U.S. federal income tax purposes, except with respect to any cash received in lieu of fractional shares.

Our board of directors has fixed the close of business on January, [●] 2025 as the record date (the “Record Date”) for determining the shareholders entitled to receive the interim dividend of shares in White Fiber as part of the Spinoff. Shareholders will be distributed (a) one preference share of par value US$0.01 in the capital of White Fiber for each preference share of par value US$0.01 in the capital of the Bit Digital held on the Record Date; and (b) one ordinary share of par value US$0.01 in the capital of White Fiber (“White Fiber Ordinary Shares”) for each ordinary share of par value US$0.01 in the capital of the Bit Digital (“Bit Digital Ordinary Shares”) held on the Record Date.

The transaction is intended to qualify as generally tax-free to our shareholders for U.S. federal income tax purposes, except with respect to any cash received in lieu of fractional shares. The Spinoff is subject to certain conditions, as described in this information statement. You should consult your tax advisor as to the consequences of the Spinoff to you, including the applicability and effect of any U.S. federal, tax, state and local and non-U.S. tax laws.

White Fiber Ordinary Shares have been approved for listing on the Nasdaq Capital Market under the symbol WYFI. Bit Digital Ordinary Shares will continue to trade on the Nasdaq Capital Market under the symbol BTBT.

No vote of shareholders is required for the distribution. You do not need to take any action to receive the shares of White Fiber to which you are entitled. You will not be required to make any payments or to surrender or exchange your Bit Digital Ordinary Shares.

I encourage you to read the attached information statement, which is being provided to all Bit Digital shareholders who held shares on the Record Date. The information statement describes the Spinoff in detail and contains important business and financial information about White Fiber, Inc. and Bit Digital AI, Inc.

Sincerely,

Samir Tabar
Chief Executive Officer
Bit Digital, Inc.

February [  ], 2025

Dear Future White Fiber Shareholder:

I am pleased to welcome you as a future shareholder of White Fiber, Inc. (“we,” “us,” “White Fiber” or “our”). Our ordinary shares of par value US$0.01 have been approved for listing on the Nasdaq Capital Market under the symbol “WYFI.”

While we will be a newly listed public company, we believe that our operating subsidiary, Bit Digital AI, Inc., which has provided infrastructure services for artificial intelligence (AI) applications since its formation in October 2023, when combined with Enovum Data Centers Corp., our Canadian subsidiary acquired in October 2024, which designs, develops and operates AI data centers, have proven long-term strategies, with sufficient scale and financial strength to be well positioned in the AI industry.

Our shareholder value proposition is simple: provide substantial returns to our shareholders by offering leading infrastructure services for the AI industry, including high performance computing (HPC) services, to investing in the growth of White Fiber and generating strong cash flows. We invite you to learn more about White Fiber and our strategic initiatives by reading the attached information statement. We thank you in advance for your support as a future shareholder of White Fiber.

Sincerely,

Samir Tabar
Chief Executive Officer
White Fiber, Inc.

Information contained herein is subject to completion or amendment. A Registration Statement on Form 10 relating to these securities has been filed with the U.S. Securities and Exchange Commission under the U.S. Securities Exchange Act of 1934, as amended.

PRELIMINARY AND SUBJECT TO COMPLETION, DATED JANUARY 6, 2025

INFORMATION STATEMENT

WHITE FIBER, INC.

Ordinary Shares

(par value $0.01 per share)

This information statement is being furnished in connection with the distribution by Bit Digital, Inc. (“Bit Digital”) to its shareholders, of ordinary shares of par value US$0.01 in the capital of White Fiber, Inc., a Cayman Islands exempted company (“White Fiber”, the “Company,” “we,” “us” or “our”) that will hold, directly or indirectly, the capital stock of Bit Digital AI, Inc. (“Bit Digital AI”) and its wholly-owned subsidiaries Bit Digital HPC, Inc., and Bit Digital Iceland ehf, as well as its existing subsidiary, Enovum Data Centers Corp, (“Enovum”) and the assets and liabilities associated with these entities (collectively, the “HPC Services Business Segment”). Bit Digital holds and will distribute 100% of the outstanding shares in the capital of White Fiber on a pro rata basis to Bit Digital shareholders by way of an interim dividend in a transaction intended to qualify as generally tax-free to Bit Digital shareholders for U.S. federal income tax purposes, except with respect to any cash received in lieu of fractional shares. Following the distribution, White Fiber will be a separate public company. The distribution is subject to certain conditions, as described in this information statement. You should consult your tax advisor as to the particular consequences of the distribution to you, including the applicability and effect of any U.S. federal, state and local and non U.S. tax laws.

Bit Digital’s board of directors has fixed the close of business on January, [●] 2025 as the record date (the “Record Date”) for determining the shareholders entitled to receive the interim dividend of shares in White Fiber. Bit Digital shareholders will be distributed (a) one preference share of par value US$0.01 in the capital of White Fiber for each preference share of par value US$0.01 in the capital of Bit Digital held on the Record Date; and (b) one ordinary share of par value US$0.01 in the capital of White Fiber (“White Fiber Ordinary Shares”) for each ordinary share of par value US$0.01 in the capital of Bit Digital (“Bit Digital Ordinary Shares”) held on the Record Date. As discussed under “The Separation and Distribution—Trading Between the Record Date and Distribution Date,” if you sell your shares of Bit Digital in the “regular-way” market after the Record Date and before the distribution, you also will be selling your right to receive of White Fiber Ordinary Shares in the distribution.

Bit Digital expects to distribute the shares of White Fiber to you at 11:59 p.m. Eastern Time, on February [●], 2025. The date of the distribution of shares in White Fiber by way of interim dividend payable by Bit Digital is herein referred to as the “distribution date.”

No vote of Bit Digital shareholders is required for the distribution. You do not need to pay any consideration or exchange or surrender your existing shares of Bit Digital or take any other action to receive your White Fiber Ordinary Shares.

There is no current trading market for White Fiber Ordinary Shares, although Bit Digital expects that a limited market, commonly known as a “when-issued” trading market, will develop on January [●], 2025, through the distribution date, and White Fiber expects “regular- way” trading of its ordinary shares to begin on the first trading day following the completion of the distribution. White Fiber Ordinary Shares have been approved for listing on the Nasdaq Capital Market (“Nasdaq”) under the symbol “WYFI.” Bit Digital Ordinary Shares will continue to trade on the Nasdaq under the symbol “BTBT.”

In reviewing this information statement, you should carefully consider the matters described under the caption “Risk Factors” beginning on page 13.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this information statement is truthful or complete. Any representation to the contrary is a criminal offense.

This information statement does not constitute an offer to sell or the solicitation of an offer to buy any securities.

The date of this information statement is February [●], 2025.

This information statement will be made publicly available on or about February [●], 2025. Notice of this information statement’s availability will be first sent to Bit Digital Inc, shareholders on or about February [●], 2025.

i

Presentation of Information

Except as otherwise indicated or unless the context otherwise requires, the information included in this information statement about White Fiber assumes the completion of all of the transactions referred to in this information statement in connection with the separation and distribution. Unless the context otherwise requires, references in this information statement to “White Fiber,” “we,” “us” or “our” or the “Company” refer to White Fiber, a Cayman Islands exempted company and its consolidated subsidiaries. References in this information statement to “Bit Digital” refer to Bit Digital, Inc. a Cayman Islands exempted company, and its consolidated subsidiaries other than, Bit Digital AI, Inc and its consolidated subsidiaries that will be transferred to White Fiber in connection with the separation and distribution unless the context otherwise requires.

References in this information statement to the “separation” refer to the separation of Bit Digital AI from Bit Digital’s other businesses and the creation, as a result of the distribution, of an independent, publicly traded company, White Fiber, to hold Bit Digital AI and the assets and liabilities associated with it and its business after the distribution. References in this information statement to the “distribution” refer to the distribution of 100% of the outstanding shares of White Fiber to Bit Digital shareholders on a pro rata basis by way of interim dividend.

The data included in this information statement regarding industry size and relative industry position is derived from a variety of sources, including company research, third-party studies and surveys, industry and general publications, and estimates based on Bit Digital’s knowledge and experience in the industries in which it operates. White Fiber’s estimates have been based on information obtained from its customers, suppliers, trade and business organizations, and other contacts in the industry. This information may prove to be inaccurate due to the method by which White Fiber obtained some of the data for its estimates or because this information cannot always be verified with complete certainty due to the limits on the availability and reliability of raw data, the voluntary nature of the data-gathering process and other limitations and uncertainties..

QUESTIONS AND ANSWERS ABOUT THE SEPARATION AND DISTRIBUTION

What is White Fiber, and why is Bit Digital separating White Fiber’s business and distributing White Fiber Ordinary Shares?	White Fiber was formed to hold Bit Digital AI’s and Enovum’s capital stock. The separation of Bit Digital AI from Bit Digital and the distribution of White Fiber Ordinary Shares are intended to provide you with equity ownership in two separate publicly traded companies that will be able to focus exclusively on each of their respective businesses. Bit Digital and White Fiber expect that the separation will result in improved long-term performance of each business for the reasons discussed in the section entitled “The Separation and Distribution—Reasons for the Separation.”

Why am I receiving this document?	White Fiber is delivering this document to you because you are a holder of Bit Digital Ordinary Shares. If you are a holder of Bit Digital Ordinary Shares as of the close of business on January [●], 2025, the record date for the distribution, you will be entitled to receive one ordinary share of White Fiber for every one ordinary share of Bit Digital that you held at the close of business on such date. If you sell your Bit Digital Ordinary Shares in the “regular-way” market after the record date and before the distribution, you also will be selling your right to receive ordinary shares of White Fiber in the distribution. See “The Separation and Distribution—Trading Between the Record Date and Distribution Date.” This document will help you understand how the separation and distribution will affect your post-separation ownership in White Fiber and Bit Digital, respectively.

How will the separation of White Fiber from Bit Digital work?	Bit Digital holds and will distribute 100% of the outstanding ordinary shares of White Fiber to Bit Digital shareholders on a pro rata basis by way of interim dividend in a distribution intended to be generally tax-free to Bit Digital shareholders for U.S. federal income tax purposes. As a result of the distribution, White Fiber will become a separate public company. The number of Bit Digital Ordinary Shares you own will not change as a result of the separation and distribution.

What is the record date for the distribution?	The record date for the distribution will be the close of business on January [●], 2025.

When will the distribution occur?	It is expected that 100% of the outstanding ordinary shares of White Fiber will be distributed by Bit Digital by way of interim dividend at 11:59 p.m. Eastern Time, on February [●], 2025, to holders of record of Bit Digital Ordinary Shares at the close of business on January [●], 2025, the record date for the distribution.

What do shareholders need to do to participate in the distribution?	Shareholders of Bit Digital as of the record date for the distribution will not be required to take any action to receive ordinary shares of White Fiber in the distribution, but you are urged to read this entire information statement carefully. No stockholder approval of the distribution is required. You are not being asked for a proxy. You do not need to pay any consideration, exchange or surrender your existing Bit Digital Ordinary Shares or take any other action to receive your shares of White Fiber. The distribution will not affect the number of outstanding shares of Bit Digital or any rights of Bit Digital shareholders, although it will affect the market value of each outstanding ordinary share of Bit Digital.

How will ordinary shares of White Fiber be distributed?	You will receive ordinary shares of White Fiber through the same channels that you currently use to hold or trade White Fiber Ordinary Shares, whether through a brokerage account or another channel. Receipt of White Fiber’s shares will be documented for you in the same manner that you typically receive stockholder updates, such as monthly broker statements.

If you own Bit Digital Ordinary Shares as of the close of business on January [●] 2025, the record date for the distribution, Bit Digital, with the assistance of Transhare Securities Transfer and Registrar (“Transhare”), the distribution agent for the distribution, will electronically distribute ordinary shares of White Fiber to you or to your brokerage firm on your behalf in book-entry form.

Transhare will mail you a book-entry account statement that reflects your ordinary shares of White Fiber, or your bank or brokerage firm will credit your account for the shares.

How many ordinary shares of White Fiber will I receive in the distribution?	Bit Digital will distribute to you one ordinary share of White Fiber for every one ordinary share of Bit Digital held by you as of close of business on January [●], 2025, the record date for the distribution. Based on [●] Bit Digital Ordinary Shares outstanding as of January [●], 2025, and assuming a distribution of 100% of the outstanding ordinary shares of White Fiber, a total of approximately [●] will be distributed. For additional information on the distribution, see “The Separation and Distribution.”

How many preference shares of White Fiber will be issued in the distribution?	Bit Digital will destribute one preference share of White Fiber for every one preference shares of Bit Digital held on the record date. Each preference share has fifty (50) votes.

Will Bit Digital distribute fractional White Fiber Ordinary Shares?	No. Bit Digital will not distribute fractional White Fiber Ordinary Shares in the distribution since White Fiber Ordinary Shares are being distributed on a one-for-one basis to White Fiber Ordinary Shares.

What are the conditions to the distribution included in the separation and distribution agreement?	The separation and distribution agreement provides that the distribution is subject to final approval by the Bit Digital board of directors, as well as to the satisfaction (or waiver by Bit Digital in its sole discretion) of the following conditions:

	●	the transfer of Bit Digital AI and its wholly-owned subsidiaries and the assets and liabilities associated with them and their business from Bit Digital to White Fiber shall be completed in accordance with the separation and distribution agreement that White Fiber and Bit Digital will enter into prior to the distribution;

	●	Bit Digital shall have received one or more opinions from its tax advisors, in each case satisfactory to the Bit Digital board of directors, regarding certain U.S. federal income tax matters relating to the separation and distribution;

	●	the U.S. Securities and Exchange Commission (the “SEC”) shall have declared effective the registration statement of which this information statement forms a part, and this information statement shall have been made available to Bit Digital shareholders;

	●	all actions or filings necessary or appropriate under applicable U.S. federal, U.S. state or other securities laws shall have been taken and, where applicable, have become effective or been accepted by the applicable governmental entity;

	●	the actions and filings necessary or appropriate with respect to applicable state insurance and residential service contract regulators, shall have been taken or made, and, where applicable, have become effective or been accepted by the applicable governmental authority;

v

	●	the transaction agreements relating to the separation shall have been duly executed and delivered by the parties;

	●	no order, injunction or decree issued by any court of competent jurisdiction, or other legal restraint or prohibition preventing the consummation of the separation, distribution or any of the related transactions, shall be in effect;

	●	the ordinary shares of White Fiber to be distributed shall have been approved for listing on the Nasdaq Capital Market, subject to official notice of distribution;

	●	no other event or development shall exist or have occurred that, in the judgment of Bit Digital’s board of directors, in its sole discretion, makes it inadvisable to effect the separation, distribution and other related transactions.

Neither White Fiber nor Bit Digital can assure you that any or all of these conditions will be met. In addition, Bit Digital can decline at any time to go forward with the separation and distribution. For a complete discussion of all of the conditions to the distribution provided under the separation and distribution, see “The Separation and Distribution— Conditions to the Distribution.”

What is the expected date of completion of the distribution?	The completion and timing of the distribution are dependent upon a number of conditions. It is expected that the ordinary shares and preference shares of White Fiber will be distributed by Bit Digital at 11:59 p.m. Eastern Time, on February [●], 2025, to holders of record of White Fiber Ordinary Shares at the close of business on January [●], 2025, the record date for the distribution. However, no assurance can be provided as to the timing of the distribution or that all conditions to the distribution will be met.

Can Bit Digital decide to cancel the distribution of White Fiber ordinary shares even if all the conditions provided under the separation and distribution agreement have been met?	Yes. Pursuant to the separation and distribution agreement, the distribution is subject to the satisfaction or waiver of certain conditions. See the section entitled “The Separation and Distribution—Conditions to the Distribution.” Until the distribution has occurred, Bit Digital has the right to terminate the distribution, even if all of the conditions are satisfied.

What if I want to sell my Bit Digital Ordinary Shares?	If you sell your Bit Digital Ordinary Shares prior to or on the distribution date, you may also be selling your right to receive White Fiber Ordinary Shares. See “The Separation and Distribution—Trading Between the Record Date and Distribution Date.” You are encouraged to consult with your financial advisor regarding the specific implications of selling your Bit Digital Ordinary Shares prior to or on the distribution date.

What is “regular-way” and “ex-distribution” trading of White Fiber Ordinary Shares?	Beginning January [●], 2025, and continuing up to and through the distribution date, it is expected that there will be two markets in White Fiber Ordinary Shares: a “regular-way” market and an “ex-distribution” market. White Fiber Ordinary Shares that trade in the “regular-way” market will trade with an entitlement to shares of White Fiber Ordinary Shares distributed pursuant to the distribution. Shares that trade in the “ex- distribution” market will trade without an entitlement to White Fiber Ordinary Shares distributed pursuant to the distribution. If you hold White Fiber Ordinary Shares on the record date and then decide to sell any White Fiber Ordinary Shares before the distribution date, you should make sure your stockbroker, bank or other nominee understands whether you want to sell your White Fiber Ordinary Shares, with or without your entitlement to White Fiber Ordinary Shares pursuant to the distribution.

Where will I be able to trade ordinary shares of White Fiber?	White Fiber Ordinary Shares have been approved for listing on the Nasdaq Capital Market under the symbol “WYFI”. White Fiber anticipates that trading in its ordering shares will begin on a “when-issued” basis on February [●], 2025, and will continue up to and through the distribution date, and that “regular-way” trading in White Fiber Ordinary Shares will begin on the first trading day following the completion of the distribution. If trading begins on a “when-issued” basis, you may purchase or sell White Fiber Ordinary Shares up to and through the distribution date, but your transaction will not settle until after the distribution date. White Fiber cannot predict the trading prices for its common stock before, on or after the distribution date.

What will happen to the listing of White Fiber Ordinary Shares?	Bit Digital Ordinary Shares will continue to trade on the Nasdaq Capital Markets under the symbol “BTBT.”

Will the number of Bit Digital Ordinary Shares that I own change as a result of the distribution?	No. The number of Bit Digital Ordinary Shares that you own will not change as a result of the distribution.

Will the distribution affect the market price of my White Fiber Ordinary Shares?	Yes. As a result of the distribution, Bit Digital expects the trading price of White Fiber Ordinary Shares immediately following the distribution to be lower than the “regular-way” trading price of such stock immediately prior to the distribution because the trading price will no longer reflect the value of White Fiber and the HPC Services Business Segment. There can be no assurance that the aggregate market value of Bit Digital Ordinary Shares and White Fiber Ordinary Shares following the distribution will be higher or lower than the market value of Bit Digital Ordinary Shares if the separation and distribution did not occur. This means, for example, that the combined trading prices of one ordinary share of Bit Digital and one ordinary share of White Fiber after the distribution may be equal to, greater than or less than the trading price of one ordinary share of Bit Digital before the distribution.

What are the material U.S. federal income tax consequences of the separation and distribution?	It is a condition to the distribution that Bit Digital receive an opinion from its tax advisors, satisfactory to the Bit Digital board of directors, regarding certain U.S. federal income tax matters relating to the separation and distribution. Accordingly, it is expected that Bit Digital shareholders generally will not recognize any gain or loss upon receipt of White Fiber Ordinary Shares pursuant to the distribution. You should carefully read the section entitled “Material U.S. Federal Income Tax Consequences” and should consult your own tax advisor about the particular consequences of the distribution to you, including the application of U.S. federal, state and local and non-U.S. tax laws.

What will happen to my tax basis in my White Fiber Ordinary Shares?	If you do not sell your Bit Digital Ordinary Shares in advance of the distribution, your tax basis will be adjusted and the aggregate tax basis of the Bit Digital Ordinary Shares and White Fiber Ordinary Shares received in the distribution will equal the aggregate tax basis of Bit Digital Ordinary Shares immediately prior to the distribution, allocated between the Bit Digital Ordinary Shares and White Fiber Ordinary Shares (including any fractional share interest in White Fiber Ordinary Shares for which cash is received) in proportion to the relative fair market value of each on the date of the distribution. You should carefully read the section entitled “Material U.S. Federal Income Tax Consequences” and should consult your own tax advisor about the particular consequences of the distribution to you, including the application of U.S. federal, state and local and non-U.S. tax laws.

What will White Fiber’s relationship be with Bit Digital following the separation and distribution?	Following the distribution, Bit Digital shareholders will own 100% of the outstanding ordinary shares of White Fiber. White Fiber and Bit Digital will be separate companies with separate but overlapping management teams and boards of directors. Prior to the distribution, White Fiber will enter into a separation and distribution agreement with Bit Digital, including tax matters and employe matters, to effect the separation and distribution and provide a framework for our relationship with Bit Digital after the separation and will enter into certain other agreements, such as a transition services agreement. These agreements will provide for the allocation between White Fiber and Bit Digital of Bit Digital’s assets, employees, liabilities and obligations (including its investments, property, employee benefits assets and liabilities and tax liabilities) and its subsidiaries attributable to periods prior to, at and after White Fiber and Bit Digital AI’s separation from Bit Digital and will govern the relationship between White Fiber and Bit Digital subsequent to completion of the separation. For additional information regarding the separation and distribution agreement, other transaction agreements and certain other commercial agreements between White Fiber and Bit Digital Inc., see the sections entitled “Risk Factors—Risk Related to the Separation and the Distribution” and “Certain Relationships and Related Person Transactions.”

Who will manage White Fiber after the separation?	In addition to the existing management team of Bit Digital, White Fiber has assembled additional significant employees and experienced employees who have track records of producing profitable growth in a wide variety of industries and economic conditions. White Fiber’s management team is highly focused on execution and driving growth and profitability. For more information regarding White Fiber’s management, see “Management.”

Are there risks associated with owning White Fiber Ordinary Shares?	Yes. Ownership of White Fiber Ordinary Shares is subject to both general and specific risks relating to White Fiber’s business, the industry in which it operates, its ongoing contractual relationships with Bit Digital and its status as a separate, publicly traded company. Ownership of White Fiber Ordinary Shares is also subject to risks relating to the separation and the distribution. These risks are described in the “Risk Factors” section of this information statement, beginning on page 13. You are encouraged to read that section carefully.

Does White Fiber plan to pay dividends?	The declaration and payment of dividends on its ordinary shares in the future will be subject to the sole discretion of White Fiber’s board of directors and will depend on many factors. See “Dividend Policy.”

Who will be the distribution agent, transfer agent and registrar for ordinary shares of White Fiber?	The distribution agent, transfer agent and registrar for White Fiber Ordinary Shares will be Transhare. For questions relating to the transfer or mechanics of the stock distribution, you should contact Transhare’s toll free number at [●].

Where can I find more information about Bit Digital and White Fiber?	Before the distribution, if you have any questions relating to Bit Digital or White Fiber, you should contact:

Bit Digital, Inc.
31 Hudson Yards, Floor 11
New York, New York 10001
Attention: Cameron Schnier
Email: cameron.schnier@bit-digital.com
Phone: (212) 463-5121
www.Whitefiber.com

INFORMATION STATEMENT SUMMARY

Except as otherwise indicated or unless the context otherwise requires, the information included in this information statement about White Fiber assumes the completion of all of the transactions referred to in this information statement in connection with the separation and distribution. Unless the context otherwise requires, references in this information statement to “White Fiber, Inc.,” “we,” “us” or “our” refer to White Fiber, a Cayman Islands exempted company, and its consolidated subsidiaries. References in this information statement to “Bit Digital AI” refer to Bit Digital AI, Inc., a Delaware corporation, and its consolidated subsidiaries (other than, after the distribution, Bit Digital AI and Enovum, and its consolidated subsidiaries), unless the context otherwise requires. References in this information state0ment to the “separation” refer to the separation of White Fiber from Bit Digital’s other businesses and the creation, as a result of the distribution, of an independent, publicly traded company, White Fiber, to hold Bit Digital AI and Enovum and the assets and liabilities associated with them and their businesses after the distribution. References in this information statement to the “distribution” refer to the distribution of 100% of the ordinary shares of White Fiber from Bit Digital shares on a pro rata basis.

BUSINESS

OVERVIEW

On January [●], 2025, Bit Digital announced its intention to separate its 100%, wholly-owned subsidiary, Bit Digital AI and its consolidated subsidiaries, Bit Digital Iceland ehf and Bit Digital HPC, Inc, from Bit Digital, and transfer them to White Fiber, which currently owns Enovum Data Centers Corp (collectively referred to as, the “HPC Services Business Segment”). Bit Digital intends to effect the separation through a pro rata distribution of 100% of the outstanding White Fiber Preference Shares and Ordinary Shares, a recently incorporated Cayman Islands exempted company. White Fiber was formed to hold the capital stock of the subsidiaries comprising the HPC Services Business Segment. Following the distribution, Bit Digital shareholders will own 100% of the outstanding White Fiber Ordinary Shares and Preference Shares, and White Fiber will be a separate public company from Bit Digital. The number of White Fiber Ordinary Shares you own will not change as a result of the separation.

On January [●], 2025 Bit Digital board of directors approved the distribution of 100% of the issued and outstanding White Fiber Ordinary Shares, on the basis of one White Fiber Ordinary Share for every one Bit Digital Ordinary Share held as of the close of business on January [●], 2025, the record date, pursuant to the terms of service of the separation and distribution agreement, and subject to the satisfaction or waiver of the conditions to the distribution as described in this information statement.

At 11:59 p.m. Eastern Time, on February [●], 2025, the distribution date, each Bit Digital shareholder will receive one White Fiber Ordinary Share for every one Bit Digital Ordinary Share held at the close of business on January [●], 2025, the record date for the distribution, as described below. Bit Digital shareholders will not be required to make any payment, surrender or exchange their Bit Digital Ordinary Shares or take any other action to receive their White Fiber Ordinary Shares in the distribution. The distribution of White Fiber Ordinary Shares, as described in this information statement, is subject to the satisfaction or waiver of certain conditions pursuant to the separation and distribution agreement. For a more detailed description of these conditions, see “Business —Conditions to the Distribution”.

Bit Digital, our existing company in which you currently own ordinary shares of par value US$0.01 each (“Bit Digital Ordinary Shares”), will continue to own and operate the remaining business, namely, a sustainable platform for digital assets, including bitcoin mining and ethereum staking (the “Bit Digital Group” or “Digital Asset Business”). White Fiber will provide (i) Cloud high performance computing (“HPC”) services to customers, such as artificial intelligence (“AI”) and machine learning (“ML”), developers, which we term “GPU-as-a-Service”, and (ii) energy and related services through HPC data centers. Our GPU-as-a-Service is being provided through Bit Digital AI, Inc. whose capital stock will be transferred to White Fiber upon the Spinoff. Our HPC data centers are operated by White Fiber’s wholly-owned subsidiary, Enovum Data Centers Corp (“Enovum”). These two units are collectively referred to as our HPC Services Business Segment.

With the emergence of AI and pursuit of fully generative AI, management of Bit Digital recognized that the competitive advantages that it enjoys would similarly apply in the HPC services segment of the digital infrastructure sector, e.g., its ability to source high performance computers and chips at an industrial scale; the ability to identify data centers in financially and politically stable countries with low cost, sustainable energy, and year-round moderate climates; its management team’s ability to make accurate strategic assessments and forecasts regarding the timing and extent of asset deployment; and its ability to access capital markets to fund rapid growth. Accordingly, in the fourth quarter of 2023, Bit Digital expanded its legacy Digital Asset Business to include the HPC Services Business Segment.

This move was motivated by several factors that align with the Company’s long-term growth objectives and commitment to innovation. The AI industry was experiencing, and continues to experience, rapid growth, driven by increasing demand for advanced computing power to support generative AI applications, which include training large language models (“LLM”), image generation, and data analysis. By entering this segment of the digital infrastructure sector, the Company aimed to diversify its revenue streams, leverage its existing operational expertise and know-how – including, without limitation, fixed asset management, infrastructure development, sustainable energy sourcing, logistics and supply chain management, and operational reliability enhancement – to capture market share in this growing market segment.

Bit Digital AI provides GPU-as-a-Service by leveraging high-end bespoke HPC services involving a sophisticated array of computers and chips, including NVIDIA H100 Graphics Processing Units (“GPUs”) servers, network equipment, and data storage solutions. Our hosting services allows customers to sign service contracts, seamlessly utilizing our own equipment for their operations.

GPU-as-a-Service

Bit Digital AI is offering its GPU-as-a-Service, initially at a data center maintained by a third party as a colocation services provider in Iceland (the “Iceland Data Center”). The Iceland Data Center included a carefully planned and executed multi-week data center build-out at a third-party Tier-3 data center. The build-out process involved setting up the infrastructure to integrate and operate our equipment efficiently, ensuring high performance and reliability for its clients. The Company’s management and employees played a crucial role in overseeing the entire process, from planning and design to implementation. In the fourth quarter of 2023, Bit Digital AI secured its first customer through a three-year service agreement to provide HPC services using its advanced AI equipment. For the nine months ended September 30, 2024, Bit Digital AI recognized revenue of $32.7 million.

HPC Data Center Services/and Colocation

On October 11, 2024 the Company vertically integrated its HPC operations by acquiring Enovum, a Tier 3 HPC data center platform based in Montreal, Canada, White Fiber’s wholly-owned subsidiary, Enovum currently owns an AI data center located in Montreal. It is an existing, fully operational and fully leased 4MW Tier-3 datacenter, designed for HPC workloads. Enovum allows us to integrate our GPU-as-a Service with Enovum’s facilities and management. Enovum provides a strong diversity of existing and prospective colocation customers; delivers a strong pipeline of expansion site opportunities; an experienced team to lead the development processes; and enables the Company to offer new service offerings such as colocation and on-demand computing to complement its existing GPU offerings. Enovum is currently hosting over 5,000 GPUs on behalf of colocation customers, including NVIDIA H200s and H100s. Enovum has a diversified client base with 14 customers across a variety of end markets and is expected to generate approximately CAD $10 million of revenue in 2025.

On December 27, 2024, the Company acquired the real estate and building for a build-to-suit 5MW Tier 3 data center expansion project in Montreal, Canada. The Company purchased the site (“MTL2”) for CAD $33.5 million (approximately USD $23.3MM assuming a CAD/USD exchange rate of 0.70) excluding fees. This acquisition is part of the Company’s strategy to expand its acquisition is part of the Company’s strategy to expand its HPC data center footprint to 32MW during 2025. This site also comprises part of Bit Digital’s 288MW proprietary pipeline announced earlier this year. The Company expects to spend approximately CAD $27.6 million (approx. USD $19.3MM) to develop the site to Tier-3 standards with an initial gross load of 5MW. The site is expected to be completed and operational by May 2025.

The Enovum team is adept at bringing new sites online on an accelerated timeline. The Company is moving ahead with its development pipeline and expects to be able to add 8MW by 2Q25 and reach a total of 32MW by the end of 2025. The Company will likely dedicate a portion of the near-term megawatt capacity to Bit Digital GPUs. The Company is conducting diligence on a location that has the potential to reach 30MW by mid-2025 and an additional 150MW in around 18 months. The Company is currently evaluating the viability of being able to bring this site online to meet a specific customer’s timeline, and will only pursue this project with a firm customer commitment and our own assurance that we can satisfy the timeline. Right now, the deployment time is the key factor in turning indications of demand into from commitments. The Company is in the final stages of securing the real estate for our 2Q25 deployments and beginning to place equipment orders to meet that timeline.

Management believes the HPC Services Business Segment is positioned for significant growth, driven by the increasing demand for advanced computing and AI services. This expansion will involve procuring additional AI Equipment, leasing new AI Data Centers, and expanding the customer base. To support this growth, the Company is in the process of building a broader team of dedicated employees and officers. Currently, we have already hired a Head of Revenue and Go-to Market (“GTM”), Senior Account Executive, and Chief Technology Officer (“CTO”), with plans to further expand our workforce to include experts in technology, operations, and customer support. This dedicated team will be crucial in executing the Company’s strategic plans and maintaining high service levels as the business scales. See “Management – Senior Management”.

WHITE FIBER OPERATIONS

Bit Digital AI is a new business line that provides specialized infrastructure services to support generative artificial intelligence (“AI”) workstreams, especially training and inference, emphasizing cost-effective utility and tailor-made solutions for each client. Bit Digital AI offers specialized expertise and top-tier partnerships. We are an authorized NCP (Network Control Processor) with NVIDIA, an authorized partner with SuperMicro Computer Inc.®, and an authorized CSP (Communications Service Provider) with Dell. We are proud to be among the first service providers to offer H200, B100, and GB200 servers. Bit Digital AI provides a high-standard service level with an Uptime Percentage* ≥ 99.5%.

Bit Digital AI leverages its global data center resources by partnering to provide high autonomy in locations across Europe, Canada and the United States. The initial data center that we operate the BlöndUos Campus, Iceland, has a world-class operation team with certified DC technicians and reliable engineers. The facility has 50kW rack density and 6MW total capacity. Its energy source is 100% renewable energy, mainly from Blanda Hydro PowerStation, the winner of IHA Blue Planet Awards in 2017.

On October 23, 2023, Bit Digital announced that Bit Digital AI had commenced AI operations by signing a binding term sheet with a customer (the “Initial Customer”) to support their GPU workloads. Under the agreement, Bit Digital AI initially provided the customer with rental services for a minimum of 1,024 GPUs and a maximum of 4,096 GPUs. Concurrently, Bit Digital AI agreed to purchase 1,056 NVIDIA HGX H100 GPUs.

Bit Digital was able to add an additional revenue source by acquiring Enovum, because HPC Cloud Services have similar requirements as mining with: large data centers having infrastructures such as cooling systems, security and access to cheap energy. The HPC Cloud services business margins are significantly higher than mining alone. Since these are two different businesses with very different margins, Bit Digital believes that the Spinoff will enable investors and analysts to properly value the two companies.

On December 12, 2023, Bit Digital, through its subsidiaries, Bit Digital USA, Inc. and Bit Digital Iceland ehf, entered into an Omnibus Amendment to and Novation of Master Services Agreement (“MSA”) and Purchase Order (the “Novation Agreement”) to amend and novate that certain MSA and Purchase Order previously entered on November 9, 2023 with its first customer (the “Initial Customer”) and a guarantor of the Initial Customer.

Pursuant to a Novation Agreement dated December 12, 2023, Bit Digital AI agreed to increase the scope of the initial MSA contract with its Initial Customer. Under the terms of the MSA, as amended and novated by the Novation Agreement, Bit Digital AI will supply the Initial Customer with computational power from an additional 512 GPUs (in addition to the initial GPUs, for a total of 2,048 GPUs) for a period of three years. The total contract value with the Initial Customer for the aggregated 2,048 GPUs was estimated to be worth more than $50 million of annualized revenue to Bit Digital AI.

On June 25, 2024, Bit Digital AI announced that it had finalized an agreement to supply its existing customer with an additional 2,048 GPUs over a three-year term commencing upon deployment. With this agreement, Bit Digital AI will supply this customer with a total of 4,096 GPUs for the respective three-year periods, amounting to total revenue of approximately $275 million, or $92 million on an annualized basis.

The Company intends to finance the deal with a mixture of cash and digital assets on the balance sheet. Bit Digital AI has elected to enter into a sale-leaseback agreement with a third-party entity for 1,024 GPUs which will reduce the Company’s capital outlay commensurately. Additionally, Bit Digital AI continues to evaluate debt financing options that would allow Bit Digital AI to retroactively finance its hardware assets. In late July, at the customer’s request, Bit Digital AI and the customer agreed to temporarily delay the purchase order so the customer could evaluate an upgrade to newer generation NVIDIA GPUs. Consequently, Bit Digital AI and manufacturer postponed the purchase order. In early August, the customer made a non-refundable prepayment of $30.0 million for the services to be rendered under this agreement.

On October 9, 2024, Bit Digital AI executed a Master Services and Lease Agreement (“MSA”) with Boosteroid Inc. (“Boosteroid”), a global cloud gaming provider. Following a binding term sheet with Boosteroid on August 19, 2024. Bit Digital AI finalized an initial order of 300 GPUs, projected to generate approximately $4.6 million in revenue over the five-year term. Bit Digital AI expects the GPUs to be delivered to respective data centers across the U.S. and begin earning revenue by the end of November 2024. The MSA provides Boosteroid with the option to expand in increments of 100 servers, up to 50,000 servers, representing a potential $700 million revenue opportunity over the five-year term, subject to deployment plans and market conditions.

On October 14, 2024, White Fiber completed the acquisition of Enovum for total cash consideration of approximately CAD $62.8 million (approximately USD $46.0 million). Enovum is a Canadian corporation incorporated under the Canada Business Corporation Act (‘CBCA”) that designs, develops and operates AI data centers. Enovum currently operates a 4MW Tier-3 data center in Montreal that is powered by renewable hydroelectricity. The site, which is leased through 2036 with two five-year extension options, features 2N UPS and 2N generators with N+1 redundant cooling design. Enovum is now integrated into our HPC Services Business Segment in Canada.

On November 6, 2024, Bit Digital AI entered into a Master Services Agreement (“MSA”) with a minimum purchase commitment of 16 GPUs, along with an associated purchase order, from a new customer. The purchase order provides for services utilizing a total of 16 H200 GPUs over a minimum of a six (6) month period, representing total revenue of approximately $320,000 for the term. The deployment commenced and revenue generation began on November 7, 2024, using the Company’s existing inventory of H200 GPUs.

On November 14, 2024, Bit Digital AI entered into a Terms of Supply and Service Level Agreement (together, the “Agreement”) and an Order Form with a new customer. The order form provides for services utilizing a total of 64 H200 GPUs on a month-to-month basis, terminable by either party upon at least 14 days’ written notice prior to any renewal date. It represents annual revenue of approximately $1.2 million. The deployment commenced and revenue generation began on November 15, 2024, using Bit Digital AI’s existing inventory of H200 GPUs.

On December 27, 2024, the Company acquired the real estate and building for a build-to-suit 5MW Tier 3 data center expansion project in Montreal, Canada. The Company purchased the site (“MTL2”) for CAD $33.5 million (approximately USD $23.3MM assuming a CAD/USD exchange rate of 0.70) excluding fees. This acquisition is part of the Company’s strategy to expand its acquisition is part of the Company’s strategy to expand its HPC data center footprint to 32MW during 2025. This site also comprises part of Bit Digital’s 288MW proprietary pipeline announced earlier this year. The Company expects to spend approximately CAD $27.6 million (approx. USD $19.3MM) to develop the site to Tier-3 standards with an initial gross load of 5MW. The site is expected to be completed and operational by May 2025.

On December 31, 2024, Bit Digital AI entered into a Master Service Agreement and associated purchase order with a new customer, an AI Compute Fund managed by DNA Holdings Venture Inc.. The purchase order provides for services utilizing a total of 576 H200 GPUs over a twenty-five (25) month period, terminable by either party upon at least 90 days’ written notice prior to any renewal date. It represents aggregate revenue opportunity of approximately $20.2 million. The deployment is expected to commence in February 2025. Bit Digital AI placed a purchase order for 130 H200 servers for approximately $30 million.

Bit Digital AI’s revenue from high performance computing services was $12.2 million and $32.7 million for the three and nine months ended September 30, 2024. Bit Digital AI issued a service credit of $1.3 million to its customer during the three months ended March 31, 2024, as compensation for decreased utilization during the initial deployment period, which included testing and optimization phases. Subsequently, Bit Digital AI issued another service credit of $0.6 million during the three months ended September 30, 2024 to its customer as compensation for decreased utilization.

REASONS FOR THE SPINOFF

In order to create two pure-play publicly traded companies, the Bit Digital board has authorized the Spinoff described herein.

We believe that Bit Digital and White Fiber, both with proven long-term strategies, sufficient scale and financial strength will be well positioned to lead in their respective industries. The Company’s board of directors believes that separating Bit Digital AI from our remaining business is in the best interests of the Company and our stockholders for a number of reasons, including:

●	Allowing each business to more effectively pursue its own operating priorities and strategies, and enabling management at each company to pursue unique opportunities for long-term growth and profitability.

●	Permitting each company to concentrate its financial resources on its own operations, with greater flexibility to invest capital at a time and in a manner appropriate for its distinct strategy and business needs.

●	Giving each publicly traded company direct access to capital markets.

●	Allowing investors to separately value Bit Digital and White Fiber based on each company’s separate analysis and investment identities, including their respective merits, strategy, revenue streams, return on investment, performance and business prospects.

The Spinoff is motivated, in whole or substantial part, by the following corporate business purposes germane to the businesses of Bit Digital and White Fiber:

Enhanced strategic focus. The Spinoff will allow White Fiber and Bit Digital to more effectively pursue their distinct operating priorities and strategies and will enable the management of both companies to pursue unique opportunities for long-term growth and profitability. White Fiber and Bit Digital will each be able to use equity tailored to its own business to enhance acquisition and capital investment programs. White Fiber’s management will be able to focus exclusively on its infrastructure services for artificial intelligence, while the management of Bit Digital will remain dedicated to a sustainable platform for digital assets, including bitcoin mining and ethereum staking.

Capital allocation optimization. The Spinoff will permit each company to concentrate its financial resources solely on its own operations, providing greater flexibility to invest capital in its business at a time and in a manner appropriate for its distinct strategy and business needs. This will facilitate a more efficient allocation of capital based on each company’s profitability, cash flow and growth opportunities. Spinning out the HPC Services Business Segment from the Bit Digital Group represents a strategic imperative for Bit Digital, designed to unlock significant financial and operational value for the Company’s shareholders. The HPC Services Business Segment is poised for rapid growth, requiring substantial capital to sustain and accelerate its expansion. Unlike the Digital Assets Business, which is subject to the inherent volatility of cryptocurrency markets, the HPC Services Business Segment benefits from predictable cash flows due to its contracted revenue streams. The separation will allow investors to separately value White Fiber and Bit Digital based on their distinct investment identities. White Fiber’s business differs from Bit Digital’s remaining businesses in several respects, including customer bases, regulatory oversight, competitors, strategic initiatives, sales channels and technology needs. The separation will enable investors to evaluate the merits, strategy, performance, and future prospects of each company’s respective business and to invest in each company separately based on these distinct characteristics. The separation may attract new investors who may not have properly assessed the value of White Fiber and its AI business relative to the value it is currently accorded as part of Bit Digital. We believe that this makes it a stable and attractive candidate for debt financing, although there can be no certainty of such financing. Currently, the blended risk profile of Bit Digital, with both high-growth AI and volatile digital assets segments, presents challenges in securing optimal financing terms for the HPC Services Business Segment. Lenders often view such mixed-risk profiles unfavorably, preferring a more focused and stable entity. By spinning off the HPC Services Business Segment, we believe that Bit Digital can present a clearer, more attractive proposition to potential investors and lenders, optimizing its capital allocation and enhancing shareholder value. This separation should allow the HPC Services Business Segment to secure financing on terms that reflect its growth potential and stable cash flow, ensuring that the necessary capital is allocated specifically to its strategic priorities within the AI sector.

Moreover, the Spinoff addresses a significant obstacle in the form of lender requirements. As a publicly traded entity, Bit Digital has been faced with the stipulation that it must provide guarantees debt incurred by the HPC Services Business Segment. This requirement presents a considerable liability, potentially jeopardizing the Company’s financial stability and its obligation to prioritize shareholder interests. By establishing the HPC Services Business Segment as an independent entity, Bit Digital can avoid these onerous guarantees, thus protecting its financial integrity and aligning with best practices for shareholder value protection. This strategic Spinoff ensures that the HPC Services Business Segment has a distinct financial structure, attracting investors who are specifically interested in the AI industry and who appreciate its growth trajectory and predictable revenue streams. By focusing on the AI sector’s unique opportunities and challenges, Bit Digital believes it can streamline its operations, optimize financial outcomes, and enhance its attractiveness to potential investors and partners.

Alignment of incentives with performance objectives. The Spinoff will facilitate equity-based and other incentive compensation arrangements for employees more directly tied to the performance of each company’s business, and enhance employee hiring and retention by, among other things, improving the alignment of management and employee incentives with performance and growth objectives.

Risk Reduction. Separating the HPC Services Business Segment from the Digital Asset Business is a crucial strategic move to shield the AI segment from the inherent risks associated with the volatile digital assets industry. As a publicly traded entity, Bit Digital operates in a market characterized by significant price volatility and regulatory uncertainty, exposing it to potential shareholder claims and financial instability. The cryptocurrency industry’s inherent risks include sudden market downturns, regulatory crackdowns, and fluctuating asset values, all of which can have a substantial impact on the Company’s overall financial health.

For Bit Digital, the volatility of the digital assets market poses liquidity concerns that could negatively affect the broader business, including the HPC Services Business Segment. Shareholder confidence can be easily shaken by abrupt changes in digital assets market conditions, leading to stock price fluctuations and potential liquidity crises. In such an environment, the stability of the HPC Services Business Segment, which is based on predictable and contracted revenue streams, becomes critically important. However, we believe that as long as the HPC Services Business Segment remains under the same corporate umbrella as the Digital Assets Business, it is exposed to these market-driven risks that can undermine its financial stability and growth potential.

The Officers and Directors of Bit Digital recognize the imminent need to protect the HPC Services Business Segment from these risks by effectuating the Spinoff. The HPC Services Business Segment, with its focus on high-performance computing services and AI solutions with stable contracted revenues, has a very different risk profile than the Digital Assets Business. By separating the two businesses, Bit Digital can ensure that the HPC Services Business Segment is insulated from the volatility and uncertainties of the digital assets markets while also enhancing the overall strategic positioning of both segments.

Exigency. The Board of Directors and Officers of Bit Digital deem the Spinoff of the HPC Services Business Segment from the Digital Asset Business urgent and exigent to unlock significant financial and operational value for shareholders. We believe that the HPC Services Business Segment, characterized by stable, predictable cash flows and contracted revenue streams, is well-positioned for rapid growth and requires substantial capital for expansion. Separating it from the more volatile Digital Assets Business allows Bit Digital to present a more attractive investment profile, securing favorable financing without onerous guarantees. This strategic move mitigates risks associated with digital assets market fluctuations, enhances capital allocation, and aligns with corporate governance principles, ultimately benefiting all stakeholders and ensuring focused growth. Accordingly, the Board of Directors and Officers of Bit Digital believe that the accomplishment of the above described corporate business purposes is exigent.

No Alternative Transactions. Bit Digital believes that the corporate business purposes cannot be achieved by any transaction which is neither more expensive nor unduly burdensome and which does not involve a nontaxable reorganization that results in the corporate separation of the HPC Services Business Segment from the Digital Assets Business other than through the contemplated Spinoff. In particular, for the reasons discussed above, the Board of Directors and Officers of Bit Digital believe that it could not finance the growth of the HPC Services Business Segment and attract investors and customers as effectively while the HPC Services Business Segment is operating under the same corporate umbrella as the Digital Assets Business.

ADVERSE RISK FACTORS

The Bit Digital board of directors also considered a number of potentially adverse factors in evaluating the separation, including:

●	Risk of Failure to Achieve Anticipated Benefits of the Separation. White Fiber may not achieve the anticipated benefits of the separation for a variety of reasons, including, among others: the separation will demand significant management resources and require significant amounts of management’s time and effort, which may divert management’s attention from operating the business; and following the separation, White Fiber may be more susceptible to market fluctuations and other adverse events than if it were still a part of Bit Digital because its business will be less diversified than Bit Digital’s business prior to the completion of the separation and distribution.

●	Disruptions and Costs Related to the Separation. The actions required to separate White Fiber from Bit Digital could disrupt its operations. In addition, White Fiber will incur substantial costs in connection with the transition to being a stand-alone, public company, which may include financial reporting, tax, legal and other professional services costs. White Fiber could also experience some disruption costs for employee benefits, including health care costs, due to the new structure that will be adopted for the health care plan. Once the program has been in place for a full year and trends are developed, the risks are expected to lessen.

●	Loss of Scale and Increased Administrative Costs. Prior to the separation, as part of Bit Digital, White Fiber takes advantage of Bit Digital’s size and purchasing power in procuring certain goods and services. After the separation and distribution, as a stand-alone company, White Fiber may be unable to obtain these goods and services at prices or on terms as favorable as those Bit Digital obtained prior to completion of the separation and distribution. In addition, as part of Bit Digital, White Fiber benefits from certain functions performed by Bit Digital, such as financial reporting, tax, legal, human resources and other general and administrative functions. After the separation and distribution, Bit Digital will not perform these functions for White Fiber, other than certain functions that will be provided for a limited time pursuant to the transition services agreement, and, because of the smaller scale as a stand- alone company, White Fiber’s cost of performing such functions could be higher than the amounts reflected in its historical financial statements, which would cause its profitability to decrease.

●	Uncertainty Regarding Stock Prices. The effect of the separation on the trading prices of White Fiber or White Fiber Ordinary Shares is not predictable nor can it be known with certainty whether the combined market value of one White Fiber Ordinary Share and one share of Bit Digital Ordinary Share will be less than, equal to or greater than the market value of one share of Bit Digital Ordinary Share prior to the distribution.

Agreements Between White Fiber and Bit Digital

The capital stock together with the assets and liabilities of the Bit Digital AI and its subsidiaries will be transferred to White Fiber. In connection with the Spinoff, the Board approved that the Company will enter into several agreements between the Company and White Fiber that set forth the principal actions taken or to be taken in connection with the Spinoff and that govern the relationship between the Company and White Fiber following the Spinoff, including the following agreements (together the “Agreements”):

●	Separation and Distribution Agreement, including tax and employee matters, and;

●	a Transition Services Agreement.

The descriptions included below of the Separation and Distribution Agreement and the Transition Services Agreement do not purport to be complete and are qualified in their entirety by reference to the full text of such agreements, which are filed as Exhibits 2.1 and 10.1, respectively, to this information statement and incorporated herein by reference.

THE HPC SERVICES BUSINESS SEGMENT

White Fiber, Inc. was formed by Bit Digital as a Cayman Islands exempted company on August 15, 2024 under the name Celer, Inc. It was formed as a holding company for the HPC Services Business Segment.

Bit Digital AI, Inc. is a wholly-owned Delaware subsidiary of Bit Digital incorporated on October 19, 2023. This entity has since been engaged in HPC services for AI applications, through its wholly-owned subsidiaries.

Bit Digital Iceland ehf is a wholly-owned Icelandic subsidiary of Bit Digital AI, incorporated on August 17, 2023. Bit Digital Iceland is directly and wholly-owned by Bit Digital AI and is classified as a controlled foreign corporation (CFC) for U.S. Federal Income tax purpose engaged in HPC services for AI applications at the data center in BlöndUos, Iceland.

Bit Digital HPC, Inc. is a wholly-owned Delaware subsidiary of Bit Digital AI, incorporated on June 27, 2024 to conduct the HPC Services Business Segment.

Enovum Data Centers Corp. is a wholly-owned Canadian subsidiary of White Fiber, through a Delaware General Partner and Limited Partner in a Delaware Operating Partnership. Enovum was incorporated on July 13, 2023 and is now integrated into our HPC Services Business Segment in Canada.

Summary of Risk Factors

An investment in White Fiber is subject to a number of risks, including risks relating to its business, the separation and distribution, and White Fiber Ordinary Shares. Set forth below is a high-level summary of some, but not all, of these risks. Please read the information in the section captioned “Risk Factors” beginning on page 13 for a more thorough description of these and other risks.

Risks Related to White Fiber’s Business

●	White Fiber operates in the highly competitive AI industry.

●	White Fiber’s operations may be negatively affected if it is unable to obtain, develop and retain key personnel and skilled labor forces.

●	White Fiber’s current performance may not accurately represent future revenue.

●	Supply chain disruptions may adversely affect White Fiber’s operations.

●	White Fiber will operate in a capital-intensive industry and is subject to capital market and interest rate risks.

●	White Fiber’s ability to procure GPUs and servers on a timely and profitable basis.

●	The ability of White Fiber to integrate the business of Enovum successfully, as a public reporting company, and to achieve expected synergies, profits and costs.

●	The ability of White Fiber to retain and hire key personnel.

●	Potential adverse reactions or changes to business related relationships resulting from the Enovum acquisition by White Fiber.

●	The ability of Enovum to open new data centers and achieve projected operating results.

●	Changes in tax law may negatively affect White Fiber’s business.

●	Technology disruptions or cyberattacks could adversely impact White Fiber’s operations.

●	Enovum may not be able to access the capital markets to execute its growth strategy.

●	The demand for data centers may not increase in line with Enovum’s prospects.

●	Changes to regulations could decrease demand for Enovum’s service.

●	Bit Digital AI and Enovum’s business depends on a small number of customers.

●	Enovum depends upon third party suppliers and service providers for power and fluctuations, in supply and demand may subject it to liability.

Risks Related to Artificial Intelligence

●	White Fiber proprietary AI technology may not operate properly.

●	White Fiber’s business is subject to complex and evolving regulations concerning AI.

●	Changes in regulations concerning AI may adversely impact our operations.

Risks Related to the Separation and Distribution

●	White Fiber has no history of operating as an independent, public company, and its historical financial information is not necessarily representative of the results that it would have achieved as a separate, publicly traded company and may not be a reliable indicator of its future results.

●	Until the separation and distribution occur, Bit Digital has sole discretion to change the terms of the separation and distribution in ways that may be unfavorable to White Fiber, including to determine not to effect the distribution at all.

●	White Fiber may not achieve some or all of the expected benefits of the separation, and the separation may materially and adversely affect its financial position, results of operations and cash flows.

●	In connection with the separation from Bit Digital, White Fiber may incur debt obligations that could adversely affect its business, profitability and its ability to meet obligations.

●	As an independent, publicly traded company, White Fiber may not enjoy the same benefits that it did as a subsidiary of Bit Digital.

●	White Fiber could experience temporary interruptions in business operations and incur additional costs as it further develops information technology infrastructure and transitions its data to its stand-alone systems.

●	If the distribution, together with certain related transactions, does not qualify as a transaction that is generally tax-free for U.S. federal income tax purposes, Bit Digital and White Fiber, shareholders could be subject to significant tax liabilities and, in certain circumstances, White Fiber could be required to indemnify Bit Digital for material taxes and other related amounts pursuant to indemnification obligations under the tax matters agreement.

Risks Related to White Fiber Ordinary Shares

●	White Fiber cannot be certain that an active trading market for its Ordinary Shares will develop or be sustained after the distribution, and following the distribution, its stock price may fluctuate significantly.

●	A significant number of Ordinary Shares of White Fiber are or will be eligible for future sale, which may cause the market price of White Fiber Ordinary Shares to decline.

●	There may be substantial changes in White Fiber’s stockholder base.

●	Your percentage of ownership in White Fiber may be diluted in the future.

●	White Fiber cannot guarantee the timing, declaration, amount or payment of dividends, if any on its Ordinary Shares.

The Separation and Distribution

On January [●], 2025, Bit Digital announced its intention to separate White Fiber from Bit Digital. The separation will occur by means of pro rata distribution to Bit Digital shareholders of 100% of the outstanding Ordinary Shares of White Fiber, which was formed to hold Bit Digital AI and its consolidated subsidiaries.

Following the distribution, Bit Digital shareholders will own 100% of the Ordinary Shares of White Fiber and White Fiber will be a separate public company from Bit Digital.

On January [●], 2025, the Bit Digital board of directors approved the distribution by way of interim dividend of 100% of White Fiber’s issued and outstanding Ordinary Shares on the basis of one Ordinary Share of White Fiber for every one Ordinary Share of Bit Digital held as of the close of business on January [●], 2025, the record date for the distribution, subject to, pursuant to the separation and distribution agreement, the satisfaction or waiver of the conditions to the distribution as described in this information statement. For a more detailed description of these conditions, see “The Separation and Distribution—Conditions to the Distribution.”

White Fiber’s Post-Separation Relationship with Bit Digital

After the distribution, Bit Digital and White Fiber will be separate companies with separate senior management but overlapping boards of directors. Prior to the distribution, White Fiber will enter into a separation and distribution agreement with Bit Digital, which is referred to in this information statement as the “separation agreement” or the “separation and distribution agreement.” In connection with the separation, White Fiber will also enter into various other agreements to effect the separation and provide a framework for its relationship with Bit Digital after the separation, such as a transition services agreement. These agreements will provide for the allocation between White Fiber and Bit Digital of Bit Digital’s assets, employees, liabilities and obligations (including its investments, property, employee benefits assets and liabilities and tax liabilities) attributable to periods prior to, at and after the distribution, and will govern certain relationships between White Fiber and Bit Digital after the distribution.

For additional information regarding the separation agreement and other transaction agreements and the transactions contemplated thereby, see the sections entitled “Risk Factors—Risks Related to the Separation and Distribution,” “The Separation and Distribution” and “Certain Relationships and Related Person Transactions.”

Corporate Information

White Fiber, Inc. was incorporated in the Cayman Islands on August 15, 2024 under the name Celer, Inc., for the purpose of holding Bit Digital AI and its consolidated subsidiaries in connection with the separation and distribution described herein. Prior to the contribution of this business to White Fiber, which will be completed prior to the distribution, White Fiber’s operations currently consist solely of those of Enovum. The address of White Fiber’s principal executive offices is 31 Hudson Yards, Floor 11, New York, New York 10001. White Fiber’s telephone number after the distribution will be [●]. White Fiber maintains an Internet site at www.Whitefiber.com. White Fiber’s website and the information contained therein or connected thereto shall not be deemed to be incorporated herein, and you should not rely on any such information in making an investment decision.

Reason for Furnishing this Information Statement

This information statement is being furnished solely to provide information to shareholders of Bit Digital who will receive White Fiber Ordinary Shares in the distribution. It is not, and is not to be construed as, an inducement or encouragement to buy or sell any of White Fiber’s securities. White Fiber believes the information contained in this information statement to be accurate as of the date set forth on the cover page of this information statement. Changes may occur after that date, and neither White Fiber nor Bit Digital undertake any obligation to update such information except in the normal course of their respective disclosure obligations and practices, or as required by applicable law.

Summary Historical Consolidated Financial Data

The following tables summarize the historical financial data of Bit Digital AI and its consolidated subsidiaries. The summary historical consolidated balance sheet data as of September 30, 2024 and December 31, 2023, and summary historical consolidated statement of income data for the year ended December 31, 2023, are derived from Bit Digital’s audited consolidated financial statements filed with the SEC. White Fiber did not have any operations prior to its October 11, 2024 acquisition of Enovum.

The historical results set forth below may not be indicative of White Fiber’s future performance as a stand-alone company following the separation and distribution. The selected consolidated financial data in this section is not intended to replace White Fiber’s audited consolidated financial statements and the related notes and should be read in conjunction with the information in “Capitalization,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the historical audited consolidated financial statements and the notes thereto included elsewhere in this information statement. For factors that could cause actual results to differ materially from those presented in the summary historical consolidated financial data, see “Cautionary Statement Concerning Forward-Looking Statements” and “Risk Factors” included elsewhere in this information statement.

Consolidated Statements of Income

	For the Nine Months Ended September 30, 2024	For the Year Ended December 31, 2023
Total revenue	$32,718,084	$-
Total cost of revenue	(13,212,295)	-
Depreciation and amortization expenses	(11,528,569)	-
Selling, general and administrative expenses	(5,802,810)	(1,243,475)
Operating expenses	(30,543,674)	(1,243,475)
Interest expense	-	-
Other income	1,358,795	19,353
Income before income taxes	3,533,205	(1,224,122)
Income taxes	(1,126,193)	(1,827)
Net (loss) income	$2,407,012	$(1,225,949)
Earnings per share - basic	$24,070.12	$(12,259.49)
Earnings per share - diluted	$24,070.12	$(12,259.49)
Weighted average common shares outstanding – basic	100	100
Weighted average common shares outstanding – diluted	100	100

Consolidated Balance Sheets

	As of September 30, 2024	As of December 30, 2023
Working capital	$14,605,655	$(7,492,496)
Due from related-party - noncurrent	-	-
Total assets	$117,125,924	$78,927,726

Related-party notes payable	-	-
Total liabilities	51,367,933	29,277,487
Total stockholder’s equity	$65,757,991	$49,650,239

RISK FACTORS

White Fiber’s business and financial results are subject to a number of risks and uncertainties. References to White Fiber refer to Bit Digital AI and its consolidated subsidiaries, which are to be held by White Fiber, as well as Enovum, currently a wholly-owned subsidiary of White Fiber. The factors and other matters discussed herein are important factors that could cause actual results or outcomes for White Fiber to differ materially from those discussed in the forward-looking statements included elsewhere in this document. If any of the risks described below actually occur, White Fiber’s business, prospects, financial condition or financial results could be materially impacted. The following are the most material risk factors applicable to White Fiber and are not necessarily listed in order of importance or probability of occurrence. You should carefully consider the following risks and other information in this information statement in evaluating White Fiber and its Ordinary Shares The risk factors generally have been separated into three groups: risks related to White Fiber’s business, risks related to the separation and distribution, and risks related to White Fiber’s Ordinary Shares.

General Risks Related to White Fiber’s Business

Our new services and changes to existing services could fail to attract or retain users or generate revenue and profits, or otherwise adversely affect our business.

White Fiber’s ability to retain and increase our user base and to increase our revenue depends heavily on our ability to continue to evolve our existing services and to create successful new services, both independently and in conjunction with third parties. We may introduce significant changes to our existing services or acquire or introduce new and unproven services, including using technologies with which we have little or no prior development or operating experience. For example, we are making significant investments in artificial intelligence “AI” initiatives, including providing computing capacity to support AI. These efforts, including the introduction of new services or changes to existing services, may result in new or enhanced governmental or regulatory scrutiny, litigation, ethical concerns, or other complications that could adversely affect our business, reputation, or financial results. If our new services fail to engage users or developers, or if our business plans are unsuccessful, we may fail to attract or retain users or to generate sufficient revenue, operating margin, or other value to justify our investments, and our business may be adversely affected.

From time to time we may evaluate and potentially consummate strategic investments, combinations, joint-ventures, acquisitions or alliances, which could require significant management attention, disrupt our business and adversely affect our financial results.

We may evaluate and consider strategic investments, combinations, joint-ventures, acquisitions or alliances in AI infrastructure services for AI applications or related businesses around the globe. These transactions could be material to our financial condition and results of operations if consummated. If we are able to identify an appropriate business opportunity, we may not be able to successfully consummate the transaction and, even if we do consummate such a transaction, we may be unable to obtain the benefits or avoid the difficulties and risks of such transaction.

Strategic investments or acquisitions will involve risks commonly encountered in business relationships, including:

●	difficulties in assimilating and integrating the operations, personnel, systems, data, technologies, products and services of the acquired business;

●	inability of the acquired technologies, products or businesses to achieve expected levels of revenue, profitability, productivity or other benefits;

●	difficulties in retaining, training, motivating and integrating key personnel;

●	diversion of management’s time and resources from our normal daily operations;

●	difficulties in successfully incorporating licensed or acquired technology and rights into our businesses;

●	difficulties in maintaining uniform standards, controls, procedures and policies within the combined organizations;

●	difficulties in retaining relationships with customers, employees and suppliers of the acquired business;

●	risks of entering markets, in parts of the United States, Canada and/or abroad, in which we have limited or no prior experience;

●	regulatory risks, including remaining in good standing with existing regulatory bodies or receiving any necessary pre-closing or post-closing approvals, as well as being subject to new regulators with oversight over an acquired business; assumption of contractual obligations that contain terms that are not beneficial to us, require us to license or waive intellectual property rights or increase our risk for liability;

●	failure to successfully further develop the acquired technology;

●	liability for activities of the acquired business before the acquisition, including intellectual property infringement claims, violations of laws, commercial disputes, tax liabilities and other known and unknown liabilities;

●	potential disruptions to our ongoing businesses; and

●	unexpected costs and unknown risks and liabilities associated with strategic investments or acquisitions.

We may not make any investments or acquisitions, or any future investments or acquisitions may not be successful, may not benefit our business strategy, may not generate sufficient revenues to offset the associated acquisition costs or may not otherwise result in the intended benefits. In addition, we cannot assure you that any future investment in or acquisition of new businesses or technology will achieve market acceptance or prove to be profitable.

Any future acquisitions also could result in the issuance of shares, incurrence of debt, contingent liabilities or future write-offs of intangible assets or goodwill, any of which could have a negative impact on our cash flows, financial condition and results of operations. Integration of an acquired company may also disrupt ongoing operations and require management resources that otherwise would be focused on developing and expanding our existing business. We may experience losses related to potential investments in other companies, which could harm our financial condition and results of operations. Further, we may not realize the anticipated benefits of any acquisition, strategic alliance or joint venture if such investments do not materialize.

To finance any acquisitions or joint ventures, we may choose to issue ordinary shares, preference shares or a combination of debt and equity as consideration, which could significantly dilute the ownership of our existing shareholders. Additional funds may not be available on terms that are favorable to us, or at all. If the price of our ordinary shares is low or volatile, we may not be able to acquire other companies or fund a joint venture project using shares as consideration.

The loss of any member of our management team, our inability to execute an effective succession plan, or our inability to attract and retain qualified personnel could adversely affect our business.

Our success and future growth will depend to a significant degree on the skills and services of our management team, including Mr. Samir Tabar, our Chief Executive Officer, and Mr. Erke Huang, our Chief Financial Officer at least during the transition period, they will continue to hold the same position with Bit Digital. We have recently hired several key members of Senior Management including the management team of Enovum (see “Management” below) in order to grow White Fiber’s business. We will need to continue to grow our management in order to alleviate pressure on our existing team and in order to continue to develop our business. If our management team, including any new hires that we may make, fails to work together effectively and to execute our plans and strategies on a timely basis, our business could be harmed. Furthermore, if we fail to execute an effective contingency or succession plan with the loss of any member of management, the loss of such management personnel may significantly disrupt our business.

The loss of key members of management could inhibit our growth prospects. Our future success also depends in large part on our ability to attract, retain and motivate key management and operating personnel. As we continue to develop and expand our operations, we may require personnel with different skills and experiences, and who have a sound understanding of our business and AI. The market for highly qualified personnel in AI is very competitive, and we may be unable to attract or retain such personnel. If we are unable to attract or retain such personnel, our business could be harmed.

If we cannot maintain our corporate culture as we grow, we could lose the innovation, collaboration and focus that contribute to our business.

We believe that a critical component of our success is our corporate culture, which we believe fosters innovation, encourages teamwork and cultivates creativity. As we continue to grow, we may find it difficult to maintain these valuable aspects of our corporate culture. Any failure to preserve our culture could negatively impact our future success, including our ability to attract and retain employees, encourage innovation and teamwork and effectively focus on and pursue our corporate objectives.’

We do not have any business interruption or disruption insurance coverage.

Currently, we do not have any business liability or disruption insurance to cover our operations, other than director’s and officer’s liability insurance. We have determined that the costs of insuring for these risks and the difficulties associated with acquiring such insurance on commercially reasonable terms make it impractical for us to have such insurance. Any uninsured business disruptions may result in our incurring substantial costs and the diversion of resources, which could have an adverse effect on our results of operations and financial condition.

Cyberattacks and security breaches of our AI systems, or those impacting our third parties, could adversely impact our brand and reputation and our business, operating results, and financial condition.

Our AI businesses involve the collection, storage, processing, and transmission of confidential information, employee, service provider, and other personal data. We have built our AI systems on the premise that we maintain a secure way to secure, store, and transact in digital assets and AI technologies and algorithms. As a result, any actual or perceived security breach of us or our third-party partners may:

●	harm our reputation and brand;

●	result in our digital asset and AI systems or services being unavailable and interrupt our operations;

●	result in improper disclosure of data and violations of applicable privacy and other laws;

●	result in significant regulatory scrutiny, investigations, fines, penalties, and other legal, regulatory, and financial exposure;

●	cause us to incur significant remediation costs;

●	lead to theft or irretrievable loss of our fiat currencies or digital assets;

●	divert the attention of management from the operation of our business; and

●	adversely affect our business and operating results.

Further, any actual or perceived breach or cybersecurity attack directed at other financial institutions or digital asset companies, whether or not we are directly impacted, could lead to a general loss of customer confidence in the digital asset industry or in the use of technology to conduct financial transactions, which could negatively impact us, including the market perception of the effectiveness of our security measures and technology infrastructure.

An increasing number of organizations, including large merchants, businesses, technology companies, and financial institutions, as well as government institutions, have disclosed breaches of their information security systems, some of which have involved sophisticated and highly targeted attacks, including on their websites, mobile applications, and infrastructure.

Attacks upon systems across a variety of industries, including the digital asset and AI industries, are increasing in their frequency, persistence, and sophistication, and, in many cases, are being conducted by sophisticated, well-funded, and organized groups and individuals, including state actors. The techniques used to obtain unauthorized, improper, or illegal access to systems and information (including customers and partners’ personal data, digital assets and AI algorithms, disable or degrade services, or sabotage systems are constantly evolving, may be difficult to detect quickly, and often are not recognized or detected until after they have been launched against a target. These attacks may occur on our digital asset and AI systems or those of our third-party service providers or partners. Certain types of cyberattacks could harm us even if our systems are left undisturbed. For example, attacks may be designed to deceive employees and service providers into releasing control of our digital asset and AI systems to a hacker, while others may aim to introduce computer viruses or malware into our systems with a view to stealing confidential or proprietary data. Additionally, certain threats are designed to remain dormant or undetectable until launched against a target and we may not be able to implement adequate preventative measures.

Although we have developed systems and processes designed to protect the data we manage, prevent data loss and other security breaches, effectively respond to known and potential risks, and expect to continue to expend significant resources to bolster these protections, there can be no assurance that these security measures will provide absolute security or prevent breaches or attacks. We have experienced from time to time, and may experience in the future, breaches of our security measures due to human error, malfeasance, insider threats, system errors or vulnerabilities, or other irregularities. Unauthorized parties have attempted, and we expect that they will continue to attempt, to gain access to our systems and facilities, as well as those of our customers, partners, and third-party service providers, through various means, including hacking, social engineering, phishing, and attempting to fraudulently induce individuals (including employees, service providers, and our customers) into disclosing usernames, passwords, payment card information, or other sensitive information, which may, in turn, be used to access our information technology systems, our digital assets and our AI algorithms. Threats can come from a variety of sources, including criminal hackers, hacktivists, state-sponsored intrusions, industrial espionage, and insiders. Certain threat actors may be supported by significant financial and technological resources, making them even more sophisticated and difficult to detect. As a result, our costs and the resources we devote to protecting against these advanced threats and their consequences may continue to increase over time.

White Fiber’s operations may be negatively affected if it is unable to obtain, develop and retain key personnel and skilled labor forces.

White Fiber must attract, develop and retain executive officers and other professional, technical and labor forces with the skills and experience necessary to successfully manage, operate and grow. We have recently hired certain key personnel for White Fiber, as well as the management team of Enovum. However, competition for these employees is high, due, in part, to the nascent AI workforce. In some cases, competition for these employees is on a regional, national, or global basis. At times of low unemployment, it can be difficult for White Fiber to attract and retain qualified and affordable personnel. A shortage in the supply of skilled personnel creates competitive hiring markets, increased labor expenses, decreased productivity and potentially lost business opportunities to support White Fiber’s operating and growth strategies. Additionally, if White Fiber is unable to hire employees with the requisite skills, it may be forced to incur significant training expenses. As a result, White Fiber’s ability to maintain productivity, relationships with customers, competitive costs, and quality services is limited by the ability to employ, retain and train the necessary skilled personnel and could negatively affect its results of operations, financial position and cash flows.

Supply chain disruptions may adversely affect White Fiber’s operations.

Bit Digital AI is a provider of Graphic Processing Units (“GPUs”) and purchases NVIDA H100 servers, as well as other servers, including Supermicro, Dell and ASUSTeK Computer Inc.. Disruptions, shortages or delays in White Fiber’s ability to source GPUs and price increases from suppliers have and may continue to occur, which would be expected to adversely affect White Fiber’s results of operations, financial condition, cash flows and harm customer relationships. One such delay, in fact occurred, when Bit Digital AI’s initial HPC customer delayed the purchase order in order for the customer to evaluate and upgrade to newer generation NVIDIA GPUs. Any material disruption at White Fiber’s facilities or those of its customers or suppliers or otherwise within its supply chain, whether as a result of downtime, work stoppages or facility damage could prevent White Fiber from meeting customer demands or expected timelines, require it to incur unplanned capital expenditures, or cause other material disruptions to its operations, any of which could have a material adverse effect on White Fiber’s operations, financial position and cash flows. Further, supply chain disruptions can occur from events out of the White Fiber’s control such as environmental incidents or other catastrophes.

White Fiber operates in a capital-intensive industry and is subject to capital market and interest rate risks.

White Fiber’s operations require significant capital investment to purchase and maintain the property and equipment required to provide specialized infrastructures to support generative AI work streams. In addition, White Fiber’s operations include a significant level of fixed and semi-fixed costs. Consequently, White Fiber will rely on capital markets, as sources of liquidity for capital requirements for growth. If White Fiber is unable to access capital at competitive rates, the ability to implement business plans, make capital expenditures or pursue acquisitions it would otherwise rely on for future growth may be adversely affected. Market disruptions may increase the cost of borrowing or adversely affect White Fiber’s ability to access one or more financial markets. Such market disruptions could include:

●	A significant economic downturn.

●	The financial distress of unrelated industry leaders in the same line of business.

●	Deterioration in capital market conditions.

●	Turmoil in the financial services industry.

●	Volatility in GPU prices.

●	Terrorist attacks.

●	War.

●	Cyberattacks.

If we raise additional equity financing, our shareholders may experience significant dilution of their ownership interests, and the per share value of our White Fiber Ordinary Shares could decline. Furthermore, if we engage in debt financing, the holders of debt likely would have priority over the holders of our ordinary shares on order of payment preference. We may be required to accept terms that restrict or limit our ability to, among other things:

●	Pay cash dividends to our shareholders, subject to certain limited exceptions;

●	Redeem or repurchase our ordinary shares or other equity;

●	Incur additional indebtedness;

●	Permit liens on assets;

●	Make certain investments (including through the acquisition of stock, shares, partnership or limited liability company interests, any loan, advance or capital contribution);

●	Sell, lease, license, lend or otherwise convey an interest in a material portion of our assets; and

●	Sell or otherwise issue ordinary shares or other capital stock subject to certain limited exceptions.

These restrictions may limit our ability to obtain additional financing, withstand downturns in our business or take advantage of business opportunities.

We have an evolving business model which is subject to various uncertainties.

As AI infrastructure services become more widely available, we expect the services and products associated with them to evolve. In order to stay current with the industry, our business model requires us to evolve as well. From time to time, we have modified and will continue to modify aspects of our business model relating to our strategy. We cannot offer any assurance that these or any other modifications will be successful or will not result in harm to our business. We may not be able to manage growth effectively, which could damage our reputation, limit our growth and negatively affect our operating results. Further, we cannot provide any assurance that we will successfully identify all emerging trends and growth opportunities in this business sector, and we may lose out on those opportunities. Such circumstances could have a material adverse effect on our business, prospects or operations.

White Fiber may be negatively impacted by future litigation, claims or investigations.

White Fiber may become party to, among other things, environmental, commercial, contract, warranty, antitrust, tax, property entitlements and land use, product liability, health and safety, and employment claims. The outcome of any future lawsuits, claims, investigations or proceedings is often difficult to predict and could be adverse and material in amount. In addition to the monetary cost, litigation can divert management’s attention from its core business opportunities. Development of new information in these matters can often lead to changes in management’s estimated liabilities associated with these proceedings including the judge’s rulings or judgements, jury verdicts, settlements or changes in applicable law. The outcome of such matters is often difficult to predict and unfavorable outcomes could have a material impact to White Fiber’s results of operations, financial position and cash flows.

Changes in tax law may negatively affect White Fiber’s business.

Changes to federal, state, local and foreign tax laws have the ability to benefit or adversely affect White Fiber’s earnings and customer costs. Significant changes to corporate tax rates could result in the impairment of deferred tax assets that are established based on existing law at the time of deferral. A number of factors may increase White Fiber’s future effective income tax rate, including:

●	Governmental authorities increasing taxes or eliminating deductions, particularly the [depletion] deduction.

●	The jurisdictions in which earnings are taxed.

●	The resolution of issues arising from tax audits with various tax authorities.

●	Changes in the valuation of our deferred tax assets and liabilities.

●	Adjustments to estimated taxes upon finalization of various tax returns.

●	Changes in available tax credits.

●	Changes in stock-based compensation.

●	Other changes in tax laws.

●	The interpretation of tax laws and/or administrative practices.

White Fiber’s operations could be negatively impacted by import tariffs and/or other government mandates.

White Fiber operates in or provides services to capital-intensive industries in which federal trade policies could significantly impact the availability and cost of materials. Imposed and proposed tariffs could significantly increase the prices and delivery lead times on GPUs that are critical to White Fiber and its customers. White Fiber faces competition from source providers both in the U.S. and around the world. Prolonged lead times on the delivery of GPUs and further tariff increases could adversely affect White Fiber’s business, financial condition and results of operations.

White Fiber’s operations could be adversely impacted by climate change.

Severe weather events, such as tornadoes, hurricanes, rain, drought, ice and snowstorms, and high- and low- temperature extremes, occur in regions in which White Fiber operates and maintains infrastructure. White Fiber’s principal data centers are in Iceland and Canada designed to provide year-round cool weather conditions. Nevertheless climate change could change the frequency and severity of weather events, which may create physical and financial risks to White Fiber. Such risks could have an adverse effect on White Fiber’s financial condition, results of operations and cash flows. Increases in severe weather conditions or extreme temperatures may cause infrastructure construction projects to be delayed or canceled and limit resources available for such projects resulting in decreased revenue or increased project costs. In addition, drought conditions could restrict the availability of water supplies or limit the ability to obtain water use permits, inhibiting the ability to conduct operations. To date, Bit Digital AI has not experienced any material impacts to its financial condition, results of operations or cash flows due to the physical effects of climate change.

The insurance industry may be adversely affected by severe weather events, which may impact availability of insurance coverage, insurance premiums and insurance policy terms.

White Fiber’s operations are subject to environmental laws and regulations that may increase costs of operations, impact or limit business plans, or expose White Fiber to environmental liabilities.

White Fiber is subject to environmental laws and regulations affecting many aspects of its operations, including those affecting the operation of its data centers. These laws and regulations can increase capital, operating and other costs; cause delays as a result of litigation and administrative proceedings; and create environmental compliance, remediation, containment, monitoring and reporting obligations for construction materials facilities. Environmental laws and regulations can also require White Fiber to install pollution control equipment at facilities where it operates, and correct environmental hazards, including payment of all or part of the cost to remediate sites where activities of other parties, caused environmental contamination. These laws and regulations generally require White Fiber to obtain and comply with a variety of environmental licenses, permits, inspections and other approvals. Although White Fiber strives to comply with all applicable environmental laws and regulations, public and private entities and private individuals may interpret White Fiber’s legal or regulatory requirements differently and seek injunctive relief or other remedies against White Fiber. White Fiber cannot predict the outcome, financial or operational, of any such litigation or administrative proceedings.

Existing environmental laws and regulations may be revised and new laws and regulations seeking to protect the environment may be adopted or become applicable to White Fiber. These laws and regulations could require White Fiber to limit the use or output of certain facilities; prohibit or restrict new or existing services; retire and replace certain facilities; install pollution controls; remediate environmental impacts; remove or reduce environmental hazards; or forego or limit the development of resources and certain facilities where it operates. Revised or new laws and regulations that increase compliance and disclosure costs and/or restrict operations could adversely affect White Fiber’s results of operations, financial conditions and cash flows.

Pandemics, including COVID-19, may have a negative impact on White Fiber’s business operations, revenues, results of operations, liquidity and cash flows.

Pandemics have disrupted national, state and local economies. To the extent a pandemic adversely impacts White Fiber’s businesses, operations, revenues, liquidity or cash flows, it could also have a heightened effect on other risks described in this section. The degree to which a pandemic will impact White Fiber depends on future developments, including the resurgence of COVID-19 and its variants, federal and state mandates, actions taken by governmental authorities, effectiveness of vaccines being administered, and the pace and extent to which the economy recovers and remains under relatively normal operating conditions.

Other factors associated with a pandemic that could impact White Fiber’s businesses and future operating results, revenues and liquidity include impacts related to the health, safety, and availability of employees and contractors; extended rise in unemployment; public and private-sector budget changes and constraints; counterparty credit; costs and availability of supplies; capital construction and infrastructure operation and maintenance programs; financing plans; pension valuations; travel restrictions; and legal matters. The economic and market disruptions resulting from a pandemic could also lead to greater than normal uncertainty with respect to the realization of estimated amounts, including estimates for backlog, revenue recognition, intangible assets, other investments and provisions for credit losses.

General risk factors that could impact White Fiber’s businesses.

The following are additional factors that should be considered for a better understanding of the risks to White Fiber. These factors may negatively impact White Fiber’s financial results in future periods:

●	Acquisition, disposal and impairments of assets or facilities.

●	The cyclical nature of large infrastructure projects.

●	Labor negotiations or disputes.

●	Inability of contract counterparties to meet their contractual obligations.

●	The inability to effectively integrate the operations and the internal controls of any acquired companies.

We maintain cash deposits in excess of federally insured limits. Adverse developments affecting financial institutions, including bank failures, could adversely affect our liquidity and financial performance.

We regularly maintain domestic cash deposits in Federal Deposit Insurance Corporation (“FDIC”) insured banks that exceed the FDIC insurance limits. Bank failures, events involving limited liquidity, defaults, non-performance, or other adverse developments that affect financial institutions, or concerns or rumors about such events, may lead to liquidity constraints. For example, on March 10, 2023, Silicon Valley Bank failed and was taken into receivership by the FDIC. The failure of a bank, or other adverse conditions in the financial or credit markets impacting financial institutions at which we maintain balances, could adversely impact our liquidity and financial performance. There can be no assurance that our deposits in excess of the FDIC or other comparable insurance limits will be backstopped by the U.S., or that any bank or financial institution with which we do business will be able to obtain needed liquidity from other banks, government institutions or by acquisition in the event of a failure or liquidity crisis.

Artificial Intelligence (“AI”) Related Risks

Our proprietary AI technology and algorithms may not operate properly or as we expect them to, which could cause us to incur fines and monetary penalties adversely affecting our business, results of operations and financial condition.

The continuous development, maintenance and operation of our AI technology and algorithms is expensive and complex, and may involve unforeseen difficulties including material performance problems, undetected defects or errors, for example, with new capabilities incorporating artificial intelligence. We may encounter technical obstacles, and it is possible that we may discover additional problems that prevent our technology and proprietary algorithms from operating properly. If our proprietary AI technologies and algorithms do not function reliably, we may incur fines and monetary penalties, as well as regulatory orders requiring remedial, injunctive, or other corrective action.

Regulators may limit our ability to develop or implement our proprietary AI technology and algorithm and/or may eliminate or restrict the confidentiality of our proprietary technology, which could have a material adverse effect on our financial condition and results of operations.

Our future success depends on our ability to continue to develop and implement our proprietary AI technology and algorithm, and to maintain the confidentiality of this technology. Changes to existing regulations, their interpretation or implementation, or new regulations could impede our use of this technology, or require that we disclose our proprietary technology to our competitors, which could impair our competitive position and result in a material adverse effect on our business, results of operations, and financial condition.

Our AI business is subject to complex and evolving U.S. and foreign laws and regulations regarding AI, machine learning, and automated decision making.

In recent years the use of machine learning, AI and automated decision making, has come under increased regulatory scrutiny, and governments and regulators in the United States, European Union, and other places have announced the need for greater regulation regarding the use of machine learning and AI generally. New laws, guidance, and decisions in this area may limit White Fiber’s AI business, or require the company to make changes to its AI technology and operations that may decrease our operational efficiency, result in an increase to operating costs and/or hinder our ability to improve our AI services.

For example, certain global privacy laws regulate the use of automated decision making and may require that the existence of automated decision making be disclosed to the data subject with a meaningful explanation of the logic used in such decision making in certain circumstances, and that safeguards must be implemented to safeguard individual rights, including the right to obtain human intervention and to contest any decision. Other global privacy laws allow individuals the right to opt out of certain automated processing of personal data and create other requirements that impact automated decision-making. At the federal level, the President of the United States recently issued an Executive Order on the Safe, Secure, and Trustworthy Development and Use of Artificial Intelligence, which charges multiple agencies, including The National Institute of Standards and Technology, with producing guidelines in connection with the development and use of AI. In the European Union, there was political agreement on the EU AI Act, which establishes a comprehensive, risk-based governance framework for AI in the EU market. The EU AI Act entered in force on August 1, 2024, and the majority of the substantive requirements will apply two years later (beginning 2026). The EU AI Act will apply to companies that develop, use and/or provide AI in the European Union and includes requirements around transparency, conformity assessments and monitoring, risk assessments, human oversight, security, accuracy, general purpose AI and foundation models, and proposes fines for breach of up to 7% of worldwide annual turnover (revenue). Additionally, in September of 2022, the European Commission proposed two Directives seeking to establish a harmonized civil liability regime for AI in the European Union, in order to facilitate civil claims in respect of harm caused by AI and to include AI-enabled products within the scope of the European Union’s existing strict liability regime. Once fully applicable, the EU AI Act will have a material impact on the way AI is regulated in the European Union, and together with developing guidance and/or decisions in this area, may affect our use of AI and our ability to provide, improve, or commercialize our AI services, and could require additional compliance measures and changes to our operations and processes.

Moreover, the intellectual property ownership and license rights, including copyright, surrounding AI technologies has not been fully addressed by courts or laws or regulations, and the use or adoption of AI technologies into our offerings may result in exposure to claims of copyright infringement or other intellectual property misappropriation. As the legal and regulatory framework for AI and automated decision making evolves, we may not always be able to anticipate how to respond to these laws or regulations, and compliance may adversely impact our operations and involve significant expenditure and resources. Any failure by us to comply may result in significant liability, potential increases in civil claims against us, negative publicity, an erosion of trust, and/or increased regulation and could materially adversely affect our business, results of operations, and financial condition.

We face intense competition in the AI industry. If we do not continue to innovate and provide AI products and services to our customers and partners, we may not remain competitive, which could harm our business, financial condition, and operating results.

Our AI business environment is rapidly evolving and intensely competitive, it faces changing AI technologies, shifting customer needs, and frequent introductions of rival products and services. To compete successfully, we must accurately anticipate AI technology developments and deliver innovative, relevant and useful products, services, and technologies in a timely manner. As our AI business evolve, the competitive pressure to innovate will encompass a wider range of products and services. We must continue to invest significant resources in technical infrastructure and R&D, including through acquisitions, in order to enhance our AI technology, products, and services.

Our current and potential domestic and international competitors range from large and established companies to emerging start-ups. Some competitors have longer operating histories and well-established relationships in various sectors. They can use their experience and resources in ways that could affect our competitive position, including by making acquisitions and entering into other strategic arrangements; continuing to invest heavily in AI technical infrastructure, R&D, and in talent; initiating intellectual property and competition claims (whether or not meritorious). Further, discrepancies in enforcement of existing laws may enable our lesser known competitors to aggressively interpret those laws without commensurate scrutiny, thereby affording them competitive advantages. Our competitors may also be able to innovate and provide AI products and services faster than we can or may foresee the need for products and services before we do.

We are expanding our investment in AI across the entire company. This includes generative AI and continuing to integrate AI capabilities into our products and services. AI technology and services are highly competitive, rapidly evolving, and require significant investment, including development and operational costs, to meet the changing needs and expectations of our existing users and attract new users. Our ability to deploy certain AI technologies critical for our products and services and for our business strategy may depend on the availability and pricing of third-party equipment and technical infrastructure. Additionally, other companies may develop AI products and technologies that are similar or superior to our technologies or more cost-effective to deploy. Other companies may also have, or in the future may obtain, patents or other proprietary rights that would prevent, limit, or interfere with our ability to make, use, or sell our own AI products and services.

Our financial condition and operating results may also suffer if our AI products and services are not responsive to the evolving needs and desires of our customers and partners. As new and existing AI technologies continue to develop, competitors and new entrants may be able to offer experiences that are, or that are seen to be, substantially similar to or better than ours. These technologies could reduce usage of our products and services, and force us to compete in different ways and expend significant resources to develop and operate equal or better products and services. Competitors’ success in providing compelling products and services or in attracting and retaining customers and partners could harm our financial condition and operating results.

Our ongoing investment in new AI products, services, and technologies is inherently risky, and could divert management attention and harm our business, financial condition, and operating results.

The investments that we are making to build our AI capabilities into new and existing products and services, reflect our ongoing efforts to innovate and provide products and services that are helpful to our customers. Our AI investments ultimately may not be commercially viable or may not result in an adequate return of capital and, in pursuing new strategies, we may incur unanticipated liabilities. Innovations in our AI products and services could also result in changes to customer behavior and affect our revenue trends. These endeavors involve significant risks and uncertainties, including diversion of resources and management attention from current operations, different monetization models, and the use of alternative investment, governance, or compensation structures that may fail to adequately align incentives across the company or otherwise accomplish their objectives.

Regulatory restrictions that target AI, including, but not limited to, export restrictions may have a material adverse impact on our intended operations.

The increasing focus on the strategic importance of AI technologies has already resulted in regulatory restrictions that target products and services capable of enabling or facilitating AI, and may in the future result in additional restrictions impacting some or all of our service offerings. Such restrictions could include additional unilateral or multilateral export controls on certain products or technology, including, but not limited to, AI technologies. As geopolitical tensions have increased, semiconductors associated with AI, including GPUs and associated products, are increasingly the focus of export control restrictions proposed by stakeholders in the U.S. and its allies, and it is likely that additional unilateral or multilateral controls will be adopted. Such controls may be very broad in scope and application, prohibit us from exporting our services to any or all customers in one or more markets or could impose other conditions that limit our ability to serve demand abroad and could negatively and materially impact our business, revenue, and financial results. Export controls targeting GPUs and semiconductors associated with AI, which are increasingly likely, would restrict our ability to export our technology, services even though competitors may not be subject to similar restrictions, creating a competitive disadvantage for us and negatively impacting our business and financial results. Increasing use of economic sanctions may also impact demand for our services, negatively impacting our business and financial results. Additional unilateral or multilateral controls are also likely to include deemed export control limitations that negatively impact the ability of our research and development teams to execute our roadmap or other objectives in a timely manner. Additional export restrictions may not only impact our ability to serve overseas markets, but also provoke responses from foreign governments, including China, that negatively impact our ability to provide our services to customers in all markets worldwide, which could also substantially reduce our revenue.

Management of these new license and other requirements is complicated and time consuming. Our results and competitive position may be harmed if we are restricted in offering our services, if customers purchase services from competitors, if customers develop their own AI solution, if we are unable to provide contractual warranty or other extended service obligations, if the U.S. government does not grant licenses in a timely manner or denies licenses to significant customers, or if we incur significant transition costs. Even if the U.S. government grants any requested licenses, the licenses may be temporary or impose burdensome conditions that we cannot or choose not to fulfill. The new requirements may benefit certain of our competitors, as the licensing process will make our pre-sale and post-sale technical support efforts more cumbersome and less certain, and encourage customers to pursue alternatives to our services.

Issues in the development and use of AI may result in reputational or competitive harm or liability.

We continue to build AI into our infrastructure services, and we are also providing computing power for AI available for our customers to use in solutions that they build. We are providing supporting/computing power to clients, including our strategic partners who develop AI systems. We expect this integration of AI into our offerings and our business in general to grow. AI presents risks and challenges that could affect its adoption, and therefore our business. AI algorithms or training methodologies may be flawed. Datasets may be overbroad, insufficient, or contain biased information. Content generated by AI systems may be offensive, illegal, or otherwise harmful. Ineffective or inadequate AI development or deployment practices by our company or others could result in incidents that impair the acceptance of AI solutions or cause harm to individuals, customers, or society, or result in our products and services not working as intended. Human review of certain outputs may be required. As a result of these and other challenges associated with innovative technologies, our implementation of AI systems could subject us to competitive harm, regulatory action, legal liability, including under new proposed legislation regulating AI in jurisdictions, new applications of existing data protection, privacy, intellectual property, and other laws, and brand or reputational harm. Some AI scenarios present ethical issues or may have broad impacts on society. If we provide supporting/computing AI services that have unintended consequences, unintended usage or customization by our customers and partners, or are controversial because of their impact on human rights, privacy, employment, or other social, economic, or political issues, we may experience brand or reputational harm, adversely affecting our business and consolidated financial statements.

A curtailment or disruption in energy supply in Iceland or Canada due to regulations and policies implemented by their respective governments, which prioritize energy supply, may cause a substantial disruption or discontinuance of White Fiber’s AI business operations based in Iceland or Canada, and therefore impair White Fiber’s financial condition or results of operations.

Through Bit Digital’s subsidiary, Bit Digital Iceland ehf, Bit Digital established and has been operating its AI business line since November 2023, developing a fleet of 256 servers at a data center located in Northern Iceland. Through White Fiber’s subsidiary Enovum was acquired in October 2024 and has since been operating its AI business live at data centers located in Canada.

In order to maintain its AI data centers operational, White Fiber will need to acquire sufficient supplies of electricity generated by hydroelectric and geothermal energy. In addition, Bit Digital’s AI facilities need also to maintain reliable and adequate infrastructure and cooling systems to ensure optimal performance.

Currently, Icelandic and Canadian-based data centers and similar facilities, including the ones contracted with Bit Digital, may face significant risks of energy disruption, curtailment or discontinuance due to low water level in Icelandic reservoirs utilized by hydropower plants, which provide hydro-generated energy in the country. In the event of a water shortage, and therefore a shortage of hydro-generated energy, the prioritization framework for Icelandic energy favors residential and certain business uses over data centers and similar facilities. In addition, volcanic eruptions might interrupt the generation of electricity from geothermal energy, as occurred several times in 2023.

Accordingly, the energy supply for Bit Digital’s AI data centers may be subject to disruption and could become insufficient to support our operations. White Fiber’s financial condition or results of operations may be adversely affected if its AI datacenters are disrupted or discontinued due to a curtailment or interruption of the energy supply.

Our business may be adversely affected by future changes in the European Union’s regulations related to AI, which could be reflected in Icelandic and other European Union countries’ domestic laws and regulations.

While no current Icelandic legislation directly impacts AI operations, Iceland, being a member of the European Economic Area, is likely to be influenced by forthcoming European Union acts such as the Artificial Intelligence Act and the AI Liability Directive. These acts may shape the future regulatory landscapes in Iceland and lead the Icelandic government to adopt such regulations domestically.

The potential adoption of said AI regulatory framework could introduce new compliance requirements for AI applications, as well as other legal and regulatory obligations, impacting operational practices and liability considerations for the Company’s AI business line. This could ultimately adversely affect our Company’s business and financial results.

Risks Related to Our Data Center Operations

We are at an early stage of development of our business, currently have limited sources of revenue, and may not become profitable in the future.

We are subject to the risks and uncertainties of a new business, with limited sources of revenue. We began generating revenue from our hosting operations when our first co-hosting facility came online in Iceland in January 2024. We completed an acquisition of Enovum in October 2024. Accordingly, we have only a limited history upon which an evaluation of our prospects and future performance can be made.

As we grow and develop as a business, we are attempting to reduce the impact of variability on our revenue and hosting costs by entering into long-term contracts at each site. Enovum’s contracts with its 14 customers range from month to month to 60 months. In our GPU-as-a-Service business, we provide cloud infrastructure for highly scalable Graphic Processing Unit (“GPU”) accelerated applications, or GPU clusters, to our customers under contracts spanning from month to month to 36 months. As these are new services in the industry, the value and longevity of the GPUs remain uncertain in this rapidly evolving market. Given that we have only a limited history of operating an HPC data center, the long-term profitability of these contracts cannot be presently determined. If we are unable to successfully implement our development plan or to increase our generation of revenue, we will not remain profitable in the future.

We intend to continue scaling our company to increase our customer base and implement initiatives, including new business lines and global expansion. These efforts may prove more expensive than we currently anticipate and may not result in increased revenue or profitability in the short term or at all. We will also incur increased compliance costs associated with growth, expanding our customer base, and being a public company. Our efforts to grow our business may be costlier than we expect, or the revenue growth rate may be slower than we expect. As we pivot towards new markets such as GPU-as-a-Service and HPC data center hosting, we realize that our limited experience in these areas may impact our ability to accurately assess our prospects. The likelihood of our success must be considered in light of the expenses, difficulties, complications, problems and delays frequently encountered in connection with the expansion of a business, operating a business in a competitive industry, and the continued development of expanding our customer base. There can be no assurance that we will operate profitably in the future.

Enovum’s acquisition is under review by Canadian regulators.

The Minister of Innovation, Science and Industry of Canada (the “Minister”) is reviewing White Fiber’s acquisition of Enovum under the Investment Canada Act to determine whether the investment could be injurious to national security. White Fiber has responded to a request for information from the Minister. The Minister is continuing to review the additional information provided by White Fiber in response to the request and in the interim has issued a notice that the investment may be subject to a national security review. The Minister has until February 3, 2025 to determine whether to issue an order for review of the transaction on national security grounds. While White Fiber does not believe that Enovum’s data center operations which are purely infrastructure raise national security concerns, White Fiber may be subject to certain remedial measures, which could include certain undertakings or potentially an unwinding (divestiture) or modification of the transaction. These outcomes would have a material adverse effect on White Fiber’s business and financial condition, and prospects.

We may be unable to access sufficient additional capital needed to grow our business.

We expect to need to raise substantial additional capital to expand our data center operations, pursue our growth strategies and to respond to competitive pressures or unanticipated working capital requirements. However, market conditions may limit our ability to raise funds in a timely manner, in sufficient quantities, or on terms acceptable to us, if at all, which could impair our growth and adversely affect our existing operations. If we raise additional equity financing, our shareholders may experience significant dilution of their ownership interests, and the per share value of our ordinary shares could decline. Furthermore, if we engage in debt financing, the holders of debt would have priority over the holders of our ordinary shares on order of payment preference. We may be required to accept terms that restrict our ability to incur additional indebtedness, pay dividends to our shareholders, or take other actions. We may also be required to maintain specified liquidity or other ratios that could otherwise not be in the interests of our stockholders. If we are unable to raise the additional capital needed to execute our future strategic growth initiatives, we may be less competitive in our industry and the results of

These provisions could make investing in our securities less attractive to investors and could limit our ability to obtain adequate financing on a timely basis or on acceptable terms in the future, which could have significant harmful effects on our financial condition and business and could include substantial limitations on our ability to continue to conduct operations.

We are subject to a highly evolving regulatory landscape and any adverse changes to or our co-hosting customers’ failure to comply with any laws or regulations could adversely affect our business, prospects or operations.

Our customers’ businesses are subject to extensive laws, rules, regulations, policies and legal and regulatory guidance, including those governing securities, commodities, cryptoasset custody, exchange and transfer, data governance, data protection, cybersecurity and tax. Many of these legal and regulatory regimes were adopted prior to the advent of the Internet, mobile technologies, AI and related technologies. As a result, they do not contemplate or address unique issues associated with AI, are subject to significant uncertainty, and vary widely across U.S., Iceland and Canada. These legal and regulatory regimes, including the laws, rules and regulations thereunder, evolve frequently and may be modified, interpreted and applied in an inconsistent manner from one jurisdiction to another, and may conflict with one another.

Moreover, the complexity and evolving nature of our business and the significant uncertainty surrounding the regulation of AI, requires us to exercise our judgment as to whether certain laws, rules and regulations apply to us or our customers, and it is possible that governmental bodies and regulators may disagree with our or our customers’ conclusions. To the extent we or our customers have not complied with such laws, rules and regulations, we could be subject to significant fines and other regulatory consequences, which could adversely affect our business, prospects or financial condition.

Ongoing and future regulatory actions could effectively prevent our customers’ and our ongoing or planned co-hosting operations, limiting or preventing future revenue generation by us or rendering our operations obsolete. Such actions could severely impact our ability to continue to operate and our ability to continue as a going concern or to pursue our strategy at all, which would have a material adverse effect on our business, prospects or financial condition.

Our business depends upon the demand for data centers.

We are in the business of owning, acquiring, developing and operating data centers. A reduction in the demand for data center space, power or connectivity would have a greater adverse effect on our business and financial condition than if our assets were devoted to a less specialized use. Our substantial development activities make us particularly susceptible to general economic slowdowns, as well as adverse developments in the data center, Internet, AI and data communications and broader technology industries. Any such slowdown or adverse development could lead to reduced corporate IT spending or reduced demand for data center space. Changes in industry practice or in technology could reduce demand for the physical data center space we provide. In addition, our customers may choose to develop new data centers or expand their own existing data centers or consolidate into data centers that we do not own or operate, which could reduce demand for our newly developed data centers or result in the loss of one or more key customers. If any of our key customers were to do so, it could result in a loss of business to us or put pressure on our pricing. Mergers or consolidations of technology companies could reduce further the number of our customers and potential customers and make us more dependent on a more limited number of customers. If our customers merge with or are acquired by other entities that are not our customers, they may discontinue or reduce the use of our data centers in the future. Our financial condition, results of operations, cash flow, cash available for distribution and ability to satisfy our debt service obligations could be materially adversely affected as a result of any or all of these factors.

Our business has and is expected to continue to have significant customer concentration.

We generate a large portion of our revenue from a small number of customers. If we were to lose one or more of our customers, our operating results could be materially adversely affected.

HPC Datacenter Hosting

Enovum’s data center in Montreal is currently serving 14 customers. No one customer has accounted for in excess of 50% of revenue in 2024. During fiscal year 2023, 12 customers accounted for 100% of Enovum’s revenue.

GPU-as-a-Service Business

During 2024, our HPC data center in Iceland has had contracts with three customers. Our initial customer has accounted for all of our revenues through September 20, 2024.

We expect that the limited number of customers will continue to account for a high percentage of our revenue for the foreseeable future. In addition, demand for our services generated by these customers may fluctuate significantly from quarter to quarter. The concentration of our customer base increases risks related to the financial condition of our customers, and the deterioration in financial condition of a single customer or the failure of a single customer to perform its obligations could have a material adverse effect on our results of operations and cash flow. In the event that any of our customers experience a decline in their equipment usage for any reason, or decide to discontinue the use of our facilities, we may be compelled to lower our prices or risk losing a significant customer. Such developments could adversely affect our profit margins and financial position, leading to a negative impact on our revenue and operational results.

Failure to attract, grow and retain a diverse and balanced customer base, could adversely affect our business and operating results.

Our ability to attract, grow and retain a diverse and balanced customer base, consisting of enterprises, cloud service providers, network service providers, and digital economy customers, may affect our ability to grow our business. Currently our data center operations are limited to Iceland and Montreal, Canada which enables us to better generate significant interconnection revenues, which in turn increases our overall revenues. Our ability to attract customers to our data centers will depend on a variety of factors, including our product offerings, the presence of carriers, the overall mix of customers, the presence of key customers attracting business through ecosystems, the data center’s operating reliability and security and our ability to effectively market our product offerings. Our inability to develop, provide or effectively execute any of these factors may adversely affect the development, growth and retention of a diverse and balanced customer base and adversely affect our business, financial condition and results of operations.

Our new services and changes to existing services could fail to attract or retain users or generate revenue and profits, or otherwise adversely affect our business.

Our ability to retain, increase, and engage our customer base and to increase our revenue depends heavily on our ability to continue to evolve our existing services and to create successful new services, both independently and in conjunction with developers or other third parties. We may introduce significant changes to our existing services or acquire or introduce new and unproven services, including using technologies with which we have little or no prior development or operating experience. For example, we are making significant investments in AI, including providing computing capacity to support AI. These efforts, including the introduction of new services or changes to existing services, may result in new or enhanced governmental or regulatory scrutiny, litigation, ethical concerns, or other complications that could adversely affect our business, reputation, or financial results. If our new services fail to engage users or developers, or if our business plans are unsuccessful, we may fail to attract or retain users or to generate sufficient revenue, operating margin, or other value to justify our investments, and our business may be adversely affected.

We depend upon third-party suppliers for power, and we are vulnerable to service failures and price increases by such suppliers and to volatility in the supply and price of power in the open market.

We rely on third parties to provide power to our data centers, and we cannot ensure that these third parties will deliver such power in adequate quantities or on a consistent basis. We are also reliant on third parties to deliver additional power capacity to support the growth of our business. If the amount of power available to us is inadequate to support our customer requirements, we may be unable to satisfy our obligations to our customers or grow our business. In addition, our data centers may be susceptible to power shortages and planned or unplanned power outages caused by these shortages. Power outages may last beyond our backup and alternative power arrangements, which would harm our customers and our business. Any loss of services or equipment damage could adversely affect both our ability to generate revenues and our operating results, harm our reputation and potentially lead to customer disputes or litigation.

In addition, we may be subject to risks and unanticipated costs associated with obtaining power from various utility companies. Utilities that serve our data centers may be dependent on, and sensitive to price increases for, a particular type of fuel, including hydroelectric. In addition, the total cost of delivered electricity could increase as a result of: regulations intended to regulate carbon emissions and other pollutants, ratepayer surcharges related to recovering the cost of extreme weather events and natural disasters (including volcanoes in Iceland), geopolitical conflicts, military conflicts, grid modernization charges, as well as other charges borne by ratepayers. Increases in the cost of power at any of our data centers could put those locations at a competitive disadvantage relative to data centers that are supplied power at a lower price.

Any failure of our physical or information technology or operational technology infrastructure or services could lead to significant costs and disruptions.

Our business depends on providing customers with highly reliable services, including with respect to power supply, physical security, cybersecurity, and maintenance of environmental conditions. We may fail to provide such services because our operations are vulnerable to, among other things, mechanical or telecommunications failure, power outage, human error, physical or electronic security breaches, cyberattacks, war, terrorism, fire, earthquake, pandemics, hurricane, flood and other natural disasters, sabotage and vandalism.

Substantially all of our customer agreements include terms requiring us to meet certain service level commitments. Any failure to meet these or other commitments or any equipment damage in our data centers due to any reason could subject us to contractual liability, including service level credits against customer rent payments, legal liability and monetary damages, regulatory sanctions, or, in certain cases of repeated failures, the right by the customer to terminate the agreement. Service interruptions, equipment failures or security breaches could also materially impact our brand and reputation globally and lead to customer contract terminations or non-renewals and an inability to attract customers in the future.

Any disruption of service experienced by certain of our third-party service providers, or our ineffective management of relationships with third-party service providers could harm our business, financial condition, operating results, cash flows, and prospects.

We rely on several third-party service providers for services that are essential to our business model, the most important of which are our suppliers of power, electrical equipment (including GPU servers), building materials, and construction services. Additionally, as we build our GPU-as-a-Service business, we also expect to rely on third parties to lease or sell us equipment which we then lease to certain of our GPU-as-a-Service customers. In addition, we may depend upon outside advisors who may not be available on reasonable terms as needed, or at all. To supplement the business experience of our officers and directors, we may be required to employ technical experts, appraisers, attorneys, or other consultants or advisors. If these third parties or other outside advisors experience difficulty providing the services we require, or if they experience disruptions or financial distress or cease operations temporarily or permanently, or if the products they supply are defective or cease to operate for any reason, it could make it difficult for us to execute our operations. If we are unsuccessful in identifying or finding highly qualified third-party service providers or employees, if we fail to negotiate cost-effective relationships with them or if we are ineffective in managing and maintaining these relationships, it could materially and adversely affect our business and our financial condition, operating results, cash flows, and prospects.

Any delays or unexpected costs in the development of any new properties acquired for development may delay and harm our growth prospects, future operating results and financial condition.

Enovum intends to build out additional HPC data centers in the future based on signed letters of intent at significant cost. Our successful development of this and future projects is subject to many risks, including those associated with:

●	delays in construction, or changes to the plans or specifications;

●	budget overruns, increased prices for raw materials or building supplies, or lack of availability and/or increased costs for specialized data center components, including long lead time items such as generators;

●	construction site accidents and other casualties;

●	financing availability, including our ability to obtain construction financing and permanent financing, or increases in interest rates or credit spreads;

●	labor availability, costs, disputes and work stoppages with contractors, subcontractors or others that are constructing the project;

●	failure of contractors to perform on a timely basis or at all, or other misconduct on the part of contractors;

●	access to sufficient power and related costs of providing such power to our customers;

●	environmental issues;

●	supply chain constraints;

●	fire, flooding, earthquakes and other natural disasters;

●	pandemics;

●	geological, construction, excavation and equipment problems; and

●	delays or denials of entitlements or permits, including zoning and related permits, or other delays resulting from requirements of public agencies and utility companies.

In addition, development activities, regardless of whether they are ultimately successful, also typically require a substantial portion of our management’s time and attention. This may distract our management from focusing on other operational activities of our business. If we are unable to complete development projects successfully and on a timely basis, our business may be adversely affected.

If we incorrectly estimate our hosting capacity requirements and related capital expenditures, our results of operations could be adversely affected.

We are continuously evaluating our capacity requirements in order to effectively manage our capital expenditures and operating results. However, we may be unable to accurately project our future capacity needs or sufficiently allocate resources to address such needs. If we underestimate these requirements, we may not be able to provide sufficient service to existing customers or may be required to limit new customer acquisition, both of which may materially and adversely impair our results of operations.

Similarly, we have entered into multi-year contract commitments with our service provider in Iceland. If we overestimate our capacity requirements and therefore secure excess capacity and have excess capital expenditures, our operating margins could be materially reduced.

We depend on third parties to provide network connectivity to the customers in our data centers and any delays or disruptions in connectivity may materially adversely affect our operating results and cash flow.

We are not a telecommunications carrier. Although our customers generally are responsible for providing their own network connectivity, we still depend upon the presence of telecommunications carriers’ fiber networks serving our data centers in order to attract and retain customers. We believe that the availability of carrier capacity will directly affect our ability to achieve our projected results. Any carrier may elect not to offer its services within our data centers. Any carrier that has decided to provide network connectivity to our data centers may not continue to do so for any period of time. Further, some carriers are experiencing business difficulties or have announced consolidations. As a result, some carriers may be forced to downsize or terminate connectivity within our data centers, which could have an adverse effect on the business of our customers and, in turn, our own operating results.

Our data centers may require construction and operation of a sophisticated redundant fiber network. The construction required to connect multiple carrier facilities to data centers is complex and involves factors outside of our control, including regulatory requirements and the availability of construction resources. We have obtained the right to use network resources owned by other companies, in order to attract telecommunications carriers and customers to our portfolio. If the establishment of highly diverse network connectivity to our data centers does not occur, is materially delayed or is discontinued, or is subject to failure, our operating results and cash flow may be materially adversely affected. Additionally, any hardware or fiber failures on this network may result in significant loss of connectivity to our data centers. This could negatively affect our ability to attract new customers or retain existing customers, which could have an adverse effect on our business, financial condition and results of operations.

Certain natural disasters or other external events, including climate change or mechanical failures, could harm our business, financial condition, results of operations, cash flows, and prospects.

We may also experience disruptions due to mechanical failure, human error, physical or electronic security breaches, war, terrorism, fire, earthquake, pandemics, hurricane, flood and other natural disasters, sabotage and vandalism. Our systems may be susceptible to damage, interference, or interruption from modifications or upgrades, power loss, telecommunications failures, computer viruses, ransomware attacks, computer denial of service attacks, phishing schemes, or other attempts to harm or access our systems. Such disruptions could materially and adversely affect our business and our financial condition, operating results, cash flows, and prospects.

In addition, there continues to be a lack of consistent climate legislation, which creates economic and regulatory uncertainty for our business. With the energy demand of our business, we may become a target for future environmental and energy regulation. New legislation and increased regulation regarding climate change could impose significant costs on us and our suppliers, including costs related to increased energy requirements, capital equipment, environmental monitoring and reporting, and other costs to comply with such regulations. Further, any future climate change regulations could also negatively impact our ability to compete with companies situated in areas not subject to such limitations.

Given the political significance and uncertainty around the impact of climate change and how it should be addressed, and energy disclosure and use regulations, we cannot predict how legislation and regulation will affect our financial condition and results of operations in the future in the U.S. as well as in Iceland and Canada. Further, even without such regulation, increased awareness and any adverse publicity in the global marketplace about potential impacts on climate change or energy use by us or other companies in our industry could harm our reputation. Any of the foregoing could result in a material adverse effect on our business and financial condition.

If we fail to effectively manage our growth, our business, financial condition and results of operations could be harmed.

We are a development stage company with a small management team and are subject to the strains of ongoing development and growth, which will place significant demands on our management and our operational and financial infrastructure. Although we may not grow as we expect, if we fail to manage our growth effectively or to develop and expand our managerial, operational and financial resources and systems, our business and financial results would be materially harmed.

Even if we have additional space available for lease at any one of our data centers, our ability to lease this space to existing or new customers could be constrained by our ability to provide sufficient electrical power.

As current and future customers increase their power footprint in our data centers over time, the corresponding reduction in available power could limit our ability to increase occupancy rates or network density within our existing or future data centers. Furthermore, our aggregate maximum contractual obligation to provide power and cooling to our customers may exceed the physical capacity at such data centers if customers were to quickly increase their demand for power and cooling. If we are not able to increase the available power and/or cooling or move the customer to another location within our data centers with sufficient power and cooling to meet such demand, we could lose the customer as well as be exposed to liability under our customer agreements. In addition, our power and cooling systems are difficult and expensive to upgrade. Accordingly, we may not be able to efficiently upgrade or change these systems to meet new demands without incurring significant costs that we may not be able to pass on to our customers. Any such material loss of customers, liability or additional costs could adversely affect our business, financial condition and results of operations.

Increased scrutiny and changing expectations from stakeholders with respect to our environmental, social, and governance (“ESG”) practices and the impacts of climate change may result in additional costs or risks.

Companies across many industries are facing increasing scrutiny related to their ESG practices. Investor advocacy groups, certain institutional investors, investment funds and other influential investors are also increasingly focused on ESG practices and in recent years have placed increasing importance on the non-financial impacts of their investments. Furthermore, increased public awareness and concern regarding environmental risks, including global climate change, has resulted and may continue to result in increased public scrutiny of our business and our industry, and our management team may divert significant time and energy away from our operations and towards responding to such scrutiny and reassuring our employees.

However, White Fiber is committed to continuously embrace the sustainability of our HPC infrastructure with the majority of the GPUs running on carbon-free renewable energy. The SEC has proposed rule changes that would require companies to include certain climate-related disclosures such as climate-related risks that are reasonably likely to have a material impact on business, results of operations, or financial conditions. Should such proposed rules be adopted, increased public scrutiny of our business may affect our operations, competitive position, and financial condition.

In addition, the physical risks of climate change may impact the availability and cost of materials and natural resources, sources and supply of energy, demand for Bitcoin and other cryptocurrencies, and could increase our insurance and other operating costs, including, potentially, to repair damage incurred as a result of extreme weather events or to renovate or retrofit facilities to better withstand extreme weather events. If environmental laws or regulations or industry standards in the U.S., Iceland or Canada are either changed or adopted and impose significant operational restrictions and compliance requirements on our operations, or if our operations are disrupted due to the physical impacts of climate change, our business, capital expenditures, results of operations, financial condition and competitive position could be negatively impacted.

Our customers frequently make advance payments based on anticipated future usage.

In our GPU-as-a-Service business, customers often make advance payments to finance the equipment they intend to lease from us. If we are unable to meet the contract requirements or deliver GPU clusters to their satisfaction for any reason, we may be obligated to refund these deposits.

In our Data Center Hosting Business, customers typically pay a month in advance based on their projected demand. If we are unable to provide the services as expected for any reason, we would be required to issue a credit or refund the difference to the customer. Any such refunds or issuances of credit could have an adverse effect on our business, results of operations, and financial condition.

Risks Related to the Separation and Distribution

White Fiber’s has no history of operating as an independent, public company, and its historical financial information is not necessarily representative of the results that it would have achieved as a separate, publicly traded company and may not be a reliable indicator of its future results.

The historical information of White Fiber in this information statement refers to its businesses as operated by and integrated with Bit Digital prior to White Fiber’s October 2024 acquisition of Enovum. The historical financial information of White Fiber included in this information statement is derived from the consolidated financial statements and accounting records of Bit Digital and Bit Digital AI and its consolidated subsidiaries. Accordingly, the historical financial information included in this information statement does not necessarily reflect the financial condition, results of operations and cash flows that White Fiber would have achieved as a separate, publicly traded company during the periods presented nor those that White Fiber will achieve in the future, primarily as a result of the factors described below:

●	Prior to the distribution, White Fiber’s business has been operated by Bit Digital as part of its broader corporate organization, rather than as an independent company, and Bit Digital or one of its affiliates performed certain corporate functions for White Fiber. White Fiber’s historical financial results reflect allocations of corporate expenses from Bit Digital for such functions and are likely to be less than the expenses White Fiber would have incurred had it operated as a separate publicly traded company.

●	Historically, White Fiber shared economies of scope and scale in costs, employees and vendor relationships. Although White Fiber will enter into a transition services agreement with Bit Digital prior to the distribution, these arrangements may not retain or fully capture the benefits that White Fiber has enjoyed as a result of being integrated with Bit Digital and may result in it paying higher charges than in the past for these services. This could have a material adverse effect on White Fiber’s business, financial position, results of operations and cash flows following the completion of the distribution.

●	Generally, White Fiber’s working capital requirements and capital for its general corporate purposes, including acquisitions and capital expenditures, have in the past been satisfied as part of the corporatewide cash management policies of Bit Digital. Following the completion of the distribution, White Fiber’s results of operations and cash flows are likely to be more volatile, and it may need to obtain additional financing from banks, through public offerings or private placements of debt or equity securities, or a combination of both, strategic relationships or other arrangements, which may or may not be available and may be more costly.

●	After the completion of the distribution, the cost of capital for White Fiber’s business may be higher than Bit Digital’s cost of capital prior to the distribution.

●	White Fiber’s historical financial information does not reflect any debt that it may incur in the future.

●	As a public company, White Fiber will become subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Sarbanes-Oxley Act and the Dodd-Frank Act and will be required to prepare its financial statements according to the rules and regulations required by the SEC. Complying with these requirements could result in significant costs and require White Fiber to divert substantial resources, including management time, from other activities.

Other significant changes may occur in White Fiber’s cost structure, management, financing and business operations as a result of operating as a company separate from Bit Digital. For additional information about the past financial performance of White Fiber’s business and the basis of presentation of the historical consolidated financial statements, see “Selected Historical Consolidated Financial Data,”,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical financial statements and accompanying notes included elsewhere in this information statement.

If the distribution, together with certain related transactions, does not qualify as a transaction that is generally tax-free for U.S. federal income tax purposes, Bit Digital, White Fiber and Bit Digital shareholders could be subject to significant tax liabilities and, in certain circumstances, White Fiber could be required to indemnify Bit Digital for material taxes and other related amounts pursuant to indemnification obligations under the Separation and Distribution Agreement.

The separation and distribution agreement contains a condition that Bit Digital receive the opinion of its tax advisors, regarding certain U.S. federal income tax matters relating to the separation and the distribution. The opinion of tax advisors received by Bit Digital is based upon and rely on, among other things, various facts and assumptions, as well as certain representations, statements and undertakings of Bit Digital and White Fiber, including those relating to the past and future conduct of Bit Digital and White Fiber. If any of these representations, statements or undertakings is, or becomes, inaccurate or incomplete, or if Bit Digital or White Fiber breach any of the representations or covenants contained in any of the separation- related agreements and documents or in any documents relating to the opinion of tax advisors, the opinion of tax advisors may be invalid and the conclusions reached therein could be jeopardized.

Notwithstanding receipt by Bit Digital prior to the distribution of the opinion of tax advisors, the IRS could determine that the distribution and/or certain related transactions should be treated as taxable transactions for U.S. federal income tax purposes if it determines that any of the representations, assumptions, or undertakings upon which the opinion of tax advisors was based are false or have been violated. In addition, the opinion of tax advisors will not address all of the issues that are relevant to determining whether the distribution, together with certain related transactions, qualifies as a transaction that is generally tax-free for U.S. federal income tax purposes. Further, the opinion of tax advisors represent the judgment of such tax advisors and are not binding on the IRS or any court, and the IRS or a court may disagree with the conclusions in the opinion(s) of tax advisors. Accordingly, notwithstanding receipt by Bit Digital of the opinion of tax advisors, there can be no assurance that the IRS will not assert that the distribution and/or certain related transactions do not qualify for tax-free treatment for U.S. federal income tax purposes or that a court would not sustain such a challenge. In the event the IRS were to prevail in such challenge, Bit Digital, White Fiber and Bit Digital shareholders could be subject to significant U.S. federal income tax liability.

If the distribution, together with related transactions, fails to qualify as a transaction that is generally tax-free for U.S. federal income tax purposes under Sections 355 and 368(a)(1)(D) of the Internal Revenue Code (the “Code”), in general, for U.S. federal income tax purposes, Bit Digital would recognize taxable gain as if it had sold White Fiber Ordinary Shares in a taxable sale for its fair market value (unless Bit Digital and White Fiber jointly make an election under Section 336(e) of the Code with respect to the distribution, in which case, in general, (a) the Bit Digital group would recognize taxable gain as if White Fiber had sold all of its assets in a taxable sale in exchange for an amount equal to the fair market value of White Fiber Ordinary Shares and the assumption of all of its liabilities and (b) White Fiber would obtain a related step-up in the basis of its assets) and, if the distribution fails to qualify as a transaction that is generally tax-free for U.S. federal income tax purposes under Section 355, Bit Digital shareholders who receive White Fiber Ordinary Shares in the distribution would be subject to tax as if they had received a taxable distribution equal to the fair market value of such shares. For more information, see “Material U.S. Federal Income Tax Consequences.”

Under the Separation and Distribution Agreement that Bit Digital will enter into with White Fiber, White Fiber may be required to indemnify Bit Digital against any additional taxes and related amounts resulting from (a) an acquisition of all or a portion of its equity securities or assets, whether by merger or otherwise (and regardless of whether White Fiber participated in or otherwise facilitated the acquisition), (b) other actions or failures to act by White Fiber or (c) any inaccuracy or breach of White Fiber’s representations, covenants or undertakings contained in any of the separation-related agreements and documents or in any documents relating to the opinion of tax advisors. Any such indemnity obligations could be material.

U.S. federal income tax consequences may restrict White Fiber’s ability to engage in certain desirable strategic or capital-raising transactions after the separation.

Under current law, a separation can be rendered taxable to the parent corporation and its shareholders as a result of certain post-separation acquisitions of shares or assets of the spun-off corporation. For example, a separation may result in taxable gain to the parent corporation under Section 355(e) of the Code if the separation were deemed to be part of a plan (or series of related transactions) pursuant to which one or more persons acquire, directly or indirectly, shares representing a 50 percent or greater interest (by vote or value) in the spun-off corporation.

To preserve the U.S. federal income tax treatment of the separation and distribution, and in addition to White Fiber’s indemnity obligation described above, the Separation and Distribution Agreement will restrict White Fiber, for the two-year period following the distribution, except in specific circumstances, from:

●	Entering into any transaction pursuant to which all or a portion of White Fiber’s Ordinary Shares or assets would be acquired, whether by merger or otherwise.

●	Issuing equity securities beyond certain thresholds.

●	Repurchasing shares of its capital stock other than in certain open-market transactions.

●	Ceasing to actively conduct certain aspects of its business.

●	And/or taking or failing to take any other action that would jeopardize the expected U.S. federal income tax treatment of the distribution and certain related transactions.

These restrictions may limit White Fiber’s ability to pursue certain strategic transactions or other transactions that it may believe to be in the best interests of its shareholders or that might increase the value of its business.

Until the separation and distribution occur, Bit Digital has sole discretion to change the terms of the separation and distribution in ways that may be unfavorable to White Fiber, including to determine not to effect the distribution at all.

Until the separation and distribution occur, Bit Digital AI and its consolidated subsidiaries will continue to be an indirect, wholly-owned subsidiaries of Bit Digital. Accordingly, Bit Digital will have the sole and absolute discretion to determine and change the terms of the separation and distribution, including the establishment of the record date for the distribution and the distribution date. These changes could be unfavorable White Fiber. In addition, the Bit Digital board of directors, in its sole and absolute discretion, may decide not to proceed with the separation and distribution at any time prior to the distribution date.

White Fiber may not achieve some or all of the expected benefits of the separation, and the separation may materially and adversely affect its financial position, results of operations and cash flows.

White Fiber may be unable to achieve the full strategic and financial benefits expected to result from the separation, or such benefits may be delayed or not occur at all. The separation and distribution are expected to provide the following benefits, among others:

●	A distinct investment identity allowing investors to evaluate the merits, strategy, performance and future prospects of White Fiber’s business separately from Bit Digital.

●	Enhanced strategic focus to more effectively pursue individualized strategies specific to the industries in which each operates and use equity tailored to its own business to enhance acquisition and capital programs.

●	More efficient allocation of capital for both White Fiber and Bit Digital based on each company’s profitability, cash flow and growth opportunities.

●	Direct access for White Fiber to the capital markets, while at the same time creating an independent equity structure that will facilitate its ability to deploy capital toward its specific growth opportunities.

●	And enhanced employee hiring and retention by, among other things, focusing hiring on AI, improving the alignment of management and employee incentives with performance and growth objectives.

White Fiber may not achieve these and other anticipated benefits for a variety of reasons, including, among others, that: (a) the separation will require significant amounts of management’s time and effort, which may divert management’s attention from operating and growing White Fiber’s business; (b) following the separation and distribution, White Fiber may be more susceptible to market fluctuations and other adverse events than if it was still a part of Bit Digital; (c) following the separation and distribution, White Fiber’s business will be less diversified than Bit Digital’s business prior to the separation and distribution; and (d) the other actions required to separate Bit Digital and White Fiber’s respective businesses could disrupt its operations. If White Fiber fails to achieve some or all of the benefits expected to result from the separation, or if such benefits are delayed, it could have a material adverse effect on its financial position, results of operations and cash flows.

White Fiber or Bit Digital may fail to perform under various transaction agreements that are expected to be executed as part of the separation or White Fiber may fail to have necessary systems and services in place when certain of the transaction agreements expire.

In connection with the separation and prior to the distribution, it is anticipated that White Fiber and Bit Digital will enter into a Separation and Distribution Agreement which includes tax and employee matters and will also enter into various other agreements, including a transition services agreement. The separation agreement will determine the allocation of assets and liabilities between the companies following the separation for those respective areas and will include any necessary indemnifications related to liabilities and obligations. The transition services agreement will provide for the performance of certain services by Bit Digital for the benefit of White Fiber, or in some cases certain services provided by White Fiber for the benefit of Bit Digital, for a limited period of time after the separation. White Fiber will rely on Bit Digital to satisfy its obligations under these agreements. If Bit Digital is unable to satisfy its obligations under these agreements, including its indemnification obligations, White Fiber could incur operational difficulties or losses. If White Fiber does not have agreements with other providers of these services once certain transaction agreements expire or terminate, White Fiber may not be able to operate its business effectively, which may have a material adverse effect on its financial position, results of operations and cash flows.

White Fiber’s inability to resolve favorably any disputes that arise between White Fiber and Bit Digital with respect to their past and ongoing relationships may adversely affect White Fiber’s operating results.

Disputes may arise between White Fiber and Bit Digital in a number of areas relating to the various transaction agreements, including:

●	Labor, tax, employee benefit, indemnification and other matters arising from White Fiber’s separation from Bit Digital.

●	Employee retention and recruiting.

●	Business combinations involving White Fiber.

●	And the nature, quality and pricing of services that White Fiber and Bit Digital have agreed to provide each other.

White Fiber may not be able to resolve potential conflicts, and even if it does, the resolution may be less favorable than if it were dealing with an unaffiliated party.

The agreements White Fiber enters into with Bit Digital may be amended upon agreement between the parties. While White Fiber is controlled by Bit Digital, it may not have the leverage to negotiate amendments to these agreements if required on terms as favorable to it as those it would negotiate with an unaffiliated third party.

After the distribution, certain members of management, directors and shareholders will hold key positions and hold shares in both White Fiber and Bit Digital, and as a result may face actual or potential conflicts of interest.

After the distribution, certain key management and directors of both Bit Digital and White Fiber will hold the same or similar positions in both companies and may own both Bit Digital and White Fiber Ordinary Shares. Those positions and ownership overlap could create, or appear to create, potential conflicts of interest when White Fiber’s management and directors and Bit Digital’s management and directors face decisions that could have different implications for Bit Digital and White Fiber. For example, potential conflicts of interest could arise in connection with the resolution of any dispute between Bit Digital and White Fiber regarding the terms of the agreements governing the distribution and the relationship with Bit Digital thereafter. These agreements include the separation and distribution agreement, the transition services agreement, and any commercial agreements between the parties or their affiliates. Potential conflicts of interest may also arise out of any commercial arrangements that Bit Digital or White Fiber may enter into in the future.

No vote of Bit Digital shareholders is required in connection with the separation and distribution. As a result, if the distribution occurs and you do not want to receive White Fiber Ordinary Shares in the distribution, your sole recourse will be to divest yourself of your White Fiber Ordinary Shares prior to the record date of the distribution.

No vote of Bit Digital shareholders is required in connection with the separation and distribution.

Accordingly, if this transaction occurs and you do not want to receive White Fiber Ordinary Shares in the distribution, your only recourse will be to divest yourself of your White Fiber Ordinary Shares prior to the record date for the distribution or to sell your White Fiber Ordinary Shares in the “regular way” market in between the record date and the distribution date.

We incur significant costs and demands upon management and accounting and finance resources as a result of complying with the laws and regulations affecting public companies; if we fail to maintain proper and effective internal controls, our ability to produce accurate and timely financial statements and otherwise make timely and accurate public disclosure could be impaired, which could harm our operating results, our ability to operate our business and our reputation.

As a public company, White Fiber will become subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act and the Dodd-Frank Act and will be required to prepare its financial statements according to the rules and regulations required by the SEC. In addition, following the effectiveness of the Form 10, the Exchange Act requires that White Fiber file annual, quarterly and current reports. White Fiber’s failure to prepare and disclose this information in a timely manner or to otherwise comply with applicable law could subject it to penalties under federal securities laws, expose it to lawsuits and restrict its ability to access financing. In addition, following the effectiveness of the Form 10, the Sarbanes- Oxley Act requires that, among other things, White Fiber establish and maintain effective internal controls and procedures for financial reporting and disclosure purposes. Internal control over financial reporting is complex and may be revised over time to adapt to changes in White Fiber’s business, or changes in applicable accounting rules. White Fiber cannot assure you that its internal control over financial reporting will be effective in the future or that a material weakness will not be discovered with respect to a prior period for which it had previously believed that internal controls were effective. If White Fiber is not able to maintain or document effective internal control over financial reporting, its independent registered public accounting firm will not be able to certify as to the effectiveness of its internal control over financial reporting. While Bit Digital AI has been adhering to these laws and regulations as a subsidiary of Bit Digital, after the distribution it will need to demonstrate its ability to manage its compliance with these corporate governance laws and regulations as an independent, public company.

Matters affecting White Fiber’s internal controls may cause it to be unable to report its financial information on a timely basis, or may cause it to restate previously issued financial information, and thereby subject White Fiber to adverse regulatory consequences, including sanctions or investigations by the SEC, or violations of applicable stock exchange listing rules. There could also be a negative reaction in the financial markets due to a loss of investor confidence in White Fiber and the reliability of its financial statements. Confidence in the reliability of White Fiber’s financial statements is also likely to suffer if it or its independent registered public accounting firm reports a material weakness in its internal control over financial reporting. This could have a material and adverse effect on White Fiber by, for example, leading to a decline in the share price and impairing its ability to raise additional capital.

As an independent, publicly traded company, White Fiber may not enjoy the same benefits that its subsidiaries did as subsidiaries of Bit Digital.

Historically, White Fiber’s business has been operated as subsidiaries of Bit Digital, and Bit Digital performed substantially all the corporate functions for their operations, including managing financial and human resources systems, internal auditing, investor relations, treasury services, financial reporting, finance and tax administration, benefits administration, legal, and regulatory functions.

Following the distribution, Bit Digital will provide support to White Fiber with respect to certain of these functions on a transitional basis. White Fiber will then need to replicate certain facilities, systems, infrastructure and personnel to which it will no longer have access after the distribution and will likely incur capital and other costs associated with developing and implementing its own support functions in these areas. Such costs could be material.

As an independent, publicly traded company, White Fiber may become more susceptible to market fluctuations and other adverse events than it would have been were it still a part of Bit Digital. As part of Bit Digital, White Fiber has been able to enjoy certain benefits from Bit Digital’s operating diversity and available capital for investments. As an independent, publicly traded company, White Fiber will not have similar operating diversity and may not have similar access to capital markets, which could have a material adverse effect on its financial position, results of operations and cash flows.

White Fiber could experience temporary interruptions in business operations and incur additional costs as it further develops information technology infrastructure and transitions its data to its stand- alone systems.

White Fiber is in the process of preparing information technology infrastructure and systems to support its critical business functions, including accounting and reporting, in order to replace many of the systems and functions Bit Digital currently provides. White Fiber may experience temporary interruptions in business operations if it cannot transition effectively to its own stand-alone systems and functions, which could disrupt its business operations and have a material adverse effect on profitability. In addition, White Fiber’s costs for the operation of these systems may be higher than the amounts reflected in the consolidated financial statements.

In connection with the separation from Bit Digital, Bit Digital will indemnify White Fiber for certain liabilities and White Fiber will indemnify Bit Digital for certain liabilities. White Fiber is required to pay Bit Digital under these indemnities, White Fiber’s financial results could be negatively impacted. The Bit Digital indemnity may not be sufficient to hold White Fiber harmless from the full amount of liabilities for which Bit Digital will be allocated responsibility, and Bit Digital may not be able to satisfy its indemnification obligations in the future.

Pursuant to the separation agreement and certain other agreements with Bit Digital, Bit Digital will agree to indemnify White Fiber for certain liabilities, and White Fiber will agree to indemnify Bit Digital for certain liabilities, in each case for uncapped amounts, as discussed further in “Certain Relationships and Related Person Transactions.” Indemnities that White Fiber may be required to provide Bit Digital are not subject to any cap, may be significant and could negatively impact White Fiber’s business, particularly with respect to tax indemnities provided in the Separation and Distribution Agreement (as described in more detail above). Third parties could also seek to hold White Fiber responsible for any of the liabilities that Bit Digital has agreed to retain. Any amounts White Fiber is required to pay pursuant to these indemnification obligations and other liabilities could require White Fiber to divert cash that would otherwise have been used in furtherance of its operating business. Further, the indemnity from Bit Digital may not be sufficient to protect White Fiber against the full amount of such liabilities, and Bit Digital may not be able to fully satisfy its indemnification obligations. Moreover, even if White Fiber ultimately succeeds in recovering from Bit Digital any amounts for which it is held liable, it may be temporarily required to bear these losses itself. Each of these risks could have a material adverse effect on White Fiber’s financial position, results of operations and cash flows.

The transfer to White Fiber of certain contracts, permits and other assets and rights may require the consents, approvals of, or provide other rights to, third parties. If such consents or approvals are not obtained, White Fiber may not be entitled to the full benefit of such contracts, permits and other assets and rights, which could increase its expenses or otherwise harm its business and financial performance.

The Separation and Distribution Agreement will provide that certain contracts, permits and other assets and rights are to be transferred from Bit Digital or its subsidiaries to White Fiber or its subsidiaries in connection with the separation. The transfer of certain of these contracts, permits and other assets and rights may require consents or approvals of third parties or provide other rights to third parties. In addition, in some circumstances, White Fiber and Bit Digital are joint beneficiaries of contracts, and White Fiber and Bit Digital may need the consents of third parties in order to split or separate the existing contracts or the relevant portion of the existing contracts to White Fiber or Bit Digital.

Some parties may use consent requirements or other rights to seek to terminate contracts or obtain more favorable contractual terms from White Fiber, which, for example, could take the form of price increases. This could require White Fiber to expend additional resources in order to obtain the services or assets previously provided under the contract, or require White Fiber to seek arrangements with new third parties or obtain letters of credit or other forms of credit support. If White Fiber is unable to obtain required consents or approvals, it may be unable to obtain the benefits, permits, assets and contractual commitments that are intended to be allocated to White Fiber as part of its separation from Bit Digital, and White Fiber may be required to seek alternative arrangements to obtain services and assets that may be more costly and/or of lower quality. The termination or modification of these contracts or permits or the failure to timely complete the transfer or separation of these contracts or permits could negatively affect White Fiber’s business, financial condition, results of operations and cash flows.

Risks Related to U.S. Government Regulations

We are subject to governmental regulation and other legal obligations related to data privacy, data protection and information security. If we are unable to comply with these, we may be subject to governmental enforcement actions, litigation, fines and penalties or adverse publicity.

We collect and process data, including personal, financial and confidential information about individuals, including our employees and business partners; however, not of any customers or other third parties. The collection, use and processing of such data about individuals are governed by data privacy laws and regulations enacted in the U.S. (federal and state), and other jurisdictions around the world. These data privacy laws and regulations are complex, continue to evolve, and on occasion may be inconsistent between jurisdictions leading to uncertainty in interpreting such laws and it is possible that these laws, regulations and requirements may be interpreted and applied in a manner that is inconsistent with our existing information processing practices, and many of these laws are significantly litigated and/or subject to regulatory enforcement. The implication of this includes that various federal, state and foreign legislative or regulatory bodies may enact or adopt new or additional laws and regulations concerning data privacy, data retention, data transfer, and data protection. Such laws may continue to restrict or dictate how we collect, maintain, combine and disseminate information and could have a material adverse effect on our business, results of operations, financial condition and prospects.

In the United States, there are numerous federal and state laws and regulations that could apply to our operations or the operations of our partners, including data breach notification laws, financial information and other data privacy laws, and consumer protection laws and regulations (e.g., Section 5 of the FTC Act), that govern the collection, use, disclosure, and protection of personal information.

Existing and increasing legal and regulatory requirements could adversely affect our results of operations.

We are subject to a wide range of laws, regulations, and legal requirements in the U.S. and globally, including those that may apply to our products and online services offerings, and those that impose requirements related to user privacy, telecommunications, data storage and protection, advertising, and online content. Laws in several jurisdictions, including EU Member State laws under the European Electronic Communications Code, increasingly define certain of our services as regulated telecommunications services. This trend may continue and will result in these offerings being subjected to additional data protection, security, law enforcement surveillance, and other obligations. Regulators and private litigants may assert that our collection, use, and management of customer data and other information is inconsistent with their laws and regulations, including laws that apply to the tracking of users via technology such as cookies. New environmental, social, and governance laws and regulations are expanding mandatory disclosure, reporting, and diligence requirements. Legislative or regulatory action relating to cybersecurity requirements may increase the costs to develop, implement, or secure our products and services. Compliance with evolving digital accessibility laws and standards will require engineering and is important to our efforts to empower all people and organizations to achieve more. Legislative and regulatory action is emerging in the areas of AI and content moderation, which could increase costs or restrict opportunity. For example, in the EU, an AI Act has entered into force, and may entail increased costs or decreased opportunities for the operation of our AI services in the European market. See “Our AI business is subject to complex and evolving U.S. and foreign laws and regulations regarding AI, machine learning, and automated decision making” risk factor above.

We are subject to extensive environmental, health and safety laws and regulations that may expose us to significant liabilities for penalties, damages or costs of remediation or compliance.

Our operations and properties are subject to extensive laws and regulations governing occupational health and safety, the discharge of pollutants into the environment or otherwise relating to health, safety and environmental protection requirements in the United States. These laws and regulations may impose numerous obligations that are applicable to our operations, including acquisition of a permit or other approval before conducting construction or regulated activities; restrictions on the types, quantities and concentration of materials that can be released into the environment; limitation or prohibition of construction and operating activities in environmentally sensitive areas, such as wetlands; imposing specific health and safety standards addressing worker protection; and imposition of significant liabilities for pollution resulting from our operations, including investigation, remedial and clean-up costs. Failure to comply with these requirements may expose us to fines, penalties and/or interruptions in our operations that could have a material adverse effect on our financial position, results of operations and cash flows. Certain environmental laws may impose strict, joint and several liability for costs required to clean up and restore sites where hazardous substances have been disposed or otherwise released into the environment, even under circumstances where the hazardous substances were released by prior owners or operators or the activities conducted and from which a release emanated complied with applicable law. Moreover, it is not uncommon for neighboring landowners and other third parties to file claims for personal injury and property damage allegedly caused by noise or the release of hazardous substances into the environment.

The trend in environmental regulation has been to place more restrictions and limitations on activities that may be perceived to impact the environment, and thus there can be no assurance as to the amount or timing of future expenditures for environmental regulation compliance or remediation. New or revised regulations that result in increased compliance costs or additional operating restrictions could have a material adverse effect on our financial position, results of operations and cash flows.

Failure to comply with anti-corruption and anti-money laundering laws, including the Foreign Corrupt Practices Act (the “FCPA”) and similar laws associated with our activities outside of the United States, could subject us to penalties and other adverse consequences.

We operate an international business and may have direct or indirect interactions with officials and employees of government agencies or state-owned or affiliated entities. We are subject to the FCPA, and other applicable anti-corruption and anti-money laundering laws in certain countries in which we conduct activities. The FCPA prohibits providing, offering, promising, or authorizing, directly or indirectly, anything of value to government officials, political parties, or political candidates for the purpose of obtaining or retaining business or securing any improper business advantage. In addition, U.S. public companies are required to maintain records that accurately and fairly represent their transactions and have an adequate system of internal accounting controls.

In many foreign countries, including countries in which we may conduct business, it may be a local custom that businesses engage in practices that are prohibited by the FCPA, or other applicable laws and regulations. We face significant risks if we or any of our directors, officers, employees, contractors, agents or other partners or representatives fail to comply with these laws and governmental authorities in the United States and elsewhere could seek to impose substantial civil and/or criminal fines and penalties which could have a material adverse effect on our business, reputation, operating results, prospects and financial condition.

Any violation of the FCPA, other applicable anti-corruption laws, or anti-money laundering laws could result in whistleblower complaints, adverse media coverage, investigations, loss of export privileges, severe criminal or civil sanctions and, in the case of the FCPA, suspension or debarment from U.S. government contracts, any of which could have a materially adverse effect on our reputation, business, operating results, prospects and financial condition. In addition, responding to any enforcement action or internal investigation related to alleged misconduct may result in a significant diversion of management’s attention and resources and significant defense costs and other professional fees.

Risks Involving Intellectual Property

We rely upon licenses of third-party intellectual property rights and may be unable to protect our software codes.

We actively use specific hardware and software for our AI operations. In certain cases, source code and other software assets may be subject to an open source license, as much technology development underway in this sector is open source. For these works, the Company intends to adhere to the terms of any license agreements that may be in place.

We do not currently own, and do not have any current plans to seek, any patents in connection with our existing and planned AI related operations. We rely upon trade secrets, trademarks, service marks, trade names, copyrights and other intellectual property rights and expect to license the use of intellectual property rights owned and controlled by others. In addition, we have developed and may further develop certain proprietary software applications for purposes of our AI operations. Our open source licenses may not afford us the protection we need to protect our intellectual property.

Our internal systems rely on software that is highly technical, and, if it contains undetected errors, our business could be adversely affected.

Our internal systems rely on software that is highly technical and complex. In addition, our internal systems depend on the ability of such software to store, retrieve, process and manage immense amounts of data. The software on which we rely has contained, and may now or in the future contain, undetected errors or bugs. Some errors may only be discovered after the code has been released for external or internal use. Any errors, bugs or defects discovered in the software on which we rely could result in harm to our reputation, or liability for damages, any of which could adversely affect our business, results of operations and financial conditions.

We may not be able to prevent others from unauthorized use of our intellectual property, which could harm our business and competitive position.

We regard trademarks, domain names, know-how, proprietary technologies and similar intellectual property as critical to our success, and we rely on a combination of intellectual property laws and contractual arrangements, including confidentiality and non-compete agreements with our employees and others, to protect our proprietary rights. Thus, we cannot assure you that any of our intellectual property rights would not be challenged, invalidated, circumvented or misappropriated, or such intellectual property will be sufficient to provide us with competitive advantages. In addition, because of the rapid pace of technological change in our industry, parts of our business rely on technologies developed or licensed by third parties, and we may not be able to obtain or continue to obtain licenses and technologies from these third parties on reasonable terms, or at all.

Preventing any unauthorized use of our intellectual property is difficult and costly and the steps we take may be inadequate to prevent the misappropriation of our intellectual property. In the event that we resort to litigation to enforce our intellectual property rights, such litigation could result in substantial costs and a diversion of our managerial and financial resources. We can provide no assurance that we will prevail in such litigation. In addition, our trade secrets may be leaked or otherwise become available to, or be independently discovered by, our competitors. To the extent that our employees or consultants use intellectual property owned by others in their work for us, disputes may arise as to the rights in related know-how and inventions. Any failure in protecting or enforcing our intellectual property rights could have a material adverse effect on our business, financial condition and results of operations.

We may be subject to intellectual property infringement claims, which may be expensive to defend and may disrupt our business and operations.

We cannot be certain that our operations or any aspects of our business do not or will not infringe upon or otherwise violate trademarks, patents, copyrights, know-how or other intellectual property rights held by third parties. We may be, from time to time in the future, subject to legal proceedings and claims relating to the intellectual property rights of others. In addition, there may be third-party trademarks, patents, copyrights, know-how or other intellectual property rights that are infringed by our products, services or other aspects of our business without our awareness. Holders of such intellectual property rights may seek to enforce such intellectual property rights against us in China, the United States or other jurisdictions. If any third-party infringement claims are brought against us, we may be forced to divert management’s time and other resources from our business and operations to defend against these claims, regardless of their merits. If we were found to have violated the intellectual property rights of others, we may be subject to liability for our infringement activities or may be prohibited from using such intellectual property, and we may incur licensing fees or be forced to develop alternatives of our own. As a result, our business and results of operations may be materially and adversely affected.

Risks Related to White Fiber Ordinary Shares

White Fiber cannot be certain that an active trading market for its Ordinary Shares will develop or be sustained after the distribution, and following the distribution, its stock price may fluctuate significantly.

A public market for White Fiber Ordinary Shares does not currently exist. White Fiber anticipates that on January [●], 2025, trading in shares of White Fiber Ordinary Shares will begin on a “when-issued” basis, which will continue through the distribution date. However, White Fiber cannot guarantee that an active trading market will develop or be sustained for White Fiber Ordinary Shares after the distribution. Nor can it predict the prices at which White Fiber Ordinary Shares may trade after the distribution. Similarly, White Fiber cannot predict the effect of the distribution on the trading prices of Ordinary Shares of White Fiber or whether the combined market value of the White Fiber Ordinary Shares and White Fiber Ordinary Shares will be less than, equal to or greater than the market value of shares of Bit Digital prior to the distribution. Until the market has fully evaluated Bit Digital’s remaining businesses without White Fiber’s operating subsidies, the price at which White Fiber Ordinary Shares trade may fluctuate more significantly than might otherwise be typical, even with other market conditions, including general volatility, held constant. Similarly, until the market has fully evaluated White Fiber’s business as a stand-alone entity, the prices at which White Fiber Ordinary Shares trade may fluctuate more significantly than might otherwise be typical, even with other market conditions, including general volatility, held constant. The increased volatility of White Fiber stock price following the distribution may have a material adverse effect on its business, financial condition and results of operations.

The market price of White Fiber Ordinary Shares may fluctuate significantly due to a number of factors, some of which may be beyond White Fiber’s control, including:

●	actual or anticipated fluctuations in our financial condition and operating results or those of companies perceived to be similar to us;

●	actual or anticipated changes in our growth rate relative to our competitors;

●	commercial success and market acceptance of AI infrastructure services;

●	actions by our competitors, such as new business initiatives, acquisitions and divestitures;

●	strategic transactions undertaken by us;

●	additions or departures of key personnel;

●	prevailing economic conditions;

●	disputes concerning our intellectual property or other proprietary rights;

●	sales of our ordinary shares by our officers, directors or significant shareholders;

●	Other actions taken by our shareholders;

●	future sales or issuances of equity or debt securities by us;

●	business disruptions caused by earthquakes, tornadoes or other natural disasters;

●	issuance of new or changed securities analysts’ reports or recommendations regarding us;

●	legal proceedings involving our company, our industry or both;

●	changes in market valuations of companies similar to ours;

●	the prospects of the industry in which we operate;

●	speculation or reports by the press or investment community with respect to us or our industry in general; and

●	the level of short interest in our shares.

In addition, the stock markets in general have experienced extreme volatility that has often been unrelated to the operating performance of issuers. These broad market fluctuations may negatively impact the price or liquidity of our ordinary shares. When the price of a stock has been volatile, holders of that stock have sometimes instituted securities class action litigation against the issuer.

●	Actual or anticipated fluctuations in White Fiber’s operating results.

●	Declining operating revenues derived from White Fiber’s core business.

●	The operating and stock price performance of comparable companies.

●	Changes in White Fiber’s stockholder base due to the separation.

●	Changes in the regulatory and legal environment in which White Fiber operates; and

●	Market conditions in the AI industry, and the domestic and worldwide economy as a whole.

Our Chief Financial Officer and Bit Digital’s Chairman will have significant voting power to control significant corporate actions.

Following the Distribution, Erke Huang, White Fiber’s Chief Financial Officer and a director, and Zhaohui Deng, Bit Digital’s Chairman of the Board, will collectively beneficially own 1,000,000 preference shares of par value US$0.01 in the capital of White Fiber, each having fifty (50) votes, which will equal approximately [•]% of the voting power of the [•] outstanding White Fiber Ordinary Shares to be issued and outstanding upon completion of the separation and distribution or approximately [•]% of all votes cast on an as-converted basis. The Board authorized the issuance to Messrs. Huang and Deng of 1,000,000 of Preference Shares, in the form of a poison pill, to enable them to carry out White Fiber’s business plan without the threat of a hostile takeover. Nevertheless, as a result of their shareholdings, Mr. Huang and Mr. Deng may be able to control the vote over decisions regarding mergers, consolidations and the sale of all or substantially all of our assets, the election of directors, and other significant corporate actions. They may take action that is not in the best interests of our other shareholders. This concentration of voting power may discourage or delay our Company, which could deprive our shareholders of an opportunity to receive a premium for their shares as part of the sale of our Company and might reduce the market price of our ordinary shares. These actions may be taken even if they are opposed by our other shareholders.

We may be unable to comply with the applicable continued listing requirements of the Nasdaq Capital Market, which may adversely impact our access to capital markets and may cause us to default certain of our agreements.

Our ordinary shares are expected to be currently traded on the Nasdaq Capital Market. Nasdaq rules require us to maintain a minimum closing bid price of $1.00 per Ordinary Share. There can be no assurance we will continue to meet the minimum bid price requirements or any other Nasdaq requirements in the future, in which case our ordinary shares could be delisted.

In the event that our ordinary shares are delisted from Nasdaq and are not eligible for quotation or listing on another market or exchange, trading of our ordinary shares could be conducted only on the over-the-counter market or on an electronic bulletin board established for unlisted securities, such as the OTC. In such event, it could become more difficult to dispose of, or obtain accurate price quotations for, our ordinary shares, and there would likely also be a reduction in our coverage by securities analysts and the news media, which could cause the price of our ordinary shares to decline further. In addition, our ability to raise additional capital may be severely impacted if our shares are delisted from Nasdaq, which may negatively affect our business plans and the results of our operations.

Our ordinary shares may be thinly traded, and you may be unable to sell at or near ask prices or at all if you need to sell your shares to raise money or otherwise desire to liquidate your shares.

Our ordinary shares may become “thinly-traded”, meaning that the number of persons interested in purchasing our ordinary shares at or near bid prices at any given time may be relatively small or non-existent. This situation may be attributable to a number of factors, including the fact that we may not be well-known to stock analysts, stock brokers, institutional investors and others in the investment community that generate or influence sales volume, and that, even if we came to the attention of such persons, they tend to be risk-averse and might be reluctant to follow a relatively unknown company such as ours or purchase or recommend the purchase of our shares until such time as we became more seasoned. As a consequence, there may be periods of several days or more when trading activity in our shares is minimal or non-existent, as compared to a seasoned issuer which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price. A broad or active public trading market for our ordinary shares may not develop or be sustained.

You may face difficulties in protecting your interests as a shareholder, as Cayman Islands law provides less protection when compared to the laws of the United States and it may be difficult for a shareholder of ours to effect service of process or to enforce judgements obtained in the U.S. courts

Our corporate affairs are governed by our amended and restated memorandum and articles of association and by the Companies Act (Revised) of the Cayman Islands and common law of the Cayman Islands. The rights of shareholders to take legal action against our directors and us, actions by minority shareholders and the fiduciary responsibilities of our directors to us under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from English common law. Decisions of the Privy Council (which is the final court of appeal for British overseas territories, such as the Cayman Islands) are binding on a court in the Cayman Islands. Decisions of the English courts, and particularly the Supreme Court of the United Kingdom and the Court of Appeal are generally of persuasive authority but are not binding on the courts of the Cayman Islands. The rights of our shareholders and the fiduciary responsibilities of our directors under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedents in the United States. In particular, the Cayman Islands has a less developed body of securities laws as compared to the United States and provide less protection to investors. In addition, Cayman Islands companies may not have standing to initiate a shareholder derivative action before the U.S. federal courts. The Cayman Islands courts are also unlikely (i) to recognize or enforce against us, judgments of courts of the United States obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; and (ii) in original actions brought in the Cayman Islands, to impose liabilities against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States, so far as the liabilities imposed by those provisions are penal in nature. In those circumstances, although there is currently no statutory enforcement or treaty between the United States and the Cayman Islands providing for enforcement of judgments obtained in the United States. The courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive, given by a court of competent jurisdiction (the courts of the Cayman Islands will apply the rules of Cayman Islands private international law to determine whether the foreign court is a court of competent jurisdiction), and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, and or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands. Furthermore, it is uncertain that Cayman Islands courts would enforce: (1) judgments of U.S. courts obtained in actions against us or other persons that are predicated upon the civil liability provisions of the U.S. federal securities laws; or (2) original actions brought against us or other persons predicated upon the Securities Act. There is also uncertainty with regard to Cayman Islands law relating to whether a judgment obtained from the U.S. courts under civil liability provisions of the securities laws will be determined by the courts of the Cayman Islands as penal, punitive in nature. A Cayman Islands Court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

As a result of all of the above, our shareholders may have more difficulty in protecting their interests through actions against us or our officers, directors or major shareholders than would shareholders of a corporation incorporated in a jurisdiction in the United States.

You may experience difficulties in effecting service of legal process and enforcing judgments against us and our management, and the ability of U.S. authorities to bring actions abroad.

Currently, a portion of our operations and of our assets and personnel are located outside the United States. Four of five members of our Board of Directors are nationals or residents of jurisdictions other than the United States, and a substantial portion, if not all, of their assets are located outside the United States. As a result, it may be difficult for a shareholder to effect service of process within the United States upon these persons, or to enforce against us or them judgments obtained in U.S. courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States. Foreign countries may have no arrangement for the reciprocal enforcement of judgments with the United States. As a result, recognition and enforcement in a foreign country of judgments of a court in the United States and any of the other jurisdictions in relation to any matter not subject to a binding arbitration provision may be difficult or impossible. Even if you sue successfully in a U.S. court or any other jurisdictions, you may not be able to collect on such judgment against us or our directors and officers. In addition, the SEC, the U.S. Department of Justice and other U.S. authorities may also have difficulties in bringing and enforcing actions against us or our directors or officers outside the United States.

If we are classified as a passive foreign investment company, United States taxpayers who own our Ordinary Shares may have adverse United States federal income tax consequences.

A non-U.S. corporation such as ourselves will be classified as a passive foreign investment company, which is known as a PFIC, for any taxable year if, for such year, either

●	at least 75% of our gross income for the year is passive income; or

●	the average percentage of our assets (determined at the end of each quarter) during the taxable year which produce passive income or which are held for the production of passive income is at least 50%.

Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets.

If we are determined to be a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. shareholder who holds our ordinary shares, the U.S. shareholder may be subject to increased U.S. federal income tax liability and may be subject to additional reporting requirements.

While we are not classified as a PFIC for 2023, we may be classified as a PFIC for 2024, or any future taxable year, because, among other things, the treatment of digital asset such as bitcoin for purposes of the PFIC rules is unclear. Given this uncertainty, prospective U.S. shareholders contemplating an investment in the ordinary shares should assume that we are a PFIC and are urged to consult their own tax advisors regarding our PFIC status and the resulting U.S. federal income tax consequences in light of their own particular.

A significant number of Ordinary Shares of White Fiber will be eligible for future sale, which may cause the market price for White Fiber Ordinary Shares to decline.

Upon completion of the separation and distribution, except for those shares held by affiliates of White Fiber, White Fiber will have an aggregate of approximately [ ] million ordinary shares outstanding. All of those shares will be freely tradable without restriction or registration under the Securities Act of 1933, as amended (the “Securities Act”). White Fiber is unable to predict whether large amounts of White Fiber Ordinary Shares will be sold in the open market following the separation and distribution. White Fiber is also unable to predict whether a sufficient number of buyers of White Fiber Ordinary Shares to meet the demand to sell shares of White Fiber Ordinary Shares at attractive prices would exist at that time. It is possible that Bit Digital shareholders will sell the White Fiber Ordinary Shares they receive in the distribution for various reasons. For example, such shareholders may only want to invest in bitcoin mining operations and do not believe that White Fiber’s AI business profile or its level of market capitalization as an independent company fits their investment objectives. The sale of significant amounts of White Fiber Ordinary Shares or the perception in the market that this will occur may lower the market price of White Fiber Ordinary Shares.

If securities or industry analysts do not publish research or publish misleading or unfavorable research about White Fiber’s business, White Fiber’s share price and trading volume could decline.

The trading market for White Fiber Ordinary Shares will depend, in part, on the research and reports that securities or industry analysts publish about White Fiber or its business. White Fiber does not currently have and may never obtain research coverage for White Fiber Ordinary Shares. If there is no research coverage of White Fiber Ordinary Shares, the trading price for White Fiber Ordinary Shares may be negatively impacted. If White Fiber obtains research coverage for White Fiber Ordinary Shares and if one or more of the analysts downgrades its stock or publishes misleading or unfavorable research about its business, White Fiber’s stock price would likely decline. If one or more of the analysts ceases coverage of White Fiber Ordinary Shares or fails to publish reports on White Fiber regularly, demand for White Fiber Ordinary Shares could decrease, which could cause White Fiber Ordinary Share price or trading volume to decline.

There may be substantial changes in White Fiber’s stockholder base.

Many investors receiving White Fiber Ordinary Shares pursuant to the distribution may receive those Ordinary Shares because of their prior decision to invest in a company with Bit Digital’s digital assets profile. Following the distribution, the White Fiber Ordinary Shares held by those investors will represent an investment in a company focused exclusively on artificial intelligence, with a different profile. This may not be aligned with a holder’s investment strategy and may cause the holder to sell the White Fiber Ordinary Shares they receive in the distribution. As a result, White Fiber’s stock price may decline or experience volatility as its stockholder base changes.

Your percentage of ownership in White Fiber may be diluted in the future.

In the future, your percentage ownership in White Fiber may be diluted because of equity awards that it will be granting to its directors, officers and employees or otherwise as a result of equity issuances for acquisitions or capital market transactions. White Fiber anticipates that its Compensation Committee will grant additional stock-based awards to its directors, officers and employees after the distribution. Such awards will have a dilutive effect on White Fiber’s earnings per share, which could adversely affect the market price of shares of White Fiber. From time to time, White Fiber will issue additional stock-based awards to its employees under its employee benefits plans.

In addition, White Fiber’s amended and restated memorandum and articles of association authorizes it to issue, without the approval of its shareholders, preference shares of par value US$0.01 in the capital of the Company (“Preference Shares”), which have enhanced rights relative to ordinary shares, including with respect to dividends, liquidation preferences and voting. The one million Preference Shares will have an aggregate of 50 million votes on all matters voted upon by White Fiber shareholders. Accordingly, Preference Shares could affect the value of White Fiber Ordinary Shares. See “Description of White Fiber’s Ordinary Shares.”

White Fiber cannot guarantee the timing, declaration, amount or payment of dividends on its Ordinary Shares.

The timing, declaration, amount and payment of any dividends following the separation and distribution will be within the discretion of White Fiber’s board of directors, and will depend upon many factors, including White Fiber’s financial condition, earnings, capital requirements of its operating subsidiaries, covenants associated with certain of White Fiber’s potential debt service obligations, legal requirements, regulatory constraints, industry practice, ability to access capital markets, and other factors deemed relevant by White Fiber’s board of directors. Moreover, if White Fiber determines to pay any dividend in the future, there can be no assurance that it will continue to pay such dividends or the amount of such dividends. For more information, see the section entitled “Dividend Policy.”

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This information statement and other materials White Fiber and Bit Digital have filed or will file with the SEC contain, or will contain, certain forward-looking statements regarding business strategies, market potential, future financial performance and other matters. The words “believe,” “expect,” “estimate,” “could,” “should,” “intend,” “may,” “plan,” “seek,” “anticipate,” “project” and similar expressions, among others, generally identify “forward-looking statements,” which speak only as of the date the statements were made. The matters discussed in these forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those projected, anticipated or implied in the forward-looking statements. In particular, information included under “Risk Factors,” “The Separation and Distribution,” “Capitalization,” “Business,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other sections of this information statement contain forward-looking statements. Where, in any forward-looking statement, an expectation or belief as to future results or events is expressed, such expectation or belief is based on the current plans and expectations of White Fiber’s management and expressed in good faith and believed to have a reasonable basis, but there can be no assurance that the expectation or belief will result or be achieved or accomplished. Whether any such forward-looking statements are in fact achieved will depend on future events, some of which are beyond White Fiber’s control. Except as may be required by law, White Fiber undertakes no obligation to modify or revise any forward-looking statements to reflect new information, events or circumstances occurring after the date of this information statement. Factors, risks, trends and uncertainties that could cause actual results or events to differ materially from those anticipated include the matters described under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

You should read this information statement completely and with the understanding that actual future results may be materially different from expectations. All forward-looking statements made in this information statement are qualified by these cautionary statements. These forward-looking statements are made only as of the date of this information statement, and White Fiber does not undertake any obligation, other than as may be required by law, to update or revise any forward-looking or cautionary statements to reflect changes in assumptions, the occurrence of events, unanticipated or otherwise, and changes in future operating results over time or otherwise.

Comparisons of results for current and any prior periods are not intended to express any future trends, or indications of future performance, unless expressed as such, and should only be viewed as historical data.

THE SEPARATION AND DISTRIBUTION

Formation of White Fiber and Internal Reorganization

White Fiber was formed as a Cayman Islands exempted company on August 15, 2024, for the purpose of holding the assets, liabilities and subsidiaries of Bit Digital AI, as well as those of Enovum.

As part of the plan to separate HPC Services Business Segment and pursuant to the separation and distribution agreement that White Fiber and Bit Digital will enter into prior to the distribution, Bit Digital and its subsidiaries expect to complete an internal reorganization to transfer the equity interests of Bit Digital AI and the assets and liabilities associated with it to White Fiber.

The internal reorganization is expected to include various restructuring transactions that may take the form of asset transfers, mergers, dividends, distributions, contributions and similar transactions, and may involve the formation of new subsidiaries in the U.S. to own and operate White Fiber or Bit Digital’s remaining businesses. Following the completion of the internal reorganization and immediately following the distribution, White Fiber will own Bit Digital AI and its subsidiaries, as well as the existing subsidiary Enovum. Bit Digital will continue to own its remaining businesses (the “Digital Asset Business”).

When and How You Will Receive the Distribution

With the assistance of Transhare, Bit Digital expects to distribute 100% of the outstanding Ordinary Shares of White Fiber at 11:59 p.m. Eastern Time on February [●], 2025, the distribution date, to all holders of Bit Digital Ordinary Shares, as of the close of business on January [  ], 2025, the record date for the distribution. Transhare, which currently serves as the transfer agent and registrar for Bit Digital Ordinary Shares, will serve as the settlement and distribution agent in connection with the distribution and the transfer agent and registrar for White Fiber Ordinary Shares.

If you own Bit Digital Ordinary Shares as of the close of business on January [  ], 2025, the record date for the distribution, the White Fiber Ordinary Shares that you will be entitled to receive in the distribution will be issued electronically, as of the distribution date, to you in direct registration form or to your bank or brokerage firm on your behalf. If you are a registered holder, Transhare will then mail you a direct registration account statement that reflects your Bit Digital Ordinary Shares. If you hold your shares through a bank or brokerage firm, your bank or brokerage firm will credit your account for the shares. Direct registration form refers to a method of recording share ownership when no physical share certificates are issued to shareholders, as is the case in this distribution. If you sell Bit Digital Ordinary Shares in the “regular-way” market up to and including the distribution date, you will be selling your right to receive White Fiber Ordinary Shares in the distribution.

Most Bit Digital shareholders hold their White Fiber Ordinary Shares through a bank or brokerage firm. In such cases, the bank or brokerage firm would be said to hold the shares in “street name” and ownership would be recorded on the bank or brokerage firm’s books. If you hold your White Fiber Ordinary Shares through a bank or brokerage firm, your bank or brokerage firm will credit your account for shares of White Fiber Ordinary Shares that you are entitled to receive in the distribution. If you have any questions concerning the mechanics of having shares held in “street name,” please contact your bank or brokerage firm.

Transferability of Shares You Receive

White Fiber Ordinary Shares distributed to holders in connection with the distribution will be transferable without restriction or registration under the Securities Act, except for shares received by persons who may be deemed to be White Fiber’s affiliates. Persons who may be deemed to be its affiliates after the distribution generally include individuals or entities that control, are controlled by or are under common control with White Fiber, which may include certain of its executive officers, directors or principal shareholders. Securities held by White Fiber’s affiliates will be subject to resale restrictions under the Securities Act. White Fiber’s affiliates will be permitted to sell shares of White Fiber Ordinary Shares only pursuant to an effective registration statement or an exemption from the registration requirements of the Securities Act, such as the exemption afforded by Rule 144 under the Securities Act.

Number of White Fiber Ordinary Shares You Will Receive

For every one Bit Digital Ordinary Share that you own at the close of business on January [●], 2025, the record date for the distribution, you will receive one White Fiber Ordinary Share on the distribution date. Bit Digital will not distribute any fractional White Fiber Ordinary Shares to its shareholders.

Treatment of Equity-Based Compensation

In connection with the separation and distribution, Bit Digital equity-based awards that are outstanding immediately prior to the separation and distribution and held by individuals who will remain employees of Bit Digital and also serve as employees of White Fiber immediately following the separation and distribution are expected to be treated as follows:

Restricted Stock Units. Pursuant to the transition services agreement, at the effective time of the distribution, each award of Bit Digital restricted stock units held by an individual who will remain an employee of Bit Digital and also work for White Fiber following the separation and distribution, will have a percentage of the individual’s time allocated to White Fiber’s operations, in order to expense on White Fiber’s financial statements the intrinsic value of the individual’s time spent on White Fiber’s operations as measured immediately before and immediately after the separation and distribution.

Performance Share Awards. Effective as of immediately prior to the separation and distribution, the percentage of time spent on White Fiber’s operation by the holders of performance shares and the level of achievement of performance goals applicable to outstanding Bit Digital performance share awards including, but not limited to, options, warrants, and restricted stock units held by individuals will be determined by the Bit Digital compensation committee. The performance level for each completed fiscal year(s) within the applicable performance period is expected to be determined based on actual performance results, and the performance level for each incomplete fiscal year within the applicable performance period is expected to be deemed to equal the target level.

Results of the Distribution

After the distribution White Fiber will be an independent, publicly traded company. The actual number of shares to be distributed will be determined at the close of business on January [●], 2025, the record date for the distribution, and will reflect any exercise of Bit Digital options, warrants and restricted stock units prior to the record date for the distribution. The distribution will not affect the number of outstanding shares of White Fiber Ordinary Shares or any rights of Bit Digital shareholders. Bit Digital will not distribute any fractional shares of White Fiber Ordinary Shares.

White Fiber will enter into a separation and distribution agreement and other related agreements with Bit Digital before the distribution to effect the separation and provide a framework for White Fiber’s relationship with Bit Digital after the separation. These agreements will provide for the allocation between White Fiber and Bit Digital of assets, employees, liabilities and obligations (including its investments, property, employee benefits assets and liabilities and tax liabilities) associated with White Fiber and will govern the relationship between Bit Digital and White Fiber after the separation. For a more detailed description of these agreements, see “Certain Relationships and Related Person Transactions.”

Market for White Fiber Ordinary Shares

There is currently no public trading market for White Fiber Ordinary Shares. We have applied for a listing of White Fiber Ordinary Shares on the Nasdaq Capital Market under the symbol “WYFI.” White Fiber has not and will not set the initial price of White Fiber Ordinary Shares. The initial price will be established by the public markets.

White Fiber cannot predict the price at which shares of White Fiber Ordinary Shares will trade after the distribution. In fact, the combined trading prices, after the distribution, of the Ordinary Shares of White Fiber that each Bit Digital shareholder will receive in the distribution and shares of White Fiber Ordinary Shares held at the record date for the distribution may not equal the “regular-way” trading price of shares of White Fiber Ordinary Shares immediately prior to the distribution. The price at which White Fiber Ordinary Shares may fluctuate significantly, particularly until an orderly public market develops. Trading prices for Ordinary Shares of White Fiber will be determined in the public markets and may be influenced by many factors. See “Risk Factors —Risks Related to White Fiber Ordinary Shares.”

Trading Between the Record Date and Distribution Date

Beginning on January[●], 2025, the record date, and continuing up to and including the distribution date, Bit Digital expects that there will be two markets for shares of White Fiber Ordinary Shares: a “regular-way” market and an “ex- distribution” market. Shares of White Fiber Ordinary Shares that trade on the “regular-way” market will trade with an entitlement to shares of White Fiber Ordinary Shares to be distributed pursuant to the separation. Shares of White Fiber Ordinary Shares that trade on the “ex-distribution” market will trade without an entitlement to White Fiber Ordinary Shares to be distributed pursuant to the distribution. Therefore, if you sell White Fiber Ordinary Shares in the “regular-way” market up to and including the distribution date, you will be selling your right to receive White Fiber Ordinary Shares in the distribution. If you own White Fiber Ordinary Shares at the close of business on January[●], 2025, the record date, and sell those shares on the “ex-distribution” market up to and including the distribution date, you will receive the White Fiber Ordinary Shares that you are entitled to receive pursuant to your ownership of White Fiber Ordinary Shares as of the record date.

Furthermore, beginning on January[●], 2025, and continuing up to and including the distribution date, White Fiber Ordinary Shares expects that there will be a “when-issued” market in shares of White Fiber Ordinary Shares. “When-issued” trading refers to a sale or purchase made conditionally because the security has been authorized but not yet issued. The “when-issued” trading market will be a market for White Fiber Ordinary Shares that will be distributed to holders of White Fiber Ordinary Shares on the distribution date. If you own White Fiber Ordinary Shares at the close of business on January [●], 2025, the record date for the distribution, you would be entitled to shares of White Fiber Ordinary Shares distributed pursuant to the distribution. You may trade this entitlement to White Fiber Ordinary Shares, without the White Fiber Ordinary Shares you own, on the “when-issued” market, but your transaction will not settle until after the distribution date. On the first trading day following the distribution date, “when-issued” trading with respect to White Fiber Ordinary Shares will end, and “regular-way” trading will begin.

Conditions to the Distribution

The distribution will be effective at 11:59 p.m. Eastern Time, on January [●], 2025, which is the distribution date, provided that the conditions set forth in the separation agreement have been satisfied (or waived by Bit Digital in its sole discretion), including:

●	The transfer of HPC Services Business Segment and the assets and liabilities associated with it and its businesses from Bit Digital to White Fiber shall be completed in accordance with the separation and distribution agreement that Bit Digital and White Fiber will enter into prior to the distribution.

●	Bit Digital shall have received one or more opinions from its tax advisors, in each case satisfactory to the Bit Digital board of directors, regarding certain U.S. federal income tax matters relating to the separation and distribution.

●	The SEC shall have declared effective White Fiber’s registration statement on Form 10, of which this information statement forms a part, and this information statement shall have been made available to Bit Digital shareholders.

●	All actions and filings necessary or appropriate under applicable U.S. federal, U.S. state or other securities laws shall have been taken and, where applicable, have become effective or been accepted by the applicable governmental authority.

●	The actions and filings necessary or appropriate with respect to applicable state insurance and residential service contract regulators, shall have been taken or made, and, where applicable, have become effective or been accepted by the applicable governmental authority.

●	The transaction agreements relating to the separation that Bit Digital and White Fiber will enter into prior to the distribution shall have been duly executed and delivered by the parties.

●	No order, injunction, or decree issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the separation, distribution or any of the related transactions shall be in effect.

●	The White Fiber Ordinary Shares to be distributed shall have been approved for listing on the Nasdaq Capital Market, subject to official notice of distribution.

●	No event or development shall have occurred or exist that, in the judgment of Bit Digital’s board of directors, in its sole and absolute discretion, makes it inadvisable to effect the separation, the distribution and other related transactions.

White Fiber cannot assure you that any or all of these conditions will be met. Bit Digital will have sole discretion to waive any of the conditions to the distribution. In addition, Bit Digital will have the sole and absolute discretion to determine (and change) the terms of, and whether to proceed with, the distribution and, to the extent it determines to so proceed, to determine the record date for the distribution, the distribution date and the distribution ratio, as well. Bit Digital may rescind or delay its declaration of the distribution even after the record date for the distribution.

Bit Digital does not intend to notify its shareholders of any modifications to the terms of the separation and distribution that, in the judgment of its board of directors, are not material. To the extent that the Bit Digital board of directors determines that any modifications by Bit Digital materially change the material terms of the separation and distribution, Bit Digital will notify Bit Digital shareholders in a manner reasonably calculated to inform them about the modification as may be required by law, by, for example, publishing a press release, filing a current report on Form 8-K, or circulating a supplement to this information statement. For example, the Bit Digital board of directors might consider material such matters as significant changes to the distribution ratio, the assets to be contributed or the liabilities to be assumed in the separation.

Regulatory Approval

White Fiber’s registration statement on Form 10, of which this information statement forms a part, must become effective prior to the distribution, and White Fiber Ordinary Shares to be distributed must have been approved for listing on the Nasdaq Capital Market, subject to official notice of distribution.

No Appraisal Rights

Under Cayman Islands law, Bit Digital shareholders will not have appraisal rights in connection with the distribution.

DIVIDEND POLICY

Subject to the provisions of the Companies Act (Revised) of the Cayman Islands (“Companies Act”) and any rights attaching to any class or classes of shares under and in accordance with the articles of association of White Fiber:

(a) the directors may declare dividends or distributions out of our funds which are lawfully available for that purpose; and

(b) our shareholders may, by ordinary resolution, declare dividends but no such dividend shall exceed the amount recommended by the directors.

Subject to the requirements of the Companies Act regarding the application of a company’s share premium account and with the sanction of an ordinary resolution, dividends may also be declared and paid out of any share premium account. The directors when paying dividends to shareholders may make such payment either in cash or in specie.

Unless provided by the rights attached to a share, no dividend shall bear interest.

CAPITALIZATION

This section discusses financial data of White Fiber, assuming the completion of all of the transactions described in this information statement, including the separation and distribution. It is assumed that as of the dates disclosed in this section, Bit Digital AI and its consolidated subsidiaries were subsidiaries of White Fiber and as of September 30, 2024. White Fiber had no other assets, liabilities or operations. White Fiber completed the acquisition of Enovum on October 11, 2024.

The following table sets forth White Fiber’s Cash and cash equivalents and capitalization as of September 30, 2024, on a historical basis. The information below is not necessarily indicative of White Fiber’s Cash and cash equivalents and capitalization would have been had the separation, distribution and related transactions been completed as of September 30, 2024. In addition, it is not indicative of White Fiber’s future capitalization. This table should be read in conjunction with the “Selected Consolidated Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” sections of this information statement and Bit Digital AI’s audited consolidated financial statements and notes thereto included in the “Index to Financial Statements” of this information statement.

As of September 30, 2024
Assets
Cash and cash equivalents	$24,720,467
Liabilities
Debt, including current and long-term:	-
Total debt	-
Stockholder’s Equity(1)
Preference shares, $0.01 par value, 10,000,000 and Nil shares authorized, Nil and Nil shares issued and outstanding of September 30, 2024	-
Ordinary shares, $0.01 par value, 140,000,000 and Nil shares authorized, 1 and Nil shares issued and outstanding as of September 30, 2024	0.01
Retained earnings	1,181,063
Total stockholder’s equity	$65,757,991
Total capitalization	$65,757,991

1.	Reflects the historical Ordinary Shares with no par value of White Fiber. White Fiber has assumed the number of issued and outstanding shares among other things: (i) White Fiber Ordinary Shares outstanding as of January [●], 2025, (ii) the distribution ratio on the basis of one White Fiber Ordinary and Preference Share distributed for every one Bit Digital Ordinary Share and one Preference Share outstanding, (iii) a distribution of 100% of the outstanding shares of White Fiber Ordinary Shares to Bit Digital shareholders, on a pro rata basis. The actual number of shares issued and outstanding will not be known until the record date for the distribution.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

The following table presents the selected historical consolidated income data for the nine months ended September 30, 2024 and for the year ended December 31, 2023 for Bit Digital AI and its consolidated subsidiaries. It is assumed that as of the dates disclosed in this section, Bit Digital AI was a subsidiary of White Fiber and White Fiber had no other assets, liabilities or operations prior to the acquisition of Enovum on October 11, 2024.

The selected consolidated financial income data for the nine months ended September 30, 2024 and for the years ended December 31, 2023 were derived from Bit Digital’s audited consolidated financial statements.

The selected historical consolidated financial data set forth below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the audited consolidated financial statements and the notes thereto included in this information statement. The selected historical consolidated financial data reflects White Fiber’s results as historically operated as a part of Bit Digital, and these results may not be indicative of its future performance as a stand-alone company following the separation and distribution.

	For the Nine Months Ended September 30, 2024	For the Year Ended December 31, 2023
Results for Year:
Revenues	$32,718,084	$-
Gross profit	19,505,789	-
Gross margin	59.6%	-
Net income (loss)	2,407,012	(1,225,949)
Net income margin	7.4%	N/A
Other Data:
EBITDA	15,061,774	(1,224,122)
EBITDA margin	46.0%	N/A
Adjusted EBITDA	16,408,435	(371,048)
Adjusted EBITDA margin	50.2%	N/A
Balance Sheet Data:
Working capital	14,605,655	(7,492,496)
Total assets	117,125,924	78,927,726
Total equity	$65,757,991	$49,650,239

Non-GAAP Financial Measures

The selected historical consolidated financial data includes financial information prepared in accordance with accounting principles generally accepted in the U.S. (“GAAP”), as well as EBITDA, Adjusted EBITDA and Adjusted EBITDA financial measures on a historical basis. White Fiber defines EBITDA as net income before interest expense, taxes and depreciation, depletion and amortization. White Fiber defines Adjusted EBITDA as EBITDA adjusted to exclude unrealized gains and losses on benefit plan investments, stock-based compensation and one-time separation costs.

EBITDA and Adjusted EBITDA are considered non-GAAP financial measures and are comparable to the corresponding GAAP measures of Net income. White Fiber believes these non-GAAP financial measures, in addition to corresponding GAAP measures, are useful to investors by providing meaningful information about operational efficiency compared to its peers by excluding the impacts of differences in tax jurisdictions and structures, debt levels and capital investment. Management believes Adjusted EBITDA is a useful performance measure because it allows for an effective evaluation of the Company’s operating performance by excluding stock- based compensation and unrealized gains and losses on benefit plan investments as they are considered non-cash and not part of the Company’s core operations. The Company also excludes the one-time, non-recurring costs associated with the separation of White Fiber from Bit Digital as those are not expected to continue. Rating agencies and investors will also use EBITDA and Adjusted EBITDA to calculate White Fiber’s leverage as a multiple of EBITDA and Adjusted EBITDA. Additionally, EBITDA and Adjusted EBITDA are important metrics for debt investors who utilize debt to EBITDA and debt to Adjusted EBITDA ratios. White Fiber’s management uses these non-GAAP financial measures in conjunction with GAAP results when evaluating its operating results internally and calculating compensation packages and leverage as a multiple of EBITDA and Adjusted EBITDA to determine the appropriate method of funding operations of the Company. EBITDA is calculated by adding back income taxes, interest expense and depreciation, amortization expense to net income. Adjusted EBITDA is calculated by adding back unrealized gains and losses on benefit plan investments, stock-based compensation and one-time separation costs, to EBITDA. These non-GAAP financial measures should not be considered as alternatives to, or more meaningful than, GAAP financial measures such as net income and is intended to be helpful supplemental financial measures for investors’ understanding of White Fiber’s operating performance. White Fiber’s non-GAAP financial measures are not standardized; therefore, it may not be possible to compare these financial measures with other companies’ EBITDA and Adjusted EBITDA measures having the same or similar names.

The following information reconciles net income to EBITDA and EBITDA to Adjusted EBITDA.

	For the Nine Months Ended September 30, 2024	For the Year Ended December 31, 2023
Reconciliation of non-GAAP income (loss) from operations:
Net income (loss)	$2,407,012	$(1,225,949)
Depreciation and amortization expenses	11,528,569	-
Income tax expense	1,126,193	1,827
EBITDA	15,061,774	(1,224,122)

Adjustments:
Share-based compensation expenses	1,346,661	853,074
Adjusted EBITDA	$16,408,435	$(371,048)

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following information should be read in conjunction with the consolidated financial statements and related notes included elsewhere in this information statement. The following discussion may contain 6forward-looking statements that reflect White Fiber, Inc.’s plans, estimates and beliefs. White Fiber, Inc.’s actual results could differ materially from those discussed in these forward-looking statements. Factors that could cause or contribute to these differences include those factors discussed below and elsewhere in this information statement, particularly in the sections entitled “Cautionary Statement Concerning Forward-Looking Statements” and “Risk Factors.”

References to “Bit Digital AI” or the “Company” refer to Bit Digital AI, Inc. and its subsidiaries, which are to be held by White Fiber, Inc.

Overview

Bit Digital AI, Inc. or the “Company” specializes in high performance computing (“HPC”) services to support advanced AI and machine learning (“ML”) following the separation applications, with headquarters in New York City.

With the emergence of AI and pursuit of fully generative AI, management of Bit Digital Inc. (“Bit Digital”) recognized that the competitive advantages that it enjoys would equally apply in the HPC services segment within Bit Digital’s digital infrastructure business. These advantages include the ability to source high performance computers and chips at an industrial scale, the ability to identify data centers in fiscally and politically stable countries with low cost, sustainable energy and year-round modest climates, its management team’s ability to make accurate strategic assessments and forecasts regarding the timing and extent of asset deployment, and its ability to access capital and digital assets markets to fund rapid growth. Accordingly, in the fourth quarter of 2023, Bit Digital expanded its digital infrastructure business to include an HPC services business segment (the “HPC Services Business Segment”) through Bit Digital AI.

This move was motivated by several factors that align with Bit Digital’s long-term growth objectives and commitment to innovation. The AI industry was experiencing, and continues to experience, rapid growth, driven by increasing demand for advanced computing power to support generative AI applications, which include training large language models (“LLM”), image generation, and data analysis. By entering this segment of the digital infrastructure sector, Bit Digital aims to diversify its revenue streams, leverage its existing operational expertise and know-how, including, without limitation, fixed asset management, infrastructure development, sustainable energy sourcing, logistics and supply chain management, and operational reliability enhancement, to capture market share in this growing market segment.

The Company’s HPC services focuses on delivering high-end, customized solutions tailored to support advanced AI and ML applications. The business operates by leveraging a sophisticated array of computers and chips, including NVIDIA H100 Graphics Processing Units (“GPUs”) servers, network equipment, and data storage solutions (collectively, the “HPC Services Equipment”). In line with our commitment to sustainability, currently our HPC services equipment utilizes 100% carbon-free renewable energy from geothermal and hydroelectric sources.

The Company believes the HPC services is positioned for significant growth, driven by the increasing demand for advanced computing and AI services. This expansion will involve acquiring additional AI Equipment, leasing new AI data centers, and expanding the customer base.

The Company finalized a service agreement with its first customer in the fourth quarter of 2023, for the provision of HPC services from a total of 2,048 GPUs over a three-year period. To finance this operation, the Company entered into a sale-leaseback agreement with a third party, selling 96 AI servers (equivalent to 768 GPUs) and leasing them back for three years. On January 22, 2024, approximately 192 servers (equivalent to 1,536 GPUs) were deployed at a specialized data center and began generating revenue, and subsequently on February 2, 2024, approximately an additional 64 servers (equivalent to 512 GPUs) also started revenue generation.

In the second quarter of 2024, the Company finalized an agreement to supply its existing customer with an additional 2,048 GPUs over a three-year period. To finance this operation, the Company entered into a sale-leaseback agreement with a third party, agreeing to sell 128 AI servers (equivalent to 1,024 GPUs) and leasing them back for three years. In late July 2024, at the customer’s request, the Company and the customer agreed to temporarily delay the purchase order so the customer could evaluate an upgrade to newer generation Nvidia GPUs. Consequently, the Company and manufacturer postponed the purchase order. In early August 2024, the customer made a non-refundable prepayment of $30.0 million for the services to be rendered under this agreement.

On October 9, 2024, the Company executed a Master Services and Lease Agreement (“MSA”) with Boosteroid Inc. (“Boosteroid”), a global cloud gaming provider. Following a binding term sheet with Boosteroid on August 19, 2024. The Company finalized an initial order of 300 GPUs, projected to generate approximately $4.6 million in revenue over the five-year term. The Company expects the GPUs to be delivered to respective data centers across the U.S. and begin earning revenue by the end of November 2024. The MSA provides Boosteroid with the option to expand in increments of 100 servers, up to 50,000 servers, representing a potential $700 million revenue opportunity over the five-year term, subject to deployment plans and market conditions.

On November 6, 2024, the Company entered into a Master Services Agreement (“MSA”) with a minimum purchase commitment of 16 GPUs, along with an associated purchase order, from a new customer. The purchase order provides for services utilizing a total of 16 H200 GPUs over a minimum of six (6) month period, representing total revenue of approximately $320,000 for the term. The deployment commenced and revenue generation began on November 7, 2024, using the Company’s existing inventory of H200 GPUs.

On November 14, 2024, the Company entered into a Terms of Supply and Service Level Agreement (together, the “Agreement”) and an Order Form with a new customer. The order form provides for services utilizing a total of 64 H200 GPUs on a month-to-month basis, which either party may terminate upon at least 14 days’ written notice prior to any renewal date. It represents annual revenue of approximately $1.2 million. The deployment commenced and revenue generation began on November 15, 2024, using the Company’s existing inventory of H200 GPUs.

Our revenue from HPC services was $12.2 million and $32.7 million for the three and nine months, respectively, ended September 30, 2024. The Company issued a service credit of $1.3 million to its customer during the three months ended March 31, 2024, as compensation for decreased utilization during the initial deployment period, which included testing and optimization phases. Subsequently, the Company issued another service credit of $0.6 million during the three months ended September 30, 2024 to its customer as compensation for decreased utilization.

The Separation

On [ ], Bit Digital announced plans to pursue a separation of Bit Digital AI from Bit Digital. As part of the separation, Bit Digital will transfer Bit Digital AI, including its assets and liabilities, to White Fiber, Inc. (“White Fiber”), a newly formed wholly-owned subsidiary of Bit Digital, and execute a tax-free spinoff of White Fiber, to stockholders of Bit Digital. The transaction is expected to result in two independent, publicly traded companies: Bit Digital, Inc. and White Fiber, Inc. The completion of the separation will be subject to, among other things, the effectiveness of a registration statement on Form 10 with the Securities and Exchange Commission and final approval from the board of directors of Bit Digital, Inc. The separation is expected to be completed in the first quarter of 2025, however, there can be no assurance regarding the ultimate timing of the separation or that the separation will ultimately occur.

For a complete discussion of all of the conditions to, pursuant to the Separation and Distribution Agreement, and the risks and uncertainties associated with the separation and distribution, see the sections entitled “The Separation and Distribution—Conditions to the Distribution” and “Risk Factors—Risks Related to the Separation and the Distribution.”

Results of operations

The following discussion summarizes consolidated results of operations for the three months ended September 30, 2024. This information should be read together with our consolidated financial statements and related notes included elsewhere in this information statement.

Three months ended September 30, 2024

The following table summarizes the results of our operations during the three months ended September 30, 2024. Since the Company was incorporated on October 19, 2023, there are no comparable results for the three months ended September 30, 2023.

For the Three Months Ended
September 30,
2024
Revenue	$12,151,303

Operating costs and expenses:
Cost of revenue (exclusive of depreciation and amortization shown below)	(5,459,667)
Depreciation and amortization expenses	(4,324,751)
General and administrative expenses	(2,554,705)
Total operating expenses	(12,339,123)

Loss from operations	(187,820)

Loss before provision for income taxes	(187,820)

Income tax expenses	(469,056)
Net loss	$(656,876)

Revenue

In the fourth quarter of 2023, we initiated Bit Digital AI, a new business line to provide HPC services to support generative AI workstreams. The Company finalized a service agreement with its first customer, for the provision of HPC services from a total of 2,048 GPUs over a three-year period. On January 22, 2024, approximately 192 GPU servers (1,536 GPUs) were deployed at a specialized data center in Iceland and began generating revenue. Subsequently, on February 2, 2024, approximately an additional 64 GPU servers (512 GPUs) also started revenue generation.

In the second quarter of 2024, the Company finalized an agreement to supply its existing customer with an additional 2,048 GPUs over a three-year period. The servers will be deployed at the specialized data center where the Company’s existing GPU servers are located. In late July, at the customer’s request, the Company and the customer agreed to temporarily delay the purchase order so the customer could evaluate an upgrade to newer generation Nvidia GPUs. Consequently, the Company and manufacturer postponed the purchase order. In early August, the customer made a non-refundable deposit of $30.0 million for the services to be rendered under this agreement.

Our revenue from HPC services was $12.2 million for the three months ended September 30, 2024. The Company issued another service credit of $0.6 million to the customer during the three months ended September 30, 2024, as compensation for decreased utilization.

Cost of revenue

We incur cost of revenue from our HPC services. The Company’s cost of revenue consists primarily direct production costs related to HPC services operations, including electricity costs, datacenter lease expense, GPU servers lease expense, and other relevant costs, but excluding depreciation and amortization, which are separately stated in the Company’s consolidated statements of operations.

For the three months ended September 30, 2024, the cost of revenue from HPC services was comprised of the following:

For the Three Months Ended September 30, 2024
Electricity costs	$210,200
Datacenter lease expenses	1,021,758
GPU servers lease expenses	3,874,752
Other costs	352,957
Total	$5,459,667

Electricity costs. These expenses were incurred by the datacenter for the HPC equipment and were closely correlated with the number of deployed GPU servers.

For the three months ended September 30, 2024, electricity costs totaled $0.2 million.

Datacenter lease expenses. In December 2023, we entered into a datacenter lease agreement for a fixed monthly recurring cost.

For the three months ended September 30, 2024 datacenter lease expenses totaled $1.0 million.

GPU servers lease expenses. In 2023, we entered into a GPU servers lease agreement to support our HPC services. The lease payment depends on the usage of the GPU servers.

For the three months ended September 30, 2024, GPU servers lease expenses totaled $3.9 million.

Depreciation and amortization expenses

For the three months ended September 30, 2024, depreciation and amortization expenses was $4.3 million, based on an estimated useful life of three years for HPC services equipment and five years for equipment accessories.

General and administrative expenses

For the three months ended September 30, 2024, our general and administrative expenses, totaling $2.6 million, were primarily comprised of shared-based compensation expenses of $0.5 million, salary and bonus expenses of $0.5 million, professional and consulting expenses of $0.9 million, commission expense of $0.3 million, marketing expenses of $0.2 million, and travel expenses of $0.1 million.

Income tax expenses

Income tax expenses were $0.5 million for the three months ended September 30, 2024, which was comprised of income tax expenses of $0.3 million from our Iceland operations, and $0.2 million from our US operations. The Iceland income tax expense of $0.3 million is driven by the profits from the HPC services. The income tax of $0.2 million in the U.S. is mainly due to the Global Intangible Low Taxed Income.

Net loss and loss per share

For the three months ended September 30, 2024, our net loss was $0.7 million.

Basic and diluted weighted average number of shares was 100 and 100 for the three months ended September 30, 2024, respectively. Basic and diluted loss per share was $6,568.76 and $6,568.76 for the three months ended September 30, 2024, respectively.

Nine months ended September 30, 2024

The following table summarizes the results of our operations for the nine months ended September 30, 2024. Since the Company was incorporated on October 19, 2023, there are no comparable results for the nine months ended September 30, 2023.

For the Nine Months
Ended September 30,
2024
Revenue	$32,718,084

Operating costs and expenses:
Cost of revenue (exclusive of depreciation and amortization shown below)	(13,212,295)
Depreciation and amortization expenses	(11,528,569)
General and administrative expenses	(5,802,810)
Total operating expenses	(30,543,674)

Income from operations	2,174,410

Other income, net	1,358,795

Income before provision for income taxes	3,533,205

Income tax expenses	(1,126,193)
Net income	$2,407,012

Revenue

We generate revenues from HPC services. In the fourth quarter of 2023, we initiated Bit Digital AI, a new business line to provide HPC services to support generative AI workstreams. The Company finalized a service agreement with its first customer, for the provision of HPC services from a total of 2,048 GPUs over a three-year period. On January 22, 2024, approximately 192 GPU servers (equivalent to 1,536 GPUs) were deployed at a specialized data center in Iceland and began generating revenue, and subsequently on February 2, 2024, approximately an additional 64 GPU servers (equivalent to 512 GPUs) also started revenue generation.

In the second quarter of 2024, the Company finalized an agreement to supply its existing customer with an additional 2,048 GPUs over a three-year period. The servers are deployed at the specialized data center in Iceland where the Company’s existing AI servers are located. In late July, at the customer’s request, the Company and the customer agreed to temporarily delay the purchase order so the customer could evaluate an upgrade to newer generation Nvidia GPUs. Consequently, the Company and manufacturer postponed the purchase order. In early August, the customer made a non-refundable deposit of $30.0 million for the services to be rendered under this agreement.

Our revenue from HPC services was $32.7 million for the nine months ended September 30, 2024. The Company issued a service credit of $1.3 million to its HPC customer, during the three months ended March 31, 2024, as compensation for decreased utilization during the initial deployment period, which included testing and optimization phases. Subsequently, the Company issued another service credit of $0.6 million to the customer during the three months ended September 30, 2024, as compensation for decreased utilization.

Cost of revenue

We incur cost of revenue from our HPC services. The Company’s cost of revenue consists primarily direct production costs related to HPC services operations, including electricity costs, datacenter lease expense, GPU servers lease expense, and other relevant costs, but excluding depreciation and amortization, which are separately stated in the Company’s consolidated statements of operations.

For the nine months ended September 30, 2024, the cost of revenue from HPC services was comprised of the following:

For the Nine Months Ended September 30, 2024
Electricity costs	$436,621
Data center lease expenses	2,327,868
GPU servers lease expenses	9,786,992
Other costs	660,814
Total	$13,212,295

Electricity costs. These expenses were incurred by the datacenter for the HPC equipment and were closely correlated with the number of deployed GPU servers.

For the nine months ended September 30, 2024, electricity costs totaled $0.4 million.

Datacenter lease expenses. In December 2023, we entered into a data center lease agreement for a fixed monthly recurring cost.

For the nine months ended September 30, 2024, data center lease expenses totaled $2.3 million.

GPU servers lease expenses. In 2023, we entered into a GPU servers lease agreement to support our HPC services. The lease payment depends on the usage of the GPU servers.

For the nine months ended September 30, 2024, GPU servers lease expenses totaled $9.8 million.

Depreciation and amortization expenses

For the nine months ended September 30, 2024, depreciation and amortization expenses was $11.5 million, based on an estimated useful life of three years for HPC services equipment and five years for equipment accessories.

General and administrative expenses

For the nine months ended September 30, 2024, our general and administrative expenses, totaling $5.8 million, were primarily comprised of shared-based compensation expenses of $1.3 million, salary and bonus expenses of $1.2 million, professional and consulting expenses of $1.3 million, commission expense of $0.9 million, marketing expenses of $0.5 million, and travel expenses of $0.2 million.

Income tax expenses

Income tax expenses were $1.1 million for the nine months ended September 30, 2024, which was comprised of income tax expenses income tax expense of $0.8 million from our Iceland operations, and $0.3 million from our U.S. operations. The Iceland income tax expense of $0.8 million is driven by the profits from the HPC services. The income tax of $0.3 million in the U.S. is mainly due to the Global Intangible Low Taxed Income.

Net income and earnings per share

For the nine months ended September 30, 2024, our net loss was $2.4 million.

Basic and diluted weighted average number of shares was 100 and 100 for the nine months ended September 30, 2024, respectively. Basic and diluted loss per share was $24,070.12 and $24,070.12 for the nine months ended September 30, 2024, respectively.

Year ended December 31, 2023

The following table summarizes the results of our operations during the year ended December 31, 2023. Since the Company was incorporated on October 19, 2023, there are no comparable results for the year ended December 31, 2022.

For the Year Ended
December 31,
2023
Revenue	$–

Operating costs and expenses:
General and administrative expenses	(1,243,475)
Total operating expenses	(1,243,475)

Loss from operations	(1,243,475)

Other income, net	19,353

Loss before provision for income taxes	(1,224,122)

Income tax expenses	(1,827)
Net loss	$(1,225,949)

General and administrative expenses

For the year ended December 31, 2023, our general and administrative expenses, totaling $1.2 million, were primarily comprised of shared-based compensation expenses of $0.9 million, salary and bonus expenses of $0.1 million, and professional and consulting expenses of 0.2 million.

Income tax expenses

Income tax expenses were $1,827 for the year ended December 31, 2023, which was comprised of capital gains tax on the interest income earned from bank accounts.

Net loss and loss per share

For the year ended December 31, 2023, our net loss was $1.2 million.

Basic and diluted weighted average number of shares was 100 and 100 for the year ended December 31, 2023, respectively. Basic and diluted loss per share was $12,259.49 and $12,259.49 for the year ended December 31, 2023, respectively.

Discussion of Certain Balance Sheet  Items

The following table sets forth selected information from our consolidated balance sheets as of September 30, 2024 and December 31, 2023. This information should be read together with our consolidated financial statements and related notes included elsewhere in this information statement.

	September 30,	December 31,
	2024	2023	Variance
ASSETS
Current assets:
Cash and cash equivalents	$24,720,467	$652,566	$24,067,901
Restricted cash	2,404,150	–	2,404,150
Accounts receivable	3,910,976	–	3,910,976
Net investment in lease - current	1,509,292	–	1,509,292
Other current assets	26,373,657	14,897,616	11,476,041
Total current assets	58,918,542	15,550,182	43,368,360

Non-current assets:
Deposits for property and equipment	–	4,127,371	(4,127,371)
Property and equipment, net	42,561,574	51,030,667	(8,469,093)
Operating lease right-of-use assets	10,893,903	6,216,255	4,677,648
Net investment in lease - non-current	2,239,235	–	2,239,235
Other non-current assets	1,512,670	2,003,251	(490,581)
Investment security	1,000,000	–	1,000,000
Total non-current assets	58,207,382	63,377,544	(5,170,162)

Total assets	$117,125,924	$78,927,726	$38,198,198

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,289,451	$100,000	$2,189,451
Income tax payable	958,964	–	958,964
Other payables and accrued liabilities	7,058,386	8,004,450	(946,064)
Deferred revenue	30,000,000	13,073,449	16,926,551
Current portion of operating lease liability	4,006,086	1,864,779	2,141,307
Total current liabilities	44,312,887	23,042,678	21,270,209

Total non-current liabilities:
Other long-term liabilities	–	1,883,333	(1,883,333)
Non-current portion of operating lease liability	6,887,817	4,351,476	2,536,341
Deferred tax liability	167,229	–	167,229
Total non-current liabilities	7,055,046	6,234,809	820,237

Total liabilities	$51,367,933	$29,277,487	$22,090,446

Cash and cash equivalents

Cash and cash equivalents primarily consist of funds deposited with banks, which are highly liquid and are unrestricted to withdrawal or use. The total balance of cash and cash equivalents were $24.7 million and $0.7 million as of September 30, 2024 and December 31, 2023, respectively. The increase in the balance of cash and cash equivalents was a result of net cash of $33.7 million provided by operating activities and net cash of $7.2 million used in investing activities.

Restricted cash

Restricted cash represents cash balances that support an outstanding letter of credit to third parties related to security deposits and are restricted from withdrawal. As of September 30, 2024, the fixed maximum amount guaranteed under the letter of credit was $2.4 million.

Accounts receivable, net

Accounts receivable consist of amounts due from our HPC services customer. The total balance of accounts receivable was $3.9 million and $nil as of September 30, 2024 and December 31, 2023, respectively. The increase in the balance of accounts receivable is attributable to the unpaid invoice from our HPC customer.

Net investment in lease

Net investment in lease represents the present value of the lease payments not yet received from lessee. The current and non-current balance of net investment in lease was $1.5 million and $2.2 million, respectively as of September 30, 2024. The current and non-current balance of net investment in lease was $nil and $nil, respectively as of December 31, 2023.

Other current assets

Other current assets was $26.4 million and $14.9 million as of September 30, 2024 and December 31, 2023, respectively. The increase in the balance of other current assets was mainly attributable to an increase in receivable from third parties of $8.0 million, an increase in prepaid consulting services of $1.6 million, and an increase in prepayment to third parties of $15.7 million.

Deposits for property and equipment

The deposits for property and equipment consists of advance payments for property and equipment. The balance was derecognized once the control of the property and equipment was transferred to and obtained by us.

Compared with December 31, 2023, the balance as of September 30, 2024 decreased $4.1 million, mainly due to the receipt of property and equipment of $6.4 million and adjustments of $1.1 million, offset by prepayment of $3.4 million for property and equipment.

Property and equipment, net

Property and equipment was primarily comprised of HPC equipment, with an estimated 3-year useful life and equipment accessories with estimated useful lives of five years.

As of September 30, 2024, the HPC equipment had a net book value of $40.4 million. As of December 31, 2023, construction in progress, included within property and equipment, totaled $51.0 million, representing HPC equipment received but not yet placed into service. This amount was reclassified to property and equipment as the assets were put into service in January 2024.

Operating lease right-of-use assets and operating lease liability

As of September 30, 2024, the Company’s operating lease right-of-use assets and operating lease liability were $10.9 million and $10.9 million respectively. As of December 31, 2023, the Company’s operating lease right-of-use assets and operating lease liability were $6.2 million and $6.2 million, respectively. The increase in operating lease right-of-use assets and operating lease liability of $4.7 million was due to the additional capacity lease for our HPC service of $6.4 million, partially offset by the amortization of the operating lease right-of-use assets totaling $1.7 million for the nine months ended September 30, 2024.

Other non-current assets

Other non-current assets was $1.5 million and $2.0 million as of September 30, 2024 and December 31, 2023, respectively. The decrease in the balance of other non-current assets was mainly attributable to a decrease in deferred contract costs of $0.5 million.

Investment security

As of September 30, 2024, our portfolio consists of a privately held company via a simple agreement for future equity (“SAFE). The total balance of our investment security was $1.0 million and $nil as of September 30, 2024, and December 31, 2023, respectively. The increase of $1.0 million in the value of our investment security was mainly driven by the investment of $1.0 million in a SAFE.

Accounts payable

Accounts payable primarily consists of amounts due for maintenance costs related to HPC services. Compared with December 31, 2023, the balance of accounts payable increased by $2.2 million, largely due to the unpaid bills for our HPC services in the nine months ended September 30, 2024.

Deferred revenue

Deferred revenue pertains to prepayments received from a customer for HPC services.

As of September 30, 2024, the Company’s deferred revenue was $30.0 million, compared to $13.1 million as of December 31, 2023. The increase in deferred revenue of $16.9 million reflects a $30.0 million prepayment from a customer for HPC services to be rendered in 2025, partially offset by the recognition of $13.1 million in revenue related to the successful fulfillment of performance obligations from our HPC services commenced in January 2024.

Non-GAAP Financial Measures

In addition to consolidated U.S. GAAP financial measures, we consistently evaluate our use of and calculation of the non-GAAP financial measures, such as “Adjusted EBITDA”.

EBITDA is computed as net income before interest, taxes, depreciation, and amortization. Adjusted EBITDA is a financial measure defined as our EBITDA adjusted to eliminate the effects of certain non-cash and / or non-recurring items that do not reflect our ongoing strategic business operations, which management believes results in a performance measurement that represents a key indicator of the Company’s core business operations. The adjustments currently include fair value adjustments such as investment security value changes and non-cash share-based compensation expenses, in addition to other income and expense items.

We believe Adjusted EBITDA can be an important financial measure because it allows management, investors, and our board of directors to evaluate and compare our operating results, including our return on capital and operating efficiencies, from period-to-period by making such adjustments.

Adjusted EBITDA is provided in addition to and should not be considered to be a substitute for, or superior to net income, the comparable measures under U.S. GAAP. Further, Adjusted EBITDA should not be considered as an alternative to revenue growth, net income, diluted earnings per share or any other performance measure derived in accordance with U.S. GAAP, or as an alternative to cash flow from operating activities as a measure of our liquidity. Adjusted EBITDA has limitations as an analytical tool, and you should not consider such measures either in isolation or as substitutes for analyzing our results as reported under U.S. GAAP.

Reconciliations of Adjusted EBITDA to the most comparable U.S. GAAP financial metric for historical periods are presented in the tables below:

For the Nine Months Ended September 30, 2024
Reconciliation of non-GAAP income from operations:
Net income	$2,407,012
Depreciation and amortization expenses	11,528,569
Income tax expenses	1,126,193
EBITDA	15,061,774

Adjustments:
Share based compensation expenses	1,346,661
Adjusted EBITDA	$16,408,435

For the Year Ended December 31, 2023
Reconciliation of non-GAAP loss from operations:
Net loss	$(1,225,949)
Income tax expenses	1,827
EBITDA	(1,224,122)

Adjustments:
Share based compensation expenses	853,074
Adjusted EBITDA	$(371,048)

Liquidity and capital resources

As of September 30, 2024, we had working capital of $14.6 million as compared with negative working capital of $7.5 million as of December 31, 2023. Working capital is the difference between the Company’s current assets and current liabilities.

Historically, as part of Bit Digital, the Company relied on Bit Digital to meet its working capital and financing requirements prior to generating revenue. Since launching our HPC services in January 2024, we have achieved positive cash flows from operations. To date, we have primarily funded our operations through operating cash flows and equity financing provided by Bit Digital via public and private securities offerings.

Following the separation, our capital structure and sources of liquidity will change from our historical capital structure because we will no longer participate in Bit Digital’s cash management process. The Company’s ability to fund its operating needs in the future will depend on the ongoing ability to generate positive cash flow from our operations and raise capital in the capital markets on our own. Based upon our history of generating strong cash flows, we believe that we will be able to meet our short-term liquidity needs.

The Company believes that its future cash from operations, access to capital markets, and potential third-party financing arrangements will provide adequate resources to fund future cash flow needs and, therefore, subsequent to the separation, would no longer rely on funding from Bit Digital. If these sources of liquidity need to be augmented, we may consider debt, preferred and convertible financing on favorable terms.

Revenue from Operations

Funding our operations on a going-forward basis will rely significantly on the revenue earned from our HPC services.

In November 2023, as amended on December 12, 2023, the Company finalized a service agreement to supply its initial HPC customer with services over a three-year period. On January 10, 2024, the Company announced it had increased the size of its contract for up to an aggregate of 2,048 GPUs worth more than $50 million of annualized revenues to the Company. On January 23, 2024 the Company announced that its Bit Digital AI business commenced generating revenue.

On June 25, 2024, the Company announced that it had finalized an agreement to supply its existing HPC customer with an additional 2,048 GPUs over a three-year term commencing upon deployment. With this agreement, the Company will supply this customer with a total of 4,096 GPUs for the respective three-year periods, amounting to total revenue of approximately $275 million, or $92 million on an annualized basis. In late July, at the customer’s request, the Company and the customer agreed to temporarily delay the purchase order so the customer could evaluate an upgrade to newer generation Nvidia GPUs. Consequently, the Company and manufacturer postponed the purchase order. In early August, the customer made a non-refundable prepayment of $30.0 million for the services to be rendered under this agreement.

On November 4, 2024, the Company announced it had executed a Master Service Agreement (“MSA”) with Boosteroid Inc. (“Boosteroid”), a global cloud gaming provider and new customer of Bit Digital’s HPC Services Business Segment. Bit Digital previously announced that it had signed a binding term sheet with Boosteroid on August 19, 2024. Bit Digital had finalized a purchase order for the starting quantity of GPUs. The initial order of 300 GPUs is expected to generate approximately $4.6 million in revenue to Bit Digital over the five-year term, or approximately $0.9 million per year. Bit Digital expects the GPUs to be delivered to respective data centers across the U.S. and begin earning revenue by the end of November 2024. The agreement provides Boosteroid with the option to expand in increments of 100 servers, up to 50,000 servers, representing a potential $700 million revenue opportunity for Bit Digital over the five-year term, contingent on deployment plans and market conditions.

Furthermore, regardless of our ability to generate revenue from our HPC services, we may need to raise additional capital in the form of equity or debt to fund our operations and pursue our business strategy, including purchases in order to fund our HPC services.

If we are unable to generate sufficient revenue when needed or secure additional funding, it may become necessary to significantly reduce our current rate of expansion or to explore other strategic alternatives.

Cash flows

Below is a summary of cash flows for the nine months ended September 30, 2024.

Nine months ended September 30, 2024

For the Nine Months Ended September 30,
2024
Net Cash Provided by Operating Activities	$19,959,815
Net Cash Used in Investing Activities	(7,188,504)
Net Cash Provided by Financing Activity	13,700,740
Net increase in cash, cash equivalents and restricted cash	26,472,051
Cash, cash equivalents and restricted cash, beginning of period	652,566
Cash, cash equivalents and restricted cash, end of period	$27,124,617

Operating Activities

Net cash provided from our operating activities was $20.0 million for the nine months ended September 30, 2024, derived mainly from (i) a net income of $2.4 million for the nine months ended September 30, 2024 adjusted for depreciation expenses of property and equipment of $11.5 million and (ii) net changes in our operating assets and liabilities, principally comprising of an increase in deferred revenue of $16.9 million, an increase in other current assets of $8.8 million, increase in accounts receivable of $3.9 million, an increase in accounts payable of $2.2 million, a decrease in other long-term liabilities of $1.9 million, an increase in income tax payable of $1.0 million, a decrease in other payables and accrued liabilities of $0.9 million, and a decrease in net investment in lease of $0.8 million.

Investing Activities

Net cash used in investing activities was $7.2 million for the nine months ended September 30, 2024, primarily attributable to purchases of and deposits made for property and equipment of $6.2 million and investment in a SAFE of $1.0 million.

Financing Activity

Net cash provided by financing activity was $13.7 million for the nine months ended September 30, 2024, attributable to net transfers from parent of $13.7 million.

Below is a summary of cash flows for the year ended December 31, 2023.

Year ended December 31, 2023

For the Year Ended December 31, 2023
Net Cash Provided by Operating Activities	$4,934,416
Net Cash Used in Investing Activity	(55,158,038)
Net Cash Provided by Financing Activity	50,876,188
Net increase in cash and cash equivalents	652,566
Cash and cash equivalents, beginning of period	-
Cash and cash equivalents, end of period	$652,566

Operating Activities

Net cash provided from our operating activities was $4.9 million for the year ended December 31, 2023, derived mainly from (i) a net loss of $1.2 million for the year ended December 31, 2023 and (ii) net changes in our operating assets and liabilities, principally comprising of an increase in deferred revenue of $13.1 million, an increase in other current assets of $14.9 million, an increase in other non-current assets of $2.0 million, an increase in other long-term liabilities of $1.9 million, and an increase in other payables and accrued liabilities of $8.0 million.

Investing Activity

Net cash used in investing activity was $55.2 million for the year ended December 31, 2023, primarily attributable to purchases of and deposits made for property and equipment of $55.2 million.

Financing Activity

Net cash provided by financing activity was $50.9 million for the year ended December 31, 2023, attributable to net transfers from parent of $50.9 million.

Critical Accounting Policies and Estimates

Our discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements. These financial statements are prepared in accordance with U.S. GAAP, which requires the Company to make estimates and assumptions that affect the reported amounts of our assets, liabilities, revenues, and expenses, to disclose contingent assets and liabilities on the dates of the consolidated financial statements, and to disclose the reported amounts of revenues and expenses incurred during the financial reporting periods. The most significant estimates and assumptions include the valuation other current assets, useful lives of property and equipment, the recoverability of long-lived assets, provision necessary for contingent liabilities and realization of deferred tax assets. We continue to evaluate these estimates and assumptions that we believe to be reasonable under the circumstances. We rely on these evaluations as the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Since the use of estimates is an integral component of the financial reporting process, actual results could differ from those estimates as a result of changes in our estimates. Some of our accounting policies require higher degrees of judgment than others in their application. We believe critical accounting policies as disclosed in this release reflect the more significant judgments and estimates used in preparation of our consolidated financial statements.

BUSINESS

Overview

On January [●], 2025, Bit Digital announced its intention to separate its 100%, wholly-owned subsidiary, Bit Digital AI and its consolidated subsidiaries, Bit Digital Iceland ehf and Bit Digital HPC, Inc, from Bit Digital, and transfer them to White Fiber, which currently owns Enovum Data Centers Corp (“Enovum” and collectively referred to as, the “HPC Services Business Segment”). Bit Digital intends to effect the separation through a pro rata distribution of 100% of the outstanding White Fiber Ordinary Shares, a recently incorporated exempted company incorporated in the Cayman Islands. White Fiber was formed to hold the capital stock of the subsidiaries comprising the HPC Services Business Segment.

Bit Digital, our existing company in which you currently own ordinary shares of par value US$0.01 each (“Bit Digital Ordinary Shares”), will continue to own and operate the remaining business, namely, a sustainable platform for digital assets, including bitcoin mining and ethereum staking (the “Bit Digital Group” or “Digital Asset Business”). White Fiber will provide (i) Cloud high performance computing (“HPC”) services to customers, such as artificial intelligence (“AI”) and machine learning (“ML”), developers, which we term “GPU-as-a-Service”, and (ii) energy and related services through HPC data centers. Our GPU-as-a-Service is being provided through Bit Digital AI, Inc. whose capital stock will be transferred to White Fiber upon the Spinoff. Our HPC data centers will be operated by White Fiber’s wholly-owned subsidiary, Enovum.

With the emergence of AI and pursuit of fully generative AI, management of Bit Digital recognized that the competitive advantages that it enjoys would similarly apply in the HPC services segment of the digital infrastructure sector, e.g., its ability to source high performance computers and chips at an industrial scale; the ability to identify data centers in fiscally and politically stable countries with low cost, sustainable energy, and year-round modest climates; its management team’s ability to make accurate strategic assessments and forecasts regarding the timing and extent of asset deployment; and its ability to access capital markets to fund rapid growth. Accordingly, in the fourth quarter of 2023, Bit Digital expanded its legacy Digital Asset Business to include the HPC Services Business Segment.

This move was motivated by several factors that align with the Company’s long-term growth objectives and commitment to innovation. The AI industry was experiencing, and continues to experience, rapid growth, driven by increasing demand for advanced computing power to support generative AI applications, which include training large language models (“LLM”), image generation, and data analysis. By entering this segment of the digital infrastructure sector, the Company aimed to diversify its revenue streams, leverage its existing operational expertise and know-how – including, without limitation, fixed asset management, infrastructure development, sustainable energy sourcing, logistics and supply chain management, and operational reliability enhancement – to capture market share in this growing market segment.

Bit Digital AI provides GPU-as-a-Service by leveraging high-end bespoke HPC services involving a sophisticated array of computers and chips, including NVIDIA H100 Graphics Processing Units (“GPUs”), servers, network equipment, and data storage solutions. Our hosting services allows customers to sign service contracts, seamlessly utilizing our own equipment for their operations.

Cloud Services

Bit Digital AI is offering its GPU as-a-Service, initially at a data center maintained by a third party as a colocation services provider in Iceland (the “Iceland Data Center”). The Iceland Data Center included a carefully planned and executed multi-week data center build-out at a third-party Tier-3 data center. The build-out process involved setting up the infrastructure to integrate and operate our equipment efficiently ensuring high performance and reliability for its clients. The Company’s management and employees played a crucial role in overseeing the entire process, from planning and design to implementation. In the fourth quarter of 2023, Bit Digital AI secured its first customer through a three-year service agreement to provide HPC services using its advanced AI equipment. For the nine months ended September 30, 2024, Bit Digital AI recognized revenue of $32.7 million.

Colocation Services

On October 11, 2024 the Company vertically integrated its HPC operations by acquiring Enovum, a Tier 3 HPC data center platform based in Montreal, Canada. White Fiber’s wholly-owned subsidiary, Enovum currently owns an AI data center located in Montreal. It is an existing, fully operational and fully leased 4MW Tier-3 datacenter, designed for HPC workloads. Enovum allows us to integrate our GPU-as-a Service with Enovum’s facilities and management. Enovum provides a strong diversity of existing and prospective colocation customers; delivers a strong pipeline of expansion site opportunities; an experienced team to lead the development processes; and enables the Company to offer new service offerings such as colocation and on-demand computing to complement its existing HPC services offerings. Enovum is currently hosting over 5,000 GPUs on behalf of colocation customers, including NVIDIA H200s and H100s. Enovum has a diversified client base with 14 customers across a variety of end markets and is expected to generate approximately CAD $10 million of revenue in 2025.

On December 27, 2024, the Company acquired the real estate and building for a build-to-suit 5MW Tier 3 data center expansion project in Montreal, Canada. The Company purchased the site (“MTL2”) for CAD $33.5 million (approximately USD $23.3MM assuming a CAD/USD exchange rate of 0.70) excluding fees. This acquisition is part of the Company’s strategy to expand its acquisition is part of the Company’s strategy to expand its HPC data center footprint to 32MW during 2025. This site also comprises part of Bit Digital’s 288MW proprietary pipeline announced earlier this year. The Company expects to spend approximately CAD $27.6 million (approx. USD $19.3MM) to develop the site to Tier-3 standards with an initial gross load of 5MW. The site is expected to be completed and operational by May 2025.

The Enovum team is adept at bringing new sites online on an accelerated timeline. The Company is moving ahead with its development pipeline and expects to be able to add 8MW by 2Q25 and reach a total of 32MW by the end of 2025. The Company will likely dedicate a portion of the near-term megawatt capacity to Bit Digital GPUs. The Company is conducting diligence on a location that has the potential to reach 30MW by mid-2025 and an additional 150MW in around 18 months. The Company is currently evaluating the viability of being able to bring this site online to meet a specific customer’s timeline, and will only pursue this project with a firm customer commitment and our own assurance that we can satisfy the timeline. Currently, the deployment time is the key factor in turning indications of demand into form commitments. The Company is in the final stages of securing the real estate for our 2Q25 deployments and beginning to place equipment orders to meet that timeline.

Management believes the HPC Services Business Segment is positioned for significant growth, driven by the increasing demand for advanced computing and AI services. This expansion will involve procuring additional AI Equipment, leasing new AI Data Centers, and expanding the customer base. To support this growth, the Company is in the process of building a broader team of dedicated employees and officers. Currently, we have already hired a Head of Revenue and Go-to Market (“GTM”), Senior Account Executive, and Chief Technology Officer (“CTO”), with plans to further expand our workforce to include experts in technology, operations, and customer support. This dedicated team will be crucial in executing the Company’s strategic plans and maintaining high service levels as the business scales. See “Management – Senior Management”.

REASONS FOR THE SPINOFF

In order to create two pure-play publicly traded companies, the Bit Digital board has authorized the Spinoff described herein.

We believe that Bit Digital and White Fiber, both with proven long-term strategies, sufficient scale and financial strength will be well positioned to lead in their respective industries. The Company’s board of directors believes that separating Bit Digital AI from our remaining business is in the best interests of the Company and our stockholders for a number of reasons, including:

●	Allowing each business to more effectively pursue its own operating priorities and strategies, and enabling management at each company to pursue unique opportunities for long-term growth and profitability.

●	Permitting each company to concentrate its financial resources on its own operations, with greater flexibility to invest capital at a time and in a manner appropriate for its distinct strategy and business needs.

●	Giving each publicly traded company direct access to capital markets.

●	Allowing investors to separately value Bit Digital and White Fiber based on each company’s separate analysis and investment identities, including their respective merits, strategy, revenue streams, return on investment, performance and business prospects.

The Spinoff is motivated, in whole or substantial part, by the following corporate business purposes germane to the businesses of Bit Digital and White Fiber:

Enhanced strategic focus. The Spinoff will allow White Fiber and Bit Digital to more effectively pursue their distinct operating priorities and strategies and will enable the management of both companies to pursue unique opportunities for long-term growth and profitability. White Fiber and Bit Digital will each be able to use equity tailored to its own business to enhance acquisition and capital investment programs. White Fiber’s management will be able to focus exclusively on its infrastructure services for artificial intelligence, while the management of Bit Digital will remain dedicated to a sustainable platform for digital assets, including bitcoin mining and ethereum staking.

Capital allocation optimization. The Spinoff will permit each company to concentrate its financial resources solely on its own operations, providing greater flexibility to invest capital in its business at a time and in a manner appropriate for its distinct strategy and business needs. This will facilitate a more efficient allocation of capital based on each company’s profitability, cash flow and growth opportunities. Spinning out the HPC Services Business Segment from the Digital Asset Business represents a strategic imperative for Bit Digital, designed to unlock significant financial and operational value for the Company’s shareholders. The HPC Services Business Segment is poised for rapid growth, requiring substantial capital to sustain and accelerate its expansion. Unlike the Digital Assets Business, which is subject to the inherent volatility of cryptocurrency markets, the HPC Services Business Segment benefits from predictable cash flows due to its contracted revenue streams. The separation will allow investors to separately value White Fiber and Bit Digital based on their distinct investment identities. White Fiber’s business differs from Bit Digital’s remaining businesses in several respects, including customer bases, regulatory oversight, competitors, strategic initiatives, sales channels and technology needs. The separation will enable investors to evaluate the merits, strategy, performance, and future prospects of each company’s respective business and to invest in each company separately based on these distinct characteristics. The separation may attract new investors who may not have properly assessed the value of White Fiber and its AI business relative to the value it is currently accorded as part of Bit Digital. We believe that this makes it a stable and attractive candidate for debt financing, although there can be no issue of such financing. Currently, the blended risk profile of Bit Digital, with both high-growth AI and volatile digital assets segments, presents challenges in securing optimal financing terms for the HPC Services Business Segment. Lenders often view such mixed-risk profiles unfavorably, preferring a more focused and stable entity. By spinning off the HPC Services Business Segment, we believe that Bit Digital can present a clearer, more attractive proposition to potential investors and lenders, optimizing its capital allocation and enhancing shareholder value. This separation should allow the HPC Services Business Segment to secure financing on terms that reflect its growth potential and stable cash flow, ensuring that the necessary capital is allocated specifically to its strategic priorities within the AI sector.

Moreover, the Spinoff addresses a significant obstacle in the form of lender requirements. As a publicly traded entity, Bit Digital has been faced with the stipulation that it must provide guarantees for any debt incurred by the HPC Services Business Segment. This requirement presents a considerable liability, potentially jeopardizing the Company’s financial stability and its obligation to prioritize shareholder interests. The Board and Officers of Bit Digital, dedicated to safeguarding shareholder value and managing financial risks, are unwilling to assume these guarantees. By establishing the HPC Services Business Segment as an independent entity, Bit Digital can avoid these onerous guarantees, thus protecting its financial integrity and aligning with best practices for shareholder value protection. This strategic Spinoff ensures that the HPC Services Business Segment has a distinct financial structure, attracting investors who are specifically interested in the AI industry and who appreciate its growth trajectory and predictable revenue streams. By focusing on the AI sector’s unique opportunities and challenges, Bit Digital believes it can streamline its operations, optimize financial outcomes, and enhance its attractiveness to potential investors and partners. This strategic move not only addresses the immediate financial and operational needs of the HPC Services Business Segment, but also aligns with broader corporate governance principles that prioritize shareholder interests and limit exposure to potential risks, ultimately benefiting all stakeholders involved.

Alignment of incentives with performance objectives. The Spinoff will facilitate equity-based and other incentive compensation arrangements for employees more directly tied to the performance of each company’s business, and enhance employee hiring and retention by, among other things, improving the alignment of management and employee incentives with performance and growth objectives.

Risk Reduction. Separating the HPC Services Business Segment from the Digital Asset Business is a crucial strategic move to shield the AI segment from the inherent risks associated with the volatile digital assets industry. As a publicly traded entity, Bit Digital operates in a market characterized by significant price volatility and regulatory uncertainty, exposing it to potential shareholder claims and financial instability. The cryptocurrency industry’s inherent risks include sudden market downturns, regulatory crackdowns, and fluctuating asset values, all of which can have a substantial impact on the Company’s overall financial health.

For Bit Digital, the volatility of the digital assets market poses liquidity concerns that could negatively affect the broader business, including the HPC Services Business Segment. Shareholder confidence can be easily shaken by abrupt changes in digital assets market conditions, leading to stock price fluctuations and potential liquidity crises. In such an environment, the stability of the HPC Services Business Segment, which is based on predictable and contracted revenue streams, becomes critically important. However, we believe that as long as the HPC Services Business Segment remains under the same corporate umbrella as the Digital Assets Business, it is exposed to these market-driven risks that can undermine its financial stability and growth potential.

The Officers and Directors of Bit Digital recognize the imminent need to protect the HPC Services Business Segment from these risks by effectuating the Spinoff. The HPC Services Business Segment, with its focus on high-performance computing services and AI solutions with stable contracted revenues, has a very different risk profile than the Digital Assets Business. By separating the two businesses, Bit Digital can ensure that the HPC Services Business Segment is insulated from the volatility and uncertainties of the digital assets markets while also enhancing the overall strategic positioning of both segments.

Exigency. The Board of Directors and Officers of Bit Digital deem the Spinoff of the HPC Services Business Segment from the Digital Asset Business urgent and exigent to unlock significant financial and operational value for shareholders. We believe that the HPC Services Business Segment, characterized by stable, predictable cash flows and contracted revenue streams, is well-positioned for rapid growth and requires substantial capital for expansion. Separating it from the more volatile Digital Assets Business allows Bit Digital to present a more attractive investment profile, securing favorable financing without onerous guarantees. This strategic move mitigates risks associated with digital assets market fluctuations, enhances capital allocation, and aligns with corporate governance principles, ultimately benefiting all stakeholders and ensuring focused growth. Accordingly, the Board of Directors and Officers of Bit Digital believe that the accomplishment of the above described corporate business purposes is exigent.

No Alternative Transactions. Bit Digital believes that the corporate business purposes cannot be achieved by any transaction which is neither more expensive nor unduly burdensome and which does not involve a nontaxable reorganization that results in the corporate separation of the HPC Services Business Segment from the Digital Assets Business other than through the contemplated Spinoff. In particular, for the reasons discussed above, the Board of Directors and Officers of Bit Digital believe that it could not finance the growth of the HPC Services Business Segment and attract investors and customers as effectively while the HPC Services Business Segment is operating under the same corporate umbrella as the Digital Assets Business.

ADVERSE RISK FACTORS

The Bit Digital board of directors also considered a number of potentially adverse factors in evaluating the separation, including:

●	Risk of Failure to Achieve Anticipated Benefits of the Separation. White Fiber may not achieve the anticipated benefits of the separation for a variety of reasons, including, among others: the separation will demand significant management resources and require significant amounts of management’s time and effort, which may divert management’s attention from operating the business; and following the separation, White Fiber may be more susceptible to market fluctuations and other adverse events than if it were still a part of Bit Digital because its business will be less diversified than Bit Digital’s business prior to the completion of the separation and distribution.

●	Disruptions and Costs Related to the Separation. The actions required to separate White Fiber from Bit Digital could disrupt its operations. In addition, White Fiber will incur substantial costs in connection with the transition to being a stand-alone, public company, which may include financial reporting, tax, legal and other professional services costs. White Fiber could also experience some disruption costs for employee benefits, including health care costs, due to the new structure that will be adopted for the health care plan. Once the program has been in place for a full year and trends are developed, the risks are expected to lessen.

●	Loss of Scale and Increased Administrative Costs. Prior to the separation, as part of Bit Digital, White Fiber takes advantage of Bit Digital’s size and purchasing power in procuring certain goods and services. After the separation and distribution, as a stand-alone company, White Fiber may be unable to obtain these goods and services at prices or on terms as favorable as those Bit Digital obtained prior to completion of the separation and distribution. In addition, as part of Bit Digital, White Fiber benefits from certain functions performed by Bit Digital, such as financial reporting, tax, legal, human resources and other general and administrative functions. After the separation and distribution, Bit Digital will not perform these functions for White Fiber, other than certain functions that will be provided for a limited time pursuant to the transition services agreement, and, because of the smaller scale as a stand- alone company, White Fiber’s cost of performing such functions could be higher than the amounts reflected in its historical financial statements, which would cause its profitability to decrease.

●	Uncertainty Regarding Stock Prices. The effect of the separation on the trading prices of White Fiber or White Fiber Ordinary Shares is not predictable nor can it be known with certainty whether the combined market value of one White Fiber Ordinary Share and one share of Bit Digital Ordinary Share will be less than, equal to or greater than the market value of one share of Bit Digital Ordinary Share prior to the distribution.

Agreements Between White Fiber and Bit Digital

The capital stock together with the assets and liabilities of the Bit Digital AI and its subsidiaries will be transferred to White Fiber. In connection with the Spinoff, the Board approved that the Company will enter into several agreements between the Company and White Fiber that set forth the principal actions taken or to be taken in connection with the Spinoff and that govern the relationship between the Company and White Fiber following the Spinoff, including the following agreements (together the “Agreements”):

●	Separation and Distribution Agreement, including tax and employee matters, and;

●	a Transition Services Agreement.

The descriptions included below of the Separation and Distribution Agreement and the Transition Services Agreement do not purport to be complete and are qualified in their entirety by reference to the full text of such agreements, which are filed as Exhibits 2.1 and 10.1, respectively, to this information statement and incorporated herein by reference.

THE HPC SERVICES BUSINESS SEGMENT

White Fiber, Inc. was formed by Bit Digital as a Cayman Islands exempted company on August 15, 2024 under the name Celer, Inc. It was formed as a holding company for the HPC Services Business Segment.

Bit Digital AI, Inc. is a wholly-owned Delaware subsidiary of Bit Digital incorporated on October 19, 2023. This entity has since been engaged in HPC services for AI applications, through its wholly-owned subsidiaries.

Bit Digital Iceland ehf is a wholly-owned Icelandic subsidiary of Bit Digital AI, incorporated on August 17, 2023. Bit Digital Iceland is directly and wholly-owned by Bit Digital AI and is classified as a controlled foreign corporation (CFC) for U.S. Federal Income tax purpose engaged in HPC services for AI applications at the data center in BlöndUos, Iceland.

Bit Digital HPC, Inc. is a wholly-owned Delaware subsidiary of Bit Digital AI, incorporated on June 27, 2024 to conduct the HPC Services Business Segment.

Enovum Data Centers Corp. is a wholly-owned Canadian subsidiary of White Fiber, through a Delaware General Partner and Limited Partner in a Delaware Operating Partnership. Enovum was incorporated on July 13, 2023 and is now integrated into our HPC Services Business Segment in Canada.

WHITE FIBER OPERATIONS

Bit Digital AI is a new business line that provides specialized infrastructure services to support generative artificial intelligence (“AI”) workstreams, especially training and inference, emphasizing cost-effective utility and tailor-made solutions for each client. Bit Digital AI offers specialized expertise and top-tier partnerships. We are an authorized NCP (Network Control Processor) with NVIDIA, an authorized partner with SuperMicro Computer Inc.®, and an authorized CSP (Communications Service Provider) with Dell. We are proud to be among the first service providers to offer H200, B100, and GB200 servers. Bit Digital AI provides a high-standard service level with an Uptime Percentage* ≥ 99.5%.

Bit Digital AI leverages its global data center resources by partnering to provide high autonomy in locations across Europe, Canada and the United States. The initial data center when we operate the BlöndUos Campus, Iceland, has a world-class operation team with certified DC technicians and reliable engineers. The facility has 50kW rack density and 6MW total capacity. Its energy source is 100% renewable energy, mainly from Blanda Hydro PowerStation, the winner of IHA Blue Planet Awards in 2017.

On October 23, 2023, Bit Digital announced that Bit Digital AI had commenced AI operations by signing a binding term sheet with a customer (the “Initial Customer”) to support their GPU workloads. Under the agreement, Bit Digital AI initially provided the customer with rental services for a minimum of 1,024 GPUs and a maximum of 4,096 GPUs. Concurrently, Bit Digital AI agreed to purchase 1,056 NVIDIA HGX H100 GPUs.

Bit Digital was able to add an additional revenue source because HPC Cloud Services have similar requirements to mining large data centers having infrastructures such as cooling systems, security and access to cheap energy. The HPC Cloud services business margins are significantly higher than mining alone. Since these are two different businesses with very different margins, Bit Digital believes that the Spinoff will enable investors and analysts to properly value the two companies.

On December 12, 2023, Bit Digital, through its subsidiaries, Bit Digital USA, Inc. and Bit Digital Iceland ehf, entered into an Omnibus Amendment to and Novation of Master Services Agreement (“MSA”) and Purchase Order (the “Novation Agreement”) to amend and novate that certain MSA and Purchase Order previously entered on November 9, 2023 with its first customer (the “Initial Customer”) and a guarantor of the Initial Customer.

Pursuant to a Novation Agreement dated December 12, 2023, Bit Digital AI agreed to increase the scope of the initial MSA contract with its Initial Customer. Under the terms of the MSA, as amended and novated by the Novation Agreement, Bit Digital AI will supply the Initial Customer with computational power from an additional 512 GPUs (in addition to the initial GPUs, for a total of 2,048 GPUs) for a period of three years. The total contract value with the Initial Customer for the aggregated 2,048 GPUs was estimated to be worth more than $50 million of annualized revenue to Bit Digital AI.

On June 25, 2024, Bit Digital AI announced that it had finalized an agreement to supply its existing customer with an additional 2,048 GPUs over a three-year term commencing upon deployment. With this agreement, Bit Digital AI will supply this customer with a total of 4,096 GPUs for the respective three-year periods, amounting to total revenue of approximately $275 million, or $92 million on an annualized basis.

The Company intends to finance the deal with a mixture of cash and digital assets on the balance sheet. Bit Digital AI has elected to enter int a sale-leaseback agreement with a third-party entity for 1,024 GPUs which will reduce the Company’s capital outlay commensurately. Additionally, Bit Digital AI continues to evaluate debt financing options that would allow Bit Digital AI to retroactively finance its hardware assets. In late July, at the customer’s request, Bit Digital AI and the customer agreed to temporarily delay the purchase order so the customer could evaluate an upgrade to newer generation NVIDIA GPUs. Consequently, Bit Digital AI and manufacturer postponed the purchase order. In early August, the customer made a non-refundable prepayment of $30.0 million for the services to be rendered under this agreement.

On October 9, 2024, Bit Digital AI executed a Master Services and Lease Agreement (“MSA”) with Boosteroid Inc. (“Boosteroid”), a global cloud gaming provider. Following a binding term sheet with Boosteroid on August 19, 2024. Bit Digital AI finalized an initial order of 300 GPUs, projected to generate approximately $4.6 million in revenue over the five-year term. Bit Digital AI expects the GPUs to be delivered to respective data centers across the U.S. and begin earning revenue by the end of November 2024. The MSA provides Boosteroid with the option to expand in increments of 100 servers, up to 50,000 servers, representing a potential $700 million revenue opportunity over the five-year term, subject to deployment plans and market conditions.

On October 14, 2024, White Fiber completed the acquisition of Enovum for total cash consideration of approximately CAD $62.8 million (approximately USD $46.0 million) as described below. Enovum is a Canadian corporation incorporated under the Canada Business Corporation Act (‘CBCA”) that designs, develops and operates AI data centers.

On November 6, 2024, Bit Digital AI entered into a Master Services Agreement (“MSA”) with a minimum purchase commitment of 16 GPUs, along with an associated purchase order, from a new customer. The purchase order provides for services utilizing a total of 16 H200 GPUs over a minimum of a six (6) month period, representing total revenue of approximately $320,000 for the term. The deployment commenced and revenue generation began on November 7, 2024, using the Company’s existing inventory of H200 GPUs.

On November 14, 2024, Bit Digital AI entered into a Terms of Supply and Service Level Agreement (together, the “Agreement”) and an Order Form with a new customer. The order form provides for services utilizing a total of 64 H200 GPUs on a month-to-month basis, terminable by either party upon at least 14 days’ written notice prior to any renewal date. It represents annual revenue of approximately $1.2 million. The deployment commenced and revenue generation began on November 15, 2024, using Bit Digital AI’s existing inventory of H200 GPUs.

On December 27, 2024, the Company acquired the real estate and building for a build-to-suit 5MW Tier 3 data center expansion project in Montreal, Canada. The Company purchased the site (“MTL2”) for CAD $33.5 million (approximately USD $23.3MM assuming a CAD/USD exchange rate of 0.70) excluding fees. This acquisition is part of the Company’s strategy to expand its acquisition is part of the Company’s strategy to expand its HPC data center footprint to 32MW during 2025. This site also comprises part of Bit Digital’s 288MW proprietary pipeline announced earlier this year. The Company expects to spend approximately CAD $27.6 million (approx. USD $19.3MM) to develop the site to Tier-3 standards with an initial gross load of 5MW. The site is expected to be completed and operational by May 2025.

On December 31, 2024, Bit Digital AI entered into a Master Service Agreement and associated purchase order with a new customer, an AI Compute Fund managed by DNA Holdings Venture Inc.. The purchase order provides for services utilizing a total of 576 H200 GPUs over a twenty-five (25) month period, terminable by either party upon at least 90 days’ written notice prior to any renewal date. It represents aggregate revenue opportunity of approximately $20.2 million. The deployment is expected to commence in February 2025. Bit Digital AI’s placed a purchase order for 130 H200 servers for approximately $30 million.

Bit Digital AI’s revenue from high performance computing services was $12.2 million and $32.7 million for the three and nine months ended September 30, 2024. Bit Digital AI issued a service credit of $1.3 million to its customer during the three months ended March 31, 2024, as compensation for decreased utilization during the initial deployment period, which included testing and optimization phases. Subsequently, Bit Digital AI issued another service credit of $0.6 million during the three months ended September 30, 2024 to its customer as compensation for decreased utilization.

Enovum Data Centers Corp. (“Enovum”)

Enovum is a Canadian corporation incorporated under the Canada Business Corporation Act (“CBCA”) that designs, develops, and operates AI Data Centers which offers our colocation services. Enovum currently owns an AI Data Center located in Montreal, Canada, and conducts our HPC Services Business Segment in Canada.

This transaction vertically integrates Bit Digital’s HPC operations with an existing, fully operational and fully leased 4MW Tier-3 datacenter headquartered in Montreal, Canada. Enovum provides a strong diversity of existing and prospective colocation customers; delivers a strong pipeline of expansion site opportunities; an experienced team to lead the development processes; and enables the Company to offer new service offerings such as colocation and on-demand computing to complement its existing GPU offerings. Enovum is currently operating over 5,000 GPUs, including NVIDIA H200s and H100s. Enovum has a diversified client base with 14 customers across a variety of end markets and is expected to generate approximately CAD $10 million of revenue in 2025. The Enovum team is adept at bringing new sites online on an accelerated timeline. The Company is moving ahead with its development pipeline and expects to be able to add 8MW by 2Q25 and reach a total of 32MW by the end of 2025. The Company will likely dedicate a portion of the near-term megawatts to Bit Digital GPUs. The Company is conducting diligence on a location that has the potential to reach 40MW by mid-2025 and an additional 100MW in around 18 months. The Company is currently evaluating the viability of being able to bring this site online to meet a specific customer’s timeline, and will only pursue this project with a firm customer commitment and our own assurance that we can satisfy the timeline. Currently, the deployment time is the key factor in turning indications of demand into form commitments. The Company is in the final stages of securing the real estate for our 2Q25 deployments and beginning to place equipment orders to meet that timeline.

Through a newly formed wholly-owned Canadian subsidiary, White Fiber acquired all of the issued and outstanding capital stock of Enovum pursuant to a Share Purchase Agreement entered into with the holders of Enovum capital stock. The purchase price consisted of CAD $62,750,000 (approximately USD $46 million) of consideration to the Sellers paid in the form of both cash and rollover shares (as described below), subject to certain post-closing adjustments. The Sellers delivered payoff letters from Enovum’s existing lenders and capital lease providers so that Enovum was able to pay off outstanding debt in full. An escrow in the amount of CAD $3,137,500 was established to support the Sellers’ indemnification obligations. One-half of this escrow will be released to the Sellers 18 months after the closing and the balance will be released to Sellers 24 months after closing (in each case assuming no claims by Bit Digital have been made against the escrow account).

Certain key members of Enovum (“Senior Management”) received an aggregate of 1,618,966.62 roll-over shares with a value of CAD $6,805,538 (approximately USD $5,023,000). These shares are exchangeable for Bit Digital Ordinary Shares for a period of ten years. Enovum entered into new employment agreements with Senior Management for them to continue in their current positions. Senior Management consists of Billy Krassakopoulos, CEO; Roberto D’Errico, CFO; David Bayle, CTO; and Simon Hamelin-Choquette, CSO. These agreements are for an indefinite term and provide for 12 months’ severance in the event of a termination without cause (as defined by Quebec law). See “Management – Senior Management.”

On December 27, 2024, Enovum acquired the real estate and building for a build-to-suit 5MW Tier-3 data center expansion project in Montreal, Canada. This acquisition is part of White Fiber’s strategy to expand its HPC data center footprint to 32MW during 2025. This site also comprises part of White Fiber’s 288MW proprietary pipeline announced earlier in 2024. Enovum purchased the site (“MTL2”) from a subsidiary of Alexandria Real Estate Equities, Inc for CAD $33.5 million (approximately USD $23.3MM assuming a CAD/USD exchange rate of 0.70) excluding fees. Bit Digital initially funded the purchase with cash on hand and is in the process of securing mortgage financing for both the site acquisition and subsequent infrastructure capex. Enovum expects to spend approximately CAD $27.6 million (approx. USD $19.3MM) to develop the site to Tier-3 standards with an initial gross load of 5MW. The site is expected to be completed and operational by May 2025. MTL2, a 160,000 square feet site that was previously used as an encapsulation manufacturing facility, is located in Pointe-Claire, QC. Enovum plans to retrofit the site with advanced cooling technology, including direct-to-chip liquid cooling, which enhances energy efficiency and supports AI and other high-performance workloads with 150kW rack density. Enovum is collaborating with third parties to implement a heat reject loop to further enhance the sustainability profile of the datacenter. The facility will be powered by 100% renewable hydroelectricity provided by Hydro-Quebec. Additionally, the site offers the potential to expand, enabling scalable growth aligned with market demand.

Competition

Bit Digital AI and Enovum are operating data centers in Iceland and Canada, respectively. When we are able to operate data centers in the U.S. we will face significant competition from various cloud competitors and data center providers. Our primary competitors in the cloud services market will be cloud service providers, such as Coreweave, Crusoe Energy, and Lambda Labs. We would also compete with several prominent data center providers, including Digital Realty, Equinix, Inc., NTT, and various private operators in the U.S. These competitors own or operate properties similar to our data centers. As a host, we would compete against Core Scientific, Bitdeer Technologies Group, and Riot Platforms, amongst other private operators.

Our competitors in Iceland and Canada offer more locations worldwide and have well-established international operations. Many of our competitors may have significant advantages over us, including greater name recognition, longer operating histories and higher operating margins, pre-existing relationships with current or potential customers, the capacity to provide the same or additional products and services at a lower cost, more significant marketing budgets and other financial and operational resources, more robust internal controls and systems, and better established, more extensive scale and lower cost suppliers sand supplier relationships.

We face significant competition from our competitors, and we expect such competition to continue to increase, which could significantly harm our business, financial condition, and results of operations. If we cannot compete successfully against our current and future competitors, we may not be able to retain and grow our customer base, and our business and prospects may be harmed.

Industry Trends

We believe the data center industry is poised for significant growth, driven by the rapid adoption of digital technologies across all sectors. The demand for data centers is increasing substantially with the commercialization of AI data centers require reliable, and scalable solutions to process, analyze and store vast amounts of data in real-time. Hybrid cloud solutions drive data center demand significantly. Data centers offer businesses the flexibility to scale their IT resources while maintaining the security and privacy of sensitive data. As more companies migrate their applications and data to the cloud, data center capacity requirements are expected to continue to grow.

Sustainability and energy efficiency are increasingly important considerations in the data center industry. Those factors drove us to establish initial operations in Iceland and Canada, both with cold climates. Companies are investing in renewable energy sources, such as solar and wind power, and implementing advanced cooling and power management technologies to reduce their environmental impact and operating costs.

The AI market has experienced significant growth and development in recent years, with the rapid advancement of machine learning, natural language processing, and computer vision. The global AI market is expected to reach $500 billion by 2027, driven by increasing adoption across various industries, including healthcare, finance, transportation, and manufacturing. However, the AI market is also facing changes and uncertainties. Developing more advanced AI systems, such as large language models and generative AI, has raised concerns about potential misuse, bias and the displacement of human workers. Companies operating in AI are under increasing pressure to address these issues and ensure the responsible development and deployment of their technologies.

Bit Digital AI is seeking to offer comprehensive solutions globally while prioritizing sustainability and energy efficiency. We believe we will be best positioned to capitalize on the increasing demand for colocation services.

Materials and Suppliers

Maintaining key supplier relationships is crucial to our business operations, as we rely on these relationships, such as with Dell, NVIDIA, and Super Micro, to secure essential computing hardware, infrastructure components, and other materials. The complexity of developing HPC and cloud hardware at scale limits the number of suppliers capable of meeting our requirements. Consequently, we have established purchase orders with leading hardware manufacturers, which include extended delivery schedules spanning several months before the hardware is delivered to our facilities. These fluctuations in delivery timelines necessitate careful planning and advanced purchasing strategies to ensure we can acquire hardware well before their anticipated deployment.

We proactively procure these materials from our suppliers in sufficient quantities to facilitate hardware deployment at scale and on accelerated timelines. To mitigate potential supply chain disruptions and ensure the smooth operation of our facilities, we have established long-term contracts and agreements with key suppliers. These arrangements give us greater certainty regarding the availability and pricing of essential components and materials. Furthermore, we continuously monitor market trends and maintain open lines of communication with our suppliers to anticipate and address potential supply chain challenges.

By proactively managing our supplier relationships, securing necessary materials in advance, and closely monitoring market conditions, we aim to minimize the impact of supply chain fluctuations on our operations. This approach enables us to maintain a steady pace of hardware deployments and facility development, ultimately supporting our goal of expanding our HPC and cloud capabilities and maximizing shareholder value. However, we rely on a limited number of vendors for certain products and services for our data center facilities, and some of our contracts provide a single source of materials. If any of our key suppliers cannot perform under their contracts or satisfy our orders, it could significantly delay our data center development and operations. While we may be able to engage replacement suppliers, this would likely lead to operational delays and increased costs.

Global Logistics

Global supply logistics have caused delays across all distribution channels, impacting the HPC and AI markets. Delivery schedules for specialized equipment, such as high-performance computing systems, AI hardware, and necessary infrastructure components, have been affected due to constraints on globalized supply chains. These constraints extend to procuring construction materials and specialized electricity distribution equipment required to develop HPC and AI facilities. Efforts to mitigate delivery delays are ongoing to avoid materially impacting deployment schedules; however, there are no assurances that such mitigation efforts will continue to be successful. To help address global supply logistics and pricing concerns, we have implemented proactive measures such as procuring and holding required materials. We continuously monitor developments in the global supply chain which is necessary to assess their potential impact on the Company’s expansion plans within the HPC and AI markets.

Regulatory

The regulatory landscape surrounding HPC, cloud, and blockchain hosting services is evolving rapidly, and we anticipate increased scrutiny and potential regulation in the near and long term. These developments may have a material adverse effect on our business and financial condition.

There are growing concerns about the ethical implications and potential misuse of AI and machine learning. Governments and regulatory bodies are considering measures to ensure the responsible development and deployment of AI systems, including transparency, accountability, and fairness guidelines. We are closely monitoring these developments and will issue our best efforts to follow any upcoming regulations or industry best practices.

As a company operating at the intersection of data center, cloud and HPC hosting services, we are committed to maintaining a proactive and adaptive approach to regulatory compliance. We closely monitor legislative and regulatory developments and engage in dialogue with relevant stakeholders to ensure our business practices align with the evolving legal and regulatory framework. Despite the uncertainties posed by the changing regulatory landscape, we remain committed to delivering innovative and responsible solutions in the data center, cloud and HPC hosting markets while prioritizing compliance and risk management. However, if we fail to comply with applicable laws and regulations, we may be subject to significant liabilities, including fines and penalties, and our business, financial condition, or results of operations could be adversely affected.

The acquisition of Enovum may be subject to review under the Investment Canada Act

Under the Investment Canada Act, all foreign investments in Canadian businesses by non-Canadians may be subject to review on grounds that the investment could be injurious to national security. Under the governing regulations, the Minister of Innovation, Science and Industry of Canada (the “Minister”), has a period of 45 days from when the Minister first becomes aware of a transaction to issue a notice that the investment may be or will be subject to a national security review.

All acquisitions of control (whether direct or indirect) of Canadian businesses by non-Canadians are subject to either notification or review under the Investment Canada Act. Following the filing of the required Investment Canada Act notification in respect of White Fiber’s acquisition of Enovum (the “Transaction”), White Fiber received written notification from the Minister on December 19, 2024 that the Transaction may be subject to a national security review. The Minister has an additional 45 days to determine whether to issue an order for national security review of the Transaction. The 45-day period expires on February 3, 2025. The types of transactions that have been the subject of national security reviews by the Minister previously include those relating to sensitive technology, telecommunications, computer systems and software, and critical minerals and infrastructure. With respect to the Transaction, White Fiber has provided certain requested information to the Minister. Following review of this additional information, the Minister could notify White Fiber by the applicable deadline, that it has become the subject of a national security review.

If a national security review is ordered, the Minister has 45 days, which period can be extended for an additional 45 days, or further on consent, to determine, after consultation with the Minister of Public Safety and Emergency Preparedness, that the investment would not be injurious to national security; or that the Minister is satisfied, with the concurrence of the Minister of Public Safety and Emergency Preparedness, that the investment would not be injurious to national security because of the undertakings that are given to His Majesty in right of Canada; or after consultation with the Minister of Public Safety and Emergency Preparedness, the Minister is satisfied that the investment would be injurious to national security, or the Minister is not able to determine whether the investment would be injurious to national security and the investment is referred to the Governor in Council for a final determination. The entire period of a national security review from the initial filing by the investor until completion can be as long as 200 days.

Legal Proceedings

From time to time, White Fiber may become involved in various disputes and litigation matters that arise in the ordinary course of business. White Fiber is not a party to any material legal proceedings.

Employees

As of December 24, 2024, Bit Digital AI and its subsidiaries we employed 12 full-time employees, and consultants. Bit Digital HPC Inc employed six persons in addition to its CEO, Samir Tabar and its CFO, Erke Huang. These included a Chief Technology Officer, a Managing Director of Strategies, Head of Revenue and GTM Strategy, Senior Account executive and two engineers. Bit Digital Iceland ehf employed a CEO, and utilizes the services provided by Bit Digital’s employees, including Director of Business Development, Senior Managing Engineer and an analyst. Enovum employed 8 persons, including its CEO, Billy Krassakopoulos, CFO, Roberto D’Errico, CSO, Simon Hamelin-Choquette, CTO, David Bayle and a business development specialist and 3 technicians. We also engage consultants and contractors as needed to supplement our permanent workforce.

We will implement a long-term performance incentive program, granting eligible employees service-based restricted stock awards and performance-based restricted stock awards that vest upon achieving specific performance milestones. This performance program is a key employee incentive, aligning their long-term interests with the Company’s objectives.

Customers

We have material customer concentration in our data center hosting business in the Iceland center we operate. We have entered into service contracts with three customers.

At Enovum’s Montreal, Canada data center, we have entered into revenue contracts with all 14 customers who have collectively contracted to use the entire capacity of such data center.

Properties

White Fiber’s headquarters offices is shared with Bit Digital at 31 Hudson Yards, 11th Floor, New York, NY 10001. The lease is for a term ending July 31, 2027, with a monthly rental of $13,861. The space occupied by White Fiber will be allocated an expense of approximately [●] per month.

Enovum maintains a $64,642 square foot data center located at 3195 de Bedford Road, Montreal, Quebec, H3S, IGS. The lease was first entered into on March 19, 2020 and last amended on March 25, 2022. The lease is for a term of 15 years and nine months ending on May 31, 2036, unless terminated earlier.

The lease has been two five-year renewal options, from June 1, 2036 to May 31, 2041 and from June 1, 2041 until May 31, 2046. The base rent started at $13,467, is currently $32,321 until May 31, 2025 and increases to $42,394 by the end of the lease. Additional rent is Enovum’s proportionate share of operating costs and of real estate taxes, as well as an administrative fee equal to 15% of Enovum’s proportionate share of operating costs. The lease is secured by a letter of credit in the amount of CAD $110,000, which is expected to increase to CAD $600,000 by July 31, 2025.

On December 27, 2024, Enovum acquired a 160,000 square foot facility at 7300 Trans-Canada Highway, City of Point-Claire, Quebec, Canada. The property was purchased for CAD $33.5 million (approximately USD $23.3 million) and was purchased with cash on hand.

We believe that we will be able to obtain adequate facilities principally through leasing, to accommodate any future expansion.

Key Functions in the Value Chain of Bit Digital Group.

Bit Digital has developed substantial and invaluable expertise and know-how through carrying out the functions of the platform for digital asset production at each step of the value chain. For this reason White Fiber believes that Bit Digital Group will remain a substantial independent business segment apart from the HPC Services Business Segment. The key functions of the Bit Digital Group remaining after the separation and distribution carried out by White Fiber and its subsidiaries include, inter alia:

▪	Sourcing and Securing an Ongoing Supply of Highly Specialized Servers and Equipment, Including Application-Specific Integrated Circuit (“ASIC”) Chips. Bit Digital’s expertise in sourcing highly specialized equipment is key to the value of Bit Digital Group as the parent of White Fiber. Bit Digital constantly and proactively explores alternative procurement methods while simultaneously maintaining relationships with an expansive network of industry-leading suppliers. This allows Bit Digital to consistently and promptly secure cutting-edge technology and equipment and effectively mitigate the impacts of supply constraints caused by constantly fluctuating equipment availability. This expertise in sourcing is crucial to Bit Digital’s ability to stay ahead in a rapidly evolving and competitive technological landscape.

▪	Acquiring Data Center Capacity with Very Specific Qualities. Bit Digital has established robust policies and procedures to ensure data centers possess very specific qualities to optimize our performance and results. Bit Digital’s strategic selection of data center hosts is guided by comprehensive market analysis and an understanding of regional regulatory environments. This involves a rigorous process of evaluating various qualities such as infrastructure quality and efficiency, the availability of low-cost sustainable energy, and the ability to meet technical, regulatory, and security standards. This strategic data center selection is key to optimizing asset deployment and operational efficiency of Bit Digital Group.

▪	Optimizing Capital Investment and Production Costs. Bit Digital continuously engages in research and analysis to identify the optimal equipment for investment and deployment and maintains strong relationships with suppliers to secure the highest quality equipment at competitive prices. Bit Digital’s choice of equipment is critical to managing production costs, as the efficiency and power consumption of equipment directly impacts operational costs and our profitability. Further, due to the energy-intensive nature of the equipment, Bit Digital continuously evaluates opportunities for geographical diversification to tap into the most cost-effective and sustainable energy options available around the world, leveraging regional differences in energy markets and infrastructure to manage energy costs. These activities are critical to optimize Bit Digital’s capital investment and production costs.

▪	Continuously Improving Fleet Efficiency. Bit Digital actively manages its sophisticated fleet of specialized computers, servers, and ancillary equipment deployed and constantly evaluate fleet performance to identify opportunities for optimization. Bit Digital also actively monitors trends of the rapidly evolving digital asset market and evaluates economic and regulatory factors to maintain agility in Bit Digital’s operations and continuously adapt its fleet to improve efficiency. Further, our relationships with industry-leading suppliers enables Bit Digital to continuously secure and deploy the latest cutting-edge technology within its fleet and implement customized solutions to meet the ever-changing needs of the digital asset market, enhancing the efficiency and effectiveness of the deployed infrastructure. See the Bit Digital Annual Report on Form 20-F for the year ended December 31, 2023 for further information on the Bit Digital Group.

MANAGEMENT

Executive Officers and Directors Following the Separation and Distribution

The following table sets forth the individuals who are expected to serve as White Fiber’s executive officers and Directors following the completion of the separation and distribution. Some of White Fiber’s executive officers and Directors will continue to be executive officers and directors of Bit Digital, after the separation and distribution.

Name	Age	Position
Samir Tabar	53	Chief Executive Officer
Erke Huang	36	Chief Financial Officer and Director
Ichi Shih	54	Independent Director
Jiashu (Bill) Xiong	33	Independent Director

Set forth below is biographical information as well as background information relating to each executive officer and director ’s business experience and qualifications.

Samir Tabar

Mr. Samir Tabar will be elected to serve as White Fiber’s Chief Executive Officer upon completion of the separation and distribution. Mr. Tabar served as Chief Strategy Officer from March 31, 2021 to March 31, 2023 when he was appointed Chief Executive Officer of Bit Digital. Mr. Tabar was an independent contractor for Centerboard Securities LLC, as a FINRA registered representative, from January 2020 until his resignation on March 31, 2023. Prior thereto, Mr. Tabar served as the Co-Founder and Chief Strategy Officer of Fluidity from April 2017 to June 2020. Prior to this, he served as a Partner to FullCycle Fund from December 2015 to April 2017. Prior to this, he served as Director and Head of Capital Strategy (Asia Pacific Region) for Bank of America Merrill Lynch from February 2010 to April 2011. Prior to this, he was Co-Head of Marketing at Sparx Group from January 2004 to 2010. Prior to this, he was an associate at Skadden, Arps, Meagher, Flom LLP & Affiliates from September 2001 to January 2004. Mr. Tabar received his Bachelor of Arts from Oxford University in 2000 and received his Master of Law (LL.M.) from Columbia University School of Law in 2001. He was associate editor of the Columbia Law Business Law Journal in 2000, and is a current member of the New York State Bar Association.

Erke Huang

Mr. Erke Huang will be elected to serve as Chief Financial Officer and a director of White Fiber upon completion of the separation and distribution. Mr. Huang has served as Chief Financial Officer and a director of Bit Digital from October 18, 2019, and as Interim Chief Executive Officer from February 2, 2021 until March 31, 2021. Prior thereto, Mr. Huang served as the Co-Founder and Advisor of Long Soar Technology Limited from August 2019 to October 2020 and as the Founder/CEO of Bitotem Investment Management Limited from May 2018. From June 2016 to May 2018, Mr. Huang served as the Investment Manager of Guojin Capital. From August 2015 to May 2016, Mr. Huang served as an Analyst for Zhengshi Capital. Mr. Huang served as a Program Officer of Southwest Jiaotong University from February 2015 to August 2015. From March 2013 to November 2014, Mr. Huang served as the Engineering Analyst Team Leader of Crowncastle International. Mr. Huang received his bachelor’s degree in Environmental Engineering from Southwest Jiaotong University in 2011, and received his master’s degree in Civil & Environmental Engineering from Carnegie Mellon University in 2012.

Ichi Shih

Ms. Ichi Shih will be elected to serve as an independent director of White Fiber upon completion of the separation and distribution. Ms. Shih was elected to serve as an independent director of Bit Digital at the September 4, 2020 Annual General Meeting. She has over 15 years of experience building and advising corporations through internal financial management, M&A transactions, and capital market transaction across several global regions. From 1995 to 1998, Ms. Shih worked as an Equity Lending Assistant of Societe Generale in New York. From 1998 to 2000, She worked as a Financial Analyst of Goldman Sachs & Co. in New York. From 2003 to 2007, she worked as Senior Associate of Westminster Securities in New York. From 2007 to 2009, she worked as Vice President of Brean Murray in New York. From 2009 to 2011, she worked as CFO of China Valves Technologies in both Hong Kong and U.S. From 2012 to 2014, she worked as Senior Vice President of Glory Sky Group in Hong Kong. In 2015, she worked as Listing Advisor of Nasdaq Dubai in Dubai and Shanghai. From 2016 to 2017, she worked as CFO of Cubetech Global Asset in Beijing. From 2017 to 2018, she worked as CFO of ProMed Clinical Research Organization Inc. in Beijing. From 2018 until now, she has worked as a Partner of Cathay Securities Inc. in Beijing and New York. Ms. Shih received her Bachelor’s degree in Accounting and International Business from Stern School of Business at New York University in 1995 and Master’s degree in International Finance and Business from School of International and Public Affairs at Columbia University in 2002. Ms. Shih holds a CPA Certificate from American Institute of Certified Public Accountants.

Jiashu (Bill) Xiong

Jiashu (Bill) Xiong will be elected to serve as an independent director of White Fiber upon completion of the separation and distribution. On October 13, 2023, Bit Digital elected Mr. Xiong to its Board of Directors. Xiong has been actively developing open-source projects and startups since 2007. He had previously served as the IT Manager for the Agricultural Bank of China’s Canada from February 2017 to March 2023. He also served as an advisor to numerous software-as-a-service projects and startups. Xiong received a bachelor’s degree in Computer Science and Software Engineering from the University of Victoria.

Senior Management

The filing table sets forth the individuals who are expected to serve as White Fiber’s senior management following the completion of the separation and distribution. Some of those persons will continue to be engaged by Bit Digital after the separation and distribution.

Name	Age	Position
Justin Zhu	44	Chief Accounting Officer of White Fiber and Senior Vice President of Finance of Bit Digital
Benjamin Lamson	39	Chief Revenue Officer of Bit Digital HPC Inc.
Luna Jingwei Tan, CFA	33	Managing Director of Bit Digital AI
Thomas Sanfilippo	61	Chief Technology Officer of White Fiber
Dominik Binder	45	Chief Engineer of White Fiber and Bit Digital
Billy Krassakopoulos	43	Chief Executive Officer of Enovum

Set forth below is biographical information, as well as background information related to each senior manager’s business expense and qualifications.

Justin Zhu

Justin Zhu shall serve as Chief Accounting Officer of White Fiber upon the completion of the separation and distribution. He has served and will continue to serve as Senior Vice President of Finance with Bit Digital since July 2021. He has been instrumental in building the finance and accounting functions to support the company’s growth, successfully establishing an experienced team, and implementing crucial processes, reporting tools, and internal controls. Notably, he enhanced internal controls and introduced a cloud-based ERP system to streamline operations internationally. Currently, he oversees all financial operations, including SEC reporting, technical accounting, and SOX compliance. He regularly engages with the audit committee, providing updates on financial reporting and internal control matters. Prior to Bit Digital, from 2015 until July 2021, he was a Senior Manager at Ernst & Young US LLP. He started his career from 2012 until 2015 at PricewaterhouseCoopers, LLP, focusing on public company audits. Mr. Zhu holds a Bachelor of Business (Honors) in Accountancy and a Master of Science in Accounting from Baruch College. He is a Certified Public Accountant (CPA).

Benjamin Lamson

Benjamin Lamson shall serve as Chief Revenue Officer of Bit Digital HPC upon the completion of the separation and distribution. He commenced employment with Bit Digital in July 2024. Prior thereto, from July 2023, he served as Head of Paperspace Revenue at Digital Ocean where he was responsible for overseeing sales, account management, support, solutions engineering, and revenue operations. He joined Paperspace in June 2021 as Head of Sales and Customer Success and last held the position of Chief Revenue Officer when he designed and deployed a hybrid product-led-growth and product-led sales motion. From June 2019 until June 2021 Mr. Lamson was Vice President of Sales at Allegiance Fundraising Group where he built out a scalable, repeatable and predictable lead generation engine, designed a standardized sales playbook that is widely used across both the Sales and Customer Success Divisions, and played a key role in the integration of acquired companies. Prior thereto, he was Co-Founder and Vice President of Sales at WeDidit, which was acquired by Allegiance Fundraising Group in July 2023. Ben formed WeDidit, an online giving platform for non-profits. He was responsible for the go-to-market strategy and developing the sales division from its start. Ben has a B.A. in Communications from American University, Washington D.C. in 2007.

Luna Jingwei Tan, CFA

Ms. Tan commenced employment as Managing Director of Bit Digital AI in November 2022. She is currently Managing Director of Bit Digital AI and will continue in that position after the completion of the separation and distribution. Luna leads the development of AI computing power services for large language model (LLM) clients. She oversees the establishment of data centers including infrastructure and operational setup. From December 2017 to December 2022 she was employed by Standard Chartered Bank (Hong Kong) Limited, last holding the position of associate director Rating Advisory, Debt Capital Markets. Luna led credit analysis and ratings advisory for high-yield real estate in China, delivering strategic rating management advice. Luna has been a Certified Chartered Financial Analyst in Hong Kong since 2017. She holds both a Master of Science in Management and a BA of Applied Science in Accounting and Finance, from Lancaster University in the United Kingdom.

Thomas Sanfilippo

Mr. Sanfilippo commenced employment as Chief Technology Officer of Bit Digital AI in September 2024 and will continue in that position after the completion of the separation and distribution. Prior thereto, from July 2023 until September 2024, he was Senior Director of Paperspace’s existing network, data center and infrastructure teams within Digital Ocean. From December 2015 until Paperspace was acquired by Digital Ocean in July 2023 he was leader of Paperspaces’s core GPU Computer Cloud and Gradient AI/ML Platform technical organizations, totaling 25 engineers. In his last position, he developed the Company’s H100 scale-out and GPU fabric strategy and H100 bare metal offering, defined requirements for Digital Ocean’s GPU Droplet VM product offering and matched storage and networking services, including high-speed shared storage 400G/800G network, and RoCE2 GPU fabric design. For Paperspace he developed H.264 codec for Intel GPUs, and Paperspace’s Public API, Javascript/Python SDKs and Terraform provider for cloud orchestration, developed Windows drivers and WebRTC protocol implement for a remote desktop client. Prior thereto, from January 2015 until September 2016, he was a senior Architect for Kaseya. He was responsible for Kaseya 365 Command product development, ands next-gen Helios Cloud App Management product, with an install base of 5,000 customers and 2,000,000 mailboxes. From 2014 until 2016, he was Chairman of the Board of Directors of Artisan Asylum. There he worked on long-term growth and health of a non-profit community workspace and education center. He began his career in 1986 with a degree in majors in physics, mathematics and philosophy from The Ohio State University.

Dominik Binder

Mr. Binder has been employed Bit Digital as Chief Engineer since December 13, 2021. He has over 17 years experience spanning management, design, commissioning, and field testing of high reliability power distribution infrastructure. From March 2020 until November 2021 he was an electrical engineer Inspector/Engineer for Entech Engineering. There he was responsible for daily field verification of installed quantities and production of inspector’s daily report. From October 2018 until February 2020 he was employed in Project Management and Engineer by M&L Power Systems. There he was responsible for development and coordination of Electrical Acceptance and Maintenance testing projects. Interfaces with clients and field technicians to ensure all work scope is executed in accordance with NETA standards and industry best practices. Engagement and management of subcontractors to execute client requested works beyond the core services of M&I Power Systems. Dominik received his B.S. in Electrical Engineering from Rutgers University School of Engineering in May 2007.

Billy Krassakopoulos

Mr. Krassakopoulos has served as Chief Executive Officer of Enovum since its formation in [●], 2023. He will continue to serve in that position with White Fiber. Billy has more than 20 years experience in the data center and managed hosting industry. From 2022 when he formed Netintelligent Hosting Services until 2016 when the company was sold to Estructure Data Centers, this company was one of the first high density capable data centers in Canada. He was responsible for financing, engineering and operation of the business. Subsequent to the acquisition of Netintelligent Hosting Services, he was responsible for the transition of operations and the realization of its proposed expansion projects. As a tech savvy entrepreneur, he excels at creating value for clients and partners through innovative solutions and strategic insights. His extensive experience and dedication to advancing the tech landscape drive his ongoing commitment to excellent services and growth in the datacenter sector.

Terms of Directors and Officers

Our officers are elected by and serve at the discretion of the Board and the shareholders voting by ordinary resolution. Our directors are not subject to a set term of office and hold office until the next general meeting (unless re-appointed by ordinary resolution at such annual general meeting) or such time as they resign, are removed from office by ordinary resolution or otherwise ceases to be eligible to be a director of the Company pursuant to our Amended and Restated Memorandum and Articles of Association. A director will be removed from office automatically if, among other things, the director becomes bankrupt or makes any arrangement or composition with his creditors generally or is found to be or becomes of unsound mind.

THE BOARD AND BOARD COMMITTEES

Composition of Board; Risk Oversight

Our White Fiber Board of Directors will initially consist of three directors. Pursuant to our Amended and Restated Memorandum and Articles of Association, our officers will be elected by and serve at the discretion of the Board. Our directors may be appointed by Ordinary Resolution or by the directors and shall retire at the next annual general meeting after such appointment. At each annual general meeting of White Fiber, each director elected at such meeting shall be elected to hold office until the next annual general meeting (unless re-appointed by ordinary resolution at such annual general meeting) or such time as they resign, are removed from office by ordinary resolution or otherwise ceases to be eligible to be a director of the Company pursuant to our Amended and Restated Memorandum and Articles of Association for a one-year term and until the election of their respective successors in office or removal pursuant to our Amended and Restated Memorandum and Articles of Association. A director will be removed from office automatically if, among other things, the director becomes bankrupt or makes any arrangement or composition with his creditors, or becomes physically or mentally incapable of acting as director. There are no family relationships between any of our executive officers and directors. Officers are elected by, and serve at the discretion of, the Board. Our Board will hold meetings on at least a quarterly basis. There are no other arrangements or understandings pursuant to which our directors are selected or nominated.

There is no formal requirement under the Company’s Amended and Restated Memorandum and Articles of Association mandating that we hold an annual meeting of our shareholders however they will be held in accordance with Nasdaq rules.

There are no family relationships between any of our executive officers and directors. Officers are elected by, and serve at the discretion of, the board of directors. As a smaller reporting company under the Nasdaq rules we will be required to maintain a board of directors comprised of at least a majority of independent directors, and an audit committee of at least two members, comprised solely of independent directors who also meet the requirements of Rule 10A-3 under the Securities Exchange Act of 1934. Further, there are no share ownership qualifications for directors unless so fixed by us in a general meeting.

Our Board plays a significant role in our risk oversight and makes all relevant company decisions. As a smaller reporting company with a small Board, we believe it is appropriate to have the involvement and input of all of our directors in risk oversight matters.

Director Independence

A majority of the White Fiber board of directors will be composed of directors who are “independent” as defined by the rules of Nasdaq and the Corporate Governance Guidelines, as described more fully below, to be adopted by the White Fiber board of directors. White Fiber will seek to have all of its non-management directors qualify as “independent” under these standards. The White Fiber board of directors is expected to establish categorical standards to assist it in making its determination of director independence. White Fiber expects these standards will provide that no director qualifies as “independent” unless the board of directors affirmatively determines that the director has no material relationship with White Fiber or its subsidiaries (either directly or as a partner, stockholder or officer of an organization that has a relationship with White Fiber or any of its subsidiaries).

In making this determination, the White Fiber board of directors will consider all relevant facts and circumstances. The Corporate Governance Guidelines will comprise a list of all categories of material relationships affecting the determination of a director’s independence. Any relationship that falls below a threshold set forth in the Corporate Governance Guidelines, or is not otherwise listed in the Corporate Governance Guidelines, and is not required to be disclosed under Item 404(a) of SEC Regulation S-K, will be deemed to be an immaterial relationship.

The White Fiber board of directors will assess on a regular basis, and at least annually, the independence of directors and, based on the recommendation of the Nominating and Governance Committee, will make a determination as to which members are independent.

Duties of Directors

As a matter of Cayman Islands law, a director owes three types of duties to the company: (i) statutory duties, (ii) fiduciary duties, and (iii) common law duties. The Companies Act imposes a number of statutory duties on a director. A Cayman Islands director’s fiduciary duties are not codified, however the courts of the Cayman Islands have held that a director owes the following fiduciary duties (a) a duty to act in what the director bona fide considers to be in the best interests of the company, (b) a duty to exercise their powers for the purposes they were conferred, (c) a duty to avoid fettering his or her discretion in the future and (d) a duty to avoid conflicts of interest and of duty. The common law duties owed by a director are those to act with skill, care and diligence that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company and, also, to act with the skill, care and diligence in keeping with a standard of care commensurate with any particular skill they have which enables them to meet a higher standard than a director without those skills. In fulfilling their duty of care to us, our directors must ensure compliance with our amended articles of association, as amended and restated from time to time. We have the right to seek damages where certain duties owed by any of our directors are breached.

The Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime.

Terms of Directors and Officers

Our officers are elected by and serve at the discretion of the Board and the shareholders voting by ordinary resolution. Our directors are not subject to a set term of office and hold office until the next general meeting (unless re-appointed by ordinary resolution at such annual general meeting) or such time as they resign, are removed from office by ordinary resolution or otherwise ceases to be eligible to be a director of the Company pursuant to our Amended and Restated Memorandum and Articles of Association. A director will be removed from office automatically if, among other things, the director becomes bankrupt or makes any arrangement or composition with his creditors generally or is found to be or becomes of unsound mind.

Board Committees

Currently, three committees have been established under the board: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. Each of the committees of the Board has the composition and responsibilities described below.

The Audit Committee is responsible for overseeing the accounting and financial reporting processes of our company and audits of the financial statements of our company, including the appointment, compensation and oversight of the work of our independent auditors. The Compensation Committee reviews and makes recommendations to the board regarding our compensation policies for our officers and all forms of compensation, and also administers our incentive compensation plans and equity-based plans (but our board retains the authority to interpret those plans). The Nominating Committee is responsible for the assessment of the performance of the board, considering and making recommendations to the board with respect to the nominations or elections of directors and other governance issues. The Nominating Committee considers diversity of opinion and experience when nominating directors.

Audit Committee

The Audit Committee is responsible for, among other matters:

●	appointing, compensating, retaining, evaluating, terminating, and overseeing our independent registered public accounting firm;

●	discussing with our independent registered public accounting firm the independence of its members from its management;

●	reviewing with our independent registered public accounting firm the scope and results of their audit;

●	approving all audit and permissible non-audit services to be performed by our independent registered public accounting firm;

●	overseeing the financial reporting process and discussing with management and our independent registered public accounting firm the interim and annual financial statements that we file with the SEC;

●	reviewing and monitoring our accounting principles, accounting policies, financial and accounting controls, and compliance with legal and regulatory requirements;

●	coordinating the oversight by our board of directors of our code of business conduct and our disclosure controls and procedures

●	establishing procedures for the confidential and/or anonymous submission of concerns regarding accounting, internal controls or auditing matters; and

●	reviewing and approving related-party transactions.

Our Audit Committee will be comprised of Ms. Ichi Shih, serving as Chair of the Audit Committee and includes, as a member, Jiashu (Bill) Xiong. Our board has affirmatively determined that each of the members of the Audit Committee meets the definition of “independent director” for purposes of serving on an Audit Committee under Rule 10A-3 of the Exchange Act and Nasdaq rules. In addition, our board has determined that Ms. Ichi Shih qualifies as an “audit committee financial expert” as such term is currently defined in Item 407(d)(5) of Regulation S-K and meets the financial sophistication requirements of the Nasdaq rules.

Report of the Audit Committee

White Fiber’s management is responsible for preparing the White Fiber’s financial statements, implementing and maintaining systems of internal control, and the independent auditors are responsible for auditing those financial statements and expressing its opinion as to whether the financial statements present fairly, in all material respects, the financial position, results of operations and cash flows of White Fiber in conformity with generally accepted accounting principles in the United States of America. The White Fiber Audit Committee is responsible for overseeing the conduct of these activities by White Fiber’s management and the independent auditors. In fulfilling its responsibilities, the Board appointed Audit Alliance, LLP, an independent registered public accounting firm, as the White Fiber’s independent auditors for the 2024 fiscal year. Audit Alliance LLP will remain the independent auditors for BTBT. During each fiscal year, the White Fiber Audit Committee will review and discuss with the independent auditors the overall scope and specific plans for their audit.

The report of the BTBT Audit Committee, in connection with Bit Digital’s 2023 Form 20-F, shall form the basis for the operation of the Audit Committee of White Fiber. The Bit Digital Audit Committee reviewed and discussed with the independent auditors and with management Bit Digital’s audited consolidated financial statements and the adequacy of its internal control over financial reporting. Bit Digital’s Audit Committee met with the independent auditors, without management present, to discuss the results of the independent auditors’ audit and the overall quality of Bit Digital’s financial reporting. The meeting was also designed to facilitate any desired private communication between the Audit Committee and the independent auditors.

 The Bit Digital Audit Committee discussed with the independent auditors the matters required to be discussed by the Statement on Auditing Standards No. 61 (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board, or PCAOB, in Rule 3200T. The Audit Committee received the written disclosures and the letter from the independent auditors required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the Bit Digital Audit Committee concerning independence and has discussed with the independent auditors the independent auditors’ independence.

Based on the review and discussions referred to above, the Bit Digital Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Bit Digital’s 2023 Form 20-F, as filed with the Securities and Exchange Commission.

Submitted by the Audit Committee.

/s/ Ichi Shih

Compensation Committee

The Compensation Committee is responsible for, among other matters:

●	reviewing and approving, or recommending to the board of directors to approve the compensation of our CEO and other executive officers and directors;

●	reviewing key employee compensation goals, policies, plans and programs;

●	administering incentive and equity-based compensation;

●	reviewing and approving employment agreements and other similar arrangements between us and our executive officers; and

●	appointing and overseeing any compensation consultants or advisors.

Our Compensation Committee will be comprised of Ichi Shih and Jiashu (Bill) Xiong, with Mr. Xiong serving as chair of the Compensation Committee.

Nominating and Corporate Governance Committee

The Nominating Committee is responsible for, among other matters:

●	selecting or recommending for selection candidates for directorships;

●	evaluating the independence of directors and director nominees;

●	reviewing and making recommendations regarding the structure and composition of our board and the board committees;

●	developing and recommending to the board corporate governance principles and practices;

●	reviewing and monitoring the Company’s Code of Business Conduct and Ethics; and

●	overseeing the evaluation of the Company’s management.

Our Nominating Committee will be comprised of Jiashu (Bill) Xiong, and Ichi Shih, with Ichi Shih serving as chair of the Nominating Committee.

The Nominating and Corporate Governance Committee will consider director candidates recommended by shareholders. Shareholders who wish to recommend to the Nominating and Corporate Governance Committee a candidate for election to the Board should send their letters to Erke Huang, [erkeh@bit-digital.com]. The corporate secretary will promptly forward all such letters to the members of the Nominating Committee.

Board Member Attendance at Annual Meetings

Our Board members are generally expected to attend our Annual Meetings in person or by telephone unless personal circumstances make the Board member’s attendance impracticable or inappropriate.

Shareholder Communications with Directors

We have no formal written policy regarding communication with the members of the Board. Persons wishing to write to the Board or to a specified director or committee of the Board should send correspondence to the Secretary at our main office. Electronic submissions of shareholder correspondence will not be accepted. The Secretary will forward to the directors all communications that, in his judgment, are appropriate for consideration by the directors. Any correspondence received that is addressed generically to the Board will be forwarded to the Chairman of the Audit Committee.

Interested Transactions

Save as expressly permitted by our Amended and Restated Articles of Association (the “Articles”), a director may not have a direct or indirect interest or duty which conflicts or may possibly conflict with the interests of the Company. However, if a director discloses to their fellow directors the nature and extent of any material interest or duty in accordance with our Articles they may: (a) be a party to, or otherwise interested in, any transaction or arrangement with the Company or in which the Company is or may otherwise be interested; or (b) be interested in another body corporate promoted by the Company or in which the Company is otherwise interested. In particular, the director may be a director, secretary or officer of, or employed by, or be a party to any transaction or arrangement with, or otherwise interested in, that other body corporate. If a director has made disclosure in accordance with our Articles, then they shall not, by reason only of their office, be accountable to the Company for any benefit that they derive from any such transaction or arrangement or from any such office or employment or from any interest in any such body corporate, and no such transaction or arrangement shall be liable to be avoided on the ground of any such interest or benefit.

A director may vote at a meeting of directors on any resolution concerning a matter in which that director has an interest or duty, whether directly or indirectly, so long as that director discloses any material interest pursuant to our Articles. The director shall be counted towards a quorum of those present at the meeting and, if the director votes on the resolution, their vote shall be counted.

A general notice that a director gives to the other directors that they are to be regarded as having an interest of the nature and extent specified in the notice in any transaction or arrangement in which a specified person or class of persons is interested shall be deemed to be a disclosure that he has an interest in or duty in relation to any such transaction of the nature and extent so specified.

Remuneration and Borrowing

The directors may receive such remuneration as our board of directors may determine from time to time. Each director is entitled to be repaid or prepaid for all traveling, hotel and incidental expenses reasonably incurred or expected to be incurred in attending meetings of our board of directors or committees of our board of directors or shareholder meetings or otherwise in connection with the discharge of his or her duties as a director. The compensation committee will assist the directors in reviewing and approving the compensation structure for the directors. Our board of directors may exercise all the powers of the company to borrow money and to mortgage or charge our undertakings and property or any part thereof, to issue debentures, debenture stock and other securities whenever money is borrowed or as security for any debt, liability or obligation of the company or of any third party.

Qualification

A director is not required to hold Ordinary Shares as a qualification to office.

The White Fiber website and the information contained therein or connected thereto are not incorporated into this information statement or the registration statement of which this information statement forms a part, or in any other filings with, or any information furnished or submitted to, the SEC.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

As discussed elsewhere in this information statement, Bit Digital is separating into two publicly traded companies, Bit Digital and White Fiber. White Fiber is not yet an independent company, and its compensation committee has not yet been formed. Following the separation, White Fiber will initially have the same executive officers and its own compensation committee of its board of directors (the “White Fiber compensation committee”). The following individuals are expected to serve as executive officers of the Company in the positions set forth below effective as of the separation and, based on their roles and/or 2024 compensation, such individuals would have constituted the named executive officers of White Fiber had it been an independent public company during 2023:

●	Samir Tabar, Chief Executive Officer

●	Erke Huang, Chief Financial Officer and Director

It is expected that, following the separation and continuing until approximately two years after the Separation and Distribution, Samir Tabar and Erke Huang will continue to provide certain services, representing not more than approximately [●]% of their working time, in respect of Bit Digital operations. Pursuant to Transition Services Agreement, a percentage of working time spent on White Fiber’s operations will be allocated to White Fiber and expensed. These expenses have been allocated on the basis of direct usage when identifiable with the remainder allocated on the basis of a percent of revenue or other allocation methodologies that are considered to be a reasonable reflection of the utilization of the services provided to the benefits received.

The following sections of this Compensation Discussion and Analysis describes Bit Digital’s executive compensation philosophy, the 2024 executive compensation program elements applicable to the named executive officers, and certain Bit Digital executive compensation plans, policies and practices, as well as certain aspects of White Fiber’s anticipated executive compensation arrangements following the separation.

Policies, practices and arrangements that are disclosed as those intended to apply to White Fiber and its subsidiaries following the separation generally remain subject to the review of, and may generally be modified by, the White Fiber compensation committee after the separation.

Compensation Committee Responsibilities and Objectives

The compensation committee of the White Fiber board of directors (the “White Fiber compensation committee”) is responsible for designing and approving the executive compensation program and setting compensation opportunities for the named executive officers of White Fiber. The following are the objectives of the White Fiber executive compensation program for its executive officers, which we expect to be the objectives of our compensation program for executive officers as of immediately following the separation:

●	recruit, motivate, reward, and retain high performing executive talent required to create superior stockholder value;

●	reward executives for short-term performance as well as for growth in enterprise value over the long-term;

●	ensure effective utilization and development of talent by working in concert with other management processes - for example, performance appraisal, succession planning, and management development;

●	help ensure that compensation programs do not encourage or reward excessive or imprudent risk taking; and

●	provide a competitive package relative to industry-specific and general industry comparisons and internal equity, as appropriate.

2023 Compensation of Named Executive Officers

Summary Compensation Table

The following table sets forth the cash and non-cash compensation for awarded to or earned by each individual serving as Bit Digital’s principal executive officer and principal financial officer during the fiscal years ended December 31, 2023 and 2022, and who will also serve as White Fiber’s principal executive officer and principal financial officer after the distribution (collectively, the “named executive officers”).

Name and Principal Position	Year	Salary	Cash Bonus	Stock Awards		Stock Based Comp(5)	Non- Equity Incentive Plan Comp	Paid Deferred Comp Earnings	All Other Comp	Total
Erke Huang,	2023	$499,459	200,000	750,000	(3)	$2,837,000				$3,536,459
CFO and Director(1)	2022	$64,000	-	-		-	-	-	-	$64,000
Samir Tabar,	2023	$500,000	-	300,000	(4)	$1,239,500	-	-	-	$1,739,500
CEO and previously CSO(2)	2022	$500,000	-	-		-	-	-	-	$500,000

(1)	Mr. Huang has served as CFO since October 18, 2019 and as Interim CEO from February 2, 2021 until March 31, 2021. On March 31, 2023, with a change in senior management, Mr. Huang’s salary increased to $600,000 per annum, pursuant to an amendment to his employment agreement with Bit Digital, as summarized below under “Employment Agreements.”

(2)	Mr. Tabar served as CSO from March 31, 2021 to March 31, 2023. On March 31, 2023, Mr. Tabar began to serve as Chief Executive Officer of Bit Digital.

(3)	Mr. Huang was awarded 750,000 restricted stock units (RSUs) pursuant to his compensation arrangement. 300,000 RSUs awarded to Mr. Huang were granted under Bit Digital’s 2021 Second Omnibus Equity Incentive Plan and 450,000 RSUs awarded to Mr. Huang were granted under Bit Digital’s 2023 Omnibus Equity Incentive Plan.

(4)	Mr. Tabar was awarded 300,000 restricted stock units (RSUs) pursuant to his compensation arrangement with Bit Digital. The RSUs awarded to Mr. Tabar were granted under Bit Digital’s 2021 Second Omnibus Equity Incentive Plan.

(5)	The “Stock Based Comp” column represents the aggregate grant date fair value for RSUs granted under Bit Digital’s 2021 Omnibus Equity Incentive Plan and 2023 Omnibus Equity Incentive Plan during fiscal year 2023, computed in accordance with Financial Accounting Standards Board (“FASB”) ASC Topic 718 (“ASC 718”). See Note 2 to Bit Digital’s consolidated financial statements for details on the assumptions used to determine the grant date fair value of the restricted stock units. As of December 31, 2023, fair value of the vested and issued RSUs, based on the closing price on the vesting date, for Messrs. Huang and Tabar is $2,837,000 and $1,239,500, respectively.

Bit Digital has not set aside or accrued any amount to provide pension, retirement or other similar benefits to our executive officers and directors.

Employment Agreements

Erke Huang

On October 28, 2022, Bit Digital and Erke Huang entered into an employment agreement pursuant to which Bit Digital paid Mr. Huang $60,000 per annum as Chief Financial Officer of Bit Digital. In connection with a change in senior management of Bit Digital, Mr. Huang’s base salary was increased to $600,000, with such compensation commencing on March 10, 2023. The agreement is for a term of two (2) years and will renew automatically for one-year terms when not terminated by either party. Mr. Huang is eligible for bonuses as determined by the Board and eligible to participate in equity incentive plans of Bit Digital. Bit Digital shall also reimburse Mr. Huang for reasonable and approved expenses incurred by him in connection with the performance of his duties under his employment agreement. Mr. Huang is subject to a one-year non-competition and non-solicitation covenant from the date of termination of employment for any reason. Bit Digital and Mr. Huang also entered into a director agreement on October 28, 2022, pursuant to which Bit Digital agreed to pay Mr. Huang one thousand (US$1,000) dollars per quarter for serving on the Board. Bit Digital shall also reimburse Mr. Huang for reasonable and approved expenses incurred by him in connection with the performance of his duties under his director agreement. Under the director agreement, Mr. Huang is subject to a one-year non-competition covenant and a three-year non-solicitation covenant. Mr. Huang has no family relationship with any of the executive officers of Bit Digital.

Samir Tabar

Mr. Tabar has been employed by Bit Digital under a two-year Employment Agreement, effective March 31, 2021 until March 31, 2023. He was compensated at a base salary of $125,000 per annum during 2021. Pursuant to an amendment dated January 1, 2022, Mr. Tabar’s base salary was increased to $500,000 commencing January 1, 2022 through the end of the two-year term. He was awarded 120,765 RSUs under his Employment Agreement pursuant to the terms and conditions of the 2021 Omnibus Equity Incentive Plan.

Pursuant to a second amendment to the Employment Agreement dated March 31, 2023, Bit Digital extended the term of the Employment Agreement for an additional two years with Mr. Taber assuming the role of Chief Executive Officer. Mr. Taber’s salary remains $500,000 and his equity award compensation remains as pursuant to his original employment agreement and the 2021 Omnibus Equity Incentive Plan. The second amendment also provided that the Employment Agreement will not be terminated by Bit Digital at any time prior to the end of the Initial two-year Term except for Cause (as defined). In the event that Mr. Tabar’s employment is terminated by Bit Digital without Cause commencing two (2) years from the date of the Amendment, or at any time by Mr. Tabar for Good Reason, or as a result of expiration of the Employment Period by reason of Bit Digital’s issuance of a Non-Renewal Notice, Bit Digital shall pay and/or provide Mr. Tabar with a single lump sum cash amount on the next regularly scheduled payroll date following Executive’s date of termination, in an amount equal to the number of years employed by Bit Digital (or fraction thereof) plus two (2) multiplied by one (1) month of Base Salary with a minimum of six (6) months Base Salary at all times during the Employment Period.

Mr. Tabar has agreed to hold, both during and after the termination or expiry of his employment agreement, in strict confidence and not to use, except as required in the performance of his duties in connection with the employment or pursuant to applicable law, any of our confidential information or trade secrets, any confidential information or trade secrets of our clients or prospective clients, or the confidential or proprietary information of any third party received by us and for which we have confidential obligations. Mr. Tabar has also agreed to assign all right, title and interest (including, but not limited to, patents and trademarks) in all inventions and designs which he conceives, develops or reduces to practice during his employment with Bit Digital and two (2) years thereafter.

In addition, Mr. Tabar has agreed to be bound by non-competition and non-solicitation restrictions during the term of his employment. Specifically, Mr. Tabar has agreed not to (i) approach our suppliers, clients, customers or contacts or other persons or entities introduced to him in his capacity as a representative of Bit Digital for the purpose of doing business with such persons or entities that will harm Bit Digital’s business relationships with these persons or entities; or (ii) seek directly or indirectly, to solicit the services of any of Bit Digital’s employees who is employed by Bit Digital on or after the date of his termination, or in the year preceding such termination, without our express consent.

Director Compensation

The following discussion sets forth the compensation awarded to or earned by each person serving as an independent director of Bit Digital and who will serve as an independent director of White Fiber after the distribution.

Ms. Ichi Shih entered into a director agreement pursuant to which Bit Digital agreed to pay her one thousand ($1,000) dollars per quarter for serving on the Board for a one-year period, subject to a one-year renewal. In 2021, the Board also authorized one-time 10,000 RSUs award with immediate vesting to Ichi Shih for her services pursuant to the Bit Digital’s 2021 Omnibus Equity Incentive Plan. In October 2022, 30,000 RSUs were awarded under the Second 2021 Omnibus Equity Incentive Plan with immediate vesting for her services as Chairman of the Audit Committee during 2022. In December 2023 and November 2024, 30,000 RSUs were awarded each time under the Second 2021 Omnibus Equity Incentive Plan with immediate vesting for her services as Chairman of the Audit Committee during 2023 and 2024. Bit Digital shall also reimburse Ms. Shih for reasonable and approved expenses incurred by him or her in connection with the performance of her duties under the director agreement.

As recommended by Bit Digital’s Nominating and Corporate Governance Committee, Bit Digital entered into a Director Agreement with Jiashu (Bill) Xiong (“Xiong”), pursuant to which Xiong has served as executive director on Bit Digital’s Board of Directors, effective October 13, 2023. The Director Agreement provides for Xiong to serve on Bit Digital’s subcommittees, the Board’s Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee, as reasonably requested. Xiong is receiving cash compensation for his services on the Board equal to $4,000 a year paid on a quarterly basis. Xiong is also receiving a salary of $68,000 from Bit Digital Canada, Inc., as Bit Digital’s IT Director paid on a monthly basis. While Xiong is a member of the Board and for a twelve-month period following termination of the Director Agreement, he cannot have any connections with any business or venture that competes, directly or indirectly, with Bit Digital. For a period of three (3) years from termination of the Director Agreement, Xiong is prohibited from interfering with Bit Digital’s relationship with or seek to have any employee or customer of Bit Digital leave Bit Digital.

There have been no transactions in the past two years to which Bit Digital or any of its subsidiaries was or is to be a party, in which each independent director had, or will have, a direct or indirect material interest.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Existing related-party transactions

Bit Digital AI’s subsidiary, Bit Digital Iceland ehf, has appointed Daniel Jonsson as its part-time Chief Executive Officer starting November 7, 2023, for a six-month term with a three-month probation. His compensation includes a monthly salary of $8,334, a $6,440 signing bonus, and eligibility for performance-based RSU. Concurrently, Daniel Jonsson is part of the management team at GreenBlocks ehf which not only provides bitcoin mining hosting services but also benefits from a facility loan agreement extended by Bit Digital USA Inc., an affiliate of Bit Digital Iceland ehf. Additionally, Bit Digital Iceland ehf has contracted GreenBlocks ehf for consulting services pertaining to our high performance computing services in Iceland. As of December 31, 2023, the Company owed $21,592 to Daniel Jonsson for salary and bonus, and $160,000 to GreenBlocks ehf for services rendered. By the end of the first quarter of 2024, we had settled these outstanding amounts with both Daniel Jonsson and GreenBlocks ehf.

Bit Digital made a payment of $1 million on behalf of Bit Digital Iceland ehf, when Bit Digital Iceland ehf entered into a simple agreement for future equity (“SAFE”) agreement for an initial investment amount of $1 million in exchange for a right to participate in a future equity financing of preferred stock to be issued by Canopy Wave Inc. (“Canopy”). By the end of the third quarter of 2024, we had settled this outstanding amount with Bit Digital.

Guarantees

Bit Digital has issued a guarantee to a third party on behalf of Bit Digital Iceland ehf, making Bit Digital jointly and severally liable for Bit Digital Iceland’s payment obligations related to hosting Services fees and electrical costs under to the colocation agreement. There were no payments outstanding as of September 30, 2024.

Allocation of corporate expenses

The Company’s financial statements include Bit Digital’s general corporate expenses which were not historically allocated to the Company for certain support functions provided by Bit Digital. For the purposes of these financial statements, these general corporate expenses have been allocated to the Company. The allocations cover corporate services provided by Bit Digital, including, but not limited to, finance, tax, investor relations, and marketing. Some of these services will continue to be provided by Bit Digital on a temporary basis after the separation is completed under a transition services agreement. For the nine months ended September 30, 2024, the Company was allocated $3.0 million for these corporate services. These expenses have been allocated to the Company on the basis of direct usage when identifiable, with the remainder allocated on the basis of percent of revenue or other allocation methodologies that are considered to be a reasonable reflection of the utilization of the services provided to the benefits received.

Agreements with Bit Digital

Following the separation and distribution, White Fiber and Bit Digital will operate separately, each as an independent public company. Prior to the distribution, White Fiber will enter into a separation and distribution agreement with Bit Digital, which is referred to in this information statement as the “separation agreement” or the “separation and distribution agreement.” White Fiber will also enter into various other agreements to provide a framework for its relationship with Bit Digital after the separation and distribution, such as a transition services agreement.

These agreements will provide for the allocation between White Fiber and Bit Digital of White Fiber’s assets, employees, liabilities and obligations (including investments, property and employee benefits and tax-related assets and liabilities) associated with White Fiber and will govern certain relationships between White Fiber and Bit Digital after the separation. The agreements listed above will be filed as exhibits to the registration statement on Form 10 of which this information statement is a part.

The summaries of each of the agreements listed above are qualified in their entireties by reference to the full text of the applicable agreements, which are incorporated by reference into this information statement. When used in this section, “distribution date” refers to the date on which Bit Digital distributes White Fiber Ordinary Shares to the holders of White Fiber Ordinary Shares.

Separation Agreement

Transfer of Assets and Assumption of Liabilities

The separation agreement will identify the assets to be transferred, the liabilities to be assumed and the contracts to be assigned to each of White Fiber and Bit Digital as part of the separation, and provide for when and how these transfers, assumptions and assignments will occur. In particular, the separation agreement will provide, among other things, that:

●	Assets (whether tangible or intangible) primarily related to, or included on the balance sheet of, White Fiber and its consolidated subsidiaries, which are referred to as the “White Fiber Assets,” will be transferred to White Fiber, as applicable, generally including:

●	Equity interests in certain Bit Digital subsidiaries that hold assets primarily related to White Fiber.

●	Customer, distribution, supply and vendor contracts (or portions thereof) to the extent they relate to White Fiber.

●	Certain third-party vendor contracts for services primarily related to White Fiber.

●	Rights to technology, software and intellectual property primarily related to White Fiber.

●	Exclusive rights to information exclusively related to White Fiber and nonexclusive rights to information related to White Fiber.

●	Rights and assets expressly allocated to White Fiber pursuant to the terms of the separation and distribution agreement or certain other agreements entered into in connection with the separation.

●	Permits used by White Fiber.

●	Other assets that are included in White Fiber’s pro forma balance sheet.

●	Liabilities primarily related to, or included on the balance sheet of, White Fiber, which are referred to as “White Fiber’s Liabilities,” will be retained by or transferred to White Fiber, as applicable.

●	All of the assets and liabilities (including whether accrued, contingent, or otherwise) other than the White Fiber Assets and White Fiber Liabilities (such assets and liabilities, other than the White Fiber Assets and the White Fiber Liabilities, referred to as the “Bit Digital Assets” and “Bit Digital Liabilities,” respectively) will be retained by or transferred to Bit Digital, as applicable.

Except as expressly set forth in the separation agreement or any ancillary agreement, neither White Fiber nor Bit Digital will make any representation or warranty as to (1) the assets, business or liabilities transferred or assumed as part of the separation, (2) any approvals or notifications required in connection with the transfers, (3) the value of or the freedom from any security interests of any of the assets transferred, (4) the absence or presence of any defenses or right of setoff or freedom from counterclaim with respect to any claim or other asset of either White Fiber or Bit Digital, or (5) the legal sufficiency of any assignment, document or instrument delivered to convey title to any asset or thing of value to be transferred in connection with the separation. All assets will be transferred on an “as is,” “where is” basis, and the respective transferees will bear the economic and legal risks that any conveyance will prove to be insufficient to vest in the transferee good and marketable title, free and clear of all security interests, and that any necessary consents or governmental approvals are not obtained or that any requirements of laws, agreements, security interests or judgments are not complied with.

Information in this information statement with respect to the assets and liabilities of the parties following the distribution is presented based on the allocation of such assets and liabilities pursuant to the separation and distribution agreement, unless the context otherwise requires. The separation agreement will provide that, in the event that the transfer or assignment of certain assets and liabilities to White Fiber or Bit Digital, as applicable, does not occur prior to the separation, then until such assets or liabilities are able to be transferred or assigned, White Fiber or Bit Digital, as applicable, will hold such assets on behalf and for the benefit of the other party and will pay, perform, and discharge such liabilities, for which the other party will reimburse White Fiber or Bit Digital, as applicable, for all commercially reasonable payments made in connection with the performance and discharge of such liabilities.

The Distribution

The separation agreement will also govern the rights and obligations of the parties regarding the distribution following the completion of the separation. On the distribution date, Bit Digital will distribute to its shareholders that hold White Fiber Ordinary Shares as of the record date for the distribution of 100% of the issued and outstanding Ordinary Shares of White Fiber, on a pro rata basis. Shareholders will receive cash in lieu of any fractional shares.

Conditions to the Distribution

The separation and distribution agreement will provide that the distribution is subject to satisfaction (or waiver by Bit Digital) of certain conditions. These conditions are described under “The Separation and Distribution— Conditions to the Distribution.” Bit Digital has the sole and absolute discretion to determine (and change) the terms of, and to determine whether to proceed with, the distribution and, to the extent it determines to so proceed, to determine the record date for the distribution, the distribution date and the distribution ratio.

Claims

In general, each party to the separation agreement will assume liability for all pending, threatened and unasserted legal matters related to its own business or its assumed or retained liabilities and will indemnify the other party for any liability to the extent arising out of or resulting from such assumed or retained legal matters.

Releases

The separation and distribution agreement will provide that White Fiber and its affiliates will release and discharge Bit Digital and its affiliates from all liabilities assumed by White Fiber as part of the separation, from all acts and events occurring or failing to occur, and all conditions existing, on or before the distribution date relating to its business, and from all liabilities existing or arising in connection with the implementation of the separation, except as expressly set forth in the separation agreement. Bit Digital and its affiliates will release and discharge White Fiber and its affiliates from all liabilities retained by Bit Digital and its affiliates as part of the separation and from all liabilities existing or arising in connection with the implementation of the separation, except as expressly set forth in the separation and distribution agreement.

These releases will not extend to obligations or liabilities under any agreements between the parties that remain in effect following the separation, which agreements include, but are not limited to, the separation agreement, the transition services agreement, and certain other agreements, including the transfer documents in connection with the separation.

Indemnification

In the separation and distribution agreement, White Fiber will agree to indemnify, defend and hold harmless Bit Digital, each of its affiliates and each of their respective directors, officers and employees, from and against all liabilities relating to, arising out of or resulting from:

●	The White Fiber Liabilities.

●	The failure of White Fiber or any other person to pay, perform or otherwise promptly discharge any of the White Fiber Liabilities, in accordance with their respective terms, whether prior to, at or after the distribution.

●	Except to the extent relating to a Bit Digital Liability, any guarantee, indemnification or contribution obligation for White Fiber’s benefit by Bit Digital that survives the distribution.

●	Any breach by White Fiber of the separation agreement or any of the ancillary agreements.

●	Any untrue statement or alleged untrue statement or omission or alleged omission of material fact in the registration statement of which this information statement forms a part, or in this information statement (as amended or supplemented), other than any such statements or omissions directly relating to information regarding Bit Digital, provided to White Fiber by Bit Digital, for inclusion therein.

In the separation and distribution agreement, Bit Digital will agree to indemnify, defend and hold harmless White Fiber, each of its affiliates and each of their respective directors, officers and employees from and against all liabilities relating to, arising out of or resulting from:

●	The Bit Digital Liabilities.

●	The failure of Bit Digital or any other person to pay, perform, or otherwise promptly discharge any of the Bit Digital Liabilities, in accordance with their respective terms whether prior to, at, or after the distribution.

●	Except to the extent relating to a Bit Digital Liability, any guarantee, indemnification or contribution obligation for White Fiber’s benefit by Bit Digital that survives the distribution.

●	Any breach by Bit Digital of the separation agreement or any of the ancillary agreements.

●	Any untrue statement or alleged untrue statement or omission or alleged omission of a material fact directly relating to information regarding Bit Digital, provided to White Fiber by Bit Digital, for inclusion in the registration statement of which this information statement forms a part, or in this information statement (as amended or supplemented).

The separation agreement will also establish procedures with respect to claims subject to indemnification and related matters.

Insurance

The separation agreement will provide for the allocation between the parties of rights and obligations under existing insurance policies with respect to occurrences prior to the distribution date and sets forth procedures for the administration of insured claims and addresses certain other insurance matters.

Further Assurances

In addition to the actions specifically provided for in the separation agreement, except as otherwise set forth therein or in any ancillary agreement, both White Fiber and Bit Digital will agree in the separation agreement to use reasonable best efforts, prior to, on and after the distribution date, to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws, regulations and agreements to consummate and make effective the transactions contemplated by the separation agreement and the ancillary agreements.

Dispute Resolution

The separation agreement will contain provisions that govern, except as otherwise provided in any ancillary agreement, the resolution of disputes, controversies or claims that may arise between Bit Digital and White Fiber related to the separation or distribution. These provisions will contemplate that efforts will be made to resolve disputes, controversies and claims by elevation of the matter to executives of Bit Digital and White Fiber. If such efforts are not successful, either White Fiber or Bit Digital may submit the dispute, controversy or claim to binding arbitration, subject to the provisions of the separation agreement.

Expenses

Except as expressly set forth in the separation agreement or in any ancillary agreement, all costs and expenses incurred in connection with the separation and distribution, including costs and expenses relating to legal and tax counsel, financial advisors and accounting advisory work related to the separation and distribution, will be paid by the party incurring such cost and expense.

Tax Matters

The Separation Agreement will govern the parties’ respective rights, responsibilities and obligations after the distribution with respect to taxes (including taxes arising in the ordinary course of business and taxes, if any, incurred as a result of any failure of the distribution and certain related transactions to qualify as tax-free for U.S. federal income tax purposes), tax attributes, the preparation and filing of tax returns, tax elections, the control of audits and other tax proceedings and assistance and cooperation in respect of tax matters.

The agreement will also impose certain restrictions on White Fiber and its subsidiaries (including, among others, restrictions on share issuances, business combinations, sales of assets and similar transactions) designed to preserve the tax-free status of the distribution and certain related transactions. The agreement will provide special rules that allocate tax liabilities in the event the distribution, together with certain related transactions, is not tax-free. In general, under the separation and distribution agreement, each party is expected to be responsible for any taxes imposed on Bit Digital or White Fiber that arise from the failure of the distribution, together with certain related transactions, to qualify as a transaction that is generally tax-free under Sections 355 and 368(a)(1)(D) and certain other relevant provisions of the Code, to the extent that the failure to so qualify is attributable to actions, events or transactions relating to such party’s respective stock, assets or business, or a breach of the relevant representations or covenants made by that party in the separation and distribution agreement.

However, if such failure was the result of any acquisition of White Fiber Ordinary Shares or assets, White Fiber generally will be responsible for all taxes imposed as a result of such acquisition or breach.

As discussed below under the heading “Material U.S. Federal Income Tax Consequences,” notwithstanding receipt by Bit Digital prior to the distribution of the opinion(s) of tax advisors, the IRS could assert that the distribution or certain related transactions do not qualify for tax-free treatment for U.S. federal income tax purposes. If the IRS were successful in taking this position, White Fiber, Bit Digital, and Bit Digital Shareholders could be subject to significant U.S. federal income tax liability. In addition, certain events that may or may not be within the control of Bit Digital or White Fiber could cause the distribution and certain related transactions to fail to qualify for tax-free treatment for U.S. federal income tax purposes. Depending on the circumstances, White Fiber may be required to indemnify Bit Digital for taxes and certain related amounts resulting from the distribution and certain related transactions not qualifying as tax-free.

Employee Matters

The separation agreement will provide that White Fiber and Bit Digital will allocate liabilities and responsibilities relating to employment matters, employee compensation and benefits plans and programs and other related matters. Employee matters under the separation agreement will govern certain compensation and employee benefit obligations with respect to the current and former employees and non-employee directors of each company.

Employee Matters will provide that, unless otherwise specified, Bit Digital will be responsible for liabilities associated with employees who will be employed by Bit Digital following the separation, former employees whose last employment was with the Bit Digital businesses, and White Fiber will be responsible for liabilities associated with employees who will be employed by White Fiber following the separation and former employees whose last employment was with White Fiber’s businesses.

Employee Matters will also provide, subject to customary exceptions, that for a period of twelve months following the distribution date neither Bit Digital nor White Fiber nor their respective subsidiaries will solicit for employment certain individuals who were headquarters employees of the other party or its subsidiaries as of immediately prior to the distribution date.

Employee Matters will also govern the terms of equity-based awards granted by Bit Digital prior to the distribution. See “The Separation and Distribution—Treatment of Equity-Based Compensation.”

Other Matters

Other matters governed by the separation agreement will include access to financial and other information, confidentiality, access to and provision of records and treatment of outstanding guarantees and similar credit support.

Termination

The separation agreement will provide that it may be terminated, and the separation and distribution may be modified or abandoned, at any time prior to the distribution date in the sole discretion of Bit Digital without the approval of any person, including White Fiber shareholders or Bit Digital shareholders. In the event of a termination of the separation agreement, no party, nor any of its directors, officers, or employees, will have any liability of any kind to the other party or any other person. After the distribution date, the separation agreement may not be terminated, except by an agreement in writing signed by both Bit Digital and White Fiber.

Transition Services Agreement

White Fiber and Bit Digital will enter into a transition services agreement prior to the distribution pursuant to which Bit Digital will provide certain services to White Fiber, on an interim, transitional basis. The services to be provided will include financial reporting, tax, legal, human resources, information technology, insurance and other general and administrative functions. The transition services agreement will specify the fees payable for these services.

The transition services agreement will terminate on the expiration of the term of the last service provided under it, which will generally be up to 24 months following the distribution date.

Subject to certain exceptions in the case of willful misconduct or fraud, the liability of Bit Digital and White Fiber under the transition services agreement for the services they provide will be limited to a specified maximum amount. The transition services agreement also provides that neither company shall be liable to the other for any indirect, exemplary, incidental, consequential, remote, speculative, punitive or similar damages.

Procedures for Approval of Related Person Transactions

White Fiber’s board of directors is expected to adopt a written policy on related person transactions. The policy will apply to any transaction subject to the requirements of Item 404(a) of Regulation S-K under the Exchange Act in which White Fiber or a White Fiber subsidiary is a participant and a related person has a direct or indirect material interest. The policy will cover transactions involving White Fiber in excess of $120,000 in any year in which any director, director nominee, executive officer or greater than five percent beneficial owner of White Fiber, or any of their respective immediate family members, has or had a direct or indirect interest, other than as a director or less than 10 percent owner, of an entity involved in the transaction. This policy will be posted to the corporate governance section of White Fiber’s website www.Whitefiber.com as of the distribution date.

Under this policy, the general counsel must advise the Audit Committee of any related person transaction of which he or she becomes aware. The Audit Committee must then either approve or reject the transaction in accordance with the terms of the policy. In the course of making this determination, the Audit Committee will consider all relevant information available to it and, as appropriate, take into consideration the size of the transaction and the amount payable to the related person; the nature of the interest of the related person in the transaction; whether the transaction may involve a conflict of interest; the purpose, and the potential benefits to White Fiber, of the transaction; whether the transaction was undertaken in the ordinary course of business; and whether the transaction involved the provision of goods or services to White Fiber that are available from unaffiliated third parties and, if so, whether the transaction is on terms and made under circumstances that are at least as favorable to White Fiber as would be available in comparable transactions with or involving unaffiliated third parties.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a discussion of material U.S. federal income tax consequences of the distribution of White Fiber Ordinary Shares to “U.S. holders” (as defined below) of White Fiber Ordinary Shares. This discussion is based on the Code, U.S. Treasury regulations promulgated thereunder and judicial and administrative interpretations thereof, all as in effect on the date of this information statement, and all of which are subject to differing interpretations and change at any time, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. This discussion applies only to U.S. holders of shares of White Fiber Ordinary Shares who hold such shares as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment).

The separation and distribution agreement contains a condition that Bit Digital receive one or more opinions from its tax advisors, regarding certain U.S. federal income tax matters relating to the separation and the distribution.

This discussion assumes that the distribution, together with certain related transactions, will be consummated in accordance with the separation and distribution agreement and the other separation-related agreements that Bit Digital and White Fiber will enter into prior to the distribution and as described in this information statement, and that the IRS takes no position inconsistent with the IRS private letter ruling and opinion(s) described above, including to the effect that the distribution will be a transaction described in Section 355(a) of the Code. This discussion is not a complete description of all U.S. federal income tax consequences of the separation and the distribution, nor does it address the effects of any state, local or non-U.S. tax laws or U.S. federal tax laws other than those relating to income taxes. The distribution may be taxable under such other tax laws and all holders should consult their own tax advisors with respect to the applicability and effect of any such tax laws. This discussion does not discuss all aspects of U.S. federal income taxation that may be relevant to a particular holder in light of its particular circumstances or to holders subject to special rules under the Code (including, but not limited to, insurance companies, tax-exempt organizations, financial institutions, broker-dealers, partners in partnerships that hold Bit Digital or White Fiber Ordinary Shares, pass-through entities (or investors therein), traders in securities who elect to apply a mark-to-market method of accounting, holders who hold Bit Digital or White Fiber Ordinary Shares as part of a “hedge,” “straddle,” “conversion,” “synthetic security,” “integrated investment” or “constructive sale transaction,” individuals who receive White Fiber Ordinary Shares upon the exercise of employee stock options or otherwise as compensation, holders who are liable for alternative minimum tax or any holders who actually or constructively own more than five percent of White Fiber Ordinary Shares). This discussion also does not address any tax consequences arising under the unearned Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010 nor does it address any tax consequences arising under the corporate book minimum tax or the stock buyback tax of the Inflation Reduction Act of 2022. If a partnership, including for this purpose any entity or arrangement that is treated as a partnership for U.S. federal income tax purposes, holds White Fiber Ordinary Shares, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. An investor that is a partnership and the partners in such partnership should consult their tax advisors about the U.S. federal income tax consequences of the distribution.

For purposes of this discussion, a “U.S. holder” is any beneficial owner of White Fiber Ordinary Shares that is, for U.S. federal income tax purposes:

●	An individual who is a citizen or a resident of the United States.

●	A corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized under the laws of the United States, any state thereof or the District of Columbia.

●	An estate, the income of which is subject to U.S. federal income taxation regardless of its source.

●	A trust, if (i) a court within the United States is able to exercise primary supervision over its administration and one or more United States persons have the authority to control all of its substantial decisions; or (ii) it has a valid election in place under applicable United States Treasury Regulations to be treated as a U.S. person.

THIS DISCUSSION IS FOR GENERAL INFORMATION PURPOSES ONLY, AND IS NOT INTENDED TO BE, AND SHOULD NOT BE CONSTRUED TO BE, LEGAL OR TAX ADVICE TO ANY PARTICULAR STOCKHOLDER. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO YOU OF THE DISTRIBUTION, INCLUDING THE APPLICABILITY AND EFFECT OF U.S. FEDERAL, STATE AND LOCAL AND FOREIGN TAX LAWS, IN LIGHT OF YOUR PARTICULAR CIRCUMSTANCES AND THE EFFECT OF POSSIBLE CHANGES IN LAW THAT MIGHT AFFECT THE TAX CONSEQUENCES DESCRIBED IN THIS INFORMATION STATEMENT.

The opinion of tax advisors will be based upon and rely on, among other things, various facts and assumptions, as well as certain representations, statements and undertakings of White Fiber and Bit Digital (including those relating to the past and future conduct of White Fiber and Bit Digital). If any of these representations, statements or undertakings is, or becomes, inaccurate or incomplete, or if White Fiber or Bit Digital breach any of their respective representations or covenants contained in any of the separation-related agreements and documents or in any documents relating to the the opinion(s) of tax advisors, such opinion(s) of tax advisors may be invalid and the conclusions reached therein could be jeopardized.

Notwithstanding receipt of the opinion(s) of tax advisors by Bit Digital, the IRS could determine that the distribution and/or certain related transactions should be treated as taxable transactions for U.S. federal income tax purposes if it determines that any of the representations, assumptions or undertakings upon which the opinion(s) of tax advisors were based are false or have been violated. In addition, the opinion(s) of tax advisors will not address all of the issues that are relevant to determining whether the distribution, together with certain related transactions, qualifies as a transaction that is generally tax-free for U.S. federal income tax purposes. An opinion of a tax advisor represents the judgment of such tax advisor and is not binding on the IRS or any court, and the IRS or a court may disagree with the conclusions in the opinion(s) of tax advisors. Accordingly, notwithstanding the receipt of the opinion(s) of tax advisors by Bit Digital, there can be no assurance that the IRS will not assert that the distribution and/or certain related transactions do not qualify for tax-free treatment for U.S. federal income tax purposes or that a court would not sustain such a challenge. In the event the IRS were to prevail in such challenge, Bit Digital, White Fiber and Bit Digital shareholders could be subject to significant U.S. federal income tax liability. Please refer to “Material U.S. Federal Income Tax Consequences if the Distribution is Taxable” below.

It is expected that, for U.S. federal income tax purposes:

●	Subject to the discussion below regarding Section 355(e) of the Code, neither White Fiber nor Bit Digital will recognize any gain or loss upon the separation and the distribution of White Fiber Ordinary Shares, and no amount will be includable in the income of Bit Digital or White Fiber as a result of the separation and the distribution other than taxable income or gain possibly arising from internal reorganizations undertaken in connection with the separation and distribution or with respect to any items required to be taken into account under U.S. Treasury Regulations relating to consolidated federal income tax returns.

●	No gain or loss will be recognized by (and no amount will be included in the income of) U.S. holders of White Fiber Ordinary Shares upon the receipt of White Fiber Ordinary Shares in the distribution, except with respect to any cash received in lieu of fractional shares of White Fiber Ordinary Shares (as described below).

●	The aggregate tax basis of the White Fiber Ordinary Shares and White Fiber Ordinary Shares received in the distribution (including any fractional share interest in White Fiber Ordinary Shares for which cash is received) in the hands of each U.S. holder of White Fiber Ordinary Shares immediately after the distribution will equal the aggregate tax basis of White Fiber Ordinary Shares held by the U.S. holder immediately before the distribution, allocated between the White Fiber Ordinary Shares and White Fiber Ordinary Shares (including any fractional share interest in White Fiber Ordinary Shares for which cash is received) in proportion to the relative fair market value of each on the date of the distribution.

●	The holding period of White Fiber Ordinary Shares received by each U.S. holder of White Fiber Ordinary Shares in the distribution (including any fractional share interest in White Fiber Ordinary Shares for which cash is received) will generally include the holding period at the time of the distribution for White Fiber Ordinary Shares with respect to which the distribution is made.

A U.S. holder who receives cash in lieu of a fractional Ordinary Share of White Fiber in the distribution will be treated as having sold such fractional share for cash, and will recognize capital gain or loss in an amount equal to the difference between the amount of cash received and such U.S. holder’s adjusted tax basis in such fractional share. Such gain or loss will be long-term capital gain or loss if the U.S. holder’s holding period for its White Fiber Ordinary Shares exceeds one year at the time of distribution.

If a U.S. holder of White Fiber Ordinary Shares holds different blocks of White Fiber Ordinary Shares (generally shares of White Fiber Ordinary Shares purchased or acquired on different dates or at different prices), such holder should consult its tax advisor regarding the determination of the basis and holding period of shares of White Fiber Ordinary Shares received in the distribution in respect of particular blocks of White Fiber Ordinary Shares.

U.S. Treasury Regulations require certain U.S. holders who receive White Fiber Ordinary Shares in the distribution to attach to such U.S. holder’s federal income tax return for the year in which the distribution occurs a detailed statement setting forth certain information relating to the tax-free nature of the distribution.

Material U.S. Federal Income Tax Consequences if the Distribution is Taxable

As discussed above, notwithstanding receipt by Bit Digital prior to the distribution of the opinion(s) of tax advisors, the IRS could assert that the distribution does not qualify for tax-free treatment for U.S. federal income tax purposes. If the IRS were successful in taking this position, some or all of the consequences described above would not apply and Bit Digital, White Fiber and Bit Digital shareholders could be subject to significant U.S. federal income tax liability. In addition, certain events that may or may not be within the control of Bit Digital or White Fiber could cause the distribution and certain related transactions to fail to qualify for tax-free treatment for U.S. federal income tax purposes. Depending on the circumstances, White Fiber may be required to indemnify Bit Digital for taxes (and certain related amounts) resulting from the distribution and certain related transactions not qualifying as tax-free.

If the distribution fails to qualify as a tax-free transaction for U.S. federal income tax purposes, in general, Bit Digital would recognize taxable gain as if it had sold White Fiber Ordinary Shares in a taxable sale for its fair market value (unless Bit Digital and White Fiber jointly make an election under Section 336(e) of the Code with respect to the distribution, in which case, in general, (i) the Bit Digital group would recognize taxable gain as if White Fiber had sold all of its assets in a taxable sale in exchange for an amount equal to the fair market value of White Fiber Ordinary Shares and the assumption of all of its liabilities and (ii) Bit Digital would obtain a related step-up in the basis of its assets) and Bit Digital shareholders who receive White Fiber Ordinary Shares in the distribution would be subject to tax as if they had received a taxable distribution equal to the fair market value of White Fiber Ordinary Shares.

Even if the distribution were otherwise to qualify as tax-free under Sections 355 and 368(a)(1)(D) of the Code, it may result in taxable gain to Bit Digital under Section 355(e) of the Code if the distribution were deemed to be part of a plan (or series of related transactions) pursuant to which one or more persons acquire, directly or indirectly, shares representing a 50 percent or greater interest (by vote or value) in Bit Digital or White Fiber. For this purpose, any acquisitions of the shares of Bit Digital or White Fiber within the period beginning two years before the distribution and ending two years after the distribution are presumed to be part of such a plan, although White Fiber or Bit Digital may be able to rebut that presumption.

Under the Separation and Distribution Agreement White Fiber will be responsible for certain liabilities and obligations following the distribution. In general, under the agreement, each party is expected to be responsible for any taxes imposed on Bit Digital or White Fiber that arise from the failure of the distribution, together with certain related transactions, to qualify as a transaction that is generally tax-free under Sections 355 and 368(a)(1)(D) and certain other relevant provisions of the Code (including as a result of Section 355(e) of the Code), to the extent that the failure to so qualify is attributable to actions, events or transactions relating to such party’s respective stock, assets or business, or a breach of the relevant representations or covenants made by that party in the tax matters agreement. However, if such failure was the result of any acquisition of White Fiber Ordinary Shares or assets, White Fiber generally will be responsible for all taxes imposed as a result of such acquisition or breach. White Fiber’s indemnification obligations to Bit Digital under the Separation and Distribution Agreement are not expected to be limited in amount or subject to any cap. If White Fiber is required to pay any taxes or indemnify Bit Digital and its subsidiaries and their respective officers and directors under the circumstances set forth in the agreement, White Fiber may be subject to substantial liabilities.

Backup Withholding and Information Reporting

Payments of cash to U.S. holders of White Fiber Ordinary Shares in lieu of fractional White Fiber Ordinary Shares may be subject to information reporting and backup withholding (currently, at a rate of 24 percent), unless such U.S. holder delivers a properly completed IRS Form W-9 certifying such U.S. holder’s correct taxpayer identification number and certain other information, or otherwise establishing a basis for exemption from backup withholding. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against a U.S. holder’s U.S. federal income tax liability provided that the required information is timely furnished to the IRS.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Before the distribution, all of the outstanding White Fiber Ordinary Shares will be owned beneficially and of record by Bit Digital. Following the distribution, White Fiber Ordinary Shares expects to have outstanding an aggregate of approximately [                 ] Ordinary Shares based upon approximately [                 ] White Fiber Ordinary Shares outstanding on [●], 2024, excluding treasury shares and assuming no exercise of Bit Digital options ands RSUs, and applying the distribution ratio.

The following table reports the number of shares of White Fiber Ordinary Shares that White Fiber expects will be beneficially owned, immediately following the completion of the distribution by:

●	each person who will beneficially own more than five percent of White Fiber Ordinary Shares;

●	each director of White Fiber;

●	each executive officer of White Fiber; and

●	all expected directors and executive officers of White Fiber as a group.

The table is based upon information available as of December 20, 2024, as to those persons who beneficially own more than five percent of White Fiber Ordinary Shares and an assumption that, for every one share of White Fiber Ordinary Shares held by such persons, they will receive one White Fiber Ordinary Share. In general, “beneficial ownership” includes those shares that a person has the sole or shared power to vote or dispose of, including shares that the person has the right to acquire within 60 days.

	Ordinary Shares Beneficially Owned(2)
Name of Beneficial Owners(1)	Number		Voting Securities %
Directors and Officers:
Erke Huang	1,800,000	(3)	7.2	% (3)
Zhaohui Deng	700,000	(3)	15.3	% (3)
Bill Xiong	-		-
Ichi Shih	30,000	(4)	*
Samir Tabar	1,063,089	(5)	*
All directors and officers as a group (four individuals)	3,593,089		23.0%

5% shareholders:
BlackRock, Inc.(6)	9,723,977		5.4%
50 Hudson Yards New York, New York 10001

Invesco Ltd.(7)	7,178,739		4.0%
1331 Spring Street, NW Suite 2500 Atlanta, GA 30309

*	Less than 1% of issued and outstanding shares.

(1)	Unless otherwise noted, the business address of each of the following entities or individuals is c/o Bit Digital, Inc., 31 Hudson Yards, New York, New York 10001.

(2)	Applicable percentage of voting securities prior to the date of this report is based on 178,518,910 Ordinary Shares outstanding and one million preference shares, each with fifty (50) votes, or an aggregate of 50,000,000 voting securities as of December 20, 2024, together with securities exercisable or convertible into Ordinary Shares within sixty (60) days as of such date for each shareholder.

(3)	Erke Huang (through Even Green Holdings Limited) and Zhaohui Deng are the beneficial owners of 300,000 and 700,000 Ordinary Shares, respectively, issuable upon the conversion of 1,000,000 Preference Shares owned by Geney Development Limited (“GDL”), a BVI entity, located at 4th Floor Waters Edge Building, Meridian Plaza, Road Town, Tortola VG1110, British Virgin Islands. The Company’s Amended and Restated Articles of Association (the “AOA”), filed in the Cayman Islands on or about April 30, 2021, provides that (i) all Preference Shares are convertible into Ordinary Shares on a one-for-one basis and (ii) for all Company matters requiring the vote of Members by a poll or by proxy, each Preference Share shall carry the equivalent number of votes as 50 Ordinary Shares, or an aggregate of 50,000,000 votes, which are equal to approximately 28.0% of the 178,518,910 issued and outstanding shares as of December 20, 2024 or approximately 21.9% of the Voting Securities, including the Preference Shares. For purposes of this calculation we have assumed that Erke Huang controls the vote all GDL shares.

(4)	Represents 30,000 Ordinary Shares issued under RSUs granted and vested in November 2024.

(5)	Represents 15,000 Ordinary Shares issued upon exercise of RSUs awarded under the Consulting Services Agreement dated February 1, 2021 with Wellington Park Inc and 1,048,089 Ordinary Shares issued under the employment agreements for roles as the former Chief Strategy Officer and current Chief Executive Officer. Mr. Tabar served as Chief Strategy Officer from March 31, 2021 to March 31, 2023 when he was appointed Chief Executive Officer of the Company.

(6)	As disclosed in Schedule 13G filed by Black Rock Inc. on November 18, 2024, various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of the common stock of Bit Digital, Inc. No one person’s interest in the common stock of Bit Digital, Inc. is more than five percent of the total outstanding common shares.

(7)	As disclosed in Schedule 13G filed by Invesco Ltd. on November 7, 2024, Invesco Capital Management LLC is a subsidiary of Invesco Ltd., and it advises the Invesco CoinShares Global Blockchain UCITS ETF which owns 6.3% of the security reported therein. However, no one individual has greater than 5% economic ownership. The shareholders of the Fund have the right to receive or the power to direct the receipt of dividends and proceeds from the sale of securities listed above.

DESCRIPTION OF WHITE FIBER’S SHARE CAPITAL

White Fiber’s Amended and Restated Articles of Association (the “Articles”) will be amended and restated prior to the completion of the distribution. The following is a summary of the material terms of White Fiber share capital that will be contained in the Articles. The summaries and descriptions below do not purport to be complete statements of the relevant provisions of the Articles to be in effect at the time of the distribution, which you must read for complete information on White Fiber’s share capital as of the time of the distribution. The Articles, in a form expected to be in effect at the time of the distribution, have been included as an exhibit to White Fiber’s registration statement on Form 10, of which this information statement forms a part. The summaries and descriptions below do not purport to be complete statements of the Cayman Islands law.

Memorandum and Articles of Association

White Fiber is a Cayman Islands exempted company with limited liability and our affairs are governed by our memorandum of association (“Memorandum”) and Articles, as amended and restated from time to time, the Companies Act (As Revised) of the Cayman Islands (the “Companies Act”), and the common law of the Cayman Islands.

Our authorized share capital is 350,000,000 shares consisting of 340,000,000 Ordinary Shares, par value $0.01 per share and 10,000,000 Preference shares, par value $0.01 per share. Immediately following the distribution, White Fiber expects to have approximately [       ] Ordinary Shares based on [●] Ordinary Shares of Bit Digital issued and outstanding on January [●] 2025, the Record Date and 1,000,000 Preference Shares (“Preference Shares”) issued and outstanding, with 50 votes per Preference Share. The Ordinary Shares and Preference Shares are collectively referred to as the “Shares”.

Ordinary Shares

Dividends. Subject to the provisions of the Companies Act and any rights attaching to any class or classes of shares under and in accordance with the Articles:

●	the directors may declare dividends or distributions out of our funds which are lawfully available for that purpose; and

●	our shareholders may, by ordinary resolution, declare dividends but no such dividend shall exceed the amount recommended by the directors.

Subject to the requirements of the Companies Act regarding the application of a company’s share premium account and with the sanction of an ordinary resolution, dividends may also be declared and paid out of any share premium account. The directors when paying dividends to shareholders may make such payment either in cash or in specie.

Unless provided by the rights attached to a share, no dividend shall bear interest.

Voting Rights. The holders of our Ordinary Shares are entitled to one vote per share, including for the election of directors. Voting at any meeting of shareholders is by show of hands unless a poll is demanded. On a show of hands, every holder of Ordinary Shares present in person or by proxy shall have one vote. On a poll, every holder of Ordinary Shares entitled to vote (in person or by proxy) shall have one vote for each share for which he is the holder and every holder of Preference Shares shall have fifty (50) votes for each preference share for which he is the holder. A poll may be demanded by the chairman, at least two shareholders having the right to vote on the resolutions, or one or more shareholders present in person or by proxy holding not less than ten percent of the paid-up capital of the Company entitled to vote. A quorum required for a meeting of shareholders consists of shareholders who hold at least one-third of the votes that may be cast by holders of outstanding shares entitled to vote at the meeting present in person or by proxy. While not required by our articles of association, a proxy form will accompany any notice of general meeting convened by the directors to facilitate the ability of shareholders to vote by proxy.

Any ordinary resolution to be made by the shareholders requires the affirmative vote of a simple majority of the votes of the Shares cast in a general meeting, while a special resolution requires the affirmative vote of no less than two-thirds of the votes of the Shares cast. Under Cayman Islands law, some matters, such as amending the memorandum and articles, changing the name or resolving to be registered by way of continuation in a jurisdiction outside the Cayman Islands, require approval of shareholders by a special resolution.

There are no limitations on non-residents or foreign shareholders in the memorandum and articles to hold or exercise voting rights on the Ordinary Shares imposed by foreign law or by the charter or other constituent document of our company. However, no person will be entitled to vote at any general meeting or at any separate meeting of the holders of the Ordinary Shares unless the person is registered as of the record date for such meeting and unless all calls or other sums presently payable by the person in respect of Ordinary Shares in the Company have been paid.

Winding up; Liquidation. On a liquidation of the Company, the holders of any Preference Shares shall have the right to receive in preference to the holders of the Ordinary Shares, the amount credited for the issuance of such Preference Shares (adjusted for any recapitalization events) plus any declared but unpaid dividends thereon, but with no right to share in the distribution of any surplus assets of the Company. On an insolvency, liquidation or winding up of the Company, the shareholders holding Preference Shares shall be repaid in priority to the shareholders holding Ordinary Shares.

Calls on Ordinary Shares and Forfeiture of Ordinary Shares. Subject to the terms of allotment, the directors may make calls on the shareholders in respect of any monies unpaid on their shares including any premium and each shareholder shall (subject to receiving at least 14 clear days’ notice specifying when and where payment is to be made), pay to us the amount called on his shares as required by the notice. Shareholders registered as the joint holders of a share shall be jointly and severally liable to pay all calls in respect of the share. If a call remains unpaid after it has become due and payable the person from whom it is due and payable shall pay interest on the amount unpaid from the day it became due and payable until it is paid (a) at the rate fixed by the terms of allotment of the share or in the notice of the call; or (b) if no rate is fixed, at the rate of ten percent per annum. The directors may waive payment of the interest wholly or in part.

Redemption, Repurchase and Surrender of shares. Subject to the provisions of the Companies Act and any rights for the time being conferred on the shareholders holding a particular class of shares, we may by action of our directors:

●	issue shares that are to be redeemed or liable to be redeemed, at our option or the shareholder holding those redeemable shares, on the terms and in the manner our directors determine before the issue of those shares;

●	with the consent by special resolution of the shareholders holding shares of a particular class, vary the rights attaching to that class of shares so as to provide that those shares are to be redeemed or are liable to be redeemed at our option on the terms and in the manner which the directors determine at the time of such variation; and

●	purchase all or any of our own shares of any class including any redeemable shares on the terms and in the manner which the directors determine at the time of such purchase.

We may make a payment in respect of the redemption or purchase of our own shares in any manner authorized by the Companies Act, including out of any combination of capital, our profits and the proceeds of a fresh issue of shares.

When making a payment in respect of the redemption or purchase of shares, the directors may make the payment in cash or in specie (or partly in one and partly in the other) if so authorized by the terms of the allotment of those shares or by the terms applying to those shares in accordance with the Articles, or otherwise by agreement with the shareholder holding those shares.

No Preemptive Rights. Holders of Ordinary Shares do not have preemptive or preferential right to purchase any securities of our company.

Variation of Rights Attaching to Shares. Whenever the capital of our Company is divided into different classes of shares then, the rights attached to any such class (unless otherwise provided by the terms of issue of the shares of that class) may only be varied either (a) with the consent in writing of the holders of not less than two-thirds of the issued shares of that class, or (b) with the sanction of a special resolution passed at a separate general meeting of the holders of shares of that class.

Unless the terms on which a class of shares was issued state otherwise, the rights conferred on the shareholder holding shares of any class shall not be deemed to be varied by the creation or issue of further shares ranking pari passu with the existing shares of that class.

Anti-Takeover Provisions. Some provisions of our Articles may discourage, delay or prevent a change of control of our company or management that shareholders may consider favorable. However, our directors may only exercise the rights and powers granted to them under our Memorandum and Articles for a proper purpose and for what they believe in good faith to be in the best interests of our company.

Winding up; Liquidation. Upon the winding up of our company, after the full amount that holders of any issued shares ranking senior to the Ordinary Shares as to distribution on liquidation or winding up are entitled to receive has been paid or set aside for payment, the holders of our Ordinary Shares are entitled to receive any remaining assets of the Company available for distribution as determined by the liquidator. The assets received by the holders of our Ordinary Shares in a liquidation may consist in whole or in part of property, which is not required to be of the same kind for all shareholders.

Calls on Ordinary Shares and Forfeiture of Ordinary Shares. Our board of directors may from time to time make calls upon shareholders for any amounts unpaid on their Ordinary Shares in a notice served to such shareholders at least 14 days prior to the specified time and place of payment. Any Ordinary Shares that have been called upon and remain unpaid are subject to forfeiture.

Redemption of Ordinary Shares. We may, subject to obtaining the necessary approvals under our memorandum and articles of association, issue shares that are, or at our option or at the option of the holders are, subject to redemption on such terms and in such manner as we may, before the issue of the shares, determine. Under the Companies Act, shares of a Cayman Islands exempted company may be redeemed or repurchased out of profits of the company, out of the proceeds of a fresh issue of shares made for that purpose or out of capital, provided the memorandum and articles of association authorize this ( and any necessary approvals thereunder are duly obtained) and the company has the ability to pay its debts as they fall due in the ordinary course of business.

No Preemptive Rights. Holders of Ordinary Shares do not have preemptive or preferential right to purchase any securities of our company.

Variation of Rights Attaching to Shares. If at any time the share capital is divided into different classes of shares, the rights attaching to any class (unless otherwise provided by the terms of issue of the shares of that class) may, subject to the memorandum and articles of association, be varied or abrogated with the consent in writing of the holders of three fourths of the issued shares of that class or with the sanction of a special resolution passed at a general meeting of the holders of the shares of that class.

Anti-Takeover Provisions. Some provisions of our current memorandum and articles of association may discourage, delay or prevent a change of control of our company or management that shareholders may consider favorable, including provisions that authorize our board of directors to issue preferred shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preferred shares without any further vote or action by our shareholders.

Exempted Company. We are an exempted company with limited liability under the Companies Act. The Companies Act distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except that an exempted company:

●	does not have to file an annual return of its shareholders with the Registrar of Companies;

●	is not required to open its register of members for inspection;

●	does not have to hold an annual general meeting;

●	may issue shares with no par value;

●	may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);

●	may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

●	may register as a limited duration company; and

●	may register as a segregated portfolio company.

“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on the shares of the company (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

Listing

We have applied to have our ordinary shares listed on the Nasdaq Capital Market under the symbol “WYFI.”

Transfer Agent and Registrar

The transfer agent and registrar for our ordinary shares is TranShare Securities Transfer & Registrar, whose address is Bayside Center 1, 17755 North U.S. Highway 19, Suite 140, Clearwater, Florida 33764.

Preference shares

The Company is authorized to issue 10,00,000 Preference Shares. Each Preference Share confers the following rights upon the holder: The Board is empowered to designate and issue from time to time one or more classes or series of Preferred Shares and to fix and determine the relative rights, preferences, designations, qualifications, privileges, options, conversion rights, limitations and other special or relative rights of each such class or series so authorized. Such action could adversely affect the voting power and other rights of the holders of the Company’s ordinary shares or could have the effect of discouraging or making difficult any attempt by a person or group to obtain control of the Company.

Bit Digital, as the Company’s sole shareholder, authorized a new class of 1,000,000 Series A Preferred Shares which provide for annual dividends of eight (8%) percent, a liquidation preference of $10 per share; conversion into ordinary shares on a 1:1 basis, subject to a 4.99% Conversion Limitation; Ranking Senior to ordinary shares with a voting right of fifty (50) Ordinary Shares for each Preferred Share. These preferred shares were issued to Bit Digital’s Chairman, Zhaohui Deng (700,000 shares) and beneficially by our Chief Financial Officer, Erke Huang (300,000 shares) in order to enable them to carry out our business strategy.

Dividends

The holders of the then outstanding Preference Shares shall be entitled to receive, when, if and as paid or declared by the directors, out of assets legally available therefor, prior and in preference to any declaration or payment of any dividend on the ordinary shares, for the amount credited for the issuance of that Preference Share, as adjusted for any share combinations or subdivisions, bonus issues and similar recapitalization events (“Recapitalization Events”). The right to dividends on Preference Shares shall not be cumulative, and no right shall accrue to holders of Preference Shares by reason of the fact that dividends on said Shares are not declared in any period, nor shall any undeclared or unpaid dividend bear or accrue interest.

Liquidation/Insolvency Preference

On a liquidation of the Company, the holder of any Preference Shares shall have the right to receive in preference to the holders of the ordinary shares, the amount credited for the issuance of that Preference Share (adjusted for any Recapitalization Events) plus any declared but unpaid dividends thereon, but with no right to share in the distribution of any surplus assets of the Company.

On an insolvency, liquidation or winding up of the Company, the shareholders holding Preference Shares shall be repaid in priority to the shareholders holding ordinary shares.

Conversion

Subject to the limitations set out below, the holder of any Preference Share may convert any Preference Shares held by them into ordinary shares of the Company on a one-for-one basis.

The holder of any Preference Shares shall not be permitted to convert its Preference Shares into Ordinary Shares if such conversion would result in such holder being the registered owner of more than 4.99% of the issued Ordinary Shares.

Any declared but unpaid dividends on any Preference Shares to be converted shall remain due and payable notwithstanding the conversion of such Preference Shares.

All conversions of Preference Shares to Ordinary Shares shall be effected by way of redemption or repurchase by the Company of the relevant Preference Shares and the simultaneous issue of Ordinary Shares in consideration for such redemption or repurchase. The shareholders and the Company will procure that any and all necessary corporate actions are taken to effect such conversion.

Enhanced Voting Rights

For all matters relating to the Company requiring the votes of shareholders by a poll or by proxy, each Series A Preferred Share shall carry the equivalent number of votes as 50 Ordinary Shares.

Provisions in Corporate Law

The Companies Act is derived, to a large extent, from the older Companies Acts of England and Wales but does not follow recent United Kingdom statutory enactments and, accordingly, there are significant differences between the Companies Act and the current Companies Act of the United Kingdom.. In addition, the Companies Act differs from laws applicable to U.S. corporations and their shareholders. Set forth below is a summary of the significant provisions of the Companies Act applicable to us.

Mergers and Similar Arrangements. The Companies Act permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies, provided that the laws of the foreign jurisdiction permit such merger or consolidation. For these purposes, (a) “merger” means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company and (b) a “consolidation” means the combination of two or more constituent companies into a new consolidated company and the vesting of the undertaking, property and liabilities of such companies to the consolidated company.

In order to effect such a merger or consolidation of two Cayman Islands companies, among other things, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by (i) a special resolution of the shareholders of each constituent company and (ii) such other authorization, if any, as may be specified in such constituent company’s articles of association. The consent of each holder of a fixed or floating security interest of a constituent company in a proposed merger or consolidation must be obtained but if such secured creditor does not grant that person’s consent then the Courts of the Cayman Islands may upon application of the constituent company that has issued the security waive the requirement for such consent upon such terms as to security to be issued by the consolidated or surviving company or otherwise as the Court considers reasonable. The written plan of merger or consolidation must be filed with the Registrar of Companies of the Cayman Islands together with, among other things, a director’s declaration regarding matters prescribed by the Companies Act, an undertaking that a copy of the certificate of merger or consolidation will be given to the members and creditors of each constituent company and that notification of the merger or consolidation will be published in the Cayman Islands Gazette. Court approval is not required for a merger or consolidation which is effected in compliance with these statutory procedures.

A merger between a Cayman parent company and its Cayman subsidiary or subsidiaries does not require authorization by a resolution of shareholders if a copy of the plan of merger is given to every shareholder of each subsidiary company to be merged unless that shareholder agrees otherwise. For this purpose, a subsidiary is a company of which at least 90% of the issued shares entitled to vote are owned by the parent company.

Except in certain limited circumstances, a dissenting shareholder of a Cayman Islands constituent company is entitled to payment of the fair value of his or her shares (which, if not agreed between the parties, will be determined by the Cayman Islands court) upon dissenting from a merger or consolidation, provided the dissenting shareholder complies strictly with the procedures set out in the Companies Act. The exercise of such dissenter rights will preclude the exercise by the dissenting shareholder of any other rights to which he or she might otherwise be entitled by virtue of holding shares, except for the right to seek relief on the grounds that the merger or consolidation is void or unlawful.

In addition, there are statutory provisions that facilitate the reconstruction and amalgamation of companies by way of schemes of arrangement, provided that the arrangement is approved by a majority in number of each class of shareholders and creditors with whom the arrangement is to be made, and who must, in addition, represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder or creditor has the right to express to the court the view that the transaction ought not to be approved, the Grand Court can be expected to approve the arrangement if it determines that:

(a)	the statutory provisions as to the required majority vote have been met;

(b)	the shareholders have been fairly represented at the meeting in question and the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class;

(c)	the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest; and

(d)	the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Act.

The Companies Act also contains a statutory power of compulsory acquisition which may facilitate the “squeeze out” of minority shareholders. When an offer is made and accepted by holders of 90% of the shares affected within four months, the offeror may, within a two-month period commencing on the expiration of such four month period, require the holders of the remaining shares to transfer such shares to the offeror on the terms of the offer. A dissenting shareholder may object by making an application to the Grand Court of the Cayman Islands within one month from the date of notice being given that their shares are being compulsorily acquired. If an arrangement and reconstruction is thus approved, or if an offer is made and accepted, in accordance with the foregoing statutory procedures, a dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of Delaware corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Shareholders’ Suits.

In principle, we will normally be the proper plaintiff to sue for a wrong done to us as a company, and as a general rule a derivative action may not be brought by a minority shareholder. However, based on English law authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, the Cayman Islands courts can be expected to follow and apply the common law principles (namely the rule in Foss v. Harbottle and the exceptions thereto, which limits the circumstances in which a shareholder may bring a derivative action on behalf of the company or a personal action to claim loss which is reflective of loss suffered by the company) so that a non-controlling shareholder may be permitted to commence a class action against, or derivative actions in the name of, the company to challenge:

●	an act which is illegal or ultra vires with respect to the company and is therefore incapable of ratification by the shareholders;

●	the act complained of, although not ultra vires, requires authorization by a qualified (or special) majority (that is, more than a simple majority) which has not been obtained;

●	an act purporting to abridge or abolish the individual rights of a member; and

●	an act which constitutes a “fraud on the minority” where the wrongdoers are themselves in control of the company.

In the case of a company (not being a bank) having its share capital divided into shares, the Grand Court may, on the application of members holding not less than one fifth of the shares of the company in issue, appoint an inspector to examine the affairs of the company and to report thereon in such manner as the Grand Court shall direct.

Provisions in Corporate Law

The Cayman Islands’ Companies Act is modeled after that of English law but does not follow many recent English law statutory enactments. In addition, the Companies Act differs from laws applicable to U.S. corporations and their shareholders. Set forth below is a summary of the significant provisions of the Companies Act applicable to us.

Mergers and Similar Arrangements. A merger of two or more constituent companies under Cayman Islands law requires a plan of merger or consolidation to be approved by the directors of each constituent company and authorization by (a) a special resolution of the shareholders and

(a)	such other authorization, if any, as may be specified in such constituent company’s articles of association.

A merger between a Cayman Islands parent company and its Cayman Islands subsidiary or subsidiaries does not require authorization by a resolution of shareholders of that Cayman Islands subsidiary if a copy of the plan of merger is given to every member of that Cayman Islands subsidiary to be merged unless that member agrees otherwise. For this purpose a subsidiary is a company of which at least ninety percent (90%) of the issued shares entitled to vote are owned by the parent company.

The consent of each holder of a fixed or floating security interest over a constituent company is required unless this requirement is waived by a court in the Cayman Islands.

Except in certain circumstances, a dissenting shareholder of a Cayman constituent company is entitled to payment of the fair value of such dissenting shareholder’s shares upon dissenting to a merger or consolidation. The exercise of appraisal rights will preclude the exercise of any other rights save for the right to seek relief on the grounds that the merger or consolidation is void or unlawful.

In addition, there are statutory provisions that facilitate the reconstruction and amalgamation of companies, provided that the arrangement is approved by a majority in number of each class of shareholders and creditors with whom the arrangement is to be made, and who must in addition represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:

●	the statutory provisions as to the required majority vote have been met;

●	the shareholders have been fairly represented at the meeting in question and the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class;

●	the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest; and

●	the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Act.

When a takeover offer is made and accepted by holders of 90% of the shares within four months, the offeror may, within a two-month period commencing on the expiration of such four-month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed in the case of an offer which has been so approved unless there is evidence of fraud, bad faith or collusion.

If an arrangement and reconstruction is thus approved, the dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of Delaware corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Indemnification of Directors and Executive Officers and Limitation of Liability. Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our current memorandum and articles of association permit indemnification of officers and directors for losses, damages, costs and expenses incurred in their capacities as such unless such losses or damages arise from the dishonesty, willful default or fraud of such directors or officers. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation. In addition, we have entered into indemnification agreements with our directors and executive officers that provide such persons with additional indemnification beyond that provided in our current memorandum and articles of association.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Directors’ Fiduciary Duties. Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director act in a manner he reasonably believes to be in the best interests of the corporation. He must not use his corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation and its shareholders. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, the director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

As a matter of Cayman Islands law, a director owes three types of duties to the company: (i) statutory duties, (ii) fiduciary duties, and (iii) common law duties. The Companies Act imposes a number of statutory duties on a director. A Cayman Islands director’s fiduciary duties are not codified, however the courts of the Cayman Islands have held that a director owes the following fiduciary duties (a) a duty to act in what the director bona fide considers to be in the best interests of the company, (b) a duty to exercise their powers for the purposes they were conferred, (c) a duty to avoid fettering his or her discretion in the future and (d) a duty to avoid conflicts of interest and of duty. The common law duties owed by a director are those to act with skill, care and diligence that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company and, also, to act with the skill, care and diligence in keeping with a standard of care commensurate with any particular skill they have which enables them to meet a higher standard than a director without those skills. In fulfilling their duty of care to us, our directors must ensure compliance with our Articles, as amended and restated from time to time. We have the right to seek damages where certain duties owed by any of our directors are breached.

Shareholder Action by Written Consent. Under the Delaware General Corporation Law, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation. Cayman Islands law and our current articles of association provide that shareholders may approve corporate matters by way of a unanimous written resolution signed by or on behalf of each shareholder who would have been entitled to vote on such matter at a general meeting without a meeting being held.

Shareholder Proposals. Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

Cayman Islands law does not provide shareholders any right to put proposals before a meeting or requisition a general meeting. However, these rights may be provided in articles of association. Our current articles of association allow our shareholders holding not less than ten (10%) percent of all voting power of our share capital in issue to requisition a shareholder’s meeting. Other than this right to requisition a shareholders’ meeting, our current articles of association do not provide our shareholders other right to put proposal before a meeting. As a Cayman Islands exempted company, we are not obliged by law to call shareholders’ annual general meetings.

Cumulative Voting. Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. There are no prohibitions in relation to cumulative voting under the laws of the Cayman Islands, but our current articles of association do not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

Removal of Directors. Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under our current articles of association, directors may be removed with or without cause, by an ordinary resolution of our shareholders.

Transactions with Interested Shareholders. The Delaware General Corporation Law contains a business combination statute applicable to Delaware corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target’s outstanding voting share within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two- tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

Cayman Islands law has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, it does provide that such transactions must be entered into bona fide in the best interests of the company and not with the effect of constituting a fraud on the minority shareholders.

Dissolution; Winding up. Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board. Under Cayman Islands law, a company may be wound up by either an order of the courts of the Cayman Islands or by a special resolution of its members or, if the company is unable to pay its debts as they come due, by an ordinary resolution of its members. The court has authority to order winding up of a company in a number of specified circumstances, including where it is, in the opinion of the court, just and equitable to do so. Under the Companies Act and our current articles of association, our company may be dissolved, liquidated or wound up by a special resolution of our shareholders.

Variation of Rights of Shares. Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under Cayman Islands law and our current articles of association, if our capital is divided into different classes of shares, the rights attaching to any class of share (unless otherwise provided by the terms of issue of the shares of that class) may be varied either with the consent in writing of the holders of not less than two-thirds of the issued shares of that class, or with the sanction of a resolution passed by a majority of not less than two-thirds of the holders of shares of the class present in person or by proxy at a separate general meeting of the holders of shares of that class. Unless the terms on which a class of shares was issued state otherwise, the rights conferred on the shareholder holding shares of any class shall not be deemed to be varied by the creation or issue of further shares ranking pari passu with the existing shares of that class.

Amendment of Governing Documents. Under the Delaware General Corporation Law, a corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. As permitted by Cayman Islands law, our current memorandum and articles of association may only be amended with a special resolution of our shareholders.

Rights of Non-resident or Foreign Shareholders. There are no limitations imposed by our Memorandum and Articles on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our current memorandum and articles of association governing the ownership threshold above which shareholder ownership must be disclosed.

Share Options/Restricted Share Units

The Company’s Board of Directors adopted the 2024 Omnibus Equity Incentive Plan (the “2024 Plan”), which was approved by White Fiber’s Board of Directors. There are [●] ordinary shares reserved for issuance under the Company’s 2024 Plan, under which [●] Restricted Stock Units have been granted upon the completion of the distribution.

Authorized but Unissued Shares

White Fiber’s authorized but unissued ordinary shares and Preference shares will be available for future issuance without your approval. White Fiber may use additional shares for a variety of purposes, including future public offerings to raise additional capital, to fund acquisitions and as employee compensation. The existence of authorized but unissued ordinary shares and Preference shares could render more difficult or discourage an attempt to obtain control of White Fiber by means of a proxy contest, tender offer, merger or otherwise.

Listing

White Fiber has applied to have the ordinary shares approved for listing on the Nasdaq Capital Markets under the symbol “WYFI.”

Transfer Agent and Registrar

After the distribution, the transfer agent and registrar for shares of White Fiber Ordinary Shares will be TranShare Securities Transfer & Registrar, Bayside Center 1, 17755 North US Highway 19, Suite 140, Clearwater, Florida 33764.

WHERE YOU CAN FIND MORE INFORMATION

White Fiber has filed a registration statement on Form 10 with the SEC with respect to the White Fiber Ordinary Shares being distributed as contemplated by this information statement. This information statement is a part of, and does not contain all of the information set forth in, the registration statement and the exhibits and schedules to the registration statement. For further information with respect to White Fiber and its Ordinary Shares, please refer to the registration statement, including its exhibits and schedules. Statements made in this information statement relating to any contract or other document filed as an exhibit to the registration statement include the material terms of such contract or other document. However, such statements are not necessarily complete, and you should refer to the exhibits attached to the registration statement for copies of the actual contract or document. You may review a copy of the registration statement, including its exhibits and schedules, on the Internet website maintained by the SEC at www.sec.gov. Information contained on any website referenced in this information statement is not incorporated by reference in this information statement.

As a result of the distribution, White Fiber will become subject to the information and reporting requirements of the Exchange Act and, in accordance with the Exchange Act, will file periodic reports, proxy statements and other information with the SEC. White Fiber intends to furnish holders of its Ordinary Shares with annual reports containing consolidated financial statements prepared in accordance with GAAP and audited and reported on, with an opinion expressed, by an independent registered public accounting firm.

You should rely only on the information contained in this information statement or to which this information statement has referred you. White Fiber has not authorized any person to provide you with different information or to make any representation not contained in this information statement.

BIT DIGITAL AI, INC AND SUBSIDIARIES

BIT DIGITAL AI, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

As of September 30, 2024 and December 31, 2023

(Unaudited; in actuals, USD)

	September 30,	December 31,
	2024	2023
ASSETS
Current assets:
Cash and cash equivalents	$24,720,467	$652,566
Restricted cash	2,404,150	–
Accounts receivable	3,910,976	–
Net investment in lease - current	1,509,292	–
Other current assets	26,373,657	14,897,616
Total current assets	58,918,542	15,550,182

Non-current assets:
Deposits for property and equipment	–	4,127,371
Property and equipment, net	42,561,574	51,030,667
Operating lease right-of-use assets	10,893,903	6,216,255
Net investment in lease - non-current	2,239,235	–
Other non-current assets	1,512,670	2,003,251
Investment security	1,000,000	–
Total non-current assets	58,207,382	63,377,544

Total assets	$117,125,924	$78,927,726

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,289,451	$100,000
Income tax payable	958,964	–
Other payables and accrued liabilities	7,058,386	8,004,450
Deferred revenue	30,000,000	13,073,449
Current portion of operating lease liability	4,006,086	1,864,779
Total current liabilities	44,312,887	23,042,678

Total non-current liabilities:
Other long-term liabilities	–	1,883,333
Non-current portion of operating lease liability	6,887,817	4,351,476
Deferred tax liability	167,229	–
Total non-current liabilities	7,055,046	6,234,809

Total liabilities	51,367,933	29,277,487

Shareholders’ equity
Common stock and additional paid-in capital, no par value; 1,500 shares authorized; 100 issued and outstanding at September 30, 2024 and December 31, 2023	64,576,928	50,876,188
Retained earnings (Accumulated deficit)	1,181,063	(1,225,949)
Total shareholders’ equity	65,757,991	49,650,239
Total liabilities and shareholders’ equity	$117,125,924	$78,927,726

The accompanying notes are an integral part of these consolidated carve-out financial statements.

BIT DIGITAL AI, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF OPERATIONS

For the Nine Months Ended September 30, 2024

(Unaudited; in actuals, USD, except for the number of shares)

For the Nine Months Ended
September 30,
2024
Revenue	$32,718,084

Operating costs and expenses:
Cost of revenue (exclusive of depreciation and amortization shown below)	(13,212,295)
Depreciation and amortization expenses	(11,528,569)
General and administrative expenses	(5,802,810)
Total operating expenses	(30,543,674)

Income from operations	2,174,410

Other income, net	1,358,795

Income before provision for income taxes	3,533,205

Income tax expenses	(1,126,193)
Net income	$2,407,012

Weighted average number of ordinary share outstanding
Basic	100
Diluted	100

Income per share
Basic	24,070.12
Diluted	$24,070.12

The accompanying notes are an integral part of these consolidated carve-out financial statements.

BIT DIGITAL AI, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF EQUITY

For the Nine Months Ended September 30, 2024

(Unaudited; in actuals, USD, except for the number of shares)

	Shares of common stock	Common stock and Additional paid-in capital	Retained earnings / (Accumulated deficit)	Total shareholders’ equity
Balances as of December 31, 2023	100	$50,876,188	$(1,225,949)	$49,650,239
Net income		-	2,407,012	2,407,012
Parent contribution	-	13,700,740	-	13,700,740
Balances as of September 30, 2024	100	$64,576,928	$1,181,063	$65,757,991

The accompanying notes are an integral part of these consolidated carve-out financial statements.

BIT DIGITAL AI, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CASH FLOWS

For the Nine Months Ended September 30, 2024

(Unaudited; in actuals, USD)

For the Nine Months
Ended September 30,
2024
Cash Flows from Operating Activities:
Net income	$2,407,012
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation of property and equipment	11,528,569
Changes in assets and liabilities:
Operating lease right-of-use assets	1,721,954
Accounts receivable	(3,910,976)
Net investment in lease	790,018
Other current assets	(8,758,187)
Other non-current assets	490,581
Accounts payable	2,189,451
Income tax payable	958,964
Other payables and accrued liabilities	(946,064)
Other long-term liabilities	(1,883,333)
Deferred revenue	16,926,551
Lease liability	(1,721,954)
Deferred Tax Liability	167,229
Net Cash Provided by Operating Activities	19,959,815

Cash Flows from Investing Activities:
Purchases of and deposits made for property and equipment	(6,188,504)
Investment in SAFE	(1,000,000)
Net Cash Used in Investing Activities	(7,188,504)

Cash Flows from Financing Activity:
Net transfers from parent	13,700,740
Net Cash Provided by Financing Activity	13,700,740

Net increase in cash, cash equivalents and restricted cash	26,472,051
Cash, cash equivalents and restricted cash, beginning of period	652,566
Cash, cash equivalents and restricted cash, end of period	$27,124,617

Supplemental Cash Flow Information
Cash paid for income taxes, net of (refunds)	$–

Non-cash Transactions of Investing and Financing Activities
Right of use assets exchanged for operating lease liability	$6,399,602
Sales-type lease of equipment	$4,538,545
Construction in progress included in accrued expenses	$2,653

	September 30, 2024	December 31, 2023
Cash and cash equivalents	24,720,467	652,566
Restricted cash	2,404,150	-
Total	$27,124,617	$652,566

The accompanying notes are an integral part of these consolidated carve-out financial statements.

BIT DIGITAL AI, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION AND PRINCIPAL ACTIVITIES

On [     ], Bit Digital, Inc. (“Bit Digital”), announced plans to pursue a separation of Bit Digital AI, Inc. and its subsidiaries (the “Company” or “Bit Digital AI”) from Bit Digital, Inc. As part of the separation, Bit Digital, Inc. will transfer Bit Digital AI, including its assets and liabilities, to White Fiber, Inc. (“White Fiber”), a newly formed wholly owned subsidiary of Bit Digital, and execute a tax-free spinoff of White Fiber, to stockholders of Bit Digital. The transaction is expected to result in two independent, publicly traded companies: Bit Digital, Inc. and White Fiber, Inc. White Fiber had no assets, liabilities, operations, or commitments and contingencies during the periods presented in these consolidated financial statements. On October 11, 2024, White Fiber completed the acquisition of Enovum Data Centers Corp, a Montreal-based owner, operator, and developer of HPC data centers. The financial results of this acquisition are not included in the consolidated financial statements for the periods presented.

The completion of the separation will be subject to, among other things, the effectiveness of a registration statement on Form 10 with the Securities and Exchange Commission and final approval from the board of directors of Bit Digital, Inc. The separation is expected to be completed in the first quarter of 2025, but there can be no assurance regarding the ultimate timing of the separation or that the separation will ultimately occur.

The Company was incorporated on October 19, 2023. Prior to the separation, the Company provided high performance computing (“HPC”) services to support advanced AI and machine learning applications. Hosted at a third-party specialized datacenter in Iceland, the Company’s HPC services provide an integrated platform engineered to harness the process power of our fleet of NVIDIA GPUs. The HPC services equipment is comprised of Graphics Processing Units, servers, network equipment, and data storage equipment. In line with our commitment to sustainability, currently our HPC services equipment utilizes 100% carbon-free renewable energy from geothermal and hydroelectric sources.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation and principles of consolidation

The Company has historically existed and functioned as part of the consolidated business of Bit Digital, Inc. The accompanying consolidated financial statements reflect the historical financial position, results of operations and cash flows of the Company, for the periods presented, prepared on a “carve-out” basis and have been derived from the consolidated financial statements and accounting records of Bit Digital Inc. using the historical results of operations and historical basis of assets and liabilities of the Company.

The Company’s consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All material transactions and balances between the Company and its subsidiaries have been eliminated upon consolidation. Transactions between the Company and Bit Digital are considered to be effectively settled when the transactions are recorded and included as a component of additional paid-in capital in the consolidated balance sheet and non-cash parent contribution in the consolidated statement of cash flows.

All revenues and costs as well as assets and liabilities directly associated with the business activity of the Company are included in the consolidated financial statements. The consolidated financial statements also include expense allocations for certain functions provided by Bit Digital Inc., including, but not limited to, certain general corporate expenses related to finance, tax, investor relations, and marketing. These general corporate expenses are included in the Consolidated Statements of Operations within general and administrative expenses. The amount allocated was $3.0 million for the nine months ended September 30, 2024. These expenses have been allocated to the Company using allocation methodologies that are considered to be a reasonable reflection of the utilization of the services provided to the benefits received. The allocations may not, however, reflect the expense the Company would have incurred as a stand-alone company for the period presented. These costs also may not be indicative of the expenses that the Company will incur in the future or would have incurred if the Company had obtained these services from a third party. Refer to Note 12 for further information.

The consolidated financial statements do not necessarily reflect what the financial position, results of operations, and cash flows would have been had it operated as a standalone company during the periods presented. Management believes all adjustments necessary for a fair statement of results of operations, cash flows, and financial position have been made. Except as otherwise disclosed, all such adjustments are of a normal recurring nature.

Following the spinoff from Bit Digital, Inc., the Company may perform certain functions using its own resources or purchased services. For an interim period following the spinoff, however, some of these functions will continue to be provided by Bit Digital, Inc. under a transition services agreement.

Use of estimates

In preparing the consolidated financial statements in conformity with U.S. GAAP, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. These estimates are based on information as of the date of the consolidated financial statements. Significant estimates required to be made by management include, but are not limited to, the valuation of current assets, useful lives of property and equipment, the recoverability of long-lived assets, provision necessary for contingent liabilities and realization of deferred tax assets. Actual results could differ from those estimates.

Fair value of financial instruments

ASC 825-10 requires certain disclosures regarding the fair value of financial instruments. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. A three-level fair value hierarchy prioritizes the inputs used to measure fair value. The hierarchy requires entities to maximize the use of observable inputs and minimize the use of unobservable inputs. The three levels of inputs used to measure fair value are as follows:

●	Level 1 - inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

●	Level 2 - inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, quoted market prices for identical or similar assets in markets that are not active, inputs other than quoted prices that are observable and inputs derived from or corroborated by observable market data.

●	Level 3 - inputs to the valuation methodology are unobservable.

Fair value of the Company’s financial instruments, including cash and cash equivalents, restricted cash, deposits, accounts receivable, other receivables, accounts payable, and other payables, approximate their fair values because of the short-term nature of these assets and liabilities.

Cash and cash equivalents

Cash includes cash on hand and demand deposits in accounts maintained with commercial banks. The Company considers all highly liquid investment instruments with an original maturity of three months or less from the date of purchase to be cash equivalents.

Restricted Cash

Restricted cash primarily consists of cash balances that support outstanding letters of credit to third parties related to security deposits and are restricted from withdrawal. In the event of default under the letter of credit obligations, the Company would be obligated to reimburse payments made under the letter of credit.

Accounts Receivable

Accounts receivable consist of amounts due from our high performance computing services customer. Receivables are recorded at the invoiced amount less an allowance for any potentially uncollectable accounts under the current expected credit loss (“CECL”) impairment model and presents the net amount of the financial instrument expected to be collected. The CECL impairment model requires an estimate of expected credit losses, measured over the contractual life of an instrument, that considers forecasts of future economic conditions in addition to information about past events and current conditions. In accordance with ASC 326, Measurement of Credit Losses on Financial Instruments (“ASC 326”), the Company evaluates the collectability of outstanding accounts receivable balances to determine an allowance for credit loss that reflects its best estimate of the lifetime expected credit losses. Uncollectible accounts are written off against the allowance when collection does not appear probable.

Due to the short-term nature of the Company’s accounts receivable, the estimate of expected credit loss is based on the aging of accounts using an aging schedule as of period ends. In determining the amount of the allowance for credit losses, the Company considers historical collection history based on past due status, the current aging of receivables, customer-specific credit risk factors including their current financial condition, current market conditions, and probable future economic conditions which inform adjustments to historical loss patterns.

As of September 30, 2024, the allowance for credit loss has not been material to the consolidated financial statements.

Investment security

As of September 30, 2024, investment security represent the Company’s investment in a privately held company via a simple agreement for future equity (“SAFE”). As of December 31, 2023, the Company held no investment security.

Investment in SAFE

SAFE investments provide the Company with the right to participate in future equity financing of preferred stock. The Company accounted for this investment under ASC 320, Investments - Debt Securities and elected the fair value option for the SAFE investment under ASC 825, Financial Instruments, which requires financial instruments to be remeasured to fair value each reporting period, with changes in fair value recorded in the consolidated statements of operations. The fair value estimate includes significant inputs not observable in the market, which represents a Level 3 measurement within the fair value hierarchy.

Leases

The Company determines whether an arrangement contains a lease at the inception of the arrangement. If a lease is determined to exist, the term of such lease is assessed based on the date on which the underlying asset is made available for the Company’s use by the lessor. The Company’s assessment of the lease term reflects the non-cancelable term of the lease, inclusive of any rent-free periods and/or periods covered by early-termination options which the Company is reasonably certain of not exercising, as well as periods covered by renewal options which the Company is reasonably certain of exercising. The Company also determines lease classification as either operating or finance at lease commencement, which governs the pattern of expense recognition and the presentation reflected in the consolidated statements of operations over the lease term.

For leases with a term exceeding 12 months, an operating lease liability is recorded on the Company’s consolidated balance sheet at lease commencement reflecting the present value of its fixed minimum payment obligations over the lease term. A corresponding operating lease right-of-use asset equal to the initial lease liability is also recorded, adjusted for any prepayment and/or initial direct costs incurred in connection with execution of the lease and reduced by any lease incentives received. For purposes of measuring the present value of its fixed payment obligations for a given lease, the Company uses its incremental borrowing rate, determined based on information available at lease commencement, as rates implicit in its leasing arrangements are typically not readily determinable. The Company’s incremental borrowing rate reflects the rate it would pay to borrow on a secured basis and incorporates the term and economic environment of the associated lease. Variable lease costs are recognized in the period in which the obligation for those payments is incurred and not included in the measurement of right-of-use assets and operating lease liabilities.

For the Company’s operating leases, fixed lease payments are recognized as lease expense on a straight-line basis over the lease term. For leases with a term of 12 months or less, any fixed lease payments are recognized on a straight-line basis over the lease term and are not recognized on the Company’s consolidated balance sheet as an accounting policy election. Leases qualifying for the short-term lease exception were insignificant.

For sales-type leases where the Company is the lessor, the Company recognizes a net investment in lease, which comprises of the present value of the future lease payments and any unguaranteed residual value. Interest income is recognized over the lease term at a constant periodic discount rate on the remaining balance of the lease net investment using the rate implicit in the lease and is included in “Other income, net.”. Sales-type leases result in the recognition of gain or loss at the commencement of the lease, which will be recorded in “Other income, net.”

Deposits for property and equipment

The deposits for property and equipment represented advance payments for purchases of high performance computing equipment. The Company initially recognizes deposits for property and equipment when cash is advanced to our suppliers. Subsequently, the Company derecognizes and reclassifies deposits for property and equipment to property and equipment when control over this equipment is transferred to and obtained by the Company.

Below is the roll forward of the balance of deposits for property and equipment for the nine months ended September 30, 2024.

For the Nine Months Ended September 30,
2024
Opening balance	$4,127,371
Reclassification to property and equipment	(6,425,329)
Addition of deposits for property and equipment	3,379,243
Adjustment (a)	(1,081,285)
Ending balance	$-

(a)	The adjustment represents a reimbursement from the customer for equipment purchased under an existing service agreement, resulting from the customer’s request to upgrade to a newer generation of GPUs for future deployment.

Property and equipment, net

Property and equipment are recorded at cost and depreciated using the straight-line method over the estimated useful lives of the assets. The Company’s property and equipment were primarily comprised of high performance computing equipment with estimated useful lives of three years and equipment accessories with estimated useful lives of five years.

Impairment of long-lived assets

Management reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to undiscounted future cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets.

Revenue recognition

The Company recognizes revenue in accordance with ASC 606, Revenue from Contracts with Customers (“ASC 606”). The Company recognizes revenue when it transfers its goods and services to customers in an amount that reflects the consideration to which the Company expects to be entitled in such exchange. Refer to Note 3 - Revenue for further information.

Cost of revenue

The Company’s cost of revenue consists primarily of direct production costs related to our high performance computing services, including electricity costs, datacenter lease costs, and other relevant costs.

Cost revenue excludes depreciation and amortization, which are separately stated in the Company’s consolidated statements of operations.

Contract costs

Capitalized contract costs represent the costs directly related and incremental to the origination of new contracts, including commissions that are incurred directly related to obtaining customer contracts. We amortize the deferred contract costs on a straight-line basis over the expected period of benefit. These amounts are included in the accompanying consolidated balance sheets, with the capitalized costs to be amortized to commission expense over the expected period of benefit and commission expense payable included in other payables and accrued liabilities.

Deferred Revenue

Deferred revenue primarily pertains to prepayments received for HPC services from a customer. Deferred revenue is recognized as revenue recognition criteria have been met.

Remaining performance obligation

Remaining performance obligations represent the transaction price of contracts for work that have not yet been performed. The amount represents estimated revenue expected to be recognized in the future related to the unsatisfied portion of the performance obligation.

Income taxes

The Company accounts for income taxes under the asset and liability method, in which deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in operations in the period that includes the enactment date. A valuation allowance is required to the extent any deferred tax assets may not be realizable.

ASC Topic 740, Income Taxes, (“ASC 740”), also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim period, disclosure and transition.

Earnings per share

Basic earnings per share is computed by dividing net income attributable to ordinary shareholders by the weighted average number of ordinary shares outstanding during the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue ordinary share were exercised or converted into ordinary share or resulted in the issuance of ordinary share that then shared in the earnings of the entity.

Commitments and contingencies

In the normal course of business, the Company is subject to contingencies, such as legal proceedings and claims arising out of its business, which cover a wide range of matters. Liabilities for contingencies are recorded when it is probable that a liability has been incurred and the amount of the assessment can be reasonably estimated.

If the assessment of a contingency indicates that it is probable that a material loss is incurred and the amount of the liability can be estimated, then the estimated liability is accrued in the Company’s financial statements. If the assessment indicates that a potentially material loss contingency is not probable, but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss, if determinable and material, would be disclosed.

Loss contingencies considered remote are generally not disclosed unless they involve guarantees, in which case the nature of the guarantee would be disclosed.

Share-based compensation

Eligible Bit Digital AI employees have traditionally participated in Bit Digital’s shared-based compensation plans and will continue to do so until the spinoff is complete. Bit Digital AI recognizes compensation expenses as an allocation portion of share-based compensation expenses associated with Bit Digital’s shared employees.

Bit Digital expenses stock-based compensation to employees and non-employees over the requisite service period based on the grant-date fair value of the awards. Bit Digital estimates the fair value of stock option grants using the Black-Scholes option pricing model and the assumptions used in calculating the fair value of stock-based awards represent management’s best estimates and involve inherent uncertainties and the application of management’s judgment. These assumptions are the expected stock volatility, the risk-free interest rate, the expected life of the option, and the dividend yield on the underlying stock. Expected volatility is calculated based on the historical volatility of Bit Digital’s common stock over the expected term of the option. Risk-free interest rates are calculated based on risk–free rates for the appropriate term. Bit Digital has elected to account for forfeitures of awards as they occur.

Recent accounting pronouncements

The Company continually assesses any new accounting pronouncements to determine their applicability. When it is determined that a new accounting pronouncement affects the Company’s financial reporting, the Company undertakes a study to determine the consequences of the change to its consolidated financial statements and assures that there are proper controls in place to ascertain that the Company’s consolidated financial statements properly reflect the change.

In December 2023, the Financial Accounting Standards Board (“FASB”) issued ASU No. 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures (“ASU 2023-09”). ASU 2023-09 expands existing income tax disclosures for rate reconciliations by requiring disclosure of certain specific categories and additional reconciling items that meet quantitative thresholds and expands disclosures for income taxes paid by requiring disaggregation by certain jurisdictions. For public business entities (“PBEs”), ASU 2023-09 is effective for annual periods beginning after December 15, 2024; early adoption is permitted. The Company is closely monitoring the development of the ASU 2023-09 and does not expect its impact to be material on the consolidated financial statements.

3. REVENUE FROM CONTRACTS WITH CUSTOMERS

The Company recognizes revenue in accordance with ASC 606, Revenue from Contracts with Customers (“ASC 606”) when it transfers its goods and services to customers in an amount that reflects the consideration to which the Company expects to be entitled in such exchange.

To determine revenue recognition for contracts with customers, the Company performs the following five steps: (i) identify the contract with the customer, (ii) identify the performance obligations in the contract, (iii) determine the transaction price, including variable consideration to the extent that it is probable that a significant future reversal will not occur, (iv) allocate the transaction price to the respective performance obligations in the contract, and (v) recognize revenue when (or as) the Company satisfies the performance obligation.

The Company provides high performance computing (“HPC”) services to support customers’ generative AI workstreams. We have determined that HPC services are a single continuous service comprised of a series of distinct services that are substantially the same and have the same pattern of transfer (i.e. distinct days of service).

These services are consumed as they are received, and the Company recognizes revenue over time using the variable allocation exception as it satisfies performance obligations. We apply this exception because we concluded that the nature of our obligations and the variability of the payment terms based on the number of GPUs providing HPC services are aligned and uncertainty related to the consideration is resolved on a daily basis as we satisfy our obligations. The Company recognizes revenue net of consideration payable to customers, such as service credits, and accounted for as a reduction of the transaction price in accordance with guidance in ASC 606-10-32-25.

During the three months ended March 31, 2024, the Company issued a service credit of $1.3 million to the customer as compensation for decreased utilization during the initial deployment period, which included testing and optimization phases. In the third quarter of 2024, the Company issued another service credit of $0.6 million to the customer as compensation for decreased utilization. For the nine months ended September 30, 2024 and 2023, the Company recorded revenue of $32.7 million and $nil respectively.

Contract costs

The Company capitalizes commission expenses directly related to obtaining customer contracts, which would not have been incurred if the contract had not been obtained. As of September 30, 2024, capitalized costs to obtain a contract totaled $2.6 million, and the outstanding commission expense payable was $1.9 million. As of December 31, 2023, capitalized costs to obtain a contract totaled $2.8 million, and the outstanding commission expense payable was $1.9 million.

The Company capitalized lease expense in December 2023 that were directly related to fulfilling its high performance computing services which commenced operations in January 2024. The lease expense is directly related to fulfill customer contracts and is expected to be recovered. As of September 30, 2024 and December 31, 2023, capitalized costs to fulfill a contract totaled $nil and $100 thousand, respectively.

Deferred Revenue

Deferred revenue primarily pertains to prepayments received for HPC services from a customer, which commenced in January 2024:

For the Nine Months Ended September 30,
2024
Beginning balance	$13,073,449
Revenue earned	(13,073,449)
Prepayment received	30,000,000
Ending balance	$30,000,000

Remaining performance obligation

The following table presents estimated revenue expected to be recognized in the future related to the unsatisfied portion of the performance obligation as of September 30, 2024:

	Remainder of 2024	2025
GPU processing power	-	30,000,000
Total deferred revenue	$-	$30,000,000

The remaining performance obligation is expected to be fulfilled upon commencement of the provision of additional HPC services in 2025.

4. OTHER CURRENT ASSETS

Other current assets were comprised of the following:

	September 30, 2024	December 31, 2023
Prepaid consulting service expenses	1,575,000	-
Deferred contract costs	1,138,333	1,041,667
Prepayment to third parties (a)	15,654,878	13,855,949
Receivable from third parties	8,000,378	-
Others	5,068	-
Total	$26,373,657	$14,897,616

(a)	As of September 30, 2024, the balance of prepayment to third parties represented the prepayment to our GPU servers leasing partner.

5. LEASES

Lease as Lessee

During the year ended December 31, 2023, the Company entered into a capacity lease agreement for its high performance computing services designed to support generative AI workstreams. The initial lease term is three years, with automatic renewals for successive twelve-month periods.

The lease expense incurred in December 2023 is capitalized as deferred cost since it is directly related to fulfilling its high performance computing services which commenced operations in January 2024. The capitalized lease payment was expensed in January 2024.

On August 1, 2024, the Company entered into an additional capacity lease agreement for its high performance computing services. The initial lease term is three years with automatic renewals for successive twelve-month periods.

As of September 30, 2024 and December 31, 2023, operating right-of-use assets were $10.9 million and $6.2 million, respectively and operating lease liabilities were $10.9 million and $6.2 million, respectively. For the nine months ended September 30, 2024, the Company’s amortization on the operating lease right-of-use assets totaled $1.7 million.

Additional information regarding the Company’s leasing activities as a lessee is as follows:

For the Nine Months Ended September 30, 2024
Operating cash outflows from operating leases	$2,210,000
Weighted average remaining lease term – operating lease	2.5
Weighted average discount rate – operating lease	10.0%

The following table represents our future minimum operating lease payments as of September 30, 2024:

Year	Amount
2024	$1,215,000
2025	4,860,000
2026	4,760,000
2027	1,435,000
Total undiscounted lease payments	12,270,000
Less present value discount	(1,376,097)
Present value of lease liability	$10,893,903

The Company entered into a GPU server lease agreement effective January 2024 for its high performance computing services designed to support generative AI workstreams. The lease payment depends on the usage of the GPU servers and the Company concludes that the lease payments are variable and will be recognized when they are incurred. For the nine months ended September 30, 2024, the GPU server lease expense amounted $9.8 million.

Lease as Lessor

During the quarter ended March 31, 2024, the Company entered into a sales-type lease agreement as a lessor for its data storage equipment. The term of the lease is scheduled to expire in December 2026.

During the quarter ended September 30, 2024, the Company entered into a sales-type lease agreement as a lessor for its data storage equipment. The term of the lease is scheduled to expire in December 2026.

The components of lease income for the sales-type lease were as follows:

For the Nine Months Ended September 30, 2024
Interest income related to net investment in lease	$322,396

Interest income is included in the consolidated statements of operations under the caption “Other income, net”.

The components of net investment in sales-type leases were as follows:

September 30, 2024
Net investment in lease - lease payment receivable	$3,748,527

The following table illustrates the Company’s future minimum receipts for sales-type lease as of September 30, 2024:

Year	Sales-Type Lease
2024	$495,382
2025	1,981,531
2026	1,981,531
Total future minimum receipts	4,458,444
Unearned interest income	(709,917)
Net investment in sales type lease	$3,748,527

The present value of minimum sales-type receipts of $3,748,527 is included in the consolidated balance sheets under the caption “Net investment in lease”.

6. PROPERTY AND EQUIPMENT, NET

Property and equipment, net was comprised of the following:

	September 30, 2024	December 31, 2023
High performance computing equipment	$51,936,803	$-
Equipment accessories	10,688	-

Less: Accumulated depreciation	(11,528,569)	-
	40,418,922	-
Construction in progress	2,142,652	51,030,667
Property and equipment, net	$42,561,574	$51,030,667

For the nine months ended September 30, 2024, depreciation expenses were $11,528,569.

We purchased data storage equipment totaling $5,315,202 and almost immediately thereafter, we entered into a sales-type lease agreement effective January 2024 for a portion of these assets valued at $3,353,608 with a third party. As a result, the leased data storage equipment was derecognized from our property and equipment and recorded as a net investment in lease. Refer to Note 5. Leases for more information.

We purchased data storage equipment totaling $1,254,248 and immediately thereafter, we entered into a sales-type lease agreement effective August 2024 for a portion of these assets valued at $1,184,937 with a third party. As a result, the leased data storage equipment was derecognized from our property and equipment and recorded as a net investment in lease. Refer to Note 5. Leases for more information.

7. INVESTMENT SECURITY

As of September 30, 2024, investment security represents the Company’s investment of $1,000,000 in a privately held company via a simple agreement for future equity (“SAFE”). As of December 31, 2023, the Company held no investment security.

On June 30, 2024 (the “Effective Date”), the Company entered into a simple agreement for future equity (“SAFE”) agreement for an initial investment amount of $1 million in exchange for a right to participate in a future equity financing of preferred stock to be issued by Canopy Wave Inc. (“Canopy”). Alternatively, upon a liquidity event such as a change in control, a direct listing or an initial public offering, the Company is entitled to receive the greater of (i) the SAFE investment amount plus 15% annual accrued interest (the “cash-out amount”) or (ii) the SAFE investment amount divided by a discount to the price per share of Canopy’s common stock. In a dissolution event, such as a bankruptcy, the Company is entitled to receive the cash-out amount. If the SAFE is outstanding on the three-year anniversary of the Effective Date, then the SAFE will expire and the Company will be entitled to receive the cash-out amount. In the event of a qualifying equity financing, the number of shares of preferred stock received by the Company would be determined by dividing the SAFE investment amount by a discounted price per share of the preferred stock issued in the respective equity financing. The Company recorded an investment of $1 million as an investment in the SAFE on the Consolidated Balance Sheets. Additionally, per the terms of the SAFE arrangement, the Company may be obligated to invest up to an additional $2 million into the SAFE arrangement if Canopy satisfies certain milestones prior to the expiration of the SAFE, or if an equity financing event occurs.

The Company accounted for this investment under ASC 320, Investments - Debt Securities and elected the fair value option for the SAFE investment pursuant to ASC 825, Financial Instruments, which requires financial instruments to be remeasured to fair value each reporting period, with changes in fair value recorded in the consolidated statements of operations. The fair value estimate includes significant inputs not observable in the market, which represents a Level 3 measurement within the fair value hierarchy. The decision to elect the fair value option is determined on an instrument-by-instrument basis on the date the instrument is initially recognized, is applied to the entire instrument, and is irrevocable once elected. For instruments measured at fair value, embedded conversion or other features are not required to be separated from the host instrument. Issuance costs related to convertible securities carried at fair value are not deferred and are recognized as incurred on the Consolidated Statements of Operations. For the nine months ended September 30, 2024, the Company did not record upward adjustments or downward adjustments on the investment.

8. OTHER NON-CURRENT ASSETS

Other non-current assets were comprised of the following:

	September 30, 2024	December 31, 2023
Deferred contract costs	1,422,917	1,883,333
Others	89,753	119,918
Total	$1,512,670	$2,003,251

9. SHARE-BASED COMPENSATION

The Company has no share-based compensation plans. Certain employees of the Company have historically participated in Bit Digital’s 2021 Second Omnibus Equity Incentive Plan (“2021 Second Plan”) and 2023 Omnibus Equity Incentive Plan (“2023 Plan”) which provide long-term incentive compensation to employees, consultants and directors and consist of restricted stock units and stock options. Until the spinoff is complete, certain employees of Bit Digital AI will continue to participate in the share-based compensation plans authorized and managed by Bit Digital.

All significant awards granted under these plans will settle in shares of Bit Digital’s ordinary shares and are approved by Bit Digital’s Compensation Committee of the Board of Directors. As such, all related equity account balances, other than allocations of compensation expense, remained at the Bit Digital level. Stock compensation allocated to the Company for Bit Digital employees is based on the same methodology used for the allocation of other corporate expenses. The allocation of stock compensation to Bit Digital AI was $1.3 million for the nine months ended September 30, 2024.

10. INCOME TAXES

United States of America

For the U.S. jurisdiction, the Company is subject to federal and state income taxes on its business operations.

For the nine months ended September 30, 2024, the Company is subject to U.S. federal income taxes and state minimum/franchise tax. The Company will continue to monitor its exposure to different states and comply with state income taxes filing requirement as the Company continues to expand its business in the United States. The Company has not been under any income tax examination in the United States since inception.

For the nine months ended September 30, 2024, the Company incurred income tax and withholding tax expenses as below:

For the Nine Months Ended September 30, 2024
Federal income tax expenses	$(267,225)
State income tax expenses	-
Total	$(267,225)

For the nine months ended September 30, 2024, the federal income tax is primarily from Bit Digital AI Inc. for the Global Intangible Low-Taxed Income (“GILTI”) as a result of its fully owned controlled foreign corporation (“CFC”), Bit Digital Iceland ehf. The Tax Cuts and Jobs Act (the “Act”) includes provisions for Global Intangible Low-Taxed Income (“GILTI”) wherein taxes on foreign income are imposed in excess of a deemed return on tangible assets of foreign corporations. This income will effectively be taxed at a 10.5% tax rate in general for tax years beginning before January 01, 2026, which can be utilized up to 80% of the foreign tax credit paid by the CFC to offset its GILTI tax.

Iceland

The Company’s HPC business is conducted through Bit Digital Iceland ehf in Iceland and its operations are subject to Iceland corporate income tax. For the nine months ended September 30, 2024, the Company recorded an income tax expense of $858,969.

Deferred Tax Assets/Liabilities

The Company reviews deferred tax assets for a valuation allowance based upon whether it is more likely than not that the deferred tax asset will be fully realized. The Company evaluates its valuation allowance requirements at end of each reporting period by reviewing all available evidence, both positive and negative, and considering whether, based on the weight of that evidence, a valuation allowance is needed. When circumstances cause a change in management’s judgment about the recoverability of deferred tax assets, the impact of the change on the valuation allowance is generally reflected in income from operations. The future realization of the tax benefit of an existing deductible temporary difference ultimately depends on the existence of sufficient taxable income of the appropriate character within the carryforward period available under applicable tax law. As of September 30, 2024, after careful consideration, the Company determined that it is more likely than not that all of the deferred tax assets will be realized. The dominant negative evidence is the strong profitability and positive taxable income in both Iceland and the United States, which outweigh any other negative evidence. As a result, the Company determined a valuation allowance is not warranted and as of September 2024, the Company is in a net deferred tax liability position in Iceland and no deferred tax asset or liability is recorded in the United States.

Global Intangible Low-Taxed Income

The Tax Cuts and Jobs Act (the “Act”) includes provisions for Global Intangible Low-Taxed Income (“GILTI”) wherein taxes on foreign income are imposed in excess of a deemed return on tangible assets of foreign corporations. This income will effectively be taxed at a 10.5% tax rate in general for tax years beginning before January 01, 2026. As a result, our deferred tax assets and liabilities were being evaluated to determine if the deferred tax assets and liabilities should be recognized for the basis differences expected to reverse as a result of GILTI provisions in the fiscal year ended December 31, 2024, or should the tax on GILTI provisions be recognized as period costs in each year incurred. We elected to account for GILTI as a component of current period tax expense starting from the first quarter of the fiscal year ending December 31, 2024.

Pillar Two – Global Minimum Tax

As introduced by the Organization for Economic Co-operation and Development (“OECD”), more than 140 countries agreed to enact a two-pillar solution to address the challenges arising from the digitalization of the economy. Pillar Two introduces a global minimum Effective Tax Rate (ETR) via a system where multinational groups with consolidated revenue over Euro 750 million are subject to a minimum ETR of 15% on income arising in low-tax jurisdictions. The Company has been closely monitoring the impact from the implementation of the Pillar Two framework and as of September 30, 2024, no impact is expected as the Company does not meet the revenue threshold of Euro 750 million.

11. EARNINGS PER SHARE

For the Nine Months Ended September 30, 2024
Net income	$2,407,012
Weighted average number of ordinary share outstanding
Basic	100
Diluted	100

Income per share
Basic	$24,070.12
Diluted	$24,070.12

Basic earnings per share is computed by dividing net income attributable to ordinary shareholders by the weighted average number of ordinary shares outstanding during the period. The computation of diluted earnings per share does not include ordinary share equivalents granted by Bit Digital to employees of the Company.

12. RELATED PARTIES

Related-party transactions

Bit Digital AI’s subsidiary, Bit Digital Iceland ehf, has appointed Daniel Jonsson as its part-time Chief Executive Officer starting November 7, 2023, for a six-month term with a three-month probation. His compensation includes a monthly salary of $8,334, a $6,440 signing bonus, and eligibility for performance-based RSU. Concurrently, Daniel Jonsson is part of the management team at GreenBlocks ehf which not only provides bitcoin mining hosting services but also benefits from a facility loan agreement extended by Bit Digital USA Inc., an affiliate of Bit Digital Iceland ehf. Additionally, Bit Digital Iceland ehf has contracted GreenBlocks ehf for consulting services pertaining to our high performance computing services in Iceland. As of December 31, 2023, the Company owed $21,592 to Daniel Jonsson for salary and bonus, and $160,000 to GreenBlocks ehf for services rendered. By the end of the first quarter of 2024, we had settled these outstanding amounts with both Daniel Jonsson and GreenBlocks ehf.

Bit Digital made a payment of $1 million on behalf of Bit Digital Iceland ehf, when Bit Digital Iceland ehf entered into a simple agreement for future equity (“SAFE”) agreement for an initial investment amount of $1 million in exchange for a right to participate in a future equity financing of preferred stock to be issued by Canopy Wave Inc. (“Canopy”). By the end of the third quarter of 2024, we had settled this outstanding amount with Bit Digital.

Guarantees

Bit Digital has issued a guarantee to a third party on behalf of Bit Digital Iceland ehf, making Bit Digital jointly and severally liable for Bit Digital Iceland’s payment obligations related to hosting Services fees and electrical costs under to the colocation agreement. There were no payments outstanding as of September 30, 2024.

Allocation of corporate expenses

The Company’s financial statements include Bit Digital’s general corporate expenses which were not historically allocated to the Company for certain support functions provided by Bit Digital. For the purposes of these financial statements, these general corporate expenses have been allocated to the Company. The allocations cover corporate services provided by Bit Digital, including, but not limited to, finance, tax, investor relations, and marketing. Some of these services will continue to be provided by Bit Digital on a temporary basis after the separation is completed under a transition services agreement. For the nine months ended September 30, 2024, the Company was allocated $3.0 million for these corporate services. These expenses have been allocated to the Company on the basis of direct usage when identifiable, with the remainder allocated on the basis of percent of revenue or other allocation methodologies that are considered to be a reasonable reflection of the utilization of the services provided to the benefits received. Related-party transactions that are not expected to be settled in cash have been included within additional paid in capital in the Consolidated Balance Sheets. Refer to Note 2 for further information.

13. CONTINGENCIES

From time to time, the Company is a party to various legal actions arising in the ordinary course of business. The Company accrues costs associated with these matters when they become probable and the amount can be reasonably estimated. Legal costs incurred in connection with loss contingencies are expensed as incurred. As of September 30, 2024, we are not aware of any material contingencies.

14.  SUBSEQUENT EVENTS

On October 9, 2024, the Company executed a Master Services and Lease Agreement (“MSA”) with Boosteroid Inc. (“Boosteroid”), a global cloud gaming provider following a binding term sheet with Boosteroid on August 19, 2024. The Company finalized an initial order of 300 GPUs, projected to generate approximately $4.6 million in revenue over the five-year term. The Company expects the GPUs to be delivered to respective data centers across the U.S. and begin earning revenue by the end of November 2024. The MSA provides Boosteroid with the option to expand in increments of 100 servers, up to 50,000 servers, representing a potential $700 million revenue opportunity over the five-year term, subject to deployment plans and market conditions.

On November 6, 2024, the Company entered into a Master Services Agreement (“MSA”) with a minimum purchase commitment of 16 GPUs, along with an associated purchase order, from a new customer. The purchase order provides for services utilizing a total of 16 H200 GPUs over a minimum of six (6) month period, representing total revenue of approximately $320,000 for the term. The deployment commenced and revenue generation began on November 7, 2024, using the Company’s existing inventory of H200 GPUs.

On November 14, 2024, the Company entered into a Terms of Supply and Service Level Agreement (together, the “Agreement”) and an Order Form with a new customer. The order form provides for services utilizing a total of 64 H200 GPUs on a month-to-month basis, which either party may terminate upon at least 14 days’ written notice prior to any renewal date. It represents annual revenue of approximately $1.2 million. The deployment commenced and revenue generation began on November 15, 2024, using the Company’s existing inventory of H200 GPUs.

On December 31, 2024, Bit Digital AI entered into a Master Service Agreement and associated purchase order with a new customer, an AI Compute Fund managed by DNA Holdings Venture Inc.. The purchase order provides for services utilizing a total of 576 H200 GPUs over a twenty-five (25) month period, terminable by either party upon at least 90 days’ written notice prior to any renewal date. It represents aggregate revenue opportunity of approximately $20.2 million. The deployment is expected to commence in February 2025. Bit Digital AI’s placed a purchase order for 130 H200 servers for approximately $30 million.

BIT DIGITAL AI, INC AND SUBSIDIARIES

REPORT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

To the shareholders and board of directors of Bit Digital AI Inc.:

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheet of Bit Digital AI Inc. and its subsidiaries (collectively, the “Company”) as of December 31, 2023, the related consolidated statements of operations, shareholders’ equity, and cash flows for the period from October 19, 2023 (date of incorporation) to December 31, 2023, and the related notes to the consolidated financial statements and schedules (collectively, the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023, and the results of its operations and its cash flows for the period from October 19, 2023 (date of incorporation) to December 31, 2023, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

Emphasis of Matter

As described in Note 1, the Company is a wholly owned subsidiary of Bit Digital, Inc. The consolidated financial statements have been derived from the consolidated financial statements and accounting records of Bit Digital, Inc. The consolidated financial statements include expense allocations for certain functions provided by Bit Digital, Inc. The consolidated financial statements may not necessarily be indicative of the conditions that would have existed or results of its operations if the Company had been operated as an unaffiliated company of Bit Digital, Inc. Our opinion is not modified with respect to this matter.

/s/ Audit Alliance LLP

We have served as the Company’s auditor since 2024.

Singapore

January 6, 2025

PCAOB ID No. 3487

BIT DIGITAL AI, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET

As of December 31, 2023

(in actuals, USD)

December 31,
2023
ASSETS
Current assets:
Cash and cash equivalents	$652,566
Other current assets	14,897,616
Total current assets:	15,550,182

Non-current assets:
Deposits for property and equipment	4,127,371
Property and equipment, net	51,030,667
Operating lease right-of-use assets	6,216,255
Other non-current assets	2,003,251
Total non-current assets	63,377,544

Total assets	$78,927,726

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$100,000
Other payables and accrued liabilities	8,004,450
Deferred revenue	13,073,449
Current portion of operating lease liability	1,864,779
Total current liabilities	23,042,678

Total non-current liabilities:
Other long-term liabilities	1,883,333
Non-current portion of operating lease liability	4,351,476
Total non-current liabilities	6,234,809

Total liabilities	29,277,487

Shareholders’ equity
Common stock and additional paid-in capital, no par value; 1,500 shares authorized; 100 issued and outstanding at December 31, 2023	50,876,188
Accumulated deficit	(1,225,949)
Total shareholders’ equity	49,650,239
Total liabilities and shareholders’ equity	$78,927,726

The accompanying notes are an integral part of these consolidated carve-out financial statements.

BIT DIGITAL AI, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF OPERATIONS

For the Year Ended December 31, 2023

(in actuals, USD, except for the number of shares)

For the Year
Ended December 31,
2023
Revenue	$–

Operating costs and expenses:
General and administrative expenses	(1,243,475)
Total operating expenses	(1,243,475)

Loss from operations	(1,243,475)

Other income, net	19,353

Loss before provision for income taxes	(1,224,122)

Income tax expenses	(1,827)
Net loss	$(1,225,949)

Weighted average number of ordinary share outstanding
Basic	100
Diluted	100

Loss per share
Basic	$(12,259.49)
Diluted	$(12,259.49)

The accompanying notes are an integral part of these consolidated carve-out financial statements.

BIT DIGITAL AI, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF EQUITY

For the Year Ended December 31, 2023

(in actuals, USD, except for the number of shares)

	Shares of common stock	Common stock and Additional paid-in capital	Accumulated deficit	Total shareholders’ equity
Balances as of January 1, 2023	-	$–	$–	$–
Net loss		–	(1,225,949)	(1,225,949)
Parent contribution	100	50,876,188	–	50,876,188
Balances as of December 31, 2023	100	$50,876,188	$(1,225,949)	$49,650,239

The accompanying notes are an integral part of these consolidated carve-out financial statements.

BIT DIGITAL AI, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CASH FLOWS

For the Year Ended December 31, 2023

(in actuals, USD)

For the Year
Ended December 31,
2023
Cash Flows from Operating Activities:
Net loss	$(1,225,949)
Adjustments to reconcile net loss to net cash used in operating activities:
Changes in assets and liabilities:
Operating lease right-of-use assets	74,324
Other current assets	(14,897,616)
Other non-current assets	(2,003,251)
Accounts payable	100,000
Other payables and accrued liabilities	8,004,450
Other long-term liabilities	1,883,333
Deferred revenue	13,073,449
Lease liability	(74,324)
Net Cash Provided by Operating Activities	4,934,416

Cash Flows from Investing Activity:
Purchases of and deposits made for property and equipment	(55,158,038)
Net Cash Used in Investing Activity	(55,158,038)

Cash Flows from Financing Activity:
Net transfers from parent	50,876,188
Net Cash Provided by Financing Activity	50,876,188

Net increase in cash and cash equivalents	652,566
Cash and cash equivalents, beginning of period	–
Cash and cash equivalents, end of period	$652,566

Non-cash Transactions of Investing and Financing Activities
Right of use assets exchanged for operating lease liability	$6,290,579

The accompanying notes are an integral part of these consolidated carve-out financial statements.

BIT DIGITAL AI, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION AND PRINCIPAL ACTIVITIES

On [   ], Bit Digital, Inc. (“Bit Digital”), announced plans to pursue a separation of Bit Digital AI, Inc. and its subsidiaries (the “Company” or “Bit Digital AI”) from Bit Digital, Inc. As part of the separation, Bit Digital, Inc. will transfer Bit Digital AI, including its assets and liabilities, to White Fiber, Inc. (“White Fiber”), a newly formed wholly owned subsidiary of Bit Digital, and execute a tax-free spinoff of White Fiber, to stockholders of Bit Digital. The transaction is expected to result in two independent, publicly traded companies: Bit Digital, Inc. and White Fiber, Inc. White Fiber had no assets, liabilities, operations, or commitments and contingencies during the periods presented in these consolidated financial statements. On October 11, 2024, White Fiber completed the acquisition of Enovum Data Centers Corp, a Montreal-based owner, operator, and developer of HPC data centers. The financial results of this acquisition are not included in the consolidated financial statements for the periods presented.

The completion of the separation will be subject to, among other things, the effectiveness of a registration statement on Form 10 with the Securities and Exchange Commission and final approval from the board of directors of Bit Digital, Inc. The separation is expected to be completed in the first quarter of 2025, but there can be no assurance regarding the ultimate timing of the separation or that the separation will ultimately occur.

The Company was incorporated on October 19, 2023. Prior to the separation, the Company provided high performance computing (“HPC”) services to support advanced AI and machine learning applications. Hosted at a third-party specialized datacenter in Iceland, the Company’s HPC services provide an integrated platform engineered to harness the process power of our fleet of NVIDIA GPUs. The HPC services equipment is comprised of Graphics Processing Units, servers, network equipment, and data storage equipment. In line with our commitment to sustainability, currently our HPC services equipment utilizes 100% carbon-free renewable energy from geothermal and hydroelectric sources.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation and principles of consolidation

The Company has historically existed and functioned as part of the consolidated business of Bit Digital, Inc. The accompanying consolidated financial statements reflect the historical financial position, results of operations and cash flows of the Company, for the periods presented, prepared on a “carve-out” basis and have been derived from the consolidated financial statements and accounting records of Bit Digital Inc. using the historical results of operations and historical basis of assets and liabilities of the Company.

The Company’s accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All material transactions and balances between the Company and its subsidiaries have been eliminated upon consolidation. Transactions between the Company and Bit Digital are considered to be effectively settled when the transactions are recorded and included as a component of additional paid-in capital in the consolidated balance sheet and non-cash parent contribution in the consolidated statement of cash flows.

All revenues and costs as well as assets and liabilities directly associated with the business activity of the Company are included in the consolidated financial statements. The consolidated financial statements also include expense allocations for certain functions provided by Bit Digital Inc., including, but not limited to, certain general corporate expenses related to finance, tax, investor relations, and marketing. These general corporate expenses are included in the Consolidated Statements of Operations within general and administrative expenses. The amount allocated was $1.0 million for the year ended December 31, 2023. These expenses have been allocated to the Company using allocation methodologies that are considered to be a reasonable reflection of the utilization of the services provided to the benefits received. The allocations may not, however, reflect the expense the Company would have incurred as a stand-alone company for the period presented. These costs also may not be indicative of the expenses that the Company will incur in the future or would have incurred if the Company had obtained these services from a third party. Refer to Note 11 for further information.

The consolidated financial statements do not necessarily reflect what the financial position, results of operations, and cash flows would have been had it operated as a standalone company during the periods presented. Management believes all adjustments necessary for a fair statement of results of operations, cash flows, and financial position have been made. Except as otherwise disclosed, all such adjustments are of a normal recurring nature.

Following the spinoff from Bit Digital, Inc., the Company may perform certain functions using its own resources or purchased services. For an interim period following the spinoff, however, some of these functions will continue to be provided by Bit Digital, Inc. under a transition services agreement.

Use of estimates

In preparing the consolidated financial statements in conformity with U.S. GAAP, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. These estimates are based on information as of the date of the consolidated financial statements. Significant estimates required to be made by management include, but are not limited to, the valuation of current assets, useful lives of property and equipment, the recoverability of long-lived assets, provision necessary for contingent liabilities and realization of deferred tax assets. Actual results could differ from those estimates.

Fair value of financial instruments

ASC 825-10 requires certain disclosures regarding the fair value of financial instruments. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. A three-level fair value hierarchy prioritizes the inputs used to measure fair value. The hierarchy requires entities to maximize the use of observable inputs and minimize the use of unobservable inputs. The three levels of inputs used to measure fair value are as follows:

●	Level 1 - inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

●	Level 2 - inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, quoted market prices for identical or similar assets in markets that are not active, inputs other than quoted prices that are observable and inputs derived from or corroborated by observable market data.

●	Level 3 - inputs to the valuation methodology are unobservable.

Fair value of the Company’s financial instruments, including cash and cash equivalents, restricted cash, deposits, accounts receivable, other receivables, accounts payable, and other payables, approximate their fair values because of the short-term nature of these assets and liabilities.

Cash and cash equivalents

Cash includes cash on hand and demand deposits in accounts maintained with commercial banks. The Company considers all highly liquid investment instruments with an original maturity of three months or less from the date of purchase to be cash equivalents.

Leases

The Company determines whether an arrangement contains a lease at the inception of the arrangement. If a lease is determined to exist, the term of such lease is assessed based on the date on which the underlying asset is made available for the Company’s use by the lessor. The Company’s assessment of the lease term reflects the non-cancelable term of the lease, inclusive of any rent-free periods and/or periods covered by early-termination options which the Company is reasonably certain of not exercising, as well as periods covered by renewal options which the Company is reasonably certain of exercising. The Company also determines lease classification as either operating or finance at lease commencement, which governs the pattern of expense recognition and the presentation reflected in the consolidated statements of operations over the lease term.

For leases with a term exceeding 12 months, an operating lease liability is recorded on the Company’s consolidated balance sheet at lease commencement reflecting the present value of its fixed minimum payment obligations over the lease term. A corresponding operating lease right-of-use asset equal to the initial lease liability is also recorded, adjusted for any prepayment and/or initial direct costs incurred in connection with execution of the lease and reduced by any lease incentives received. For purposes of measuring the present value of its fixed payment obligations for a given lease, the Company uses its incremental borrowing rate, determined based on information available at lease commencement, as rates implicit in its leasing arrangements are typically not readily determinable. The Company’s incremental borrowing rate reflects the rate it would pay to borrow on a secured basis and incorporates the term and economic environment of the associated lease. Variable lease costs are recognized in the period in which the obligation for those payments is incurred and not included in the measurement of right-of-use assets and operating lease liabilities.

For the Company’s operating leases, fixed lease payments are recognized as lease expense on a straight-line basis over the lease term. For leases with a term of 12 months or less, any fixed lease payments are recognized on a straight-line basis over the lease term and are not recognized on the Company’s consolidated balance sheet as an accounting policy election. Leases qualifying for the short-term lease exception were insignificant.

For sales-type leases where the Company is the lessor, the Company recognizes a net investment in lease, which comprises of the present value of the future lease payments and any unguaranteed residual value. Interest income is recognized over the lease term at a constant periodic discount rate on the remaining balance of the lease net investment using the rate implicit in the lease and is included in “Other income, net.”. Sales-type leases result in the recognition of gain or loss at the commencement of the lease, which will be recorded in “Other income, net.”

Deposits for property and equipment

The deposits for property and equipment represented advance payments for purchases of high performance computing equipment. The Company initially recognizes deposits for property and equipment when cash is advanced to our suppliers. Subsequently, the Company derecognizes and reclassifies deposits for property and equipment to property and equipment when control over this equipment is transferred to and obtained by the Company.

Below is the roll forward of the balance of deposits for property and equipment for the year ended December 31, 2023.

For the Year Ended December 31,
2023

Opening balance	$-
Reclassification to property and equipment	(50,437,607)
Addition of deposits for property and equipment	54,564,978
Ending balance	$4,127,371

Property and equipment, net

Property and equipment are recorded at cost and depreciated using the straight-line method over the estimated useful lives of the assets. The Company’s property and equipment were primarily comprised of high performance computing equipment with estimated useful lives of three years and equipment accessories with estimated useful lives of five years.

Impairment of long-lived assets

Management reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to undiscounted future cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets.

Revenue recognition

The Company recognizes revenue in accordance with ASC 606, Revenue from Contracts with Customers (“ASC 606”). The Company recognizes revenue when it transfers its goods and services to customers in an amount that reflects the consideration to which the Company expects to be entitled in such exchange. Refer to Note 3 - Revenue for further information.

Cost of revenue

The Company’s cost of revenue consists primarily of direct production costs related to our high performance computing services, including electricity costs, datacenter lease costs, and other relevant costs.

Cost revenue excludes depreciation and amortization, which are separately stated in the Company’s consolidated statements of operations.

Contract costs

Capitalized contract costs represent the costs directly related and incremental to the origination of new contracts, including commissions that are incurred directly related to obtaining customer contracts. We amortize the deferred contract costs on a straight-line basis over the expected period of benefit. These amounts are included in the accompanying consolidated balance sheets, with the capitalized costs to be amortized to commission expense over the expected period of benefit and commission expense payable included in Other long-term liabilities.

Deferred Revenue

Deferred revenue primarily pertains to prepayments received for HPC services from a customer. Deferred revenue is recognized as revenue recognition criteria have been met.

Remaining performance obligation

Remaining performance obligations represent the transaction price of contracts for work that have not yet been performed. The amount represents estimated revenue expected to be recognized in the future related to the unsatisfied portion of the performance obligation.

Income taxes

The Company accounts for income taxes under the asset and liability method, in which deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in operations in the period that includes the enactment date. A valuation allowance is required to the extent any deferred tax assets may not be realizable.

ASC Topic 740, Income Taxes, (“ASC 740”), also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim period, disclosure and transition.

Loss per share

Basic loss per share is computed by dividing net loss attributable to ordinary shareholders by the weighted average number of ordinary shares outstanding during the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue ordinary share were exercised or converted into ordinary share or resulted in the issuance of ordinary share that then shared in the earnings of the entity.

Commitments and contingencies

In the normal course of business, the Company is subject to contingencies, such as legal proceedings and claims arising out of its business, which cover a wide range of matters. Liabilities for contingencies are recorded when it is probable that a liability has been incurred and the amount of the assessment can be reasonably estimated.

If the assessment of a contingency indicates that it is probable that a material loss is incurred and the amount of the liability can be estimated, then the estimated liability is accrued in the Company’s financial statements. If the assessment indicates that a potentially material loss contingency is not probable, but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss, if determinable and material, would be disclosed.

Loss contingencies considered remote are generally not disclosed unless they involve guarantees, in which case the nature of the guarantee would be disclosed.

Share-based compensation

Eligible Bit Digital AI employees have traditionally participated in Bit Digital’s shared-based compensation plans and will continue to do so until the spinoff is complete. Bit Digital AI recognizes compensation expenses as an allocation portion of share-based compensation expenses associated with Bit Digital’s shared employees.

Bit Digital expenses stock-based compensation to employees and non-employees over the requisite service period based on the grant-date fair value of the awards. Bit Digital estimates the fair value of stock option grants using the Black-Scholes option pricing model and the assumptions used in calculating the fair value of stock-based awards represent management’s best estimates and involve inherent uncertainties and the application of management’s judgment. These assumptions are the expected stock volatility, the risk-free interest rate, the expected life of the option, and the dividend yield on the underlying stock. Expected volatility is calculated based on the historical volatility of Bit Digital’s common stock over the expected term of the option. Risk-free interest rates are calculated based on risk–free rates for the appropriate term. Bit Digital has elected to account for forfeitures of awards as they occur.

Recent accounting pronouncements

The Company continually assesses any new accounting pronouncements to determine their applicability. When it is determined that a new accounting pronouncement affects the Company’s financial reporting, the Company undertakes a study to determine the consequences of the change to its consolidated financial statements and assures that there are proper controls in place to ascertain that the Company’s consolidated financial statements properly reflect the change.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments-Credit Losses (Topic 326), which requires entities to measure all expected credit losses for financial assets held at the reporting date based on historical experience, current conditions, and reasonable and supportable forecasts. This replaces the existing incurred loss model and is applicable to the measurement of credit losses on financial assets measured at amortized cost. ASU 2016-13 was subsequently amended by Accounting Standards Update 2018-19, Codification Improvements to Topic 326, Financial Instruments—Credit Losses, Accounting Standards Update 2019-04 Codification Improvements to Topic 326, Financial Instruments—Credit Losses, Topic 815, Derivatives and Hedging, and Topic 825, Financial Instruments, and Accounting Standards Update 2019-05, Targeted Transition Relief. For public entities, ASU 2016-13 and its amendments are effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019. For all other entities, this guidance and its amendments will be effective for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. Early application will be permitted for all entities for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2018. The Company adopted this standard on January 1, 2023, and the adoption did not have a material impact on the financial statements and related disclosures.

In 2020, the Financial Accounting Standards Board issued Accounting Standards Update (ASU) 2020-06, Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity, to address the complexity in accounting for certain financial instruments with characteristics of liabilities and equity. Amongst other provisions, the amendments in this ASU significantly change the guidance on the issuer’s accounting for convertible instruments and the guidance on the derivative scope exception for contracts in an entity’s own equity such that fewer conversion features will require separate recognition, and fewer freestanding instruments, like warrants, will require liability treatment. This guidance is effective for fiscal years beginning after December 15, 2021, with early adoption permitted. For all other entities, the amendments are effective for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years. The Company adopted this standard on January 1, 2023, and the adoption did not have a material impact on the financial statements and related disclosures.

In December 2023, the Financial Accounting Standards Board (“FASB”) issued ASU No. 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures (“ASU 2023-09”). ASU 2023-09 expands existing income tax disclosures for rate reconciliations by requiring disclosure of certain specific categories and additional reconciling items that meet quantitative thresholds and expands disclosures for income taxes paid by requiring disaggregation by certain jurisdictions. For public business entities (“PBEs”), ASU 2023-09 is effective for annual periods beginning after December 15, 2024; early adoption is permitted. The Company is closely monitoring the development of the ASU 2023-09 and does not expect its impact to be material on the consolidated financial statements.

3. Revenue from Contracts with Customers

The Company recognizes revenue in accordance with ASC 606, Revenue from Contracts with Customers (“ASC 606”) when it transfers its goods and services to customers in an amount that reflects the consideration to which the Company expects to be entitled in such exchange.

To determine revenue recognition for contracts with customers, the Company performs the following five steps: (i) identify the contract with the customer, (ii) identify the performance obligations in the contract, (iii) determine the transaction price, including variable consideration to the extent that it is probable that a significant future reversal will not occur, (iv) allocate the transaction price to the respective performance obligations in the contract, and (v) recognize revenue when (or as) the Company satisfies the performance obligation.

The Company recognizes revenue when it transfers its goods and services to customers in an amount that reflects the consideration to which the Company expects to be entitled in such exchange.

The Company started generating revenue from the HPC business in January 2024 and therefore did not recognize any revenue for the year ended December 31, 2023.

Contract costs

The Company capitalizes commission expenses directly related to obtaining customer contracts, which would not have been incurred if the contract had not been obtained. As of December 31, 2023, capitalized costs to obtain a contract totaled $2.8 million, and the outstanding commission expense payable was $1.9 million.

The Company capitalized lease expense in December 2023 that were directly related to fulfilling its high performance computing services which commenced operations in January 2024. The lease expense is directly related to fulfill customer contracts and is expected to be recovered. As of December 31, 2023, capitalized costs to fulfill a contract totaled $100 thousand.

Deferred Revenue

Deferred revenue primarily pertains to prepayments received for HPC services from a customer, which commenced in January 2024:

For the Year Ended December 31,
2023
Beginning balance	$-
Prepayment received	13,073,449
Ending balance	$13,073,449

Remaining performance obligation

The following table presents estimated revenue expected to be recognized in the future related to the unsatisfied portion of the performance obligation as of December 31, 2023:

2023
GPU processing power	13,073,449
Total deferred revenue	$13,073,449

The remaining performance obligation is expected to be fulfilled completely in the second quarter of 2024.

4. OTHER CURRENT ASSETS

Other current assets were comprised of the following:

December 31, 2023
Deferred contract costs	1,041,667
Receivable from third parties	13,855,949
Total	$14,897,616

5. LEASES

Lease as Lessee

During the year ended December 31, 2023, the Company entered into a capacity lease agreement for its high performance computing services designed to support generative AI workstreams. The initial lease term is three years, with automatic renewals for successive twelve-month periods.

The lease expense incurred in December 2023 is capitalized as deferred cost since it is directly related to fulfilling its high performance computing services which commenced operations in January 2024.

As of December 31, 2023, operating right-of-use assets were $6.2 million and operating lease liabilities were $6.2 million. For the year ended December 31, 2023, the Company’s amortization on the operating lease right-of-use assets totaled $74 thousand.

Additional information regarding the Company’s leasing activities as a lessee is as follows:

For the Year Ended December 31,
2023
Operating cash outflows from operating leases	$100,000
Weighted average remaining lease term – operating lease	2.9
Weighted average discount rate – operating lease	9.9%

The following table represents our future minimum operating lease payments as of December 31, 2023:

Year	Amount
2024	$2,400,000
2025	2,400,000
2026	2,300,000
Total undiscounted lease payments	7,100,000
Less present value discount	(833,745)
Present value of lease liability	$6,216,255

6. PROPERTY AND EQUIPMENT, NET

Property and equipment, net was comprised of the following:

December 31, 2023
Construction in progress	51,030,667
Property and equipment, net	$51,030,667

Construction in Progress represents assets received but not placed into service as of December 31, 2023.

7. OTHER NON-CURRENT ASSETS

Other non-current assets were comprised of the following:

December 31, 2023
Deferred contract costs	1,883,333
Others	119,918
Total	$2,003,251

8. SHARE-BASED COMPENSATION

The Company has no share-based compensation plans. Certain employees of the Company have historically participated in Bit Digital’s 2021 Second Omnibus Equity Incentive Plan (“2021 Second Plan”) and 2023 Omnibus Equity Incentive Plan (“2023 Plan”) which provide long-term incentive compensation to employees, consultants and directors and consist of restricted stock units and stock options. Until the spinoff is complete, certain employees of Bit Digital AI will continue to participate in the share-based compensation plans authorized and managed by Bit Digital.

All significant awards granted under these plans will settle in shares of Bit Digital’s ordinary shares and are approved by Bit Digital’s Compensation Committee of the Board of Directors. As such, all related equity account balances, other than allocations of compensation expense, remained at the Bit Digital level. Stock compensation allocated to the Company for Bit Digital employees is based on the same methodology used for the allocation of other corporate expenses. The allocation of stock compensation to Bit Digital AI was $0.9 million for the year ended December 31, 2023.

9. INCOME TAXES

United States of America

For the U.S. jurisdiction, the Company is subject to federal and state income taxes on its business operations.

As of December 31, 2023, there was only minimal business operation in the US and thus no corporate income tax is deemed to be warranted. The Company has not been under any income tax examination in the United States since inception.

Iceland

The Company’s HPC business is conducted through Bit Digital Iceland ehf in Iceland and its operations are subject to Iceland corporate income tax. As of December 31, 2023, there was only minimal business operation in Iceland and thus no corporate income tax is deemed to be warranted. The total tax expense is $1,827, which is the capital gain tax on the interest income earned from a local Iceland bank.

Deferred Tax Assets/Liabilities

The Company reviews deferred tax assets for a valuation allowance based upon whether it is more likely than not that the deferred tax asset will be fully realized. The Company evaluates its valuation allowance requirements at end of each reporting period by reviewing all available evidence, both positive and negative, and considering whether, based on the weight of that evidence, a valuation allowance is needed. When circumstances cause a change in management’s judgment about the recoverability of deferred tax assets, the impact of the change on the valuation allowance is generally reflected in income from operations. The future realization of the tax benefit of an existing deductible temporary difference ultimately depends on the existence of sufficient taxable income of the appropriate character within the carryforward period available under applicable tax law. As of December 31, 2023, after careful consideration, the Company determined that it is more likely than not that all of the deferred tax assets will be realized. The dominant negative evidence is the strong profitability and positive taxable income in both Iceland and the United States, which outweigh any other negative evidence. As a result, the Company determined a valuation allowance is not warranted and as of December 2023, the Company is in a net deferred tax liability position in Iceland and no deferred tax asset or liability is recorded in the United States.

Pillar Two – Global Minimum Tax

As introduced by the Organization for Economic Co-operation and Development (“OECD”), more than 140 countries agreed to enact a two-pillar solution to address the challenges arising from the digitalization of the economy. Pillar Two introduces a global minimum Effective Tax Rate (ETR) via a system where multinational groups with consolidated revenue over Euro 750 million are subject to a minimum ETR of 15% on income arising in low-tax jurisdictions. The Company has been closely monitoring the impact from the implementation of the Pillar Two framework and as of December 31, 2023, no impact is expected as the Company does not meet the revenue threshold of Euro 750 million.

10. LOSS PER SHARE

For the Year Ended December 31,
2023
Net loss	$(1,225,949)
Weighted average number of ordinary share outstanding
Basic	100
Diluted	100

Loss per share
Basic	$(12,259.49)
Diluted	$(12,259.49)

Basic loss per share is computed by dividing net loss attributable to ordinary shareholders by the weighted average number of ordinary shares outstanding during the period. The computation of diluted earnings per share does not include ordinary share equivalents granted by Bit Digital to employees of the Company.

11. RELATED PARTIES

Related-party transactions

Bit Digital AI’s subsidiary, Bit Digital Iceland ehf, has appointed Daniel Jonsson as its part-time Chief Executive Officer starting November 7, 2023, for a six-month term with a three-month probation. His compensation includes a monthly salary of $8,334, a $6,440 signing bonus, and eligibility for performance-based RSU. Concurrently, Daniel Jonsson is part of the management team at GreenBlocks ehf which not only provides bitcoin mining hosting services but also benefits from a facility loan agreement extended by Bit Digital USA Inc., an affiliate of Bit Digital Iceland ehf. Additionally, Bit Digital Iceland ehf has contracted GreenBlocks ehf for consulting services pertaining to our high performance computing services in Iceland. As of December 31, 2023, the Company owed $21,592 to Daniel Jonsson for salary and bonus, and $160,000 to GreenBlocks ehf for services rendered. By the end of the first quarter of 2024, we had settled these outstanding amounts with both Daniel Jonsson and GreenBlocks ehf.

Guarantees

Bit Digital has issued a guarantee to a third party on behalf of Bit Digital Iceland ehf, making Bit Digital jointly and severally liable for Bit Digital Iceland’s payment obligations related to hosting Services fees and electrical costs under to the colocation agreement. There were no payments outstanding as of December 31, 2023.

Allocation of corporate expenses

The Company’s financial statements include Bit Digital’s general corporate expenses which were not historically allocated to the Company for certain support functions provided by Bit Digital. For the purposes of these financial statements, these general corporate expenses have been allocated to the Company. The allocations cover corporate services provided by Bit Digital, including, but not limited to, finance, tax, investor relations, and marketing. Some of these services will continue to be provided by Bit Digital on a temporary basis after the separation is completed under a transition services agreement. For the year ended December 31, 2023, the Company was allocated $1.0 million for these corporate services. These expenses have been allocated to the Company on the basis of direct usage when identifiable, with the remainder allocated on the basis of percent of revenue or other allocation methodologies that are considered to be a reasonable reflection of the utilization of the services provided to the benefits received. Related-party transactions that are not expected to be settled in cash have been included within additional paid in capital in the Consolidated Balance Sheets. Refer to Note 2 for further information.

12. CONTINGENCIES

From time to time, the Company is a party to various legal actions arising in the ordinary course of business. The Company accrues costs associated with these matters when they become probable and the amount can be reasonably estimated. Legal costs incurred in connection with loss contingencies are expensed as incurred. As of December 31, 2023, we are not aware of any material contingencies.

13. SUBSEQUENT EVENTS

In the fourth quarter of 2023, the Company finalized a service agreement with its first customer for its new business line, which offers specialized cloud infrastructure services for artificial intelligence applications. On January 22, 2024, approximately 192 servers (1,536 GPUs) began generating revenue, and subsequently on February 2, 2024, approximately an additional 64 servers (512 GPUs) also started revenue generation.